As filed with the U.S. Securities and Exchange Commission on April
21
, 2022.
Registration
No. 333-262596

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CORE SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	7370	86-1243837
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
210 Barton Springs Road
, Suite 300
Austin, TX 78704
(425) 998-5300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Levitt
Chief Executive Officer
Core Scientific, Inc.
210 Barton Springs Road
, Suite 300
Austin, TX 78704
(425) 998-5300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Nicolas H.R. Dumont Daniel Peale Cooley LLP 55 Hudson Yards New York, New York 10001 Tel: (212) 479-6000 Fax: (212) 479-6275	Todd M. DuChene EVP, General Counsel Core Scientific, Inc. 210 Barton Springs Road , Suite 300 Austin, TX 78704 (425) 998-5300

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement is declared effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer,
a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in
Rule 12b-2 of
the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated April
21
, 2022
PRELIMINARY PROSPECTUS

Up to 230,923,357 Shares of Common Stock
Up to 14,891,667 Shares of Common Stock Issuable Upon Exercise of Warrants
Up to 9,466,973 Warrants to Purchase Common Stock

This prospectus relates to the issuance by us of an aggregate of up to 14,891,667 shares of our common stock, par value $0.0001 per share (the “common stock”), which consists of (i) up to 6,266,667 shares of common stock issuable upon the exercise of warrants (the “Private Placement Warrants”) originally issued in a private placement to XPDI Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and certain funds and accounts managed by subsidiaries of BlackRock, Inc. in connection with the initial public offering of Power & Digital Infrastructure Acquisition Corp. (“XPDI”) and (ii) up to 8,625,000 shares of common stock issuable upon the exercise of warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) originally issued in the initial public offering of XPDI. We will receive the proceeds from any exercise of any Warrants for cash.
This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “selling securityholders”) of (i) up to 230,923,357 shares of common stock consisting of (a) up to 8,625,000 Founder Shares issued in a private placement in connection with the initial public offering of XPDI, (b) up to 6,266,667 shares of common stock issuable upon exercise of the Private Placement Warrants, (c) up to 135,138,675 shares of common stock (including shares issuable upon the exercise of convertible securities) held by certain affiliates of our company, (d) up to 80,893,015 shares of common stock issuable upon conversion of certain Convertible Notes and (ii) up to 9,466,973 warrants to purchase common stock consisting of (a) up to 6,266,667 Private Placement Warrants and (b) up to 3,200,306 warrants initially issued by Legacy Core held by certain affiliates of our company. We will not receive any proceeds from the sale of shares of common stock or Warrants by the selling securityholders pursuant to this prospectus.
The selling securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of common stock or Warrants, except with respect to amounts received by us upon exercise of the Warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of common stock or Warrants. See the section titled “
Plan of Distribution
.”
Our common stock and Public Warrants are listed on the Nasdaq Global Select Market under the symbols “CORZ” and “CORZW,” respectively. On April 11, 2022, the last reported sales price of our common stock was $8.15 per share and the last reported sales price of our Public Warrants was $1.88 per warrant.
We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 7 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
Prospectus dated                    , 2022

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form
S-1
that we filed with the Securities and Exchange Commission (the “
SEC
”) using the “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such selling securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of common stock issuable upon the exercise of any Warrants. We will not receive any proceeds from the sale of shares of common stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.
Neither we nor the selling securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus titled
“Where You Can Find More Information.”
Pursuant to the terms of (a) that certain Agreement and Plan of Reorganization and Merger, dated as of July 20, 2021, as amended on October 1, 2021, and as further amended on December 29, 2021, by and among Core Scientific Holding Co., a Delaware corporation (“Legacy Core”), XPDI Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of XPDI (“Merger Sub”), and XPDI, and (b) that certain Agreement and Plan of Merger, dated as of October 1, 2021, as amended on January 14, 2022, by and among XPDI, Legacy Core, XPDI Merger Sub 3, LLC, a Delaware limited liability company and wholly owned subsidiary of XPDI (“Merger Sub 3”), and Blockcap, Inc., a Nevada corporation and wholly owned subsidiary of Legacy Core (“Blockcap”), the Business Combination (as defined below) was effected by (i) the merger of Merger Sub with and into Legacy Core (the “First Merger”), which occurred on January 19, 2022, with Legacy Core surviving the First Merger as a wholly owned subsidiary of XPDI, (ii) the merger of Legacy Core with and into XPDI (the “Second Merger”), which occurred on January 20, 2022, with XPDI surviving the Second Merger, and (iii) following the closing of the Second Merger on January 20, 2022, the merger of Blockcap with and into Merger Sub 3 (the “Third Merger”), with Merger Sub 3 surviving the Third Merger as a wholly owned subsidiary of XPDI under the name “Core Scientific Acquired Mining LLC.” Immediately prior to the effective time of the First Merger, XPDI filed a Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware pursuant to which XPDI changed its name from “Power & Digital Infrastructure Acquisition Corp.” to “Core Scientific, Inc.”.
Unless the context indicates otherwise, references in this prospectus to “Core,” “Legacy Core,” “we,” “us,” “our” and similar terms refer to Core Scientific Holding Co. and its subsidiaries prior to the consummation of the Business Combination and Core Scientific, Inc. (f/k/a Power & Digital Infrastructure Acquisition Corp.) and its subsidiaries after the consummation of the Business Combination. References to “XPDI” refer to the predecessor registrant prior to the consummation of the Business Combination.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our and our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

•	execute its business strategy, including monetization of services provided and expansions in and into existing and new lines of business;

•	realize the benefits expected from the acquisition of Blockcap, including any related synergies;

•	anticipate the uncertainties inherent in the development of new business lines and business strategies;

•	retain and hire necessary employees;

•	anticipate the impact of the COVID-19 pandemic, including variant strains of COVID-19, and its effect on business and financial conditions;

•	manage risks associated with operational changes in response to the COVID-19 pandemic, including the emergence of variant strains of COVID-19;

•	increase brand awareness;

•	attract, train and retain effective officers, key employees or directors;

•	upgrade and maintain information technology systems;

•	acquire and protect intellectual property;

•	meet future liquidity requirements and comply with restrictive covenants related to long-term indebtedness;

•	effectively respond to general economic and business conditions, including the price of bitcoin;

•	maintain the listing on, or to prevent the delisting of our securities from, Nasdaq or another national securities exchange;

•	obtain additional capital, including use of the debt market;

•	enhance future operating and financial results;

•	successfully execute expansion plans;

•	anticipate rapid technological changes;

•	comply with laws and regulations applicable to its business, including tax laws and laws and regulations related to data privacy and the protection of the environment;

•	stay abreast of modified or new laws and regulations applicable to its business or withstand the impact of any new laws and regulations related to its industry;

•	anticipate the impact of, and response to, new accounting standards;

•	anticipate the significance and timing of contractual obligations;

•	maintain key strategic relationships with partners and distributors;

•	respond to uncertainties associated with product and service development and market acceptance;

•	anticipate the impact of changes in U.S. federal income tax laws, including the impact on deferred tax assets;

•	successfully defend litigation; and

•	successfully deploy the proceeds from the Business Combination.
These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

You should rely only on the information contained in this prospectus, any supplement to this prospectus or in any free writing prospectus, filed with the Securities and Exchange Commission. Neither we nor the selling securityholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the Securities and Exchange Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling securityholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.
For investors outside of the United States: Neither we nor the selling securityholders, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

i

FREQUENTLY USED TERMS
As used in this prospectus, unless otherwise noted or the context otherwise requires, references to:
“
anchor investors
” means the following funds and accounts managed by subsidiaries of BlackRock, Inc.: The Obsidian Master Fund, HC NCBR Fund and Blackrock Credit Alpha Master Fund L.P.;
“
Blockcap
” means Blockcap, Inc., a Nevada corporation;
“
Business Combination
” means the transactions contemplated by the merger agreement and related documents;
“
Common Stock
” means the common stock, par value $0.0001 per share, of Core;
“
Convertible Notes
” means the convertible promissory notes issued pursuant to (i) that certain Secured Convertible Note Purchase Agreement, dated as of April 19, 2021, by the among Legacy Core and the other parties thereto, and (ii) that certain Convertible Note Purchase Agreement, dated as of August 20, 2021, by the among Legacy Core and the other parties thereto;
“
Core
” means Core Scientific, Inc. (formerly Power & Digital Infrastructure Acquisition Corp.), after giving effect to the Business Combination and the effectiveness of the Charter;
“
Legacy Core/Blockcap merger
” means the merger and the other transactions contemplated by the Legacy Core/Blockcap merger agreement;
“
Legacy Core/Blockcap merger agreement
” means that certain Agreement and Plan of Merger, dated as of July 15, 2021, by and among Legacy Core, Blockcap and the other parties thereto;
“
Legacy Core common stock
” means the common stock, par value $0.00001 per share, of Legacy Core;
“
DGCL
” means the Delaware General Corporation Law;
“
Effective Time
” means the effective time of the First Merger;
“
Founder Shares
” means the 8,625,000 shares of common stock of XPDI that were issued prior to the IPO of XPDI;
“
GAAP
” means generally accepted accounting principles in the United States;
“
IPO
” or “
Initial Public Offering
” means the initial public offering of XPDI completed on February 12, 2021;
“
Legacy Core
” means Core Scientific Holding Co., a Delaware corporation, and its consolidated subsidiaries, prior to the Effective Time;
“
merger agreement
” means that certain Agreement and Plan of Reorganization and Merger, dated as of July 20, 2021, as amended on October 1, 2021, and as further amended on December 29, 2021, by and among Legacy Core, XPDI Merger Sub Inc. and XPDI;
“
Nasdaq
” means The Nasdaq Global Select Market;
“
Private Placement Warrants
” means the 6,266,667 warrants held by the Sponsor and anchor investors that were issued to the Sponsor and anchor investors at the closing of the IPO of XPDI, each of which is exercisable for one share of Common Stock, in accordance with its terms;

ii

“
Public Warrants
” means the 8,625,000 warrants included as a component of the XPDI units sold in the IPO of XPDI, each of which is exercisable for one share of Common Stock, in accordance with its terms;
“
SEC
” means the U.S. Securities and Exchange Commission;
“
Sponsor
” means XPDI Sponsor LLC, a Delaware limited liability company;
“
Transactions
” means the transactions contemplated by the merger agreement, including the merger;
“
Trust Account
” means the trust account into which $345.0 million of the net proceeds of the IPO and certain proceeds from the concurrent sale of the Private Placement Warrants were deposited for the benefit of the public stockholders of XPDI, the balance of which account was released and distributed in connection with the Business Combination;
“
Warrants
” means the Private Placement Warrants and the Public Warrants; and
“
XPDI
” means Power & Digital Infrastructure Acquisition Corp., a Delaware corporation (which was renamed Core Scientific, Inc. in connection with the Business Combination).

iii

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes thereto and the information set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Unless the context otherwise requires, we use the terms “Core,” “company,” “we,” “us” and “our” in this prospectus to refer to Core Scientific, Inc. and our consolidated subsidiaries.
Overview
Core is a
best-in-class
large-scale operator of dedicated, purpose-built facilities for digital asset mining and a premier provider of blockchain infrastructure, software solutions and services. We mine digital assets for our own account and provide hosting services for other large-scale miners. We are one of the largest blockchain infrastructure, hosting provider and digital asset mining companies in North America, with approximately 457MW of power as of December 31, 2021 and 497MW as of January 31, 2022. We mine Bitcoin, Ethereum and other digital assets for third-party hosting customers and for our own account at our six fully operational data centers in North Carolina (2), Georgia (2), North Dakota (1) and Kentucky (1). In addition, in October 2021, we announced the entry of an agreement with the City of Denton, Texas and an affiliate of Tenaska Energy, Inc. to develop our seventh facility, a blockchain data center in Denton, Texas, which became operational in February 2022 with an initial operating capacity approaching 22 MW and is expected to have 300MW of power when completed. In February 2022, the Muskogee City-County Port Authority announced an agreement with us to develop a 500MW data center at the Port of Muskogee John T. Griffin Industrial Park.
In July 2021 we completed the acquisition of Blockcap, one of our largest hosting customers. Blockcap is a blockchain technology company with industrial scale digital asset mining operations. Blockcap’s primary historical business was the mining of digital asset coins and tokens, primarily Bitcoin and, to a lesser extent, Siacoin and Ethereum. At the time of its acquisition, Blockcap claimed to be the largest independent cryptocurrency mining operator in North America. While Blockcap did sell or exchange the digital assets it mined to fund its growth strategies or for general corporate purposes from time to time, it generally retained its digital assets as investments in anticipation of continued adoption of digital assets as a “store of value” and a more accessible and efficient medium of exchange than traditional fiat currencies. In addition to mining, holding and exchanging digital assets, Blockcap also evaluated and completed investments in related technologies and ancillary businesses, including RADAR, an early stage company focused on technology enhancement and development in the digital asset industry that it acquired on July 1, 2021. The acquisition of Blockcap significantly expanded our self-mining operations and increased the number of miners we own. We intend to utilize RADAR’s business assets and the technical expertise of its principals in enhancing our existing blockchain mining technology and software and in further strengthening our leadership position and value creation potential through the development of decentralized finance (DeFi) products and services.
Our total revenue was $544.5 million and $60.3 million for the years ended December 31, 2021 and 2020, respectively. We had operating income of $131.5 million and an operating loss of $6.3 million for the years ended December 31, 2021 and 2020, respectively. We had net income of $47.3 million and a net loss of $12.2 million for the years ended December 31, 2021 and 2020, respectively. As of December 31, 2021, we had an accumulated deficit of $27.4 million.
Corporate Information
We were originally known as Power & Digital Infrastructure Acquisition Corp. On January 19, 2022, Legacy Core, XPDI, and Merger Sub consummated the transactions contemplated under the merger agreement,

following the approval at the special meeting of the stockholders of XPDI held on January 19, 2022. In connection with the closing of the Business Combination, we changed our name from Power & Digital Infrastructure Acquisition Corp. to Core Scientific, Inc.
Our principal executive offices are located at 210 Barton Springs Road, Suite 300, Austin, Texas 78704, and our telephone number is (425)
998-5300. Our
corporate website address is www.corescientific.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.
“Core Scientific” and our other registered and common law trade names, trademarks and service marks are property of Core Scientific, Inc. This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the
®
 or
™
 symbols.
Emerging Growth Company Status
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “
JOBS Act
”). As an emerging growth company, we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our President and Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging
growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Core has elected to avail itself of the extended transition period. We will be an emerging growth company at least until December 31, 2022 and intend to take advantage of the benefits of the extended transition period emerging growth company status permits. During the extended transition period, it may be difficult or impossible to compare our financial results with the financial results of another public company that complies with public company effective dates for accounting standard updates because of the potential differences in accounting standards used.
We will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2026, (b) the last date of our fiscal year in which we have a total annual gross revenue of at least $1.07 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates
or (d) the date on which we have issued more than $1.0 billion in non-convertible
debt securities during the previous three years.
Summary of Risk Factors
Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus. The occurrence of one or more of the events or circumstances described in the section titled “
Risk Factors
,” alone or in combination with other events or circumstances, may harm our business, financial condition and operating results. Such risks include, but are not limited to:

•	Our business is highly dependent on a small number of digital asset mining equipment suppliers.

•
Our business is capital intensive, and failure to obtain the necessary capital when needed may force us to delay, limit or terminate our expansion efforts or other operations, which could have a material adverse effect on our business, financial condition and results of operations.

•
We may not be able to obtain new hosting and transaction processing hardware or purchase such hardware at competitive prices during times of high demand, which could have a material adverse effect on our business, financial condition and results of operations.

•
Our business is heavily impacted by social, political, economic and other events and circumstances in countries outside of the United States, most particularly China and other non-Western
countries. China’s shifting position on mining activity within its borders could reduce our revenue and profitability.

•
A significant portion of our assets are pledged to our senior secured noteholders, and our miners are pledged to certain other lenders. This obligation may limit our ability to obtain additional capital to grow our business and failure to repay obligations to our noteholders and other lenders when due will have a material adverse effect on our business and could result in foreclosure on our assets.

•
We are subject to risks associated with our need for significant electric power and the limited availability of power resources, which could have a material adverse effect on our business, financial condition and results of operations. An inability to purchase and develop additional sources of low-cost
renewable sources of energy effectively will have a material adverse effect on our business, financial condition and results of operations.

•	We plan to continue to acquire other businesses or receive offers to be acquired, which could require significant management attention, disrupt our business or dilute stockholder value.

•
We generate significant revenue from a limited number of hosting facilities in Kentucky, Georgia, North Carolina and North Dakota and a significant disruption to operations in this region could have a material adverse effect our business, financial condition and results of operations.

•	Our future success depends on our ability to keep pace with rapid technological changes that could make our current or future technologies less competitive or obsolete.

•
The further development and acceptance of cryptographic and algorithmic protocols governing transaction validation and the issuance of, and transactions in, digital assets are subject to a variety of factors that are difficult to evaluate. The slowing or stoppage of development or acceptance of blockchain networks and digital assets would have an adverse material effect on the successful development of the mining operation and value of mined digital assets.

•	Our ability to use net operating losses to offset future taxable income may be subject to limitations.

•
We operate in a rapidly developing industry and have an evolving business model with a limited history of generating revenue from our services. In addition, our evolving business model increases the complexity of our business, which makes it difficult to evaluate our future business prospects and could have a material adverse effect on our business, financial condition and results of operations.

•
We have experienced difficulties in establishing relationships with banks, leasing companies, insurance companies and other financial institutions that are willing to provide us with customary financial products and services, which could have a material adverse effect on our business, financial condition and results of operations.

•	Digital assets exchanges and other trading venues are relatively new and, in some cases, partially unregulated and may therefore be more exposed to fraud and failure.

•
We may not have adequate sources of recovery if the digital assets held by us are lost, stolen or destroyed due to third-party digital asset services, which could have a material adverse effect on our business, financial condition and results of operations.

•	Losses relating to our business may be uninsured, or insurance may be limited.

•	Diversification of our business by investing in additional digital assets, financial instruments and businesses could require significant investment or expose us to trading risks.

•
As more processing power is added to a network, our relative percentage of total processing power on that network is expected to decline absent significant capital investment, which has an adverse impact on our ability to generate revenue from processing transactions on that network and could have a material adverse effect on our business, financial condition and results of operations.

•	Our reliance on third-party mining pool service providers for our mining revenue payouts may have a negative impact on our operations.

•	Malicious actors or botnet may obtain control of more than 50% of the processing power on the Bitcoin or other network.

•
Digital assets are subject to extreme price volatility. The value of digital assets is dependent on a number of factors, any of which could have a material adverse effect on our business, financial condition and results of operations.

•	Any loss or destruction of a private key required to access a digital asset of ours is irreversible. We also may temporarily lose access to our digital assets.

•	The digital assets held by us are not subject to FDIC or SIPC protections.

•	Our interactions with a blockchain may expose us to SDN or blocked persons or cause us to violate provisions of law that did not contemplate distribute ledger technology.

•
Legacy Core has identified material weaknesses in its internal control over financial reporting. Such material weaknesses may result in material misstatements of Core’s financial statements or cause it to fail to meet its periodic reporting obligations. Core may also identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control.

•
XPDI has identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect Core’s ability to report its results of operations and financial condition accurately and in a timely manner.

The Offering
Issuance of Common Stock

Shares of common stock offered by us	14,891,667 shares of common stock, consisting of (i) 6,266,667 shares of common stock that are issuable upon exercise of the Private Placement Warrants and (ii) 8,625,000 shares of common stock that are issuable upon exercise upon the exercise of the Public Warrants.

Shares of common stock outstanding prior to the exercise of all Public and Private Placement Warrants	319,133,111 (as of April 11, 2022).

Shares of common stock outstanding assuming exercise of all Public and Private Placement Warrants	334,024,778 (based on the total shares outstanding as of April 11, 2022).

Exercise price of the Public and Private Placement Warrants	$11.50 per share, subject to adjustment as described herein.

Use of proceeds	We will receive up to an aggregate of approximately $171.3 million from the exercise of the Public and Private Placement Warrants. We expect to use the net proceeds from the exercise of the Public and Private Placement Warrants for general corporate purposes. See “
Use of Proceeds
.”
Resale of Common Stock and Warrants

Shares of common stock offered by the selling securityholders	We are registering the resale by the selling securityholders named in this prospectus, or their permitted transferees, an aggregate of 230,923,357 shares of common stock, consisting of:

•	up to 8,625,000 Founder Shares;

•	up to 6,266,667 shares of common stock issuable upon exercise of the Private Placement Warrants;

•	up to 135,138,675 shares of common stock (including shares issuable upon the exercise of convertible securities) held by certain affiliates of our company; and

•	up to 80,893,015 shares of common stock issuable upon conversion of certain Convertible Notes.

Warrants offered by the selling securityholders	Up to 9,466,973 warrants to purchase common stock consisting of (a) up to 6,266,667 Private Placement Warrants and (b) up to 3,200,306 warrants initially issued by Legacy Core held by certain affiliates of our company.

Redemption	The Public Warrants are redeemable in certain circumstances. See “ Description of Capital Stock—Public Warrants .”

Terms of the offering	The selling securityholders will determine when and how they will dispose of the securities registered for resale under this prospectus.

Use of proceeds	We will not receive any of the proceeds from the sale of the shares of common stock or warrants to purchase common stock by the selling securityholders, except with respect to amounts received by us due to the exercise of the Warrants.

Risk factors	Before investing in our securities, you should carefully read and consider the information set forth in “ Risk Factors .”

Nasdaq ticker symbols	“CORZ” and “CORZW.”
For additional information concerning the offering, see “
Plan of Distribution
.”

RISK FACTORS
Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including our financial statements and related notes appearing at the end of this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our securities. Although we have organized risks generally according to these categories in the discussion below, many of the risks may have ramifications in more than one category. These categories, therefore, should be viewed as a starting point for understanding the significant risks we face and not as a limitation on the potential impact of the matters discussed. If any of the events or developments described below were to occur, our business, prospects, operating results and financial condition could suffer materially, the trading price of our common stock could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.
Risks Related to Core’s Business and Industry
Our business is highly dependent on a small number of digital asset mining equipment suppliers.
Our business is highly dependent upon digital asset mining equipment suppliers such as Bitmain Technologies, Ltd (“Bitmain”) providing an adequate supply of new generation digital asset mining machines at economical prices to customers intending to purchase our hosting and other solutions. The growth in our business is directly related to increased demand for hosting services and digital assets such as bitcoin which is dependent in large part on the availability of new generation mining machines offered for sale at a price conducive to profitable digital asset mining, as well as the trading price of digital assets such as bitcoin. The market price and availability of new mining machines fluctuates with the price of bitcoin and can be volatile. Higher bitcoin prices increase the demand for mining equipment and increases the cost. In addition, as more companies seek to enter the mining industry, the demand for machines may outpace supply and create mining machine equipment shortages. There are no assurances that digital asset mining equipment suppliers, such as Bitmain, will be able to keep pace with any surge in demand for mining equipment. Further, manufacturing mining machine purchase contracts are not favorable to purchasers and we may have little or no recourse in the event a mining machine manufacturer defaults on its mining machine delivery commitments. If we and our customers are not able to obtain a sufficient number of digital asset mining machines at favorable prices, our growth expectations, liquidity, financial condition and results of operations will be negatively impacted.
Our business is capital intensive, and failure to obtain the necessary capital when needed may force us to delay, limit or terminate our expansion efforts or other operations, which could have a material adverse effect on our business, financial condition and results of operations.
The costs of constructing, developing, operating and maintaining digital asset mining and hosting facilities, and owning and operating a large fleet of the latest generation mining equipment are substantial.
Our mining operations can only be successful and ultimately profitable if the costs, including hardware and electricity costs, associated with mining digital assets are lower than the price of the digital assets we mine when we sell them. Our miners experience ordinary wear and tear from operation and may also face more significant malfunctions caused by factors which may be beyond our control. Additionally, as the technology evolves, we may acquire newer models of miners to remain competitive in the market. Over time, we replace those miners which are no longer functional with new miners purchased from third-party manufacturers, who are primarily based in China.
As miners become obsolete or degrade due to ordinary wear and tear from usage, or are lost or damaged due to factors outside of our control, these miners will need to be repaired or replaced along with other equipment from time to time for us to stay competitive. This upgrading process requires substantial capital investment, and we may face challenges in doing so on a timely and cost-effective basis based on availability of new miners and our access to adequate capital resources. If we are unable to obtain adequate numbers of new and replacement miners at scale, we may be unable to remain competitive in our highly competitive and evolving industry.
Moreover, in order to grow our hosting business, we need additional hosting facilities to increase our capacity for more miners. The costs of constructing, developing, operating and maintaining hosting facilities and growing our hosting operations may increase in the future, which may make it more difficult for us to expand our business and to operate our hosting facilities profitably.
We will need to raise additional funds through equity or debt financings in order to meet our operating and capital needs. Additional debt or equity financing may not be available when needed or, if available, may not be available on satisfactory terms. An inability to generate sufficient cash from operations or to obtain additional debt or equity financing would adversely affect our results of operations. Additionally, if this happens, we may not be able to mine digital assets as efficiently or in similar amounts as our competition and, as a result, our business and financial results could suffer.
We may not be able to obtain new hosting and transaction processing hardware or purchase such hardware at competitive prices during times of high demand, which could have a material adverse effect on our business, financial condition and results of operations.
Historically, an increase in interest and demand for digital assets has led to a shortage of hosting and transaction processing hardware and increased prices. We and our customers and potential customers have experienced, and may in the future experience, difficulty in obtaining new equipment or replacement components for our and their existing equipment, including graphics processing units and application-specific integrated circuit chipsets and computer servers, which has had, and in the future may have, a material impact on the demand for our services and associated revenue. Currently, restrictions on digital asset mining in China have increased availability of used mining equipment and decreased prices of new mining equipment. In addition, these restrictions have decreased available mining facilities in China and increased demand for hosting in countries outside of China including the U.S. To the extent miners view this used equipment as a viable alternative to purchasing new miners from us our equipment sales may suffer, which could have a material adverse effect on our business, financial condition and results of operations.
If future prices of bitcoin are not sufficiently high, our business, results of operations and financial condition could be materially and adversely affected, which may have a negative impact on the trading price of our securities.
Our financial condition and results of operations are, and are expected to increasingly be, reliant on our ability to sell the bitcoin we mine at a price greater than our costs to produce that bitcoin. As the price for new miners we buy increases, our cost to produce a single bitcoin also increases, therefore requiring a corresponding increase in the price of bitcoin for us to maintain our results of operations. If future prices of bitcoin are not sufficiently high, we may not realize the benefit of the capital expenditures we incur each time we acquire new miners. If this occurs, our business, results of operations and financial condition could be materially and adversely affected, which may have a negative impact on the trading price of our securities, which may have a materially adverse impact on investors’ investment in our Company.

Our success depends in large part on our ability to mine digital assets profitably and to attract customers for our hosting capabilities. Increases in power costs or our inability to mine digital assets efficiently and to sell digital assets at favorable prices will reduce our operating margins, impact our ability to attract customers for our services and harm our growth prospects and could have a material adverse effect on our business, financial condition and results of operations.
Our growth depends in large part on our ability to successfully mine digital assets and to attract customers for our hosting capabilities. We may not be able to attract customers to our hosting capabilities for a number of reasons, including if:

•	there is a reduction in the demand for our services due to macroeconomic factors in the markets in which we operate;

•	we fail to provide competitive pricing terms or effectively market them to potential customers;

•
we provide hosting services that are deemed by existing and potential customers or suppliers to be inferior to those of our competitors, or that fail to meet customers’ or suppliers’ ongoing and evolving program qualification standards, based on a range of factors, including available power, preferred design features, security considerations and connectivity;

•	businesses decide to host internally as an alternative to the use of our services;

•	we fail to successfully communicate the benefits of our services to potential customers;

•	we are unable to strengthen awareness of our brand;

•	we are unable to provide services that our existing and potential customers desire; or

•	our customers are unable to secure an adequate supply of new generation digital asset mining equipment to host with us.
If we are unable to obtain hosting customers at favorable pricing terms or at all, it could have a material adverse effect on our business, financial condition and results of operations.
A slowdown in the demand for blockchain technology or blockchain hosting resources and other market and economic conditions could have a material adverse effect on our business, financial condition and results of operations.
Adverse developments in the blockchain industry, and in the blockchain hosting market could lead to a decrease in the demand for hosting resources, which could have a material adverse effect on our business, financial condition and results of operations. We face risks including those related to:

•	a decline in the adoption and use of bitcoin and other similar digital assets within the technology industry or a decline in value of digital assets;

•	increased costs of complying with existing or new government regulations applicable to digital assets and other factors;

•	a downturn in the market for blockchain hosting space generally, which could be caused by an oversupply of or reduced demand for blockchain space;

•	any transition by our customers of blockchain hosting from third-party providers like us to customer-owned and operated facilities;

•
the rapid development of new technologies or the adoption of new industry standards that render our or our customers’ current products and services obsolete or unmarketable and, in the case of our customers, that contribute to a downturn in their businesses, increasing the likelihood of a default under their service agreements or their becoming insolvent;

•	a slowdown in the growth of the Internet generally as a medium for commerce and communication;

•	availability of an adequate supply of new generation digital asset mining equipment to enable us to mine digital assets at scale and for customers who want to host with us to be able to do so; and

•	the degree of difficulty in mining digital assets and the trading price of such assets.
To the extent that any of these or other adverse conditions exist, they are likely to have an adverse impact on our mining rewards and market demand and pricing for our services, which could have a material adverse effect on our business, financial condition and results of operations.
Additionally, we and our customers are affected by general business and economic conditions in the United States and globally. These conditions include short-term and long-term interest rates, inflation, money supply, political issues, legislative and regulatory changes, including the imposition of new tariffs affecting our or our customers’ products and services, fluctuations in both debt and equity capital markets and broad trends in industry and finance, all of which are beyond our control. Macroeconomic conditions that affect the economy and the economic outlook of the United States and the rest of the world could adversely affect our customers and vendors, which could have a material adverse effect on our business, financial condition and results of operations.
Our business is heavily impacted by social, political, economic and other events and circumstances in countries outside of the United States, most particularly China and other non-Western
countries. China’s shifting position on mining activity within its borders could reduce our revenue and profitability.
Our business is heavily impacted by social, political, economic and other events and circumstances in countries outside of the United States, most particularly in China and other non-Western
countries. These events and circumstances are largely outside of our influence and control. We are heavily dependent on the Chinese manufacture of equipment, much of which has historically been for sale within China and other countries outside the United States. We believe that historically China was a location of significant digital asset mining at low electric power rates. Recently, China and other foreign governments have taken action to prohibit or significantly restrict digital asset mining. For example, in May and June 2021, in their efforts to curb digital asset trading and mining, regulators in several Chinese Provinces, including Qinghai, Inner Mongolia and Sichuan, announced policies to curb or ban local digital asset mining operations. Following the ban announcement, the price of bitcoin experienced a drop of over 30% in May. The long-term impact of such restrictions is unknown and could be detrimental to our business and profitability. Currently, the restrictions in China have enhanced our business by reducing the number of operating digital asset miners and decreasing the mining difficulty which has increased our digital asset yield and increased revenue. Whether or not the lack of mining activity in China will negatively impact Chinese miner manufacturing and the development, price, availability of new and enhanced mining equipment is unknown. Should China or other countries that currently restrict digital asset mining eliminate such restrictions or actually seek to enhance such mining activity, the likely increase in mining activity would likely reduce our revenue and profitability.
In addition, unforeseen global events such as the armed conflict between Russia and Ukraine could adversely affect our business and results of operations. In late February 2022, Russian military forces launched significant military action against Ukraine. Around the same time, the United States, the United Kingdom, the European Union, and several other nations announced a broad array of new or expanded sanctions, export controls, and other measures against Russia and others supporting Russia’s economy or military efforts. This armed conflict between Russia and Ukraine, including any resulting sanctions, export controls or other restrictive actions that may be imposed by the United States and/or other countries, have created global security concerns that could result in a regional conflict and otherwise have a lasting impact on regional and global economies, any or all of which could adversely affect our business and results of operations. While we do not currently believe our mining activities have been impacted, we cannot be certain what the overall impact of this conflict will be on our business.

Continuing coronavirus outbreaks may have a material adverse impact on our business, liquidity, financial condition and results of operations.
COVID-19
was first reported in December 2019 in the City of Wuhan, Hubei, China and was recognized as a pandemic by the World Health Organization on March 11, 2020. In response to the pandemic, governmental authorities around the World, including the United States, Canada, China and elsewhere, introduced various measures to limit the spread of the pandemic, including travel restrictions, border closures, business closures, quarantines, self- and forced isolations, shelter-in-place
orders and social distancing.
COVID-19
reduced the number of new generation machines available for purchase by prospective customers of our blockchain hosting services, reduced demand for our services and delayed and continues to frustrate and delay global supply chains that has impacted and will continue to impact the pace at which new mining machines are added to our facilities. The continued impact or a resurgence of
COVID-19,
including the emergence of variant strains of
COVID-19,
could have a material impact on our business, liquidity, financial condition and results of operations and any such impact will be determined by the severity and duration of the continuing pandemic.
Changes in tariffs or import restrictions could have a material adverse effect on our business, financial condition and results of operations.
Equipment necessary for digital asset mining is almost entirely manufactured outside of the United States. There is currently significant uncertainty about the future relationship between the United States and various other countries, including China, the European Union, Canada, and Mexico, with respect to trade policies, treaties, tariffs and customs duties, and taxes. For example, since 2019, the U.S. government has implemented significant changes to U.S. trade policy with respect to China. These tariffs have subjected certain digital asset mining equipment manufactured overseas to additional import duties of up to 25%. The amount of the additional tariffs and the number of products subject to them has changed numerous times based on action by the U.S. government. These tariffs have increased costs of digital asset mining equipment, and new or additional tariffs or other restrictions on the import of equipment necessary for digital asset mining could have a material adverse effect on our business, financial condition and results of operations.
Our historical financial results may not be indicative of our future performance.
We generated limited revenue in 2018, and had a net loss of $11.9 million and $12.2 million for the fiscal years ended December 31, 2019 and 2020, respectively. For the fiscal year ended December 31, 2021, we had net income of $47.3 million and, as of December 31, 2021, our accumulated deficit was $27.4 million. Our historical results are not indicative of our future performance. If we are not able to successfully develop our business, it will have a material adverse effect on our business, financial condition and results of operations.
We may be required to record goodwill or other long-lived asset impairment charges, which could result in a significant charge to earnings.
Under GAAP, we review our long-lived assets, such as goodwill, intangible assets and fixed assets, for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. A significant portion of our total assets consists of goodwill and intangible assets. Goodwill is assessed for impairment at least annually. Factors that may be considered in assessing whether goodwill or other long-lived assets may not be recoverable include reduced estimates of future cash flows and slower growth rates in our industry. We may experience unforeseen circumstances that adversely affect the value of our goodwill or other long-lived assets and trigger an evaluation of the recoverability of the recorded goodwill and other long-lived assets. Separately, we assess our digital assets, which currently predominately consists of bitcoin, for impairment on a daily basis. Digital assets are currently considered long-lived intangible assets under GAAP, meaning that any decrease in their fair values below our carrying values for such assets at any time subsequent to their acquisition will require us to recognize impairment charges, whereas we may make no upward revisions for any market price increases until a sale, which may adversely affect our operating results in any period in which such impairment occurs. Moreover, there is no guarantee that future changes in GAAP will not require us to change the way we account for digital assets held by us. Due principally to variability in the price of bitcoin, we have recently recorded related impairment charges, and may continue to do so in future reporting periods. Our results of operations may be materially impacted if we are required to record a significant charge due to an impairment of our goodwill, intangible assets or long-lived assets.
A significant portion of our assets are pledged to our senior secured noteholders, and our miners are pledged to certain other lenders. This obligation may limit our ability to obtain additional capital to grow our business and failure to repay obligations to our noteholders and other lenders when due will have a material adverse effect on our business and could result in foreclosure on our assets.
A significant portion of our assets are pledged to our senior secured noteholders. As of September 30, 2021, we owed our senior secured convertible noteholders $220.9 million. The notes have a maturity date of April 19, 2025, accrue interest at a rate of 10% per annum (of which 4% is payable in cash and 6% is payable in kind), and are convertible under certain circumstances into shares of our capital stock. In August through November of 2021, an additional $300 million of senior unsecured convertible notes were issued under substantially the same terms and conditions as the original $215 million of secured convertible notes issued in April 2021, except that such notes were unsecured until the occurrence of a) an initial public offering or SPAC merger, b) a private placement of equity securities with gross proceeds to the Company of at least $50 million or c) a change in control at which time they become secured on a pari passu basis with the secured convertible notes. As such, the additional $300 million of senior unsecured convertible notes became secured on a pari passu basis with the original $215 million of secured convertible notes, as of the closing of the Business Combination in January 2022. At maturity, the secured convertible notes not converted will be owed two times the face value of such notes plus accrued interest. The terms of the convertible notes include numerous restrictions and covenants, which significantly limit our flexibility in obtaining additional indebtedness while the convertible notes are outstanding. It is necessary for us to grow our business in order to generate the free cash flow necessary to repay the principal and interest on our indebtedness. If we were to default on the amounts owed or other terms and conditions of the convertible notes, the noteholders would have the right to exercise rights and remedies to collect, which would include foreclosing on most of our assets. A default would have a material adverse effect on our business and our stockholders could lose their entire investment in us.
In addition, our miners are pledged to certain other lenders in connection with our commercial transactions therewith. Any failure to satisfy our obligations under the arrangements with such lenders could result in foreclosing on our miners, which would have a material adverse effect on our business and results of operations.
Our revenue comes from a small number of customers, and the loss of, or significant decrease in business from, a number of these customers or our failure to continually attract new customers could have a material adverse effect on our business, financial condition and results of operations.
We have generated a significant portion of our historical revenue from a small number of hosting customers. Historically, Blockcap was one of our largest hosting customers and represented a significant portion of our revenue. Any failure to meet our end-users’
expectations, including, but not limited to, any inability to meet their requirements for increased hosting capacity at attractive rates, could result in cancellation or non-renewal
of our business relationships. Our increased focus on self-mining could be interpreted by our current and prospective customers as being competitive or inconsistent with our third-party hosting operations. If these customers reduced spending on our services, or changed their outsourcing strategy by moving to in-house
facilities or outsourcing to other service providers, and we are not able to offset that lost revenue or replace the reduced capacity utilization with our own mining equipment, it could have a material adverse effect on our business, financial condition and results of operations. We have made significant investments in our business, such as acquiring additional hosting facilities and equipment, and incurring additional costs in connection with the expansion of our business to meet our anticipated mining needs as well as the anticipated needs of both current and future customers. Accordingly, if we fail to obtain significant additional customers or fail to increase our self-mining operations, it could have a material adverse effect on our business, financial condition and results of operations.
Delays in the expansion of existing hosting facilities or the construction of new hosting facilities or significant cost overruns could present significant risks to our business and could have a material adverse effect on our business, financial condition and results of operations.
The servers used for digital asset transaction processing and colocation hosting require the use of facilities (“hosting facilities”) with a highly specialized infrastructure and considerable, reliable power in order to compete effectively. Our growth strategy is to increase our mining capacity and increase substantially the number of miners we operate. In order to meet our financial plan, we need to expand our existing hosting facilities or obtain suitable land to build new hosting facilities. We may face challenges in obtaining suitable land to build new hosting facilities, as we need to work closely with the local power suppliers and local governments of the places where our proposed hosting facilitates are located. Delays in actions that require the assistance of such third parties, in receiving required permits and approvals or in mediations with local communities, if any, may negatively impact our construction timelines and budget or result in any new hosting facilities not being completed at all.
Our facilities in Georgia and North Dakota became operational during the fourth quarter of 2021. In February 2022, our facility in Denton, Texas became operational, and we announced the entry of an agreement to develop a new facility in Oklahoma. Additional expansion of existing hosting facilities and construction of new hosting facilities is also being contemplated. Such expansion and construction require us to rely on the experience of one or more designers, general contractors and subcontractors, and such designers or contractors may experience financial or other problems during the design or construction process. We may also experience quality control issues as we implement any upgrades in our hosting capacity through the installation and maintenance of chipsets and servers or new cooling technologies such as immersion and water curtain cooling. Our business will be negatively impacted if we are unable to run our mining operations in a way that is technologically advanced, economically and energy efficient and temperature controlled. If we are unsuccessful, we will damage our miners and the miners of third parties and the profitability of our mining operations.
If we experience significant delays in the supply of power required to support any hosting facility expansion or new construction, the progress of such projects could deviate from our original plans, which could cause material and negative effects on our revenue growth, profitability and results of operations. Any material delay in completing these projects, or any substantial cost increases or quality issues in connection with these projects, could materially delay our ability to deliver our hosting capacity, cause us to incur penalties under hosting contracts, result in reduced order volume and materially adversely affect our business, financial condition and results of operations.
We are subject to risks associated with our need for significant electric power and the limited availability of power resources, which could have a material adverse effect on our business, financial condition and results of operations. An inability to purchase and develop additional sources of low-cost
renewable sources of energy effectively will have a material adverse effect on our business, financial condition and results of operations.
Our mining and hosting services require a significant amount of electric power. The costs of electric power account for a significant portion of our cost of revenue. We require a significant electric power supply to conduct our mining activity and to provide many hosting services we offer, such as powering and cooling our and our customers’ servers and network equipment and operating critical mining and hosting facility and equipment infrastructure.
The amount of power required by us and our customers will increase commensurate with the demand for our services and the increase in miners we operate for ourselves and our hosting customers. Energy costs and availability are vulnerable to seasonality, with increased costs primarily in the summer months and risks of outages and power grid damage as a result of inclement weather, animal incursion, sabotage and other events out of our control. Although we aim to build and operate energy efficient hosting facilities, there can be no assurance such facilities will be able to deliver sufficient power to meet the growing needs of our business. The cost of power at our hosting facilities is dependent on our ability to perform under the terms in the power contracts we are a party to, which we may be unable to do successfully. Pursuant to these power contracts, if we fail to curtail our power usage when called upon or fail to satisfy certain eligibility requirements for monthly bill credits, our power costs would increase. Any system downtime resulting from insufficient power resources or power outages could have a material adverse effect on our business, financial condition and results of operations. Our operations do not run on back-up
generators in the event of a power outage. Increased power costs and limited availability and curtailment of power resources will reduce our revenue and have a material and adverse effect on our cost of revenue and results of operations.
Any system downtime resulting from insufficient power resources or power outages could have a material adverse effect on our business, financial condition and results of operations. Because the mining portion of our business consumes a large amount of energy, it is not practical or economical for our operations to run on back-up
generators in the event of a power outage.
Governments and government regulators may potentially restrict the ability of electricity suppliers to provide electricity to hosting and transaction processing operations such as ours, which could have a material adverse effect on our business, financial condition and results of operations.
Although we have not experienced it since our inception, governments or government regulators may potentially restrict electricity suppliers from providing electricity to hosting facilities and hosting and transaction processing operators in times of electricity shortage or may otherwise potentially restrict or prohibit the provision of electricity to transaction process operators like us. For example, on May 14, 2018, the Chelan County Public Utility District in Washington approved a three-month extension of a moratorium on the approval of electric service for new digital asset transaction operators in Chelan County. In March 2018, the City of Plattsburgh, New York, placed an
18-month
moratorium on transaction processing to preserve natural resources, the health of its residents and the “character and direction” of the city after residents complained about significantly higher electricity bills.
In the event government regulators issue moratoriums or impose bans or restrictions involving hosting operations or transaction processing in jurisdictions in which we operate, we will not be able to continue our operations in such jurisdictions. A moratorium, ban or restriction could have a material adverse effect our business, financial condition and results of operations.
Power outage in our hosting facilities could have a material adverse effect on our business, financial condition and results of operations.
Although we control, operate and have access to our servers and all of the other components of our network, we are still vulnerable to disruptions and power outages resulting from weather, animal incursions, accidents, equipment failures, curtailments, acts of war, sabotage and other events. We do not have backup power generators for our blockchain operations in the event of a power outage. This could impact our ability to generate and maintain contractually specified power levels to our contractual counterparties, which could have a material adverse effect on our business, financial condition and results of operations.
If we do not accurately predict our hosting facility requirements, it could have a material adverse effect on our business, financial condition and results of operations.
The costs of building out, leasing and maintaining our hosting facilities constitute a significant portion of our capital and operating expenses. In order to manage growth and ensure adequate capacity for our digital mining operations and new and existing hosting customers while minimizing unnecessary excess capacity costs, we continuously evaluate our short- and long-term data center capacity requirements. If we overestimate our business’ capacity requirements or the demand for our services and therefore secure excess data center capacity, our operating margins could be materially reduced. If we underestimate our data center capacity requirements, we may not be able to service the expanding needs of our existing customers and may be required to limit new customer acquisition, which could have a material adverse effect on our business, financial condition and results of operations.
We plan to continue to acquire other businesses or receive offers to be acquired, which could require significant management attention, disrupt our business or dilute stockholder value.
As part of our business strategy, we have made and in the future intend to make acquisitions of other companies, products and technologies. We have limited experience in acquisitions. We may not be able to find suitable acquisition candidates and we may not be able to complete acquisitions on favorable terms in the future, if at all. In July 2021, we acquired Blockcap, one of our largest hosting customers for digital asset mining, and its subsidiary, Radar Relay, Inc. (“RADAR”), an early stage company focused on technology enhancement and development in the digital asset industry. The acquisition of Blockcap and any future acquisitions may not ultimately strengthen our competitive position or achieve our goals, and could ultimately be viewed negatively. In addition, we may not be able to integrate Blockcap and RADAR or other acquired businesses successfully or effectively manage our company following an acquisition. We intend to utilize RADAR’s business assets and the technical expertise of its principals in enhancing our existing blockchain mining technology and software and in further strengthening our leadership position and value creation potential through the development of DeFi products and services. If we fail to successfully integrate Blockcap, RADAR or other future acquisitions, or the people or technologies associated with those acquisitions, into our company, the results of our operations could be adversely affected. Any integration process will require significant time and resources, require significant attention from management and disrupt the ordinary functioning of our business, and we may not be able to manage the process successfully, which could harm our business. Moreover, we may not successfully evaluate or utilize the acquired technology and accurately forecast the financial impact of an acquisition transaction, including accounting charges. Additionally, we may receive indications of interest from other parties interested in acquiring some or all of our business. The time required to evaluate such indications of interest could require significant attention from management, disrupt the ordinary functioning of our business and adversely affect our operating results.
We may have to pay cash, incur debt or issue equity securities to pay for any such acquisition, each of which could affect our financial condition or the value of our capital stock. The sale of equity to finance any such acquisitions could result in dilution to our stockholders. If we incur more debt, it would result in increased fixed obligations and could also subject us to covenants or other restrictions that would impede our ability to flexibly operate our business.
If we do not successfully integrate Blockcap, Blockcap’s subsidiary, RADAR, or future acquisitions or strategic partnerships that we may enter into, we may not realize the anticipated benefits of any such acquisitions or partnerships, which could have a material adverse effect on our business, financial condition and results of operations.
On July 30, 2021, we acquired Blockcap, one of our largest hosting customers, and Blockcap’s subsidiary RADAR, an early stage company focused on technology enhancement and development in the digital asset industry. In the future we expect to contemplate and pursue acquisitions to expand and diversify our business. We may also form strategic partnerships with third parties that we believe will complement or augment our existing business. We cannot, however, provide assurance that we will be able to identify any potential acquisition or strategic partnership candidates, consummate any additional acquisitions or enter into any strategic partnerships in the future or that any such future acquisitions or strategic partnerships will be successfully integrated or advantageous to us. Blockcap, RADAR and other entities we acquire may not achieve the revenue and earnings we anticipate, or their liabilities may exceed our expectations. We could face integration issues pertaining to the internal controls and operational functions of Blockcap and RADAR, and we also could fail to realize cost efficiencies or synergies that we anticipated from the Blockcap acquisition or other acquisition candidates. The pursuit of potential acquisitions or the integration of Blockcap and RADAR could divert our management’s attention and cause us to incur expenses in identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated. Client dissatisfaction or performance problems with Blockcap or RADAR could have a material adverse effect on our reputation as a whole. We may be unable to profitably manage Blockcap, RADAR or other acquired entities, or we may fail to integrate them successfully without incurring substantial expenses, delays or other problems. We may not achieve the anticipated benefits from the acquisition of Blockcap, RADAR or future acquisitions or strategic partnerships due to a number of factors, including:

•
inability or difficulty integrating and benefiting from acquired technologies or solutions in a profitable manner, including as a result of reductions in operating income, increases in expenses, failure to achieve synergies or otherwise;

•	unanticipated costs or liabilities associated with Blockcap and RADAR or another acquisition or strategic partnership;

•	difficulty integrating the accounting systems, operations and personnel of Blockcap and RADAR;

•	adverse effects to our existing business relationships and clients or to Blockcap’s business relationships and clients as a result of the acquisition;

•	loss of key employees, particularly those of Blockcap and RADAR;

•
assumption of potential liabilities of Blockcap and RADAR, including regulatory noncompliance or acquired litigation, and expenses relating to contractual disputes of the acquired business for, infringement of intellectual property rights, data privacy violations or other claims;

•	difficulty in acquiring suitable businesses, including challenges in predicting the value an acquisition will ultimately contribute to our business; and

•	use of substantial portions of our available cash or assumption of additional indebtedness to consummate an acquisition.
If we fail to successfully integrate Blockcap and RADAR or other businesses that we may acquire or strategic partnerships that we may enter into, we may not realize any of the benefits we anticipate in connection with any such acquisitions or partnerships, which could have a material adverse effect on our business, financial condition and results of operations.
If there are significant changes to the method of validating blockchain transactions, such changes could reduce demand for our blockchain hosting services.
New digital asset transaction protocols are continuously being deployed, and existing and new protocols are in a state of constant change and development. While certain validation protocols currently employ a “proof of work” consensus algorithm, whereby transaction processors are required to expend significant amounts of electrical and computing power to solve complex mathematical problems in order to validate transactions and create new blocks in a blockchain, there may be a shift towards adopting alternative validating protocols. These protocols may include a “proof of stake” algorithm or an algorithm based on a protocol other than proof of work, which may decrease the reliance on computing power as an advantage to validating blocks. Our transaction processing operations, and, to our knowledge, the operations of our potential hosting customers, are currently designed to primarily support a proof of work consensus algorithm. Should the algorithm shift from a proof of work validation method to a proof of stake method, mining would require less energy and may render any company that maintains advantages in the current climate (for example, from lower priced electricity, processing, real estate or hosting) less competitive. As a result of our efforts to optimize and improve the efficiency of our digital asset mining operations, we may be exposed to the risk in the future of losing the benefit of our capital investments and the competitive advantage we hope to gain from this as a result, and may be negatively impacted if a switch to proof of stake validation were to occur. Any such change to transaction validating protocols could have a material adverse effect on our business, financial condition and results of operations.
If we fail to accurately estimate the factors upon which we base our contract pricing, we may generate less profit than expected or incur losses on those contracts, which could have a material adverse effect on our business, financial condition and results of operations.
Our hosting contracts are generally priced on the basis of estimated power consumption by our clients, along with other costs of service, as adjusted for actual costs. Our ability to earn a profit on such contracts requires that we accurately estimate the costs involved and outcomes likely to be achieved and assess the probability of generating sufficient hosting and colocation capacity within the contracted time period. In addition, we may not be able to obtain all expected benefits, including tax abatements or government incentives offered in opportunity zones. The inability to accurately estimate the factors upon which we base our contract pricing could have a material adverse effect on our business, financial condition and results of operations.
Any failure in the critical systems of our hosting facilities or services we provide could lead to disruptions in our and our customers’ businesses and could harm our reputation and result in financial penalty and legal liabilities, which would reduce our revenue and have a material adverse effect on our business, financial condition and results of operations.
The critical systems of the hosting facilities we operate and the services we provide are subject to failure. Any failure in the critical systems of any hosting facility we operate or services that we provide, including a breakdown in critical plant, equipment or services, routers, switches or other equipment, power supplies or network connectivity, whether or not within our control, could result in service interruptions impacting our customers as well as equipment damage, which could significantly disrupt the normal business operations of our customers, harm our reputation and reduce our revenue. Any failure or downtime in one of the facilities that we operate impact mining rewards generated by us and reduce the profitability of our customers. The total destruction or severe impairment of any of the facilities we operate could result in significant downtime of our services and loss of customer data. Since our ability to attract and retain customers depends on our ability to provide highly reliable service, even minor interruptions in our service could harm our reputation and negatively impact our revenue and profitability. The services we provide are subject to failures resulting from numerous factors, including:

•	power loss;

•	equipment failure;

•	human error or accidents;

•	theft, sabotage and vandalism;

•	failure by us or our suppliers to provide adequate service or maintain our equipment;

•	network connectivity downtime and fiber cuts;

•	service interruptions resulting from server relocation;

•	security breaches of our infrastructure;

•	improper building maintenance by us;

•	physical, electronic and cybersecurity breaches;

•	animal incursions;

•	fire, earthquake, hurricane, tornado, flood and other natural disasters;

•	extreme temperatures;

•	water damage;

•	public health emergencies; and

•	terrorism.
Moreover, service interruptions and equipment failures may expose us to potential legal liability. As our services are critical to our customers’ business operations, any disruption in our services could result in lost profits of or other indirect or consequential damages to our customers. Although our customer contracts typically contain provisions limiting our liability for breach of such agreements, there can be no assurance that a court would enforce any contractual limitations on our liability in the event that one of our customers brings a lawsuit against us as the result of a service interruption that they may ascribe to us. The outcome of any such lawsuit would depend on the specific facts of the case and any legal and policy considerations that we may not be able to mitigate. In such cases, we could be liable for substantial damage awards, which would as a result have a material adverse effect on our business, financial condition and results of operations.
We generate significant revenue from a limited number of hosting facilities in Kentucky, Georgia, North Carolina and North Dakota and a significant disruption to operations in this region could have a material adverse effect our business, financial condition and results of operations.
A significant portion of our critical business operations are concentrated in Kentucky, Georgia, North Carolina and North Dakota. A significant disruption to facilities in this region could materially and adversely affect our operations. Additional facilities and development of new facilities, however, will require additional capital investment to reach full “build out.” An event beyond our control, including, but not limited to, an act of God (including, but not limited to, fires, explosions, earthquakes, drought, hurricanes, tidal waves, floods and other extreme weather events), war, hostilities (whether war is declared or not), acts of foreign enemies, embargo, rebellion, revolution, insurrection, military or usurped power, civil war, contamination by radioactivity or chemical weapon, riot, strikes, protests, lockouts, disorder, acts or threats of terrorism, pandemics or other catastrophic events that result in the destruction or disruption of any of our critical business or IT systems could severely affect our ability to conduct normal business operations, and, as a result, could have a material adverse effect on our business, financial condition and results of operations.
Our success is dependent on the ability of our management team and our ability to attract, develop, motivate and retain other well-qualified employees, which may be more difficult, costly or time-consuming than expected.
Our success depends largely on the development and execution of our business strategy by our senior management team. We cannot assure you that our management will work well together, work well with our other existing employees or successfully execute our business strategy in the near-term or at all, which could have a material adverse effect on our business, financial condition and results of operations.
Our future success also depends on our continuing ability to attract, develop, motivate and retain highly qualified and skilled directors and other employees. In particular, it is difficult to locate experienced executives in our industry and offer them competitive salaries at this stage in our development. We may be unable to retain our directors, senior executives and key personnel or attract and retain new directors, senior executives and key personnel in the future, any of which could have a material adverse effect on our business, financial condition and results of operations.
Competition for employees is intense, and we may not be able to attract and retain the qualified and skilled employees needed to support our business, which in turn could have a material adverse effect on our business, financial condition and results of operation.
We believe our success depends on the efforts and talent of our employees, including hosting facility design, construction management, operations, data processing, engineering, IT, risk management and sales and marketing personnel. Our future success depends on our continued ability to attract, develop, motivate and retain qualified and skilled employees. Competition for highly skilled personnel is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Some of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment.
In addition, we invest significant time and expenses in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements, and the quality of our services and our ability to serve our customers could diminish, resulting in a material adverse effect on our business, financial condition and results of operations.
We may be vulnerable to security breaches, which could disrupt our operations and have a material adverse effect on our business, financial condition and results of operations.
A party who is able to compromise the physical security measures protecting our hosting facilities could cause interruptions or malfunctions in our operations and misappropriate our property or the property of our customers. As we provide assurances to our customers that we provide the highest level of security, such a compromise could be particularly harmful to our brand and reputation. We may be required to expend significant capital and resources to protect against such threats or to alleviate problems caused by breaches in security. As techniques used to breach security change frequently and are often not recognized until launched against a target, we may not be able to implement new security measures in a timely manner or, if and when implemented, we may not be certain whether these measures could be circumvented. Any breaches that may occur could expose us to increased risk of lawsuits, regulatory penalties, loss of existing or potential customers, harm to our reputation and increases in our security costs, which could have a material adverse effect on our business, financial condition and results of operations.
In addition, any assertions of alleged security breaches or systems failure made against us, whether true or not, could harm our reputation, cause us to incur substantial legal fees and have a material adverse effect on our business, financial condition and results of operations. Whether or not any such assertion actually develops into litigation, our management may be required to devote significant time and attention to dispute resolution (through litigation, settlement or otherwise), which would detract from our management’s ability to focus on our business. Any such resolution could involve the payment of damages or expenses by us, which may be significant. In addition, any such resolution could involve our agreement with terms that restrict the operation of our business. Any such resolution, including the resources exhausted in connection therewith, could have a material adverse effect on our business, financial condition and results of operations.
Furthermore, security breaches, computer malware and computer hacking attacks have been a prevalent concern in the Bitcoin exchange market since the launch of the Bitcoin network. Any security breach caused by hacking, which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, and the inadvertent transmission of computer viruses, could harm our business operations or result in loss of our assets.
We are subject to litigation risks.
We may be subject to litigation arising out of our operations. Damages claimed under such litigation may be material, and the outcome of such litigation may materially impact our operations, and the value of the common shares. While we will assess the merits of any lawsuits and defend such lawsuits accordingly, we may be required to incur significant expense or devote significant financial resources to such defenses. In addition, the adverse publicity surrounding such claims may have a material adverse effect on our operations.

We may be exposed to cybersecurity threats and hacks, which could have a material adverse effect on our business, financial condition and results of operations.
The threats to network and data security are increasingly diverse and sophisticated. Despite our efforts and processes to prevent breaches, our computer servers and computer systems may be vulnerable to cybersecurity risks, including denial-of-service
attacks, physical or electronic
break-ins,
employee theft or misuse and similar disruptions from unauthorized tampering with our computer servers and computer systems. The preventive actions we take to reduce the risk of cyber incidents and protect our information technology and networks may be insufficient to repel a major cyber-attack in the future. To the extent that any disruption or security breach results in a loss or damage to our network, in unauthorized disclosure of confidential information or in a loss of our digital assets, it could cause significant damage to our reputation, lead to claims against us and ultimately have a material adverse effect on our business, financial condition and results of operations. Additionally, we may be required to incur significant costs to protect against damage caused by these disruptions or security breaches in the future.
Our future success depends on our ability to keep pace with rapid technological changes that could make our current or future technologies less competitive or obsolete.
Rapid, significant and disruptive technological changes continue to impact our industry. The infrastructure at our hosting facilities may become less marketable due to demand for new processes and technologies, including, without limitation: (i) new processes to deliver power to, or eliminate heat from, computer systems; (ii) customer demand for additional redundancy capacity; (iii) new technology that permits higher levels of critical load and heat removal than our hosting facilities are currently designed to provide; (iv) an inability of the power supply to support new, updated or upgraded technology; and (v) a shift to more power-efficient transaction validation protocols. In addition, the systems that connect our hosting facilities to the Internet and other external networks may become insufficient, including with respect to latency, reliability and diversity of connectivity. We may not be able to adapt to changing technologies, identify and implement new alternatives successfully or meet customer demands for new processes or technologies in a timely and cost-effective manner, if at all, which would have a material adverse effect on our business, financial condition and results of operations.
Even if we succeed in adapting to new processes and technologies, there is no assurance that our use of such new processes or technology would have a positive impact on our financial performance. For example, we could incur substantial additional costs if we needed to materially improve our hosting center infrastructure through the implementation of new systems or new server technologies that require levels of critical load and heat removal that our facilities are not currently designed to provide. In addition, if one of our new offerings were competitive to our prior offerings and represented an adequate or superior alternative, customers could decide to abandon prior offerings that produce higher revenue or better margins for the new offering. Therefore, the adaptation to new processes and technologies could result in lower revenue, lower margins and/or higher costs, which could have a material adverse effect on our business, financial condition and results of operations.
In addition, our competitors or others might develop technologies that are more effective than our current or future technologies, or that render our technologies less competitive or obsolete. Further, many of our competitors may have superior financial and human resources deployed toward research and development efforts. We may not be able to effectively keep pace with relevant technological changes. If competitors introduce superior technologies for hosting operations or transaction processing, and we cannot make upgrades to our hardware or software to remain competitive, it could have a material adverse effect on our business, financial condition and results of operations.
Our compliance and risk management methods might not be effective and may result in outcomes that could adversely affect our reputation, operating results, and financial condition.
Our ability to comply with applicable complex and evolving laws, regulations, and rules is largely dependent on the establishment and maintenance of our compliance, audit, and reporting systems, as well as our ability to attract and retain qualified compliance and other risk management personnel. While we plan to devote significant resources to develop policies and procedures to identify, monitor and manage our risks, we cannot assure you that our policies and procedures will always be effective against all types of risks, including unidentified or unanticipated risks, or that we will always be successful in monitoring or evaluating the risks to which we are or may be exposed in all market environments.
We may infringe on third-party intellectual property rights or other proprietary rights, which could have a material adverse effect on our business, financial condition and results of operations.
Our commercial success depends on our ability to operate without infringing third-party intellectual property rights or other proprietary rights. For example, there may be issued patents of which we are not aware that our services or products infringe on. Also, there may be patents we believe we do not infringe on, but that we may ultimately be found to by a court of law or government regulatory agency. Moreover, patent applications are in some cases maintained in secrecy until patents are issued. Because patents can take many years to issue, there may be currently pending applications of which we are unaware that may later result in issued patents that our services or products allegedly infringe on.
If a third party brings any claim against us based on third-party intellectual property rights and/or other proprietary rights, we will be required to spend significant resources to defend and challenge such claim, as well as to invalidate any such rights. Any such claim, if initiated against us, whether or not it is resolved in our favor, could result in significant expense to us, and divert the efforts of our technical and management personnel, which could have a material adverse effect on our business, financial condition and results of operations.
The further development and acceptance of cryptographic and algorithmic protocols governing transaction validation and the issuance of, and transactions in, digital assets are subject to a variety of factors that are difficult to evaluate. The slowing or stoppage of development or acceptance of blockchain networks and digital assets would have an adverse material effect on the successful development of the mining operation and value of mined digital assets.
The use of digital assets to, among other things, buy and sell goods and services, is part of a new and rapidly evolving industry that employs digital assets based upon a computer-generated mathematical and/or cryptographic protocol. The future of this industry is subject to a high degree of uncertainty. The factors affecting the further development of this industry include, but are not limited to:

•	continued worldwide growth in the adoption and use of digital assets and blockchain technologies;

•	government and quasi-government regulation of digital assets and their use, or restrictions on or regulation of access to and operations of digital asset transaction processing;

•	changes in consumer demographics and public tastes and preferences;

•	the maintenance and development of the open-source software protocols or similar digital asset systems;

•	the availability and popularity of other forms or methods of buying and selling goods and services, or trading assets including new means of using fiat currencies;

•	general economic conditions and the regulatory environment relating to digital assets; and

•	negative consumer perception of digital assets, including digital assets specifically and digital assets generally.
A decline in the popularity or acceptance of digital assets could materially impact us or our potential hosting customers, which could have a material adverse effect on our business, financial condition and results of operations.

Our ability to use net operating losses to offset future taxable income may be subject to certain limitations.
As of December 31, 2020, we had U.S. federal and state net operating losses (“NOLs”) of approximately $46.6 million and $32.8 million, respectively, available to offset future taxable income, some of which begin to expire in 2033. U.S. federal NOLs incurred in taxable years beginning after December 31, 2017, can be carried forward indefinitely, but the deductibility of U.S. federal NOLs in taxable years beginning after December 31, 2020, is subject to certain limitations. For instance, a lack of future taxable income would adversely affect our ability to utilize such NOLs before they expire.
In addition, under the Internal Revenue Code of 1986, as amended (the “
Code
”) substantial changes in our ownership may limit the amount of pre-change
NOLs that can be utilized annually in the future to offset taxable income. Section 382 of the Code imposes limitations on a company’s ability to use its NOLs if one or more stockholders or groups of stockholders that own at least 5% of the company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Similar rules may apply under state tax laws. As such, prior changes in our ownership or future changes in our ownership may limit our ability to utilize our NOLs. We have not yet determined the cumulative change in our ownership resulting from the Business Combination or any resulting limitations on our ability to utilize our NOLs or other tax attributes. Subsequent statutory or regulatory changes in respect of the utilization of NOLs for U.S. federal or state tax purposes, such as suspensions on the use of NOLs or limitations on the deductibility of NOL carryforwards, or other unforeseen reasons, may result in our existing NOLs expiring or otherwise being unavailable to offset future taxable income. For these reasons, we may not be able to utilize a material portion of our NOLs, even if we have taxable income.
We may not be able to adequately protect our intellectual property rights and other proprietary rights, which could have a material adverse effect on business, financial condition and results of operations.
We may not be able to obtain broad protection in the United States or internationally for all of our existing and future intellectual property and other proprietary rights, and we may not be able to obtain effective protection for our intellectual property and other proprietary rights in every country in which we operate. Protecting our intellectual property rights and other proprietary rights may require significant expenditure of our financial, managerial and operational resources. Moreover, the steps that we may take to protect our intellectual property and other proprietary rights may not be adequate to protect such rights or prevent third parties from infringing or misappropriating such rights. Any of our intellectual property rights and other proprietary rights, whether registered, unregistered, issued or unissued, may be challenged by others or invalidated through administrative proceedings and/or litigation.
We may be required to spend significant resources to secure, maintain, monitor and protect our intellectual property rights and other proprietary rights. Despite our efforts, we may not be able to prevent third parties from infringing upon, misappropriating or otherwise violating our intellectual property rights and other proprietary rights. We may initiate claims, administrative proceedings and/or litigation against others for infringement, misappropriation or violation of our intellectual property rights or other proprietary rights to enforce and/or maintain the validity of such rights. Any such action, if initiated, whether or not it is resolved in our favor, could result in significant expense to us, and divert the efforts of our technical and management personnel, which may have a material adverse effect on our business, financial condition and results of operations.
Risks Related to Core’s Limited Operating History and Early Stage of Growth
We operate in a rapidly developing industry and have an evolving business model with a limited history of generating revenue from our services. In addition, our evolving business model increases the complexity of our business, which makes it difficult to evaluate our future business prospects and could have a material adverse effect on our business, financial condition and results of operations.
Our business model has evolved in the past and continues to do so. We previously were engaged primarily in providing infrastructure hosting services to our commercial counterparties after being founded to engage in the business of verifying and confirming transactions on a blockchain, also known as transaction processing, or “mining.” Recently, we decided to substantially increase our focus on mining blockchain for our own account. As a result of our recent acquisition of Blockcap, we significantly expanded our self-mining operations. We may adjust our business model further from time to time, including trying to offer additional types of products or services, such as a blockchain application designed by us, blockchain services and other related businesses, or entering into strategic partnerships or acquisitions. We have generated limited revenue from such services, and we do not know whether any of them will be successful. The evolution of and modifications to our business strategy will continue to increase the complexity of our business and placed significant strain on our management, personnel, operations, systems, technical performance and financial resources. Future additions to or modifications of our business strategy are likely to have similar effects. Further, any new services that we offer that are not favorably received by the market could damage our reputation or our brand. There can be no assurance that we will ever generate sufficient revenues or achieve profitably in the future or that we will have adequate working capital to meet our obligations as they become due.
We cannot be certain that our current business strategy or any new or revised business strategies will be successful or that we will successfully address the risks we face. In the event that we do not effectively evaluate future business prospects, successfully implement new strategies or adapt to our evolving industry, it will have a material adverse effect on our business, financial condition and results of operations.
We may not be able to compete effectively against our current and future competitors, which could have a material adverse effect on our business, financial condition and results of operations.
The digital asset mining industry is highly innovative, rapidly evolving and characterized by healthy competition, experimentation, frequent introductions of new products and services and uncertain and evolving industry and regulatory requirements. We expect competition to further intensify in the future as existing and new competitors introduce new products or enhance existing products. We compete against a number of companies operating both within the United States and abroad, that have greater financial and other resources and that focus on digital asset mining, including businesses focused on developing substantial Bitcoin mining operations. If we are unable to compete successfully, or if competing successfully requires us to take costly actions in response to the actions of our competitors, our business, operating results and financial condition could be adversely affected.
We compete with a range of hosting providers and blockchain providers for some or all of the services we offer. We face competition from numerous developers, owners and operators in the blockchain industry, including technology companies, such as hyperscale cloud players, managed service providers and real estate investment trusts (“REITs”), some of which own or lease properties similar to ours, or may do so in the future, in the same submarkets in which our properties are located. Cloud offerings may also influence our customers to move workloads to cloud providers, which may reduce the services they obtain from us. Our current and future competitors may vary from us in size, service offerings and geographic presence.
Competition is primarily centered on reputation and track record; design, size, quality, available power and geographic coverage of hosting space; quality of installation and customer equipment repair services; relationships with equipment manufacturers and ability to obtain replacement parts; technical and software expertise; and financial strength and price. Some of our current and future competitors may have greater brand recognition, longer operating histories, stronger marketing, technical and financial resources and access to greater and less expensive power than we do.
In addition, many companies in the industry are consolidating, which could further increase the market power of our competitors. As a result, some of our competitors may be able to:

•	identify and acquire desirable properties that we are interested in from developers;

•	offer hosting services at prices below current market rates or below the prices we currently charge our customers;

•	bundle colocation services with other services or equipment they provide at reduced prices;

•	develop superior products or services, gain greater market acceptance and expand their service offerings more efficiently or rapidly;

•	adapt to new or emerging technologies and changes in customer requirements more quickly;

•	take advantage of acquisition and other opportunities more readily; and

•	adopt more aggressive pricing policies and devote greater resources to the promotion, marketing and sales of their services.
We operate in a competitive market, and we face pricing pressure with respect to our hosting services. Prices for our hosting services are affected by a variety of factors, including supply and demand conditions and pricing pressures from our competitors. We may be required to lower our prices to remain competitive, which may decrease our margins and could have a material adverse effect on our business, financial condition and results of operations.
In addition, we also face significant competition from other users and/or companies that are processing transactions on one or more digital asset networks, as well as other potential financial vehicles, including securities, derivatives or futures backed by, or linked to, digital assets through entities similar to us, such as exchange-traded funds. Market and financial conditions, and other conditions beyond our control, may make it more attractive to invest in other financial vehicles, or to invest in digital assets directly. Such events could have a material adverse effect on our business, financial condition and results of operations and potentially the value of any digital assets we hold or expect to acquire for our own account.
We have experienced difficulties in establishing relationships with banks, leasing companies, insurance companies and other financial institutions that are willing to provide us with customary financial products and services, which could have a material adverse effect on our business, financial condition and results of operations.
As an early stage company with operations focused in the digital asset transaction processing industry, we have in the past experienced, and may in the future experience, difficulties in establishing relationships with banks, leasing companies, insurance companies and other financial institutions that are willing to provide us with customary leasing and financial products and services, such as bank accounts, lines of credit, insurance and other related services, which are necessary for our operations. To the extent a significant portion of our business consists of digital asset transaction mining, processing or hosting, we may in the future continue to experience difficulty obtaining additional financial products and services on customary terms, which could have a material adverse effect on our business, financial condition and results of operations.
Risks Related to Regulatory Framework
If we were deemed an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”), applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.
An issuer will generally be deemed to be an “investment company” for purposes of the 1940 Act if:

•
it is an “orthodox” investment company because it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

•
it is an inadvertent investment company because, absent an applicable exemption, it owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We believe that we are not and will not be primarily engaged in the business of investing, reinvesting or trading in securities, and we do not hold ourselves out as being engaged in those activities. We intend to hold ourselves out as a digital asset mining business. Accordingly, we do not believe that we are an “orthodox” investment company as described in the first bullet point above.
While certain digital assets may be deemed to be securities, we do not believe that certain other digital assets, in particular Bitcoin, are securities; therefore, we believe that less than 40% of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis will comprise digital assets that could be considered investment securities. Accordingly, we do not believe that we are an inadvertent investment company by virtue of the 40% inadvertent investment company test as described in the second bullet point above. Although we do not believe any of the digital assets we may own, acquire or mine are securities, there is still some regulatory uncertainty on the subject, see “—
There is no one unifying
principle governing the regulatory status of digital assets nor whether digital assets are securities in any particular context. Regulatory changes or actions in one or more countries may alter the nature of an investment in us or restrict the use of digital assets in a manner that adversely affects our business, prospects or operations
.” If certain digital assets, including Bitcoin, were to be deemed securities, and consequently, investment securities by the SEC, we could be deemed an inadvertent investment company. Similarly, if we were to acquire digital assets deemed investment securities to hold for our own account or to engage in certain transactions, such as loan or repurchase transactions, we could be deemed an inadvertent investment company.
If we were to be deemed an inadvertent investment company, we may seek to rely on Rule
3a-2
under the 1940 Act, which allows an inadvertent investment company a grace period of one year from the earlier of (a) the date on which the issuer owns securities and/or cash having a value exceeding 50% of the issuer’s total assets on either a consolidated or unconsolidated basis or (b) the date on which the issuer owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We are putting in place policies that we expect will work to keep the investment securities held by us at less than 40% of our total assets, which may include acquiring assets with our cash, liquidating our investment securities or seeking no-action
relief or exemptive relief from the SEC if we are unable to acquire sufficient assets or liquidate sufficient investment securities in a timely manner. As Rule
3a-2
is available to an issuer no more than once every three years, and assuming no other exclusion were available to us, we would have to keep within the 40% limit for at least three years after we cease being an inadvertent investment company. This may limit our ability to make certain investments or enter into joint ventures that could otherwise have a positive impact on our earnings. In any event, we do not intend to become an investment company engaged in the business of investing and trading securities.
Finally, we believe we are not an investment company under Section 3(b)(1) of the 1940 Act because we are primarily engaged in a non-investment
company business.
The 1940 Act and the rules thereunder contain detailed parameters for the organization and operations of investment companies. Among other things, the 1940 Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, prohibit the issuance of stock options, and impose certain governance requirements. We intend to continue to conduct our operations so that we will not be deemed to be an investment company under the 1940 Act. However, if anything were to happen that would cause us to be deemed to be an investment company under the 1940 Act, requirements imposed by the 1940 Act, including limitations on our capital structure, ability to transact business with affiliates and ability to compensate key employees, could make it impractical for us to continue our business as currently conducted, impair the agreements and arrangements between and among us and our senior management team and materially and adversely affect our business, financial condition and results of operations.

Any change in the interpretive positions of the SEC or its staff with respect to digital asset mining firms could have a material adverse effect on us.
We intend to conduct our operations so that we are not required to register as an investment company under the 1940 Act. Specifically, we do not believe that digital assets, are securities. The SEC Staff has not provided guidance with respect to the treatment of these assets under the 1940 Act. To the extent the SEC Staff publishes new guidance with respect to these matters, we may be required to adjust our strategy or assets accordingly. There can be no assurance that we will be able to maintain our exclusion from registration as an investment company under the 1940 Act. In addition, as a consequence of our seeking to avoid the need to register under the 1940 Act on an ongoing basis, we may be limited in our ability to engage in digital asset mining operations or otherwise make certain investments or engage in certain transactions, and these limitations could result in our holding assets we may wish to sell or selling assets we may wish to hold, which could materially and adversely affect our business, financial condition and results of operations.
If regulatory changes or interpretations of our activities require our registration as a money services business (“MSB”) under the regulations promulgated by the Financial Crimes Enforcement Network (“FinCEN”) under the authority of the U.S. Bank Secrecy Act, or otherwise under state laws, we may incur significant compliance costs, which could be substantial or cost-prohibitive. If we become subject to these regulations, our costs in complying with them may have a material negative effect on our business and the results of our operations.
To the extent that our activities cause us to be deemed an MSB under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act, we may be required to comply with FinCEN regulations, including those that would mandate us to implement anti-money laundering programs, make certain reports to FinCEN and maintain certain records.
To the extent that our activities would cause us to be deemed a “money transmitter” (“MT”) or equivalent designation, under state law in any state in which we may operate, we may be required to seek a license or otherwise register with a state regulator and comply with state regulations that may include the implementation of anti-money laundering programs, maintenance of certain records and other operational requirements. For example, in August 2015, the New York State Department of Financial Services enacted the first U.S. regulatory framework for licensing participants in “virtual currency business activity.” The regulations, known as the “BitLicense,” are intended to focus on consumer protection and regulate the conduct of businesses that are involved in “virtual currencies” in New York or with New York customers and prohibit any person or entity involved in such activity to conduct activities without a license.
Such additional federal or state regulatory obligations may cause us to incur extraordinary expenses. Furthermore, we may not be capable of complying with certain federal or state regulatory obligations applicable to MSBs and MTs. If we are deemed to be subject to and determine not to comply with such additional regulatory and registration requirements, we may act to dissolve and liquidate.
There is no one unifying principle governing the regulatory status of digital assets nor whether digital assets are securities in any particular context. Regulatory changes or actions in one or more countries may alter the nature of an investment in us or restrict the use of digital assets in a manner that adversely affects our business, prospects or operations.
As digital assets have grown in both popularity and market size, governments around the world have reacted differently, with certain governments deeming digital assets illegal, and others allowing their use and trade without restriction. In some jurisdictions, such as in the U.S., digital assets are subject to extensive, and in some cases overlapping, unclear and evolving regulatory requirements.
Bitcoin is the oldest and most well-known form of digital asset. Bitcoin and other forms of digital assets have been the source of much regulatory consternation, resulting in differing definitional outcomes without a single unifying statement. Bitcoin and other digital assets are viewed differently by different regulatory and standards setting organizations globally as well as in the United States on the federal and state levels. For example, the Financial Action Task Force considers a digital asset as currency or an asset, and the U.S. Internal Revenue Service (the “IRS”) considers a digital asset as property and not currency. Further, the IRS applies general tax principles that apply to property transactions to transactions involving virtual currency.
Furthermore, in the several applications to establish an exchange traded fund (“ETF”) of digital assets, and in the questions raised by the Staff under the 1940 Act, no clear principles emerge from the regulators as to how they view these issues and how to regulate digital assets under the applicable securities acts. It has been widely reported that the SEC has recently issued letters and requested various ETF applications be withdrawn because of concerns over liquidity and valuation and unanswered questions about absence of reporting and compliance procedures capable of being implemented under the current state of the markets for exchange traded funds. On April 20, 2021, the U.S. House of Representatives passed a bipartisan bill titled “Eliminate Barriers to Innovation Act of 2021” (H.R. 1602). If passed by the Senate and enacted into law, the bipartisan bill would create a digital assets working group to evaluate the current legal and regulatory framework around digital assets in the United States and define when the SEC may have jurisdiction over a particular token or digital asset (i.e., when it is a security) and when the U.S. Commodity Futures Trading Commission (the “CFTC”) may have jurisdiction (i.e., when it is a commodity).
If regulatory changes or interpretations require the regulation of Bitcoin or other digital assets under the securities laws of the United States or elsewhere, including the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the 1940 Act or similar laws of other jurisdictions and interpretations by the SEC, the CFTC, the IRS, Department of Treasury or other agencies or authorities, we may be required to register and comply with such regulations, including at a state or local level. To the extent that we decide to continue operations, the required registrations and regulatory compliance steps may result in extraordinary expense or burdens to us. We may also decide to cease certain operations and change our business model. For example, while we do not anticipate engaging in digital asset-denominated loan transactions, we would be required to assess the application of, and comply with, federal securities laws in connection with those or similar transactions. Any disruption of our operations in response to the changed regulatory circumstances may be at a time that is disadvantageous to us.
Current and future legislation and
SEC-rulemaking
and other regulatory developments, including interpretations released by a regulatory authority, may impact the manner in which Bitcoin or other digital assets are viewed or treated for classification and clearing purposes. In particular, Bitcoin and other digital assets may not be excluded from the definition of “security” by SEC rulemaking or interpretation requiring registration of all transactions unless another exemption is available, including transacting in Bitcoin or digital assets among owners and require registration of trading platforms as “exchanges.”
Furthermore, the SEC may determine that certain digital assets or interests, for example tokens offered and sold in initial coin offerings (“ICO”), may constitute securities under the “Howey” test as stated by the United States Supreme Court. As such, ICO offerings would require registration under the Securities Act or an available exemption therefrom for offers or sales in the United States to be lawful. Section 5(a) of the Securities Act provides that, unless a registration statement is in effect as to a security, it is unlawful for any person, directly or indirectly, to engage in the offer or sale of securities in interstate commerce. Section 5(c) of the Securities Act provides a similar prohibition against offers to sell, or offers to buy, unless a registration statement has been filed. Although, we do not intend to be engaged in the offer or sale of securities in the form of ICO offerings, and we do not believe our planned mining activities would require registration for us to conduct such activities and accumulate digital assets. The SEC, CFTC, Nasdaq, IRS or other governmental or quasi-governmental agency or organization may conclude that our activities involve the offer or sale of “securities,” or ownership of “investment securities,” and we may be subject to regulation or registration requirements under various federal laws and related rules. Such regulation or the inability to meet the requirements to continue operations, would have a material adverse effect on our business and operations. We may also face similar issues with various state securities regulators who may interpret our actions as subjecting us to regulation, or requiring registration, under state securities laws, banking laws, or money transmitter and similar laws, which are also an unsettled area or regulation that exposes us to risks.
Regulatory changes or actions may restrict the use of digital assets or the operation of digital asset networks in a manner that may require us to cease certain or all operations, which could have a material adverse effect on our business, financial condition and results of operations.
Recently, there has been a significant amount of regulatory attention directed toward digital assets, digital asset networks and other industry participants by United States federal and state governments, foreign governments and self-regulatory agencies. For example, as digital assets such as bitcoin have grown in popularity and in market size, the Federal Reserve Board, U.S. Congress and certain U.S. agencies (e.g., FinCEN, the SEC, the CFTC and the Federal Bureau of Investigation) have begun to examine the operations of the Bitcoin network, Bitcoin users and Bitcoin exchange markets.
In addition, local state regulators such as the Texas State Securities Board, the Massachusetts Securities Division of the Office of the Secretary of the Commonwealth, the New Jersey Bureau of Securities, the North Carolina Secretary of State’s Securities Division and the Vermont Department of Financial Regulation have initiated actions against, and investigations of, individuals and companies involved in digital assets.
Also, in March 2018, the South Carolina Attorney General Office’s Security Division issued a cease-and-desist
order against Genesis Mining and Swiss Gold Global, Inc., stating that both companies were to stop doing business in South Carolina and are permanently barred from offering securities in the state in the future since they offered unregistered securities via cloud mining contracts under the South Carolina Uniformed Securities Act of 2005, S.C. Code Ann. §
35-1-101,
et seq
. (the order against Genesis Mining was subsequently withdrawn).
Further, the North Carolina Secretary of State’s Securities Division issued in March 2018 a Temporary Cease and Desist Order against Power Mining Pool (made permanent pursuant to a Final Order on April 19, 2018), ordering it to cease and desist, among other things, offering “mining pool shares,” which were deemed “securities” under N.C. Gen. Stat.
78A-2(11),
in North Carolina until they are registered with the North Carolina Secretary of State or are offered for sale pursuant to an exemption from registration under the North Carolina Securities Act, N.C. Gen. Stat. Chapter 78A.
Additionally, we rely on third-party mining pool service providers for mining revenue payouts from our mining operation, and certain of our potential hosting customers could be involved in, or could issue, cloud mining contracts or mining pool shares, and any regulatory restrictions on their practices could significantly reduce demand for our hosting services. Furthermore, it is possible that laws, regulations or directives that affect digital assets, digital asset transaction processing or blockchain server hosting may change in a manner that may adversely affect our ability to conduct our business and operations in the relevant jurisdiction.
In addition, various foreign jurisdictions either have adopted or may adopt laws, regulations or directives that affect digital assets, digital asset networks and their users and hosting service providers that fall within such jurisdictions’ regulatory scope. Such laws, regulations or directives may conflict with those of the United States, may negatively impact the acceptance of digital assets by users, merchants and service providers outside of the United States and may therefore impede the growth of digital asset use. A number of countries, including India, China, South Korea and Russia, among others, currently have a more restrictive stance toward digital assets and, thereby, have reduced the rate of expansion of digital asset use, as well as digital asset transaction processing, in each of those countries. For example, in January 2018, several media publications reported that a Chinese multiagency government task force overseeing risk in Internet finance issued a notice ordering local authorities to guide the shutdown of digital asset transaction processing in China. However, the People’s Bank of China immediately refuted such reports, indicating that digital asset transaction processing is still permitted in China.

As a result of such conflicting positions taken within the Chinese government, a number of digital asset transaction processing operators have moved their operations from China to other jurisdictions in order to build in more regulatory certainty in their operations.
Governments may in the future take regulatory actions that prohibit or severely restrict the right to acquire, own, hold, sell, use or trade digital assets or to exchange digital assets for fiat currency. Ownership of, holding or trading in digital assets may then be considered illegal and subject to sanction. Governments may also take regulatory action that may increase the cost and/or subject digital asset mining companies to additional regulation.
By extension, similar actions by governments may result in the restriction of the acquisition, ownership, holding, selling, use or trading in the capital stock of digital asset mining companies, including our common stock. Such a restriction could result in us liquidating our digital asset inventory at unfavorable prices and may adversely affect our shareholders. The effect of any regulatory change, either by federal, state, local or foreign governments or any self-regulatory agencies, on us or our potential hosting customers is impossible to predict, but such change could be substantial and may require us or our potential hosting customers to cease certain or all operations and could have a material adverse effect on our business, financial condition and results of operations.
Current and future legislation and rulemaking regarding digital assets may result in extraordinary, non-recurring
expenses and could have a material adverse effect on our business, financial condition and results of operations.
Current and future legislation and rulemaking by the CFTC and SEC or other regulators, including interpretations released by a regulatory authority, may impact the manner in which digital assets are treated. For example, digital assets derivatives are not excluded from the definition of “commodity future” by the CFTC. Furthermore, according to the CFTC, digital assets fall within the definition of a commodity under the Commodities Exchange Act (the “CEA”) and as a result, we may be required to register and comply with additional regulations under the CEA, including additional periodic reporting and disclosure standards and requirements. We may also be required to register as a commodity pool operator and to register as a commodity pool with the CFTC through the National Futures Association. If we are required to register with the CFTC or another governmental or self-regulatory authority, the scope of our business and operations may be constrained by the rules of such authority and we may be forced to incur additional expenses in the form of licensing fees, professional fees and other costs of compliance.
The SEC has issued guidance and made numerous statements regarding the application of securities laws to digital assets. For example, on July 25, 2017, the SEC issued a Report of Investigation (the “Report”) which concluded that tokens offered and sold by the Decentralized Autonomous Organization (“DAO”), a digital decentralized autonomous organization and investor-directed venture capital fund for digital assets, were issued for the purpose of raising funds. The Report concluded that these tokens were “investment contracts” within the meaning of Section 2(a)(1) of the Securities Act and Section 3(a)(10) of the Exchange Act, and therefore securities subject to the federal securities laws. In December 2017, the SEC issued a cease-and-desist
letter to Munchee Inc., ordering that the company stop its initial coin offering of MUN Tokens on the grounds that it failed to file a registration statement or qualify for an exemption from registration. Similar to the tokens issued by the DAO, the SEC found that the MUN Tokens satisfied the definition of an “investment contract,” and were therefore subject to the federal securities laws. In February 2018, both the SEC and CFTC further reiterated their concerns regarding digital assets in written testimony to the Senate Banking, Housing and Urban Affairs Committee. On March 7, 2018, the SEC released a “Statement on Potentially Unlawful Online Platforms for Trading Digital Assets,” and reiterated that, if a platform “offers trading of digital assets that are securities” and “operates as ‘exchange,’ as defined by the federal securities laws,” the platform must register with the SEC as a national securities exchange or be exempt from registration. The SEC’s statement serves as a notice to operators of any platforms, including secondary market trading platforms, which the SEC is actively monitoring for potentially fraudulent or manipulative behavior in the market for security tokens, as the SEC has cautioned recently in the context of ICOs. On November 16, 2018, the SEC released a “Statement on Digital Asset Securities Issuance and Trading,” and emphasized that market participants must adhere to the SEC’s well-established and well-functioning federal securities law framework when dealing with technological innovations, regardless of whether the securities are issued in certificated form or using new technologies, such as blockchain. This has all been followed by additional statements and guidance form the SEC including no-action
letters relating to specific blockchain-based projects, and a Framework for “Investment Contract” Analysis of Digital Assets published by the Division of Corporation Finance on April 3, 2019. In an August 2021 interview, SEC Chairman Gensler signaled the SEC is contemplating a robust regulatory regime for digital assets and reiterated the SEC’s position that many digital assets are unregulated securities.
The SEC has been active in asserting its jurisdiction over ICOs and digital assets and in bringing enforcement cases. The SEC has directed enforcement activity toward digital assets, and more specifically, ICOs. In September 2017, the SEC created a new division known as the “Cyber Unit” to address, among other things, violations involving distributed ledger technology and ICOs, and filed a civil complaint in the Eastern District of New York charging a businessman and two companies with defrauding investors in a pair of so-called
ICOs purportedly backed by investments in real estate and diamonds (
see
Securities and Exchange Commission v. REcoin Group Foundation, LLC, et al., Civil Action NO.
17-cv-
05725 (E.D.N.Y, filed Sept. 29, 2017)). Subsequently, the SEC has filed several orders instituting cease-and-desist
proceedings against (i) Carrier EQ, Inc., d/b/a AirFox and Paragon Coin, Inc. in connection with their unregistered offerings of tokens (
see
CarrierEQ, Inc., Rel.
No. 33-10575
(Nov. 16, 2018) and Paragon Coin, Inc., Rel.
No. 33-10574
(Nov. 16, 2018), respectively), (ii) Crypto Asset Management, LP for failing to register a hedge fund formed for the purpose of investing in digital assets as an investment company (
see
Crypto Asset Management, LP and Timothy Enneking, Rel.
No. 33-10544
(Sept. 11, 2018)), (iii) TokenLot LLC for failing to register as a broker-dealer, even though it did not meet the definition of an exchange (
see
Tokenlot LLC, Lenny Kugel, and EliL. Lewitt, Rel.
No. 33-10543
(Sept. 11, 2018)) and (iv) EtherDelta’s founder for failing either to register as a national securities exchange or to operate pursuant to an exemption from registration as an exchange after creating a platform that clearly fell within the definition of an exchange (
see
Zachary Coburn, Rel.
No. 34-
84553 (Nov. 8, 2018)).
On June 4, 2019, the SEC filed a complaint in the U.S. District Court for the Southern District of New York against Kik Interactive, Inc. with respect to its September 2017 offering of Kin. According to articles published by various news outlets, the SEC has allegedly issued numerous subpoenas and information requests to technology companies, advisers and individuals involved in the digital asset space and ICOs, as part of a broad inquiry into the digital asset market.
Recently, a number of proposed ICOs have sought to rely on Regulation A and have filed with the SEC a Form
1-A
covering a distribution of a digital token. Two such offerings were qualified in July 2019. In addition, some token offerings have been commenced as private securities offerings intended to be exempt from SEC registration. Further, the SEC has yet to approve for listing and trading any exchange-traded products (such as ETFs) holding digital assets. The SEC has taken various actions against persons or entities that have allegedly misused digital assets, engaged in fraudulent schemes (i.e., Ponzi scheme) and/or engaged in the sale of tokens that were deemed securities by the SEC.
Although our activities are not focused on raising capital or assisting others that do so, the federal securities laws are very broad. We cannot provide assurance as to whether the SEC will continue or increase its enforcement with respect to digital assets or ICOs, including taking enforcement action against any person engaged in the sale of unregistered securities in violation of the Securities Act or any person acting as an unregistered investment company in violation of the 1940 Act. Because the SEC has held that certain digital assets are securities based on the current rules and law, we may be required to register and comply with the rules and regulations under federal securities laws.
On March 9, 2022, President Biden signed an executive order on cryptocurrencies. While the executive order did not mandate any specific regulations, it instructs various federal agencies to consider potential regulatory measures, including the evaluation of the creation of a U.S. Central Bank digital currency. We cannot be certain as to how future regulatory developments will impact the treatment of digital assets under the law, including, but not limited to, whether digital assets will be classified as a security, commodity, currency and/or new or other existing classification. Such additional regulations may result in extraordinary, non-
recurring expenses, thereby materially and adversely affecting an investment in us. Further, we may be subject to investigation, administrative or court proceedings, and civil or criminal monetary fines and penalties as a result of any regulatory enforcement actions, all of which could harm our reputation and affect the value of our common stock. If we determine not to comply with such additional regulatory and registration requirements, we may seek to cease certain or all of our operations. Any such action could have a material adverse effect on our business, financial condition and results of operations.
Federal or state agencies may impose additional regulatory burdens on our business. Changing laws and regulations and changing enforcement policies and priorities have the potential to cause additional expenditures, restrictions, and delays in connection with our business operations.
Federal and state laws and regulations may be subject to change or changes in enforcement policies or priorities, including changes that may result from changes in the political landscape and changing technologies. Future legislation and regulations, changes to existing laws and regulations, or interpretations thereof, or changes in enforcement policies or priorities, could require significant management attention and cause additional expenditures, restrictions, and delays in connection with our business operations.
Increasing scrutiny and changing expectations from investors, lenders, customers, government regulators and other market participants with respect to our Environmental, Social and Governance (“ESG”) policies may impose additional costs on us or expose us to additional risks.
Companies across all industries and around the globe are facing increasing scrutiny relating to their ESG policies. Investors, lenders and other market participants are increasingly focused on ESG practices and in recent years have placed increasing importance on the implications and social cost of their investments. In February 2021, the Acting Chair of the SEC issued a statement directing the Division of Corporation Finance to enhance its focus on climate-related disclosure in public company filings and in March 2021 the SEC announced the creation of a Climate and ESG Task Force in the Division of Enforcement. The increased focus and activism related to ESG may hinder our access to capital, as investors and lenders may reconsider their capital investment allocation as a result of their assessment of our ESG practices. If we do not adapt to or comply with investor, lender or other industry shareholder expectations and standards and potential government regulations, which are evolving but may relate to the suitable deployment of electric power, or which are perceived to have not responded appropriately to the growing concern for ESG issues, our reputation suffer which would have a material adverse effect on our business, financial condition and results of operations.
We may be subject to risks associated with misleading and/or fraudulent disclosure or use by the creators of digital assets.
Generally, we rely primarily on a combination of white papers and other disclosure documents prepared by the creators of applicable digital assets, as well as on our management’s ability to obtain adequate information to evaluate the potential implications of transacting in these digital assets. However, such white papers and other disclosure documents and information may contain misleading and/or fraudulent statements (which may include statements concerning the creators’ ability to deliver in a timely fashion the product and/or service disclosed in their white papers and other disclosure documents) and/or may not reveal any unlawful activities by the creators. Recently, there has been an increasing number of investigations and lawsuits by the SEC and the CFTC involving digital asset creators for fraud and misappropriation, among other charges. Additionally, FinCEN has increased its enforcement efforts involving digital asset creators regarding compliance with anti-money laundering and Know-Your-Customer laws.
To the extent that any of these creators make misleading and/or fraudulent disclosures or do not comply with federal, state or foreign laws, or if we are unable to uncover all material information about these digital assets and/or their creators, we may not be able to make a fully informed business decision relating to our transacting in or otherwise involving such digital assets, which could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Digital Assets
Because there has been limited precedent set for financial accounting for bitcoin and other digital assets, the determinations that we have made for how to account for digital assets transactions may be subject to change.
Because there has been limited precedent set for the financial accounting for bitcoin and other digital assets and related revenue recognition and no official guidance has yet been provided by the Financial Accounting Standards Board or the SEC, it is unclear how companies may in the future be required to account for digital asset transactions and assets and related revenue recognition. A change in regulatory or financial accounting standards could result in the necessity to change the accounting methods we currently intend to employ in respect of our anticipated revenues and assets and restate any financial statements produced based on those methods. Such a restatement could adversely affect our business, prospects, financial condition and results of operation.
Digital assets exchanges and other trading venues are relatively new and, in some cases, partially unregulated and may therefore be more exposed to fraud and failure.
To the extent that digital asset exchanges or other trading venues are involved in fraud or experience security failures or other operational issues, a reduction in digital asset prices could occur. Digital asset market prices depend, directly or indirectly, on the prices set on exchanges and other trading venues, which are new and, in most cases, largely unregulated as compared to established, regulated exchanges for securities, derivatives and other currencies. For example, during the past three years, a number of Bitcoin exchanges have been closed due to fraud, business failure or security breaches. In many of these instances, the customers of the closed Bitcoin exchanges were not compensated or made whole for the partial or complete losses of their account balances in such Bitcoin exchanges. While smaller exchanges are less likely to have the infrastructure and capitalization that provide larger exchanges with additional stability, larger exchanges may be more likely to be appealing targets for hackers and “malware” (i.e., software used or programmed by attackers to disrupt computer operation, gather sensitive information, or gain access to private computer systems) and may be more likely to be targets of regulatory enforcement action.
Digital asset transactions are irrevocable and, if stolen or incorrectly transferred, digital assets may be irretrievable. As a result, any incorrectly executed digital asset transactions could have a material adverse effect on our business, financial condition and results of operations.
Typically, digital asset transactions are not, from an administrative perspective, reversible without the consent and active participation of the recipient of the transaction or, in theory, control or consent of a majority of the processing power on the applicable network. Once a transaction has been confirmed and verified in a block that is added to the network blockchain, an incorrect transfer of a digital asset or a theft of a digital asset generally will not be reversible and we may not be capable of seeking compensation for any such transfer or theft. Although transfers of any digital assets we hold will regularly be made to or from vendors, consultants, services providers, etc., it is possible that, through computer or human error, or through theft or criminal action, our digital assets could be transferred from us in incorrect amounts or to unauthorized third parties. To the extent that we are unable to seek a corrective transaction with such third party or are incapable of identifying the third party that has received our digital assets through error or theft, we will be unable to revert or otherwise recover our incorrectly transferred digital assets. To the extent that we are unable to seek redress for such error or theft, such loss could have a material adverse effect on our business, financial condition and results of operations.
We may not have adequate sources of recovery if the digital assets held by us are lost, stolen or destroyed due to third-party digital asset services, which could have a material adverse effect on our business, financial condition and results of operations.
Certain digital assets held by us are stored using Bittrex, Inc. (“Bittrex”) and Coinbase Global, Inc. (“Coinbase”), each a third-party digital asset service. We believe that the security procedures that Bittrex and Coinbase utilize, such as dual authentication security, secured facilities, segregated accounts and cold storage, are reasonably designed to safeguard our bitcoin and other digital assets from theft, loss, destruction or other issues relating to hackers and technological attack. Nevertheless, the security procedures cannot guarantee the prevention of any loss due to a security breach, software defect or act of God that may be borne by us. In addition, Bittrex and Coinbase’s limited liability under its services agreement with us may limit our ability to recover losses relating to our bitcoin. If such digital assets are lost, stolen or destroyed under circumstances rendering a third party liable to us, it is possible that the responsible third party may not have the financial resources or insurance sufficient to satisfy any or all of our claims against the third party, or have the ability to retrieve, restore or replace the lost, stolen or destroyed digital assets due to governing network protocols and the strength of the cryptographic systems associated with such digital assets. To the extent that we are unable to recover on any of our claims against any such third party, such loss could have a material adverse effect on our business, financial condition and results of operations.
Losses relating to our business may be uninsured, or insurance may be limited.
Our hosting and colocation operations are subject to hazards and risks normally associated with the daily operations of hosting facilities. Currently, we maintain various insurance policies for business interruption for lost profits, property and casualty, public liability, commercial employee, workers’ compensation, personal property and auto liability. Our business interruption insurance for lost profits includes coverage for business interruptions, our property and casualty insurance includes coverage for equipment breakdowns and our commercial employee insurance includes employee group insurance. We believe our insurance coverage adequately covers the risks of our daily business operations. However, our current insurance policies may be insufficient in the event of a prolonged or catastrophic event. The occurrence of any such event that is not entirely covered by our insurance policies may result in interruption of our operations, subject us to significant losses or liabilities and damage our reputation as a provider of business continuity services.
Additionally, it may not be possible, either because of a lack of available policies, limits on coverage or prohibitive cost, for us to obtain insurance of any type that would cover losses associated with our digital asset portfolio. In general, we anticipate that certain losses related to our business may be uninsurable, or the cost of insuring against these losses may not be economically justifiable. We have obtained some limited coverage regarding our business, but if an uninsured loss occurs or a loss exceeds policy limits, it could have a material adverse effect on our business, financial condition and results of operations.
The digital assets held by us are not insured. Therefore, a loss may be suffered with respect to our digital assets which is not covered by insurance and for which no person is liable in damages which could adversely affect our operations and, consequently, an investment in us.
The impact of geopolitical, economic or other events on the supply of and demand for digital assets is uncertain, but could motivate large-scale sales of digital assets, which could result in a reduction in the price of such digital asset and could have a material adverse effect on our business, financial condition and results of operations.
As an alternative to fiat currencies that are backed by central governments, digital assets, which are relatively new, are subject to supply and demand forces based upon the desirability of an alternative, decentralized means of buying and selling goods and services. It is unclear how this supply and demand will be impacted by geopolitical events. Nevertheless, political or economic crises may motivate large-scale acquisitions or sales of digital assets either globally or locally. Large-scale sales of digital assets likely would result in a reduction in the price of the subject digital asset and could have a material adverse effect on our business, financial condition and results of operations.
In addition, the price of digital assets may be affected by the buying and selling of a significant amount of digital assets by a holder, or a group of holders. For example, Mt. Gox’s bankruptcy trustee sold approximately $400 million of bitcoin and Bitcoin Cash between December 18, 2017 and February 5, 2018 in order to generate proceeds to repay bitcoin owners and creditors that experienced losses as a result of cyber-attacks against Mt. Gox. Similarly, Satoshi Nakamoto, the pseudonymous person or persons who developed Bitcoin, could sell a significant portion of his estimated 1 million bitcoin representing 5% of the total bitcoin in circulation today. Many believe that such sales created a downward pressure on the price of bitcoin. Any such similar events, or other unforeseen actions by holders of a significant amount of digital assets, could have a material adverse effect on our business, financial condition and results of operations.
Digital assets, including bitcoin, face significant scaling obstacles that can lead to high fees or slow transaction settlement times and any mechanisms of increasing the scale of digital asset settlement may significantly alter the competitive dynamics in the market.
Digital assets face significant scaling obstacles that can lead to high fees or slow transaction settlement times, and attempts to increase the volume of transactions may not be effective. Scaling digital assets, and particularly bitcoin, is essential to the widespread acceptance of digital assets as a means of payment, which is necessary to the growth and development of our business.
Many digital asset networks face significant scaling challenges. For example, digital assets are limited with respect to how many transactions can occur per second. In this respect, bitcoin may be particularly affected as it relies on the “proof of work” validation, which due to its inherent characteristics may be particularly hard to scale to allow simultaneous processing of multiple daily transactions by users. Participants in the digital asset ecosystem debate potential approaches to increasing the average number of transactions per second that the network can handle and have implemented mechanisms or are researching ways to increase scale, such as “sharding,” which is a term for a horizontal partition of data in a database or search engine, which would not require every single transaction to be included in every single miner’s or validator’s block. For example, the Ethereum network is in the process of implementing software upgrades and other changes to its protocol, the so-called
Ethereum 2.0, which are intended to be a new iteration of the Ethereum network that changes its consensus mechanism from “proof of work” to “proof of stake” and incorporate the use of “sharding.” This version aims to address: a clogged network that can only handle limited number of transactions per second and the large consumption of energy that comes with the “proof of work” mechanism. This new upgrade is envisioned to be more scalable, secure, and sustainable, although it remains unclear whether and how it may ultimately be implemented.
There is no guarantee that any of the mechanisms in place or being explored for increasing the scale of settlement of digital asset transactions will be effective, how long they will take to become effective or whether such mechanisms will be effective for all digital assets. There is also a risk that any mechanisms of increasing the scale of digital asset settlements, such as the ongoing upgrades as part of Ethereum 2.0, may significantly alter the competitive dynamics in the digital asset market and may adversely affect the value of bitcoin and the price of our common stock. Any of which could have a material adverse effect on our business, prospects, financial condition, and operating results.
The IRS and certain states have taken the position that digital assets are “property” for income tax purposes.
In early 2014, the IRS issued basic guidance on the tax treatment of digital assets. The IRS has taken the position that a digital asset is “property” instead of “currency” for income tax purposes. As such, general tax principles applicable to property transactions apply to the acquisition, ownership, use, and disposition of digital assets. This overall treatment creates a potential tax liability for, and potential tax reporting requirements applicable to, us in any circumstance where we mine or otherwise acquire, own, use, or dispose of a digital asset. In 2019, the IRS issued additional guidance specifically relating to the income tax consequences that could arise from a digital asset hard fork event in which a new unit of digital asset may or may not be received, and released frequently asked questions to address certain digital asset topics such as tax basis, gain, or loss on the sale or exchange of certain kinds of digital assets and how to determine the fair market value of such digital assets.

There is no guarantee that the IRS will not alter its position with respect to the taxation of digital assets, or that legislation or judicial determinations in the future will not result in a tax treatment of digital assets and transactions in digital assets for tax purposes that differs from the treatment described above. You are urged to consult your own tax advisor as to the tax implications of our acquisition, ownership, use, and disposition of digital assets. The taxation of digital assets for state, local, or
non-U.S.
tax purposes may not be the same as the taxation of digital assets for U.S. federal income tax purposes.
In addition, under the Tax Cuts and Jobs Act of 2017, as of January 1, 2018, “like-kind exchange” treatment does not apply to digital assets. This means that gain from the sale or exchange of digital assets cannot be deferred by undertaking an exchange of one type of virtual currency for another.
Certain states, including New York and New Jersey, generally follow IRS guidance with respect to the treatment of digital assets for state income tax purposes, but it is unclear if other states will do so. Transactions involving digital assets for other goods and services may also be subject to sales and use or similar taxes under barter transaction treatment or otherwise. The treatment of digital assets for state income tax and sales tax purposes may have negative consequences, including the imposition of a greater tax burden on investors in digital assets or a higher cost with respect to the acquisition, ownership, use, and disposition of digital assets generally. In either case, this could have a negative effect on prices in the relevant digital asset exchange market and could have a material adverse effect on our business, financial condition, and results of operations.
Non-U.S.
jurisdictions may also elect to treat digital assets in a manner that results in adverse tax consequences. To the extent a
non-U.S.
jurisdiction with a significant share of the market of digital asset owners or users imposes onerous tax burdens on such owners or users, or imposes sales, use, or value added tax on acquisitions and dispositions of digital assets for fiat currency, such actions could result in decreased demand for digital assets in such jurisdiction, which could impact the price of digital assets and have a material adverse effect on our business, financial condition, and results of operations.
Changes to, or changes to interpretations of, tax laws could have a material adverse effect on our business, financial condition, and results of operations.
All statements contained herein concerning U.S. federal income tax (or other tax) consequences are based on existing laws and interpretations thereof. The tax regimes to which we are subject or under which we operate, including income and non-income
taxes, are unsettled and may be subject to significant change. While some of these changes could be beneficial, others could negatively affect our after-tax
returns. Accordingly, no assurance can be given that the currently anticipated tax treatment will not be modified by legislative, judicial, or administrative changes, possibly with retroactive effect. In addition, no assurance can be given that any tax authority or court will agree with any particular interpretation of the relevant laws.
In 2021, significant changes to U.S. federal income tax laws were proposed, including increasing the U.S. federal income tax rate applicable to corporations from 21% to 28% and changes implicating information reporting with respect to digital assets. Congress may include some of or all these proposals in future legislation. There is uncertainty regarding whether these proposals will be enacted and, if enacted, their scope, when they would take effect, and whether they would have retroactive effect.
State, local, and
non-U.S.
jurisdictions could impose, levy, or otherwise enforce tax laws against us. Tax laws and regulations at the state and local levels frequently change, especially in relation to the interpretation of existing tax laws for new and emerging industries, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance with, current or future taxes, which could have a material adverse effect on our business, financial condition, and results of operations.

Concerns about greenhouse gas emissions and global climate change may result in environmental taxes, charges, assessments or penalties and could have a material adverse effect on our business, financial condition and results of operations.
The effects of human activity on global climate change have attracted considerable public and scientific attention, as well as the attention of the United States and other foreign governments. Efforts are being made to reduce greenhouse gas emissions, particularly those from coal combustion power plants, some of which plants we may rely upon for power. The added cost of any environmental taxes, charges, assessments or penalties levied on such power plants could be passed on to us, increasing the cost to run our hosting facilities. Any enactment of laws or promulgations of regulations regarding greenhouse gas emissions by the United States, or any domestic or foreign jurisdiction in which we conduct business, could have a material adverse effect on our business, financial condition or results of operations.
Latency in confirming transactions on a network could result in a loss of confidence in the network, which could have a material adverse effect on our business, financial condition and results of operations.
Latency in confirming transactions on a network can be caused by a number of factors, such as transaction processors ceasing to support the network and/or supporting a different network. To the extent that any transaction processors cease to record transactions on a network, such transactions will not be recorded on the blockchain of the network until a block is solved by a transaction processor that does not require the payment of transaction fees or other incentives. Currently, there are no known incentives for transaction processors to elect to exclude the recording of transactions in solved blocks. However, to the extent that any such incentives arise (for example, with respect to Bitcoin, a collective movement among transaction processors or one or more transaction processing pools forcing Bitcoin users to pay transaction fees as a substitute for, or in addition to, the award of new bitcoin upon the solving of a block), transaction processors could delay the recording and verification of a significant number of transactions on a network’s blockchain. If such latency became systemic, and sustained, it could result in greater exposure to double-spending transactions and a loss of confidence in the applicable network, which could have a material adverse effect on our business, financial condition and results of operations.
In addition, increasing growth and popularity of digital assets, ICOs and security token offerings, as well as non-digital
asset
related applications that utilize blockchain technology on certain networks, can cause congestion and backlog, and as result, increase latency on such networks. An increase in congestion and backlogs could result in longer transaction confirmation times, an increase in unconfirmed transactions (that is, transactions that have yet to be included in a block on a network and therefore are not yet completed transactions), higher transaction fees and an overall decrease in confidence in a particular network, which could ultimately affect our ability to transact on that particular network and, in turn, could have a material adverse effect on our business, financial condition and results of operations.
Significant or unexpected changes to our transaction processing operations may have a material adverse effect on our business, financial condition and results of operations.
We and our potential customers are engaged in the business of verifying and confirming transactions on a blockchain, also known as transaction processing, or “mining.” We may have to make changes to the specifications of our transaction processing operations for any number of reasons beyond our control (e.g., increased governmental and quasi-governmental regulation of blockchain-related digital assets; changes in methods of validating digital asset transactions; creation of new digital assets; general economic conditions; changes in consumer demographics and public tastes and preferences; and rising energy costs, among other reasons), or we may be unable to develop our transaction processing operations in a manner that realizes those specifications or any form of functioning and profitable transaction processing operations. Furthermore, it is still possible that our transaction processing operations may experience malfunctions, electrical power failure, hacking, cybersecurity breaches or otherwise fail to be adequately developed or maintained. Any of the above risks, which could also impact our potential hosting customers, may have a material adverse effect on our business, financial condition and results of operations.
Currently, we believe there is relatively limited use of digital assets in the retail and commercial marketplace in comparison to relatively sizable use by speculators, thus contributing to price volatility that could adversely affect an investment in our stock.
We believe digital assets have not yet gained widespread acceptance as a means of payment for goods and services by any major retail or commercial outlets. We believe a significant portion of the demand for digital assets is generated by speculators and investors, some of whom may have no knowledge of the inner workings of those assets. Certain of these investors may seek to profit from the short-term or long-term holding of digital assets, and thus, may contribute to digital asset price volatility. A lack of expansion in the use of digital assets in retail and commercial markets, or a contraction of such use, may result in increased price volatility of digital assets or a reduction in the market price of digital assets or in the demand for digital assets which would reduce the demand of our hosting and colocation services or in the value of the digital assets held by us, any of which could have a material adverse effect on our business, financial condition and results of operations.
Diversification of our business by investing in additional digital assets, financial instruments and businesses could require significant investment or expose us to trading risks.
The field of digital assets is constantly expanding with over 4,000 digital assets in existence as of January 2021. We intend to evaluate the potential for mining or investing in existing, new and alternative digital assets. To the extent we elect to commence activities to generate digital assets, we would be required to invest our assets either to obtain mining equipment configured to generate digital assets based on a “proof of work” protocol or to post “stakes” to generate digital assets based on a “proof of stake” protocol. In addition, or in the alternative, we may trade its digital assets for other digital assets on centralized or decentralized exchanges. Optimization of such trades may vary depending on the exchange on which the trade is conducted because we may not have access to all exchanges on which such trades are available. Further, trading on centralized and decentralized exchanges may expose us to additional risks if such exchanges experience breaches of security measures, system errors or vulnerabilities, software corruption, hacking or other irregularities. Any new digital asset obtained through generation or trading may be more volatile or fail to increase in value compared to digital assets we currently hold. As a result, any investment in different digital assets may not achieve our goals, may be viewed negatively by analysts or investors and may negatively affect our revenues and results of operations.
If the transaction fees for recording digital assets in a blockchain increase, demand for digital assets may be reduced and prevent the expansion of the networks to retail merchants and commercial business, resulting in a reduction in the acceptance or price of digital assets.
As the number of digital assets awarded for solving a block in a blockchain decreases, the incentive for mining participants to contribute processing power to networks will transition from a set reward to transaction fees. In order to incentivize mining participants to continue to contribute processing power to the networks, the network may transition from a set reward to transaction fees earned upon solving for a block. If mining participants demand higher transaction fees to record transactions in a blockchain or a software upgrade automatically charges fees for all transactions, the cost of using digital assets may increase and the marketplace may be reluctant to accept digital assets as a means of payment. Existing users may be motivated to switch from one digital asset to another or back to fiat currency. Decreased use and demand for digital assets may adversely affect their value and result in a reduction in the value of our common stock.

If the award of new digital assets and/or transaction fees for solving blocks is not sufficiently high to incentivize transaction processors, such processors may reduce or cease expending processing power on a particular network, which could negatively impact the utility of the network, reduce the value of its digital assets and have a material adverse effect on our business, financial condition and results of operations.
As the number of digital assets rewarded to transaction processors for validating blocks in a network decreases, the incentive for transaction processors to continue contributing processing power to the network may shift toward transaction fees. Such a shift may increase the transaction fees on a network. Higher transaction fees may reduce the utility of a network for an end user, which may cause end users to reduce or stop their use of that network. In such case, the price of the relevant digital asset may decline substantially and could go to zero. Such reduced price and demand for, and use of, the relevant digital asset and network, either as it applies to our transaction processing services or to those of our potential hosting customers, may have a material adverse effect on our business, financial condition and results of operations.
As more processing power is added to a network, our relative percentage of total processing power on that network is expected to decline absent significant capital investment, which has an adverse impact on our ability to generate revenue from processing transactions on that network and could have a material adverse effect on our business, financial condition and results of operations.
Processing power on networks has been increasing rapidly over time while the rewards and transaction fees available on those networks tends to decline over time. In order to grow or maintain the revenue we generate from processing transactions on such networks, we are required to invest significant capital to acquire new computer servers, expand our power capacity and otherwise increase our effective processing power on such networks. In the event we are unable to invest sufficient capital to grow or maintain the level of our processing power on a network relative to the total processing power of such network, our revenue from the applicable network will decline over time and as a result, it could have a material adverse effect on our business, financial condition and results of operations.
In addition, a decrease in the price of computer servers may result in an increase in transaction processors, which may lead to more competition for fees in a particular network. We are unable to predict the pace at which processing power is added to the network. In the event we are unable to realize adequate fees on a network due to increased competition, our revenue from the applicable network will decline over time and in turn, it could have a material adverse effect on our business, financial condition and results of operations.
We may only have limited control over our mining operation.
Our mining operation comprises blockchain mining technologies that depend on a network of computers to run certain software programs to solve complex transactions in competition with other mining operations and to process transactions. Because of this less centralized model and the complexity of our mining operation, we have limited control over the success of our mining operations. While we participate in mining pools to combine our mining operations with other mining participants to increase processing power to solve blocks, there can be no assurance that such pools will adequately address this risk.
Our reliance on third-party mining pool service providers for our mining revenue payouts may have a negative impact on our operations.
We utilize third party mining pools to receive our mining rewards from a given network. Mining pools allow mining participants to combine their processing power, which increases the chances of solving a block and getting paid by the network. The rewards are distributed by the pool operator, proportionally to our contribution to the pool’s overall mining power used to generate each block. We are dependent on the accuracy of the mining pool operator’s record keeping to accurately record the total processing power provided to the pool for a given bitcoin or other digital asset mining application in order to assess the proportion of that total processing power we provided. While we have internal methods of tracking both our power provided and the total power used by the pool, the mining pool operator uses its own record-keeping to determine our proportion of a given reward. We have little means of recourse against the mining pool operator if we determine the proportion of the reward paid out to us by a mining pool operator is incorrect, other than leaving the pool. If we are unable to consistently obtain accurate proportionate rewards from our mining pool operators, we may experience reduced reward for our efforts, which would have an adverse effect on our business and operations.
Malicious actors or botnet may obtain control of more than 50% of the processing power on the Bitcoin or other network.
If a malicious actor or botnet (a volunteer or hacked collection of computers controlled by networked software coordinating the actions of the computers) obtains a majority of the processing power dedicated to mining on the Bitcoin or other network, it may be able to alter the blockchain on which the Bitcoin or other network and most Bitcoin or other digital asset transactions rely by constructing fraudulent blocks or preventing certain transactions from completing in a timely manner, or at all. The malicious actor or botnet could control, exclude, or modify the ordering of transactions, though it could not generate new bitcoin or digital assets or transactions using such control. The malicious actor could “double-spend” its own bitcoin or digital assets (i.e., spend the same bitcoin or digital assets in more than one transaction) and prevent the confirmation of other users’ transactions for so long as it maintained control. To the extent that such malicious actor or botnet did not yield its control of the processing power on the Bitcoin or other network, or the Bitcoin or other community did not reject the fraudulent blocks as malicious, reversing any changes made to the blockchain may not be possible.
Although there are no known reports of malicious activity or control of the Bitcoin blockchain achieved through controlling over 50% of the processing power on the network, it is believed that certain mining pools may have exceeded the 50% threshold. The possible crossing of the 50% threshold indicates a greater risk in that a single mining pool could exert authority over the validation of Bitcoin transactions. To the extent that the Bitcoin or other digital asset ecosystems, including developers and administrators of mining pools, do not act to ensure greater decentralization of Bitcoin or other digital asset mining processing power, the feasibility of a malicious actor obtaining control of the processing power on the Bitcoin or other network will increase, which may adversely affect an investment us.
Transaction processing operators may sell a substantial amount of digital assets into the market, which may exert downward pressure on the price of the applicable digital asset and, in turn, could have a material adverse effect on our business, financial condition and results of operations.
Transaction processing requires the investment of significant capital for the acquisition of hardware, leasing or purchasing space, involves substantial electricity costs and requires the employment of personnel to operate the data facilities, which may lead transaction processing operators to liquidate their positions in digital assets to fund these capital requirements. In addition, if the reward of new digital assets for transaction processing declines, and/or if transaction fees are not sufficiently high, profit margins for transaction processing operators may be reduced, and such operators may be more likely to sell a higher percentage of their digital assets. Whereas it is believed that individual operators in past years were more likely to hold digital assets for more extended periods, the immediate selling of newly transacted digital assets by operators may increase the supply of such digital assets on the applicable exchange market, which could create downward pressure on the price of the digital assets and, in turn, could have a material adverse effect on our business, financial condition and results of operations.
To the extent that the profit margins of digital asset mining operations are not high, mining participants are more likely to sell their earned bitcoin, which could constrain bitcoin prices.
Over the past few years, digital asset mining operations have evolved from individual users mining with computer processors, graphics processing units and first-generation application-specific integrated circuit

(“ASIC”) servers. Currently, new processing power is predominantly added by incorporated and unincorporated “professionalized” mining operations. Professionalized mining operations may use proprietary hardware or sophisticated ASIC machines acquired from ASIC manufacturers. They require the investment of significant capital to acquire this hardware, to lease operating space (often in data centers or warehousing facilities), and to pay the costs of electricity and labor to operate the mining farms. As a result, professionalized mining operations are of a greater scale than prior mining operations and have more defined and regular expenses and liabilities. These regular expenses and liabilities require professionalized mining operations to maintain profit margins on the sale of digital assets. To the extent the price of digital assets decline and such profit margin is constrained, professionalized mining participants are incentivized to more immediately sell digital assets earned from mining operations, whereas it is believed that individual mining participants in past years were more likely to hold newly mined digital assets for more extended periods. The immediate selling of newly mined digital assets greatly increases the trading volume of the digital assets, creating downward pressure on the market price of digital asset rewards. The extent to which the value of digital assets mined by a professionalized mining operation exceeds the allocable capital and operating costs determines the profit margin of such operation. A professionalized mining operation may be more likely to sell a higher percentage of its newly mined digital assets rapidly if it is operating at a low profit margin and it may partially or completely cease operations if its profit margin is negative. In a low profit margin environment, a higher percentage could be sold more rapidly, thereby potentially depressing digital asset prices. Lower digital asset prices could result in further tightening of profit margins for professionalized mining operations creating a network effect that may further reduce the price of digital assets until mining operations with higher operating costs become unprofitable forcing them to reduce mining power or cease mining operations temporarily. Such circumstances could have a material adverse effect on our business, prospects or operations and potentially the value of bitcoin and any other digital assets we mine or otherwise acquire or hold for our own account.
The “halvening” of rewards available on the Bitcoin network, or the reduction of rewards on other networks, has had and in the future could have a negative impact on our ability to generate revenue as our customers may not have an adequate incentive to continue transaction processing and customers may cease transaction processing operations altogether, which could have a material adverse effect on our business, financial condition and results of operations.
Under the current protocols governing the Bitcoin network, the reward for validating a new block on that network is cut in half from time to time, which has been referred to in our industry as the “halvening.” When the Bitcoin network was first launched, the reward for validating a new block was 50 bitcoin. In 2012, the reward for validating a new block was reduced to 25 bitcoin. In July 2016, the reward for validating a new block was reduced to 12.5 bitcoin, and in May 2020, the reward was further reduced to 6.25 bitcoin. In addition, other networks may operate under rules that, or may alter their rules to, limit the distribution of new digital assets. We, and to our knowledge, our potential hosting customers, currently rely on these rewards to generate a significant portion of our total revenue. If the award of digital assets for solving blocks and transaction fees are not sufficiently high, neither we nor our customers may have an adequate incentive to continue transaction processing and may cease transaction processing operations altogether, which as a result may significantly reduce demand for our hosting services. As a result, the halvening of available rewards on the Bitcoin network, or any reduction of rewards on other networks, would have a negative impact on our revenues and may have a material adverse effect on our business, financial condition and results of operations.
In addition, the reduction of rewards may reduce our profit margins, which could result in us selling a substantial portion of our digital assets, which are subject to high volatility. If we are forced to sell digital assets at low prices, it could have a material adverse effect on our business, financial condition and results of operations.

We intend to hold varying amounts of digital assets over time, and their value could be subject to inherent volatility. From time to time we have sold, and we may sell in the future, a portion of our digital assets to pay for costs and expenses, which has reduced, and may reduce in the future, the amount of digital assets we hold, thus preventing us from recognizing any gain from the appreciation in value of the digital assets we have sold and may sell in the future.
From time to time, we have sold, and we may sell in the future, a portion of our digital assets to pay for costs and expenses incurred, capital expenditures and other working capital, irrespective of then-current digital asset prices. Our past sales of digital assets have reduced the amount of digital assets we currently hold. We intend to hold varying amounts of digital assets over time, and their value could be subject to inherent volatility. When we sell a digital asset, we are unable to benefit from any future appreciation in the underlying value of that digital asset.
Consequently, our digital assets may be sold at a time when the price is lower than it otherwise might be in the future, which could reduce the gain we might have realized on the sale of that digital asset at a different time. If we sell any digital assets in the future, the loss of potential realized gains from the sale of such digital assets could have a material adverse effect on our business, financial condition and results of operations.
Digital assets are subject to extreme price volatility. The value of digital assets is dependent on a number of factors, any of which could have a material adverse effect on our business, financial condition and results of operations.
We currently generate a small portion of our revenue from processing blockchain transactions, in return for which receive digital assets. In connection with our recent merger with Blockcap, we anticipate that a much larger portion of our revenue will come from processing blockchain transactions in the form of digital assets like Bitcoin. We believe the value of digital assets related to our business is dependent on a number of factors, including, but not limited to:

•	global digital asset supply;

•
global digital asset demand, which can be influenced by the growth of retail merchants’ and commercial businesses’ acceptance of digital assets as payment for goods and services, the security of online digital asset exchanges and digital wallets that hold digital assets, the perception that the use and holding of digital assets is safe and secure, and the regulatory restrictions on their use;

•	investors’ expectations with respect to the rate of inflation of fiat currencies;

•	investors’ expectations with respect to the rate of deflation of digital assets;

•	cyber theft of digital assets from online wallet providers, or news of such theft from such providers or from individuals’ online wallets;

•	the availability and popularity of businesses that provide digital asset-related services;

•	fees associated with processing a digital asset transaction;

•	changes in the software, software requirements or hardware requirements underlying digital assets;

•	changes in the rights, obligations, incentives, or rewards for the various participants in digital asset mining;

•	interest rates;

•	currency exchange rates, including the rates at which digital assets may be exchanged for fiat currencies;

•	fiat currency withdrawal and deposit policies on digital asset exchanges and liquidity on such exchanges;

•	interruptions in service or failures of major digital asset exchanges;

•	investment and trading activities of large investors, including private and registered funds, that may directly or indirectly invest in digital assets;

•	momentum pricing;

•	monetary policies of governments, trade restrictions, currency devaluations and revaluations;

•	regulatory measures, if any, that affect the use of digital assets, restrict digital assets as a form of payment, or limit the purchase of digital assets;

•	global or regional political, economic or financial events and conditions;

•
expectations that the value of digital assets will change in the near or long term. A decrease in the price of a single digital asset may cause volatility in the entire digital asset industry and may affect other digital assets. For example, a security breach that affects investor or user confidence in bitcoin, ethereum, litecoin or another digital asset may affect the industry as a whole and may also cause the price of other digital assets to fluctuate; or

•	with respect to bitcoin, increased competition from other forms of digital assets or payments services.
Bitcoin and other digital assets have historically experienced significant intraday and long-term price volatility, significantly impacted by momentum pricing. Momentum pricing typically is associated with growth stocks and other assets whose valuation, as determined by the investing public, accounts for anticipated future appreciation in value. The market price for digital assets is determined using data from various digital asset exchanges, over-the-counter
markets, digital asset futures markets, derivative platforms and other digital asset investment vehicles. We believe that momentum pricing may have resulted, and may continue to result, in significant and rampant speculation regarding future appreciation (or depreciation) in the value of digital assets, inflating and making their market prices more volatile, even more so than with traditional asset classes, such as equities. In addition, there is currently growing but limited acceptance of digital assets in the retail and commercial marketplace, as compared to the demand generated by investors seeking a long-term value retention or by speculators seeking to profit from the short- or long-term holding of such digital assets, which may contribute to their extreme levels of price volatility.
Even if shareholders are able to hold their common stock for the long-term, their common stock may never generate a profit, since digital asset markets have historically experienced extended periods of flat or declining prices, in addition to sharp fluctuations. Investors should be aware that there is no assurance that bitcoin or other digital assets will maintain their long-term value in terms of future purchasing power or that the acceptance of digital asset payments by mainstream retail merchants and commercial businesses will continue to grow. If the price of bitcoin or other digital assets declines, we expect our profitability to decline.
Any loss or destruction of a private key required to access a digital asset of ours is irreversible. We also may temporarily lose access to our digital assets.
Digital assets are each accessible and controllable only by the possessor of both the unique public key and private key associated with the digital asset, wherein the public and private keys are held in an offline or online digital wallet. To the extent a private key is lost, destroyed or otherwise compromised and no backup of the private key is available, we will be unable to access the applicable digital asset associated with that private key and the private key cannot be restored. As a result, any digital assets associated with such key could be irretrievably lost. Any loss of private keys relating to digital wallets used to store the applicable digital assets could have a material adverse effect on our business, financial condition and results of operations.
In addition, we may temporarily lose access to our digital assets as a result of software or systems upgrades or maintenance. In this case, we would likely rely on third parties to assist in restoring our access, and we cannot provide any assurance that such third parties will be able to restore access on a timely basis, or at all. Any temporary loss, if it occurs, could have a material adverse effect on our business, financial condition and results of operations.
Intellectual property rights claims may adversely affect the operation of any or all of the networks.
Third parties may assert intellectual property rights claims relating to the operation of digital assets and the holding and transfer of such assets. Regardless of the merit of any intellectual property rights claims or other legal action, any threatened action that reduces confidence in the long-term viability of any or all of the networks or other similar peer-to-peer
networks, or in the ability of
end-users
to hold and transfer digital assets, may have a material adverse effect on our business, results of operations and financial condition. Additionally, a meritorious intellectual property rights claim could prevent us and other end-users
from holding or transferring the digital assets, which could have a material adverse effect on our business, financial condition and results of operations.
A soft or hard fork on a network could have a material adverse effect on our business, financial condition and results of operations.
The rules governing a network’s protocol are subject to constant change and, at any given time, there may be different groups of developers that can modify a network’s protocol. As network protocols are not sold and their use does not generate revenues for their development teams, the core developers are generally not compensated for maintaining and updating the network protocols. Consequently, there is a lack of financial incentive for developers to maintain or develop networks and the core developers may lack the resources to adequately address emerging issues with network protocols. Although the Bitcoin and other leading networks are currently supported by core developers, there can be no guarantee that such support will continue or be sufficient in the future. To the extent that material issues arise with the Bitcoin or another network protocol and the core developers and open-source contributors are unable to address the issues adequately or in a timely manner, the networks may be adversely affected.
Any individual can download the applicable network software and make any desired modifications that alter the protocols and software of the network, which are proposed to developers, users and transaction processors on the applicable network through software downloads and upgrades, typically posted to development forums such as GitHub.com. Such proposed modifications can be agreed upon, developed, adopted and implemented by a substantial majority of developers, transaction processors and users, which, in such event, results in a “soft fork” or “hard fork” on the relevant network. A “soft fork” occurs when an updated version of the validating protocol is still “backwards compatible” with previous versions of the protocol. As a result, non-upgraded
network participants with an older version of the validating protocol will still recognize new blocks or transactions and may be able to confirm and validate a transaction; however, the functionality of the non-upgraded
network participant may be limited. Thus,
non-upgraded
network participants are incentivized to adopt the updated version of the protocol. The occurrence of a soft fork could potentially destabilize transaction processing and increase transaction and development costs and decrease trustworthiness of a network.
A “hard fork” occurs when the updated version of the validating protocol is not “backwards compatible” with previous versions of the protocol, and therefore, requires forward adoption by network participants in order to recognize new blocks, validate and verify transactions and maintain consensus on the relevant blockchain. Since the updated version of the protocol is not backwards compatible, a hard fork can cause the relevant blockchain to permanently diverge into two separate blockchains on a network. For example, in the case of Bitcoin, a hard fork created two new digital assets: Bitcoin Cash and Bitcoin Gold. The value of a newly created digital asset from a hard fork (“forked digital asset”) may or may not have value in the long-run
and may affect the price of other digital assets if interest and resources are shifted away from previously existing digital assets to the forked digital asset. The value of a previously existing digital asset after a hard fork is subject to many factors, including the market reaction and value of the forked digital asset and the occurrence of other soft or hard forks in the future. As such, the value of certain digital assets could be materially reduced if existing and future hard forks have a negative effect on their value.

If a soft fork or hard fork occurs on a network, which we or our hosting customers are processing transactions or hold digital assets in, we may be required to upgrade our hardware or software in order to continue our transaction processing operations, and there can be no assurance that we may be able to make such upgrades. A soft fork or hard fork in a particular digital asset that we process could have a negative effect on the value of that digital asset and could have a material adverse effect on our business, financial condition and results of operations.
The digital assets held by us may be subject to loss, damage, theft or restriction on access, which could have a material adverse effect on our business, financial condition or results of operations.
There is a risk that some or all of the digital assets held or hosted by us could be lost, stolen or destroyed. We believe that the digital assets held or hosted by us and our mining operation will be an appealing target to hackers or malware distributors seeking to destroy, damage or steal our digital assets. Our security procedures and operational infrastructure may be breached due to the actions of outside parties, error or malfeasance of one of our employees, or otherwise, and, as a result, an unauthorized party may obtain access to our digital asset accounts, private keys, data or digital assets. Although we implement a number of security procedures with various elements such as two-factor
verification, segregated accounts and secured facilities and plan to implement the maintenance of data on computers and/or storage media that is not directly connected to, or accessible from, the internet and/or networked with other computers (“cold storage”) to minimize the risk of loss, damage and theft, and we update such security procedures whenever reasonably practicable, we cannot guarantee the prevention of such loss, damage or theft, whether caused intentionally, accidentally or by an act of God.
Additionally, outside parties may attempt to fraudulently induce our employees to disclose sensitive information in order to gain access to our infrastructure. As the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, or may be designed to remain dormant until a predetermined event, and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. As technological change occurs, the security threats to our bitcoin will likely adapt and previously unknown threats may emerge. Our ability to adopt technology in response to changing security needs or trends may pose a challenge to the safekeeping of our digital assets. To the extent we are unable to identify and mitigate or stop new security threats, our digital assets may be subject to theft, loss, destruction or other attack.
Any of these events could expose us to liability, damage our reputation, reduce customer confidence in our services and otherwise have a material adverse effect on our business, financial condition and results of operations. Furthermore, we believe that as our assets grow, we may become a more appealing target for security threats, such as hackers and malware. If an actual or perceived breach of our digital asset accounts occurs, the market perception of our effectiveness could be harmed.
The digital assets held by us are not subject to FDIC or SIPC protections.
We do not hold our digital assets with a banking institution or a member of the Federal Deposit Insurance Corporation (“FDIC”) or the Securities Investor Protection Corporation (“SIPC”), and to date, neither the FDIC nor the SIPC has extended any such protections to depositors of digital assets. Accordingly, our digital assets are not subject to the protections by FDIC or SIPC member institutions and any loss of our digital assets could have a material adverse effect on our business, financial condition and results of operations.
We may not be able to maintain our competitive position as digital asset networks experience increases in total network hash rate.
As the relative market prices of a digital asset, such as Bitcoin, increases, more companies are encouraged to mine for that digital asset and as more miners are added to the network, its total hash rate increases. In order for us to maintain its competitive position under such circumstances, we must increase our total hash rate by acquiring and deploying more mining machines, including new miners with higher hash rates. There are currently only a few companies capable of producing a sufficient number of machines with adequate quality to address the increased demand. If we are not able to acquire and deploy additional miners on a timely basis, our proportion of the overall network hash rate will decrease and we will have a lower chance of solving new blocks which will have an adverse effect on our business and results of operations.
To the extent that any miners cease to record transactions in solved blocks, transactions that do not include the payment of a transaction fee will not be recorded on the blockchain until a block is solved by a miner who does not require the payment of transaction fees. Any widespread delays in the recording of transactions could result in a loss of confidence in that digital asset network, which could adversely impact an investment in us.
To the extent that any miners cease to record transactions in solved blocks, such transactions will not be recorded on the blockchain. Currently, there are no known incentives for miners to elect to exclude the recording of transactions in solved blocks; however, to the extent that any such incentives arise (e.g., a collective movement among miners or one or more mining pools forcing Bitcoin users to pay transaction fees as a substitute for or in addition to the award of new Bitcoins upon the solving of a block), actions of miners solving a significant number of blocks could delay the recording and confirmation of transactions on the blockchain.
Any systemic delays in the recording and confirmation of transactions on the blockchain could result in greater exposure to double-spending transactions and a loss of confidence in certain or all digital asset networks, which could have a material adverse effect on our business, prospects, financial condition, and operating results.
Our interactions with a blockchain may expose us to SDN or blocked persons or cause us to violate provisions of law that did not contemplate distribute ledger technology.
The Office of Financial Assets Control of the U.S. Department of Treasury (“OFAC”) requires us to comply with its sanction program and not conduct business with persons named on its specially designated nationals (“SDN”) list. However, because of the pseudonymous nature of blockchain transactions, we may inadvertently and without our knowledge engage in transactions with persons named on OFAC’s SDN list. Our internal policies prohibit any transactions with such SDN individuals, but we may not be adequately capable of determining the ultimate identity of the individual with whom we transact with respect to selling digital assets. In addition, in the future, OFAC or another regulator, may require us to screen transactions for OFAC addresses or other bad actors before including such transactions in a block, which may increase our compliance costs, decrease our anticipated transaction fees and lead to decreased traffic on our network. Any of these factors, consequently, could have a material adverse effect on our business, prospects, financial condition, and operating results.
Moreover, federal law prohibits any U.S. person from knowingly or unknowingly possessing any visual depiction commonly known as child pornography. Recent media reports have suggested that persons have imbedded such depictions on one or more blockchains. Because our business requires us to download and retain one or more blockchains to effectuate our ongoing business, it is possible that such digital ledgers contain prohibited depictions without our knowledge or consent. To the extent government enforcement authorities literally enforce these and other laws and regulations that are impacted by decentralized distributed ledger technology, we may be subject to investigation, administrative or court proceedings, and civil or criminal monetary fines and penalties, all of which could harm our reputation and could have a material adverse effect on our business, prospects, financial condition, and operating results.
Legacy Core has identified material weaknesses in its internal control over financial reporting. Such material weaknesses may result in material misstatements of Core’s financial statements or cause it to fail to meet its periodic reporting obligations. Core may also identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control.
As a public company, we are required to maintain internal control over financial reporting and to report any material weaknesses in such internal control over financial reporting. In connection with the audit of Legacy

Core’s consolidated financial statements for the year ended December 31, 2021, Legacy Core and its independent registered public accounting firm identified material weaknesses in its internal control over financial reporting related to (i) insufficient accounting and supervision with respect to the appropriate level of technical accounting experience and appropriate processes and procedures to assess and apply the relevant accounting framework, particularly in new or non-routine areas, (ii) a lack of appropriate communication and recordkeeping, particularly related to equity transactions, (iii) design deficiencies in internal controls necessary to enforce appropriate segregation of duties for manual journal entries to Legacy Core’s books and records, and (iv) design deficiencies in internal controls necessary to enforce appropriate segregation of duties for Legacy Core’s digital asset wallets. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. With the oversight of our senior management and audit committee, we have instituted plans to remediate the material weakness and will continue to take remediation steps, including hiring additional key supporting accounting personnel with public company reporting and accounting operations experience. In addition, we are formalizing inter-departmental communication, including establishing appropriate standing and ad hoc committees and enhancing electronic document storage for key financial transactions. We believe the measures described above will remediate the material weaknesses identified and strengthen our internal control.
While we implement our plan to remediate the material weaknesses described above, we cannot predict the success of such plan or the outcome of its assessment of these plans at this time. If our steps are insufficient to remediate the material weaknesses successfully and otherwise establish and maintain an effective system of internal control over financial reporting, the reliability of our financial reporting, investor confidence, and the value of its common stock could be materially and adversely affected. We can give no assurance that the implementation of this plan will remediate these deficiencies in our internal control over financial reporting or that additional material weaknesses or significant deficiencies in our internal control over financial reporting will not be identified in the future. The failure to implement and maintain effective internal control over financial reporting could result in errors in our financial statements that could result in a restatement of its financial statements, causing us to fail to meet its reporting obligations.
If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.
As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the applicable listing standards of the Nasdaq. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly and place significant strain on our personnel, systems and resources.
The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight.
Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. In addition, changes in accounting principles or interpretations could also challenge our internal controls and require that we establish new business processes, systems and controls to accommodate such changes. We have limited experience with implementing the systems and controls that are necessary to operate as a public company, as well as adopting changes in accounting principles or interpretations mandated by the relevant regulatory bodies. Additionally, if these new systems, controls or standards and the associated process changes do not give rise to the benefits that we expect or do not operate as intended, it could adversely affect our financial reporting systems and processes, our ability to produce timely and accurate financial report or the effectiveness of internal control over financial reporting. Moreover, our business may be harmed if we experience problems with any new systems and controls that result in delays in their implementation or increased costs to correct any post-implementation issues that may arise.
Further, in addition to the material weaknesses we currently have, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our business or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the Nasdaq. We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we are required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form
10-K.
Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until our first annual report filed with the SEC where we are an accelerated filer or a large accelerated filer, and do not qualify as an emerging growth company or smaller reporting company with revenues of less than $100 million. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could harm our business and could cause a decline in the trading price of our common stock. For more information as it relates to the risk controls, please see “
—Legacy Core has identified material weaknesses in its internal control over financial reporting. Such material weaknesses may result in material misstatements of Core’s financial statements or cause it to fail to meet its periodic reporting obligations. Core may also identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control.
”
Risks Related to Ownership of Our Securities and Other General Matters
An active trading market for our common stock may never develop or be sustained.
Our common stock is listed on the Nasdaq under the symbol “CORZ.” However, we cannot assure you that an active trading market for our common stock will develop on that exchange or elsewhere or, if developed, that any market will be sustained. Accordingly, we cannot assure you of the likelihood that an active trading market for our common stock will develop or be maintained, your ability to sell your shares of our common stock when desired or the prices that you may obtain for your shares.
The trading price of our common stock may be volatile, and you could lose all or part of your investment.
The trading price of our common stock is likely to be volatile and could be subject to fluctuations in response to various factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of your investment in our common stock as you might be unable to sell your shares at or above the price you paid for those shares. Factors that could cause fluctuations in the trading price of our common stock include the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	volatility in the trading prices and trading volumes of technology stocks;

•	volatility in the price of bitcoin and other digital assets;

•	changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;

•	sales of shares of our common stock by us or our stockholders, including sales as a result of the waiver of lock-up restrictions that went into effect in March 2022 and sales under this prospectus;

•
failure of securities analysts to maintain coverage of us, changes in financial estimates by securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•	the financial projections we may provide to the public, any changes in those projections, or our failure to meet those projections;

•	announcements by us or our competitors of new products, features, or services;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	rumors and market speculation involving us or other companies in our industry;

•	actual or anticipated changes in our results of operations or fluctuations in our results of operations;

•	actual or anticipated developments in our business, our competitors’ businesses or the competitive landscape generally;

•	litigation involving us, our industry, or both, or investigations by regulators into our operations or those of our competitors;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	announced or completed acquisitions of businesses, products, services or technologies by us or our competitors;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidelines, interpretations or principles;

•	any significant change in our management; and

•	general economic conditions and slow or negative growth of our markets.
In addition, in the past, following periods of volatility in the overall market and in the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.
Future sales and issuances of our capital stock or rights to purchase capital stock could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to decline.
We may issue additional securities, including shares of common stock underlying warrants or as a result of the conversion of convertible notes or the exercise of options or RSUs. Future sales and issuances of our capital stock or rights to purchase our capital stock could result in substantial dilution to our existing stockholders. We may sell common stock, convertible securities and other equity securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, investors may be materially diluted. New investors in such subsequent transactions could gain rights, preferences and privileges senior to those of holders of our common stock. In addition, our ability to raise additional capital through the sale of equity or convertible debt securities could be significantly impacted by the resale of shares of common stock by selling securityholders pursuant to this prospectus which could result in a significant decline in the trading price of our common stock and potentially hinder our ability to raise capital at terms that are acceptable to us or at all.
Sales of our common stock, or the perception of such sales, by us or the selling securityholders pursuant to this prospectus in the public market could cause the market price of our common stock to drop significantly, even if our business is doing well, and certain selling securityholder still may receive significant proceeds.
The sale of our securities in the public market, including sales pursuant to this prospectus, or the perception that such sales could occur, could harm the prevailing market price of our securities. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Resales of our common stock may cause the market price of our securities to drop significantly, even if our business is doing well.
Pursuant to our second amended and restated bylaws (the “Bylaws”) and certain lock-up
agreements entered into prior to the consummation of the Business Combination by and among Core and the stockholders and employees signatories thereto, certain stockholders of Core, including Legacy Core’s stockholders and the Sponsor, which held approximately 90.7% and 2.6%, respectively, of our outstanding common stock as of the closing of the Business Combination, agreed that, with respect to our common stock (including securities convertible into our common stock) held by Legacy Core’s stockholders, through the date that is 180 days after the closing of the Business Combination, with respect to the Private Placement Warrants and any of our common stock issuable upon the exercise of the Private Placement Warrants, through the date that is 30 days after the closing of the Business Combination, and, with respect to the Founder Shares, through the date that is one year after the closing of the Business Combination, subject to certain exceptions, to not, without the prior written consent of the our board of directors, among other things, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly any shares of our common stock, the Private Placement Warrants, our common stock issuable upon the exercise of the Private Placement Warrants, as applicable, held by the respective parties. Our board of directors can terminate these restrictions at any time and may do so to increase the number of shares eligible for resale on the public market.
The above-referenced lock-up restrictions on our common stock issuable upon the exercise of the Private Placement Warrants expired on February 18, 2022, the 30th day following the Business Combination. In addition, as previously announced, on February 24, 2022, our board of directors unanimously approved a complete waiver and release of the lock-up restrictions under the Bylaws and the comparable contractual lock-up restrictions pursuant to the lock-up agreements, effective March 10, 2022. As a result, 282,311,836 shares of our common stock became eligible for sale in the public market at the opening of trading on March 10, 2022 (subject to trading limitations on shares held by affiliates of the Company, compliance with securities laws, continued vesting of any unvested equity awards as of such date, and the Company’s insider trading policy). These lock-up parties are no longer restricted from selling our securities held by them, other than by applicable securities laws.
In connection with the Business Combination, XPDI’s existing registration rights agreement was amended and restated to: (i) provide that we will file the registration statement of which this prospectus forms a part to register for resale of the securities held by the parties thereto under the Securities Act and (ii) afford each such party “piggyback” registration rights with respect to any underwritten offerings by the other stockholders and by us.

The shares of common stock being registered for resale pursuant to this prospectus includes shares that were purchased at prices that may be significantly below the trading price of our common stock and the sale of which would result in the selling securityholder realizing a significant gain. In December 2020, XPDI Sponsor paid in the aggregate $25,000, or approximately $0.003 per share, for 7,187,500 Founder Shares. In January 2021, XPDI Sponsor transferred 30,000 such Founder Shares to each of XPDI’s independent directors. In February 2021, XPDI issued a dividend of 1,437,500 Founder Shares to XPDI Sponsor. Subsequently at the closing of the Business Combination in January 2022, pursuant to previous agreement, XPDI Sponsor sold to the anchor investors 1,293,750 Founder Shares for an aggregate purchase price of approximately $4,500, or approximately $0.003 per share. In addition, XPDI Sponsor and the anchor investors purchased the 6,266,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant. In connection with the Business Combination, the issuance of shares of common stock as merger consideration and the assumption and conversion of assumed warrants, options and restricted stock units into the right to purchase or receive shares of Core common stock were based on an acquiror share value of $10.00 per share. The shares of common stock being offered for resale pursuant to this prospectus by the selling securityholders represent approximately 39.1% of shares outstanding on a fully diluted basis (including 80,893,015 shares of common stock issuable upon conversion of the Convertible Notes) as of April 11, 2022. Given the substantial number of shares of common stock being registered for potential resale by selling securityholders pursuant to this prospectus, the sale of shares by the selling securityholders, or the perception in the market that the selling securityholders of a large number of shares intend to sell shares, could increase the volatility of the market price of our common stock or result in a significant decline in the public trading price of our common stock. Even if our trading price is significantly below $10.00, the offering price for the units offered in XPDI’s IPO, certain of the selling securityholders, including XPDI Sponsor, may still have an incentive to sell shares of our common stock because they purchased the shares at prices lower than the public investors or the current trading price of our common stock. For example, based on the closing price of our common stock of $8.15 as of April 11, 2022, XPDI Sponsor and other holders of the Founder Shares would experience a potential profit of up to approximately $8.147 per share, or approximately $70.3 million in the aggregate.
Sales of a substantial number of shares of our common stock in the public market could occur at any time, particularly after expiration of the above-mentioned lock-up

periods and the registration of the resale of our securities discussed above. These sales, or the perception in the market that members of our management or holders of a large number of shares intend to sell shares, could reduce the market price of our common stock and the Warrants.
In addition, common stock reserved for future issuance under our equity incentive plans will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The aggregate number of shares of our common stock reserved for future issuance under the Core Scientific, Inc. 2021 Equity Incentive Plan is 45,000,000 shares. We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of common stock or securities convertible into or exchangeable for shares of common stock issued pursuant to this plan. In addition, we intend to register for resale 168,292,178 shares subject to the Core assumed options and Core assumed RSUs and to be issued under various Legacy Core equity incentive plans under a Registration Statement on Form S-8. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements may be immediately available for sale in the open market.
Because we have not conducted an underwritten offering of our securities, no underwriter has conducted due diligence of our business, operations or financial condition or reviewed the disclosure in this prospectus.
Section 11 of the Securities Act (“Section 11”) imposes liability on parties, including underwriters, involved in a securities offering if the registration statement contains a materially false statement or material omission. To effectively establish a due diligence defense against a cause of action brought pursuant to Section 11, a defendant, including an underwriter, carries the burden of proof to demonstrate that he or she, after reasonable investigation, believed that the statements in the registration statement were true and free of material omissions. In order to meet this burden of proof, underwriters in a registered offering typically conduct extensive due diligence of the registrant and vet the registrant’s disclosure. Such due diligence may include calls with the issuer’s management, review of material agreements, and background checks on key personnel, among other investigations.
Because we became publicly traded through a business combination with XPDI, a SPAC (as defined below), rather through an underwritten offering of its ordinary shares, no underwriter has conducted diligence on Legacy Core or XPDI in order to establish a due diligence defense with respect to the disclosure presented in this prospectus. If such investigation had occurred, certain information in this prospectus may have been presented in a different manner or additional information may have been presented at the request of such underwriter.
XPDI has identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect Core’s ability to report its results of operations and financial condition accurately and in a timely manner.
Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.
As described elsewhere in this prospectus, XPDI identified a material weakness in its internal control over financial reporting relating to the classification of a portion of the Class A Common Stock in permanent equity rather than temporary equity, as further described herein. Specifically, XPDI’s management concluded that its control around the interpretation and accounting for certain complex features of the shares of Class A Common Stock and warrants issued by XPDI was not effectively designed or maintained. This material weakness resulted in the restatement of XPDI’s balance sheet as of February 12, 2021 and its interim financial statements for the quarters ended March 31, 2021 and June 30, 2021. Additionally, this material weakness could result in a misstatement of the warrant liability, shares of Class A Common Stock and related accounts and disclosures that would result in a material misstatement of the financial statements that would not be prevented or detected on a timely basis. As a result of this material weakness, XPDI’s management concluded that its internal control over financial reporting was not effective as of March 31, 2021, June 30, 2021, September 30, 2021 and December 31, 2021.
Any failure to maintain such internal control could adversely impact our ability to report our financial position and results of operations on a timely and accurate basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which our common stock is listed, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on our business. Failure to timely file will cause us to be ineligible to utilize short form registration statements on Form
S-3
or Form
S-4,
which may impair our ability to obtain capital in a timely fashion to execute our business strategies or issue shares to effect an acquisition. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.
We can give no assurance that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.
Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.
On April 12, 2021, the staff of the SEC (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “Statement”). The Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the Warrant Agreement (as defined below) governing our warrants initially issued by XPDI. As a result of the SEC Statement, XPDI reevaluated the accounting treatment of its 8,625,000 Public Warrants and 6,266,667 Private Placement Warrants, which were initially issued by XPDI, a SPAC, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.
As a result, included on XPDI’s unaudited condensed balance sheets previously filed with the SEC are derivative liabilities related to embedded features contained within our warrants. Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash
gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our condensed financial statements and results of operations may fluctuate quarterly, based on factors, which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash
gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material.
We may redeem your unexpired public warrants prior to their exercise at a time that is disadvantageous to you, thereby making your public warrants worthless.
We have the ability to redeem the outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, if, among other things, the last reported sales price of our common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a public warrant). Please see “
Description of
Capital Stock
—Public Warrants
.” If and when the public warrants become redeemable by us, we may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding public warrants as described above could force you to (i) exercise your public warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your public warrants at the then-current market price when you might otherwise wish to hold your public warrants or (iii) accept the nominal redemption price which, at the time the outstanding public warrants are called for redemption, we expect would be substantially less than the market value of your public warrants. None of the Private Placement Warrants will be redeemable by us so long as they are held by the Sponsor, the anchor investors or their permitted transferees.
We may be required to take write-downs or write-offs, or may be subject to restructuring, impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the price of our common stock, which could cause you to lose some or all of your investment.
Factors outside of Legacy Core’s control may arise at any time. As a result of these factors, Core may be forced to later write-down or write-off assets, restructure operations or incur impairment or other charges that could result in Core reporting losses. Even though these charges may be non-cash items and therefore not have an immediate impact on Core’s liquidity, the fact that Core could report charges of this nature could contribute to negative market perceptions about Core or its securities. In addition, charges of this nature may cause Core to be unable to obtain future financing on favorable terms or at all.

Provisions in our corporate charter documents and under Delaware law may prevent or frustrate attempts by our stockholders to change our management or hinder efforts to acquire a controlling interest in us, and the market price of our common stock may be lower as a result.
Certain provisions of our second amended and restated certificate of incorporation (the “Charter”) and our Bylaws may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.
These provisions provide for, among other things:

•	the ability of our board of directors to issue one or more series of preferred stock;

•	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;

•	certain limitations on convening special stockholder meetings;

•	limiting the persons who may call special meetings of stockholders;

•	limiting the ability of stockholders to act by written consent; and

•	Our board of directors have the express authority to make, alter or repeal the Bylaws.
Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the DGCL, which prohibit a person who owns 15% or more of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.
These anti-takeover provisions could make it more difficult or frustrate or prevent a third party to acquire our company, even if the third party’s offer may be considered beneficial by many of our stockholders. Additionally, the provisions may frustrate or prevent any attempts by our stockholders to replace or remove its current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of its management. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire.
See
“
Description of Capital Stock
.”
Our common stock market price and trading volume could decline if securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business.
The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. The analysts’ estimates are based upon their own opinions and are often different from our estimates or expectations. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, the price of our securities would likely decline. If few securities analysts commence coverage of us, or if one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our securities could decrease, which might cause the price and trading volume of our common stock to decline.
Core’s management has limited experience in operating a public company. The requirements of being a public company may strain Core’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses may be greater than Core anticipates.
As a public company, and particularly after we are no longer an “emerging growth company” or a “smaller reporting company,” we will continue to incur significant legal, accounting and other expenses that Legacy Core did not incur as a private company. Core is subject to the reporting requirements of the Exchange Act, and is required to comply with the applicable requirements of the Sarbanes-Oxley Act, and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the rules and regulations subsequently implemented by the SEC and the listing standards of the Nasdaq, including changes in corporate governance practices and the establishment and maintenance of effective disclosure and financial controls. Compliance with these rules and regulations can be burdensome. Core’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations have increased, and will continue to increase, Legacy Core’s historical legal and financial compliance costs and will make some activities more time-consuming and costly. For example, Core expects to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when Core is no longer an “emerging growth company” or a “smaller reporting company” with revenues of less than $100 million. Core will need to hire additional accounting and financial staff, and engage outside consultants, all with appropriate public company experience and technical accounting knowledge and maintain an internal audit function, which will increase its operating expenses. Moreover, Core could incur additional compensation costs in the event that it decides to pay cash compensation closer to that of other publicly listed companies, which would increase its general and administrative expenses and could materially and adversely affect its profitability. Core will evaluate these rules and regulations, and cannot predict or estimate the amount of additional costs Core may incur or the timing of such costs.
Core’s executive officers have limited experience in the management of a publicly traded company. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of the post-combination company. Core may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies. Core’s management will need to continually assess its staffing and training procedures to improve its internal control over financial reporting. Further, the development, implementation, documentation and assessment of appropriate processes, in addition to the need to remediate any potential deficiencies, will require substantial time and attention from management. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company may require costs greater than expected. It is possible that Core will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase our operating costs in future periods.
Changing laws, regulations and standards relating to corporate governance and public disclosure, including regulations implemented by the SEC and the Nasdaq, are subject to varying interpretations, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. Core intends to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If, notwithstanding our efforts, we fail to comply with new laws, regulations and standards, regulatory authorities may initiate legal proceedings against us, and our business may be harmed.
Failure to comply with these rules might also make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we might be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events would also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors or as members of senior management.
We do not intend to pay dividends for the foreseeable future.
We have never declared nor paid cash dividends on our capital stock. We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, stockholders must rely on sales of their common stock after price appreciation as the only way to realize any future gains on their investment.
The provision of our Charter requiring exclusive venue in the Court of Chancery in the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against directors and officers.
The Charter provides that the Court of Chancery of the State of Delaware (or, if and only if, the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if, all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action brought under Delaware statutory or common law: (1) any derivative claim or action brought on our behalf; (2) any claim or cause of action asserting a breach of fiduciary duty by any of our current or former director, officer or other employee; (3) any claim or cause of action asserting a claim against us arising out of, or pursuant to, the DGCL, the Charter or the Bylaws; (4) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Charter or the Bylaws (including any right, obligation, or remedy thereunder); (5) any claim or cause of action as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; or (6) any claim or cause of action asserting a claim against us or any of its directors, officers or other employees, that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. The aforementioned provision will not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. However, as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act, and an investor cannot waive compliance with the federal securities laws and the rules and regulations thereunder, there is uncertainty as to whether a court would enforce such a provision. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Charter provides that the U.S. federal district courts will be the exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint.
While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Charter. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.
These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company or our directors, officers, or other employees, which may discourage lawsuits against us or our directors, officers and other employees. If a court were to find either exclusive-forum provision in the Charter to be inapplicable or unenforceable in an action, we may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could seriously harm our business.
Core qualifies as an “emerging growth company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, such decision could make Core’s securities less attractive to investors and may make it more difficult to compare Core’s performance to the performance of other public companies.
Core qualifies as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, Core is eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” for as long as it continues to be an emerging growth company, including, but not limited to, (a) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (b) exemptions resulting in reduced disclosure obligations regarding executive compensation in Core’s periodic reports and proxy statements and (c) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, Core’s stockholders may not have access to certain information they may deem important. Core will remain an emerging growth company until the earliest of (1) the last day of the fiscal year (a) following February 12, 2026, the fifth anniversary of the Initial Public Offering, (b) in which Core has total annual gross revenue of at least $1.07 billion or (c) in which Core is deemed to be a large accelerated filer, which means the market value of its common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th and (2) the date on which Core has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. We cannot predict whether investors will find Core’s securities less attractive because of its reliance on these exemptions. If some investors find Core’s securities less attractive as a result of Core’s reliance on these exemptions, the trading prices of Core’s securities may be lower than they otherwise would be, there may be a less active trading market for Core’s securities and the trading prices of Core’s securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but that any such an election to opt out is irrevocable. Core has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, it, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with those of another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

MARKET, INDUSTRY AND OTHER DATA
Market, ranking and industry data used throughout this prospectus is based on the knowledge of the industry and the good faith estimates of our management. We also relied, to the extent available, upon the review of independent industry surveys and other publicly available information prepared by a number of third-party sources. All of the market data and industry information used in this prospectus involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. Although we believe these sources are reliable, they cannot guarantee the accuracy or completeness of this information, and they have not independently verified this information. This prospectus contains our projected financial and operational information. Such projected financial and operational information is forward-looking and is for illustrative purposes only. The information should not be relied upon as being indicative of future results. Projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including, among other things, the sufficiency of infrastructure, including electricity sources, the price of bitcoin, the global hash rate and the shipment of manufacturers’ units on a timely basis. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.
Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

USE OF PROCEEDS
All of the shares of common stock and Private Warrants, offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales.
We will receive up to an aggregate of approximately $171.3 million from the exercise of the Warrants, assuming the exercise in full of all such warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes, including to fund potential future investments and acquisitions of companies that we believe are complementary to our business and consistent with our growth strategy. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

DETERMINATION OF OFFERING PRICE
The offering price of the shares of common stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants, including $11.50 per share for each Private Placement Warrant and Public Warrant. The Public Warrants are listed on the Nasdaq Global Select Market under the symbol “CORZW.”
We cannot currently determine the price or prices at which shares of common stock or the warrants to purchase common stock may be sold by the selling securityholders under this prospectus.

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY
Market Information
Our common stock and Public Warrants are currently listed on the Nasdaq Global Select Market under the symbols “CORZ” and “CORZW,” respectively. Prior to the closing of the Business Combination, our common stock and our Public Warrants were listed on the Nasdaq Capital Market under the symbols “XPDI” and “XPDIW,” respectively. On March 28, 2022, there were 368 holders of record of the common stock and one holder of record of our Public Warrants. We currently do not intend to list the Private Placement Warrants offered hereby on any stock exchange or stock market.
Dividend Policy
We have not paid dividends on our common stock to date and do not intend to pay cash dividends. The payment of cash dividends in the future will be dependent upon revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of our board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, the board of directors does not anticipate declaring any dividends in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” the “Company” or “Legacy Core” refer to Core Scientific Holding Co. and its subsidiaries prior to the consummation of the Business Combination.
The following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus. The discussion and analysis should also be read together with the section entitled “Business” and our pro forma financial information. See “Unaudited Pro Forma Combined Financial Information.” This discussion and analysis contains forward-looking statements that reflect our plans, estimates and beliefs that involve risks and uncertainties that may be outside our control. As a result of many factors, such as those set forth under the headings “Risk Factors” and “Forward-Looking Statements” and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward- looking statements. All dollar amounts are in thousands, unless otherwise specified.
Overview
Core is a
best-in-class
large-scale operator of dedicated, purpose-built facilities for digital asset mining and a premier provider of blockchain infrastructure, software solutions and services. We mine digital assets for our own account and provide hosting services for other large-scale miners. We are one of the largest blockchain infrastructure, hosting provider and digital asset mining companies in North America, with approximately 457MW of power as of December 31, 2021 and 497MW as of January 31, 2022. We mine Bitcoin, Ethereum and other digital assets for third-party hosting customers and for our own account at our six fully operational data centers in North Carolina (2), Georgia (2), North Dakota (1) and Kentucky (1). In addition, in October 2021, we announced the entry of an agreement with the City of Denton, Texas which became operational in February 2022 with an initial operating capacity approaching 22 MW and an affiliate of Tenaska Energy, Inc. to develop our seventh facility, a blockchain data center in Denton, Texas, which became operational in February 2022 with an initial operating capacity approaching 22 MW and is expected to have 300MW of power when completed. In February 2022, the Muskogee City County Port Authority announced an agreement with us to develop a 500MW data center at the Port of Muskogee John T. Griffin Industrial Park.
In July 2021 we completed the acquisition of Blockcap, one of our largest hosting customers. Blockcap is a blockchain technology company with industrial scale digital asset mining operations. Blockcap’s primary historical business was the mining of digital asset coins and tokens, primarily Bitcoin and, to a lesser extent, Siacoin and Ethereum. At the time of its acquisition, Blockcap claimed to be the largest independent cryptocurrency mining operator in North America. While Blockcap did sell or exchange the digital assets it mined to fund its growth strategies or for general corporate purposes from time to time, it generally retained its digital assets as investments in anticipation of continued adoption of digital assets as a “store of value” and a more accessible and efficient medium of exchange than traditional fiat currencies. In addition to mining, holding and exchanging digital assets, Blockcap also evaluated and completed investments in related technologies and ancillary businesses, including RADAR, an early stage company focused on technology enhancement and development in the digital asset industry that it acquired on July 1, 2021. The acquisition of Blockcap significantly expanded our self-mining operations and increased the number of miners we own. We intend to utilize RADAR’s business assets and the technical expertise of its principals in enhancing our existing blockchain mining technology and software and in further strengthening our leadership position and value creation potential through the development of DeFi products and services.
Our total revenue was $544.5 million and $60.3 million for the years ended December 31, 2021 and 2020, respectively. We had operating income of $131.5 million and an operating loss of $6.3 million for the years ended December 31, 2021 and 2020, respectively. We had net income of $47.3 million and a net loss of $12.2 million for the years ended December 31, 2021 and 2020, respectively. Our Adjusted EBITDA was $238.9 million and $6.1 million for the years ended December 31, 2021 and 2020, respectively. Adjusted EBITDA is a non-GAAP
financial measure. See “
Key Business Metrics and
Non-GAAP
Financial Measure
” below for our definition of, and additional information related to, Adjusted EBITDA.
Our Business Model
Company Overview
Core is a blockchain technology company with industrial scale digital asset mining, equipment sales and hosting operations. Our operations are currently conducted in the United States at state-of-the-art facilities
specifically designed and constructed for housing advanced mining equipment, which utilize non-
or low carbon emitting sources for over 50% of our energy requirements as of December 31, 2021. The Company’s primary business is self-mining and hosting third-party equipment used in mining of digital asset coins and tokens, including bitcoin. Core continues to evaluate investments in related blockchain technologies and ancillary businesses.
Our rapidly growing digital asset mining operation is focused on the generation of digital assets by solving complex cryptographic algorithms to validate transactions on specific digital asset network blockchains, which is commonly referred to as “mining.” Our digital asset self-mining activity competes with myriad mining operations throughout the world to complete new blocks in the blockchain and earn the reward in the form of an established unit of a digital asset. While the Company sells or exchanges a portion of the digital assets it mines to fund its growth strategies or for general corporate purposes, we will hold a portion of our digital assets as investments in anticipation of continued adoption of digital assets as a “store of value” and a more efficient medium of exchange than traditional fiat currencies. Following the Blockcap acquisition, Core significantly expanded its self-mining operation and consequently reevaluated its digital asset investment policy. In 2021, the Company adopted an investment policy pursuant to which an investment committee consisting of corporate officers use common risk management techniques to manage our assets in light of specified liquidity criteria. Liquidity will be maintained through management of a portfolio of money market instruments, obligations of the U.S. government, bank deposits, commercial paper, and certain digital asset currencies and digital asset instruments, each of which must satisfy certain risk criteria. The investment committee will retain the discretion to manage these approved investment instruments, including digital asset currencies and instruments, in accordance with the investment policy, which may involve opportunistic sales or conversions of digital asset currencies and instruments in light of market and other conditions.
As one of the largest blockchain hosting providers in North America, we focus on clients with large-scale deployments and provide power, racks, proprietary thermodynamic management (heat dissipation and airflow management), redundant connectivity, 24/7 security as well as our proprietary software platforms, Minder
TM
 and MinderOS
TM
, which provide infrastructure management and custom firmware that boost performance and energy efficiency. Our blockchain business is one of the only large-scale vertically integrated digital asset mining and blockchain infrastructure and hosting solutions business in North America.
Our proprietary data centers in North Carolina, Georgia, Kentucky and North Dakota are purpose-built facilities optimized for the unique requirements of high density blockchain computer servers. These facilities have long-term power contracts at approximately 457MW of power as of December 31, 2021 and 497MW as of January 31, 2022. In addition, we opened a new facility in Denton, Texas in February 2022 with an initial operating capacity approaching 22 MW and expect to achieve full capacity of 300MW when completed. In February 2022, the Muskogee City County Port Authority announced an agreement with us to develop a 500MW data center at the Port of Muskogee John T. Griffin Industrial Park. Our existing completed facilities leverage our specialized construction proficiency by employing high-density, low-cost
engineering and power designs. Our North Dakota facility is expected to benefit from our operational mining experience and techniques to maximize operational efficiency. As the demand for digital assets increases and digital assets become more widely accepted, there is an increasing demand for professional-grade, scalable infrastructure to support growth of the blockchain ecosystem. We continually evaluate our mining performance, including our ability to access additional megawatts of electric power and to expand our total self-mining and customer and related party hosting hash rates. We may explore additional mining facilities and mining arrangements in connection with our short-, medium- and long-term strategic planning.
Segments
We have two operating segments: “Equipment Sales and Hosting” which consists primarily of our blockchain infrastructure and third-party hosting business and equipment sales to customers, and “Mining” consisting of digital asset mining for our own account. The blockchain hosting business generates revenue through the sale of consumption-based contracts for our hosting services which are recurring in nature. Equipment sales revenue is derived from our ability to leverage our partnerships with leading equipment manufacturers to secure equipment in advance, which is then sold to our customers when they are unable to obtain them otherwise. The digital asset mining operation segment generates revenue from operating owned computer equipment as part of a pool of users that process transactions conducted on one or more blockchain networks. In exchange for these services, we receive digital currency assets.
Mining Equipment
We own and host specialized computers (“miners”) configured for the purpose of validating transactions on multiple digital asset network blockchains (referred to as, “mining”), predominantly the Bitcoin network. Substantially all of the miners we own and host were manufactured by Bitmain and incorporate application-specific integrated circuit (“ASIC”) chips specialized to solve blocks on the bitcoin blockchains using the 256-bit secure
hashing
algorithm (“SHA-256”) in
return for bitcoin digital asset rewards.
We have entered into and facilitated agreements with vendors to supply mining equipment for our and our users’ digital asset mining operations. We prepay a significant portion of the purchase price for these new miners as partially refundable deposits, with delivery scheduled to occur in monthly installments through December 2022, and the remainder of the purchase price for these new miners is payable in installments, with payment due in advance of the scheduled delivery dates set forth in the applicable purchase agreement.
As of December 31, 2021, we had deployed approximately 141,000 bitcoin miners, which number consists of approximately 67,000 self-miners and approximately 74,000 hosted miners, which represented 6.6 EH/s and 6.9 EH/s for self-miners and hosted miners, respectively. In addition, as of December 31, 2021 we had 117,000 and 118,000 additional self-miners and hosted miners, respectively, expected to be deployed in 2022 and the first fiscal quarter of 2023, which are expected to increase our hash rate and our customers and related parties hash rate by approximately 11.7 EH/s and 11.8 EH/s respectively. As of December 31, 2021, the remaining payments due on the bitcoin miners on order is approximately $257.5 million, of which substantially all is expected to be paid in 2022. We allocate in advance our mining equipment orders between our self-mining operations and our hosting operations conducted on behalf of customers based on our estimates of where such equipment can most profitably and efficiently be used and in accordance with contractual arrangements with our customers.

The first table below summarizes the total number of self- and hosted miners in operation as of December 31, 2021. The second table below summarizes the total number of self- and hosted miners for delivery and deployment in 2022 and Q1 of 2023, (Miners in thousands).

	Bitcoin Miners in Operation
Mining Equipment	Hash rate (EH/s)	Number of Miners
Self-miners 1	6.6	66.8
Hosted miners	6.9	73.9

Total mining equipment	13.5	140.7

	Bitcoin Miners to be Deployed
Mining Equipment	Hash rate (EH/s)	Number of Miners
Self-miners 1	11.7	116.5
Hosted miners	11.8	118.0

Total mining equipment	23.5	234.5

Total in operation and to be deployed	37.0	375.2

1	Blockcap’s hash rate and number of miners is included in self-miners in the table above.
Performance Metrics
Hash Rate
Miners perform computational operations in support of digital asset blockchains measured in “hash rate” or “hashes per second.” A “hash” is the computation run by mining hardware in support of the blockchain; therefore, a miner’s “hash rate” refers to the rate at which it is capable of solving such computations. The original equipment used for mining bitcoin utilized the Central Processing Unit (“CPU”) of a computer to mine various forms of digital assets. Due to performance limitations, CPU mining was rapidly replaced by the Graphics Processing Unit (“GPU”), which offers significant performance advantages over CPUs. General purpose chipsets like CPUs and GPUs have since been replaced as the standard in the mining industry by ASIC chips such as those found in the S17 and S19 miners we and our customers use to mine bitcoin. These ASIC chips are designed specifically to maximize the rate of hashing operations.
Network Hash Rate
In digital assets mining, hash rate is a measure of the processing speed by a mining computer for a specific digital asset. A participant in a blockchain network’s mining function has a hash rate total of its miners seeking to mine a specific digital asset and, system-wide, there is a total hash rate of all miners seeking to mine each specific type of digital asset. A higher total hash rate relative to the system-wide total hash rate generally results over time in a corresponding higher success rate in digital asset rewards as compared to mining participants with relatively lower total hash rates.
However, as the relative market price for a digital asset, such as bitcoin, increases, more users are incentivized to mine that digital asset, which increases the network’s overall hash rate. As a result, a mining participant must increase its total hash rate in order to maintain its relative possibility of solving a block on the network blockchain. Achieving greater hash rate power by deploying increasingly sophisticated miners in ever greater quantities has become one of the Bitcoin mining industry’s great sources of competition. Our goal is to deploy a powerful fleet of self- and hosted-miners, while operating as energy-efficiently as possible.

The Merger and Public Company Costs
We entered into a merger agreement with XPDI and Merger Subs on July 20, 2021. Pursuant to the merger agreement, Legacy Core became a wholly owned subsidiary of XPDI at the closing of the Business Combination on January 19, 2022. The merger is accounted for as a reverse recapitalization and XPDI is treated as the “acquired” company for financial reporting purposes. Legacy Core has been deemed the predecessor and Core, the post-combination company, is the successor SEC registrant, meaning that Legacy Core’s financial statements for periods prior to the consummation of the merger will be disclosed in Core’s future periodic reports.
As a consequence of the merger, we and XPDI collectively incurred an aggregate of $39.0 million in professional fees associated with, legal services, M&A advisor fees, financial advice, due diligence, and other deal-related costs. These transaction costs will be allocated to all instruments assumed or issued in the merger on a relative fair value basis as of the date of the merger. Transaction costs allocated to equity-classified instruments will be recognized as an adjustment to additional paid-in capital within total stockholders’ equity while transaction costs allocated to liability-classified instruments that are subsequently measured at fair value through earnings will be expensed in the first quarter of 2022.
Core is registered with the SEC and listed on Nasdaq as of January 19, 2022, which requires us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, internal controls compliance and public company reporting obligations, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.
Impact
of COVID-19
In March 2020, the World Health Organization declared the global outbreak of COVID-19 to
be a pandemic. We continue to closely monitor the impact
of COVID-19. COVID-19 has
had and continues to have an adverse impact on our business and operations, particularly as a result of preventive and precautionary measures that we, other businesses, and governments are taking. Refer to “Risk Factors” identified in our Annual Report on Form 10-K for the year ended December 31, 2021 for more information.
On March 27, 2020, President Trump signed into law the “Coronavirus Aid, Relief, and Economic Security (“CARES”) Act.” The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property.
It also allocated funds for the U.S. Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) loans that are forgivable in certain situations to promote continued employment, as well as Economic Injury Disaster Loans to provide liquidity to small businesses harmed by COVID-19. In
April 2020, we received a loan of $2.2 million from the PPP through the SBA. The loan was unsecured and bore interest at a rate per annum of 1% and monthly payments of principal were to begin in July 2021. The loan was due in full in April 2022, however in July 2021, we repaid the loan in full.
We are unable to predict the full impact that
the COVID-19 pandemic,
including variant strains
of COVID-19, will
have on our future results of operations, liquidity and financial condition due to numerous uncertainties, including the duration of the pandemic and the actions that may be taken by government authorities across the United States.
However, COVID-19, including
variant strains
of COVID-19, is
not expected to result in any significant changes in costs going forward. We will continue to monitor the performance of our business and assess the impacts of COVID-19 and
the emergence of new variant strains
of COVID-19, including
potential constraints on the supply of new miners.

Key Factors Affecting Our Performance
Market Price of Digital Assets
Our business is heavily dependent on the spot price of bitcoin, as well as other digital assets. The prices of digital assets, specifically bitcoin, have experienced substantial volatility, which may reflect “bubble” type volatility, meaning that high or low prices may have little or no relationship to identifiable market forces, may be subject to rapidly changing investor sentiment, and may be influenced by factors such as technology, regulatory void or changes, fraudulent actors, manipulation, and media reporting. Bitcoin (as well as other digital assets) may have value based on various factors, including their acceptance as a means of exchange by consumers and others, scarcity, and market demand.
Our financial performance and continued growth depend in large part on our ability to mine for digital assets profitably and to attract customers for our hosting services. Increases in power costs, inability to mine digital assets efficiently and to sell digital assets at favorable prices will reduce our operating margins, impact our ability to attract customers for our services, may harm our growth prospects and could have a material adverse effect on our business, financial condition and results of operations. Over time, we have observed a positive trend in the total market capitalization of digital assets which suggests increased adoption. However, historical trends are not indicative of future adoption, and it is possible that the adoption of digital assets and blockchain technology may slow, take longer to develop, or never be broadly adopted, which would negatively impact our business and operating results.
Network Hash Rate
Our business is not only impacted by the volatility in digital asset prices, but also by increases in the digital asset, primarily Bitcoin blockchain’s network hash rate resulting from the growth in the overall quantity and quality of miners working to solve blocks on the Bitcoin blockchain and the difficulty index associated with the secure hashing algorithm employed in solving the blocks.
Difficulty
The increase in digital assets, primarily, Bitcoin difficulty and hash rate reduces the mining proceeds of the equipment proportionally and eventually requires Bitcoin miners to upgrade their mining equipment to remain profitable and compete effectively with other miners.
The table below provides a summary of the impact to revenue from the increase or decrease in the market price of Bitcoin, difficulty and our hash rate. The impact to revenue in each scenario assumes only one driver increases or decreases and all others are held constant.

Impact to Revenue
Driver	Increase in Driver	Decrease in Driver
Market Price of Bitcoin	Favorable	Unfavorable

Difficulty	Unfavorable	Favorable

Core Scientific Hash Rate	Favorable	Unfavorable

Halvening
Further affecting the industry, and particularly for the Bitcoin blockchain, the digital asset reward for solving a block is subject to periodic incremental halvening. Halvening is a process designed to control the overall supply and reduce the risk of inflation in digital assets using a proof of work consensus algorithm. At a predetermined block, the mining reward is reduced by half, hence the term “halvening.”

For bitcoin, our most significant digital asset to which the majority of our mining power is devoted, the reward was initially set at 50 bitcoin currency rewards per block. The Bitcoin blockchain has undergone halvening three times since its inception as follows: (1) on November 28, 2012 at block 210,000; (2) on July 9, 2016 at block 420,000; (3) on May 11, 2020 at block 630,000, when the reward was reduced to its current level of 6.25 bitcoin per block. The next halvening for the Bitcoin blockchain is anticipated to occur in early 2024 at block 840,000. This process will repeat until the total amount of bitcoin currency rewards issued reaches 21 million and the theoretical supply of new bitcoin is exhausted, which is expected to occur around 2140. Many factors influence the price of bitcoin and the other digital assets we mine for, and potential increases or decreases in prices in advance of or following a future halvening are unknown.
Electricity Costs
Electricity cost is the major operating cost for the mining fleet, as well as for the hosting services provided to customers and related parties. Energy costs and availability are vulnerable to seasonality, with increased costs primarily in the summer months and risks of outages and power grid damage as a result of inclement weather, animal incursion, sabotage and other events out of our control.
Equipment Costs
As the market value of digital assets has increased, the demand for the newest, most efficient miners has also increased, leading to scarcity in the supply of and thereby a resulting increase in the price of miners. As a result, the cost of new machines can be unpredictable, and could also be significantly higher than our historical cost for new miners.
Similarly, as bitcoin prices have risen, we have observed a significant increase in the demand for miners. As a result, at times, we may obtain Bitmain miners and other hardware from Bitmain or from third parties at higher prices, to the extent they are available. For example, in the second half of 2020 and continuing into 2021, we have observed a significant appreciation in the market price of bitcoin, as well as an increase in the per-unit price
of the new Bitmain Antminer
model S19-Pro and S19j-Pro miners
we purchased during this same period. While we cannot know definitively if these two phenomena are linked, we have seen a measurable increase in the prices for new miners offered by Bitmain.
Our Customers
In addition to factors underlying our mining business growth and profitability, our success greatly depends on our ability to retain and develop opportunities with our existing customers and to attract new customers. On July 30, 2021, we acquired an existing hosting customer, Blockcap, and thereby increased our self-mining operations.
Our business environment is constantly evolving, and digital asset miners can range from individual enthusiasts to professional mining operations with dedicated data centers. The Company competes with other companies that focus all or a portion of their activities on mining activities at scale. We face significant competition in every aspect of our business, including, but not limited to, the acquisition of new miners, the ability to raise capital, obtaining low-cost electricity,
obtaining access to energy sites with reliable sources of power, and evaluating new technology developments in the industry.
At present, the information concerning the activities of these enterprises may not be readily available as the vast majority of the participants in this sector do not publish information publicly or the information may be unreliable. Published sources of information include “bitcoin.org” and “blockchain.info”; however, the reliability of that information and its continued availability cannot be assured.
We believe, based on available data, that the trend of increasing market prices for bitcoin and other major digital assets we observed beginning in the third fiscal quarter of calendar year 2020 has resulted in an increase in the scale and sophistication of competition in the digital asset mining industry, with new entrants and existing competitors gaining access to substantial capital resources to build larger and larger mining operations. If this trend of increasing market prices for bitcoin and other digital assets continues, which has occurred (though with significant volatility) throughout calendar year 2021, we believe many new and existing competitors may be encouraged to build or expand their Bitcoin mining operations.
Despite this trend, we believe, based on available data and assuming full deployment of the miners we have ordered from Bitmain, we have and will continue to maintain a competitive hash rate capacity among both public and private Bitcoin miners. However, to remain competitive in our evolving industry, both against new entrants into the market and existing competitors, we anticipate that we will have to continue to expand our existing miner fleet by purchasing the latest generation of miners, as well as innovating to develop and implement new technologies and mining solutions.
We believe that our integrated blockchain service portfolio, as well as our differentiated customer experience and technology, are keys to retaining and growing revenue from existing customers and to acquiring new customers. For example, we believe our significant build-out and
ready power along with our Minder
TM
 software layer represent meaningful competitive advantages favorable to our business.
Differentiation, Innovation and Expansion of Our Platform
Our investments in research and development drive differentiation of our service offerings, core technology innovation and our ability to bring new products to market.
We believe that we differentiate ourselves by offering premium products and services including our ability to manage our electricity sourcing, construct proprietary passive cooled data centers, and enable the efficient performance of commercially available mining equipment through our management software.
We intend to continue to invest in our research and development capabilities to extend our platform management and software solutions across the blockchain in order to manage our mining fleet more efficiently, expand within existing accounts, and gain new customers by offering differentiated blockchain products and services.
Grow
Our Go-to-Market and
Partnership Ecosystem
In addition to the activities of our sales organization, our success in our mining business as well as in retaining and attracting new customers will depend on our ability to expand our ecosystem of strategic partners.
For blockchain, strategic partners include OEM manufacturers of mining equipment, including Bitmain and others. Our blockchain business requires access to the latest generation miners. Our management team constantly evaluates current and future hardware for reliability, performance, and cost efficiency. These partnerships enable at-scale access
to new equipment at competitive prices, which in turn helps secure the profitability of our fleet for the long term as well as provide our customers access to leading-edge mining technology.
Regulation
Our financial prospects and continued growth depend in part on our ability to continue to operate in a compliant manner with all rules and regulations. Our business is subject to the oversight of numerous regulatory agencies in the United States and other jurisdictions. Our strategy is to continue to invest in our finance, legal, compliance, and security functions in order to remain at the forefront of crypto policy initiatives and regulatory trends. As the industry matures, we may experience fluctuations in our operating results as a result of changes in the law and regulations that are applicable to our business, which may limit our ability to support new blockchains and digital assets, onboard customers, and offer our products and services across jurisdictions.

Strategic Acquisitions and Investments
We intend to continue growing our platform through strategic acquisitions and investments. We plan to acquire and invest in companies with complementary products and technologies. Our strategic acquisitions may affect our future financial results. We will also continue to enter into strategic partnerships with various companies to scale our business, provide best-in-class blockchain
infrastructure and hosting to our clients, grow our digital asset mining practice, and pioneer innovative financial products and services through blockchain technology.
Merger Agreement
On July 20, 2021, we entered into the merger agreement with XPDI and the Merger Sub. XPDI’s stockholders approved the transactions contemplated by the merger agreement (collectively, the “Business Combination”) at a special meeting of stockholders held on January 19, 2022 (the “Special Meeting”). Pursuant to the merger agreement, and subject to the terms and conditions set forth therein, XPDI acquired Legacy Core through a series of transactions, including (x) Merger Sub merging with and into Legacy Core, with Legacy Core surviving the First Merger as a wholly owned subsidiary of XPDI, and (y) following the closing of the First Merger, Legacy Core merging with and into XPDI, with XPDI surviving the Second Merger. In connection with the closing of the Business Combination, we changed our name from Power & Digital Infrastructure Acquisition Corp. to Core Scientific, Inc. As a result of the merger, among other things, each outstanding share of Legacy Core common stock was cancelled in exchange for the right to receive 1.6001528688 of a share of New Core common stock.
The Transaction provides gross proceeds of approximately $221.6 million from the XPDI trust account, resulting in approximately $200.7 million in net cash proceeds to Legacy Core, after the payment of transaction expenses. As a result of the Transaction, former Legacy Core stockholders own 90.7%, former XPDI public stockholders own 6.7% and XPDI’s sponsor owns 2.6% of the issued and outstanding shares of common stock, respectively, of the Company, excluding the impact of unvested restricted stock units and options. The proceeds from the Transaction will be used to fund mining equipment purchases and infrastructure build-out as the Company expands its leadership position.
2021 Acquisitions
In July 2021, we acquired Blockcap, a Nevada corporation engaged in the business of digital asset mining and through its subsidiary, RADAR, an early stage company focused on technology enhancement and development in the digital asset industry. Pursuant to the Legacy Core/Blockcap merger agreement, each eligible share of Blockcap was converted into shares of Core common stock in accordance with a determined ratio, and Blockcap was merged with a wholly owned subsidiary of Legacy Core. As a result of the merger we acquired for self-mining all of the digital asset mining machines owned by Blockcap and hosted by us in our facilities. As a result, the existing hosting agreement between Legacy Core and Blockcap was terminated. We intend to utilize RADAR’s business assets and the technical expertise of its principals in enhancing our existing blockchain mining technology and software and in further strengthening our leadership position and value creation potential through the development of DeFi products and services.
2020 Acquisitions
Through December 31, 2020 we have completed and substantially integrated two asset acquisitions primarily related to software and patents, Atrio and RStor. We routinely evaluate potential acquisitions that align with our growth strategy. Our acquisitions in any period may impact the comparability of our results with prior and subsequent periods. The integration of acquisitions also requires dedication of substantial time and resources, and we may never fully realize synergies and other benefits that we expect.

Condensed Statement of Operations
The following table presents a condensed statement of operations for the years ended December 31, 2021 and 2020:

	Year Ended December 31,
	2021	2020

	(in thousands)
Total Revenue	$544,483	$60,320

Cost of revenue	305,621	50,928

Gross profit	238,862	9,392

(Loss) gain on legal settlements	(2,636)	5,814
Gain from sales of digital currency assets	4,814	69
Impairment of digital currency assets	(37,206)	(4)
Total operating expenses	72,340	21,598

Operating income (loss)	131,494	(6,327)

Total non-operating expense, net	68,419	5,879

Income (loss) before income taxes	63,075	(12,206)
Income tax expense	15,763	—

Net income (loss)	$47,312	$(12,206)

Key Business Metrics
and Non-GAAP Financial
Measure
In addition to our financial results, we use the following business metrics and non-GAAP financial
measures to evaluate our business, measure our performance, identify trends affecting our business, and make strategic decisions. For a definition of these key business metrics, see the section titled “Self-Mining Hash rate and Adjusted EBITDA.”

	Year Ended December 31,
	2021	2020
Self-Mining Hash rate (Exahash per second)	6.60	0.35

Adjusted EBITDA (in millions)	$238.9	$6.1

Self-Mining Hash rate
We operate mining hardware which performs computational operations in support of the blockchain measured in “hash rate” or “hashes per second.” A “hash” is the computation run by mining hardware in support of the blockchain; therefore, a miner’s “hash rate” refers to the rate at which the hardware is capable of solving such computations. Our hash rate represents the hash rate of our miners as a proportion of the total Bitcoin network hash rate and drives the number of digital asset rewards that will be earned by our fleet. We calculate and report our hash rate in exahash per second (“EH/s”). One exahash equals one quintillion hashes per second.
We measure the hash rate produced by our mining fleet through our management software Minder
TM
, which consolidates the reported hash rate from each miner. The method by which we measure our hash rate may differ from how other operators present such measure.
Our self-mining hash rate was 6.60 EH/s and 0.35 EH/s for the year ended December 31, 2021 and 2020, respectively representing a 1,772% increase year over year.

Our self-mining hash rate, inclusive of Blockcap (“combined self-mining”), for the year ended December 31, 2021 and 2020, was 6.60 EH/s and 1.13 EH/s, respectively.
Our combined self-mining and customer and related party hosting hash rate grew 495%, to 13.50 EH/s for the the year ended December 31, 2021 from 2.27 EH/s for the year ended December 31, 2020.
Adjusted EBITDA
Adjusted EBITDA is
a non-GAAP financial
measure defined as our net income or (loss), adjusted to eliminate the effect of (i) interest income, interest expense, and other income (expense), net; (ii) provision for income taxes; (iii) depreciation and amortization; (iv) stock-based compensation expense; and (v) certain additional non-cash and non-recurring items,
that do not reflect our ongoing business operations. For additional information, including the reconciliation of net income (loss) to Adjusted EBITDA, please refer to the table below. We believe Adjusted EBITDA is an important measure because it allows management, investors, and our board of directors to evaluate and compare our operating results, including our return on capital and operating efficiencies, from period-to-period by
making the adjustments described above. In addition, it provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons
of our business, as it removes the effect of net interest income (expense), taxes, certain non-cash items,
variable charges, and timing differences. Moreover, we have included Adjusted EBITDA in this 8-K/A because it is a key measurement used by our management internally to make operating decisions, including those related to operating expenses, evaluate performance, and perform strategic and financial planning.
The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in
nature, or because the amount and timing of these items is unpredictable, not driven by core results of operations and renders comparisons with prior periods and competitors less meaningful. However, you should be aware that when evaluating Adjusted EBITDA, we may incur future expenses similar to those excluded when calculating these measures. Our presentation of this measure should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. Further,
this non-GAAP financial measure
should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. We compensate for these limitations by relying primarily on GAAP results and using Adjusted EBITDA on a supplemental basis. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies because not all companies calculate this measure in the same fashion. You should review the reconciliation of net income (loss) to Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

The following table presents a reconciliation of net income (loss) to Adjusted EBITDA for the years ended December 31, 2021 and 2020:

	Year Ended December 31,
	2021	2020

Adjusted EBITDA	(in thousands)
Net income (loss)	$47,312	$(12,206)
Adjustments:
Interest expense, net	44,354	4,436
Income tax expense	15,763	—
Depreciation and amortization	33,362	9,403
Loss on debt from extinguishment	8,016	1,333
Stock-based compensation expense	38,937	3,037
Loss on legal settlements	2,636	—
Fair value adjustment on convertible notes	16,047	—
Gain from sales of digital currency assets	(4,814)	(69)
Impairment of digital currency assets	37,206	4
Losses on disposals of property, plant and equipment	118	2
Other non-cash and non-recurring items	3	111

Adjusted EBITDA	$238,940	$6,051

Components of Results of Operations
Revenue
Our revenue consists primarily of returns from our hosting operations, including the sales of mining equipment to be hosted in our data centers and proceeds related to digital currency transaction processing (digital asset mining income) fees.

•
Hosting revenue from customers and related parties.
 Hosting revenue from customers and related parties is based on consumption-based contracts with our customers and related parties. Most contracts are renewable, and our customers are generally billed on a fixed and recurring basis each month for the duration of their contract, which vary from one to three years in length. See “
Certain Relationships and Related Party Transactions—Legacy Core
.”

•
Equipment sales to customers and related parties.
 Equipment sales to customers and related parties is derived from our ability to leverage our partnerships with leading equipment manufacturers to secure equipment in advance, which is then sold to our customers and related parties. Our equipment sales are typically in connection with a hosting contract.

•
Digital asset mining income.
 We operate a digital asset mining operation using specialized computers equipped with application-specific integrated circuit (ASIC) chips (known as “miners”) to solve complex cryptographic algorithms in support of the Bitcoin blockchain (in a process known as “solving a block”) in exchange for digital asset rewards (primarily bitcoin). The Company participates in “mining pools” organized by “mining pool operators” in which we share our mining power (known as “hash rate”) with the hash rate generated by other miners participating in the pool to earn digital asset rewards. The mining pool operator provides a service that coordinates the computing power of the independent mining enterprises participating in the mining pool. Fees are paid to the mining pool operator to cover the costs of maintaining the pool. The pool uses software that coordinates the pool members’ mining power, identifies new block rewards, records how much hash rate each participant contributes to the pool, and assigns digital asset rewards earned by the pool among its participants in proportion to the hash rate each participant contributed to the pool in connection with solving a block.

Revenues from digital asset mining are impacted by volatility in bitcoin prices, as well as increases in the Bitcoin blockchain’s network hash rate resulting from the growth in the overall quantity and quality of miners working to solve blocks on the Bitcoin blockchain and the difficulty index associated with the secure hashing algorithm employed in solving the blocks. The diagram below provides a simple illustration of the calculation of our annual digital asset mining income.

1	Amount represents the average number of blocks mined per year, e.g., blocks are mined on average every 10 minutes, or 144 per day, 52,560 per year
Costs of Revenue
The Company’s Cost of Hosting Services and Cost of Digital Asset Mining primarily consist of electricity costs, salaries, stock-based compensation, depreciation of property, plant and equipment used to perform hosting services and mining operations and other related costs. Cost of Equipment Sales includes costs of computer equipment sold to customers.
Operating expense
Operating expense consists of research and development, sales and marketing, and general and administrative expenses. Each is outlined in more detail below.

•
Research and development.
 We invest in research and development to build capabilities to extend our blockchain platform management and software solutions, in order to manage our mining fleet more efficiently, expand within existing accounts, and to gain new customers by offering differentiated blockchain hosting services. Research and development costs include compensation and benefits, stock-based compensation, other personnel related costs and professional fees.

•
Sales and Marketing.
 Sales and Marketing expenses consist of marketing expenses, trade shows and events, professional fees, compensation and benefits, stock-based compensation and other personnel related costs.

•
General and administrative.
 General and administrative expenses include compensation and benefits expenses for employees, who are not part of the research and development and sales and marketing organization, professional fees, and other personnel related expenses. Also included is stock-based compensation, insurance, amortization of intangibles, gain (loss) on disposals of property, plant and equipment, asset impairments, franchise taxes, and bank fees.

(Loss) gain on legal settlements
(Loss) gain on legal settlements represent amounts received as part of the resolution of legal actions for damages resulting from the early termination of agreements by former customers or stock disbursements for resolution of a legal settlement with a former customer.
Gain from sales of digital currency assets
Gain from sales of digital currency assets consist of gain on sales of digital currency assets and impairment charges for digital assets at the lower of cost or fair value.

Impairment of digital currency assets
We initially recognize digital currency assets that are received as digital asset mining income based on the fair value of the digital currency assets. Digital currency assets that are purchased in an exchange of one digital currency asset for another digital currency asset are recognized at the fair value of the asset received.
These assets are adjusted to fair value only when an impairment is recognized, or the underlying asset is held for sale. Impairment exists when the carrying amount exceeds its fair value, which is measured using the quoted price of the digital currency asset at the time its fair value is being measured, which is measured on a daily basis. To the extent that an impairment loss is recognized, the loss establishes the new costs basis of the digital asset.
Impairment losses are recognized in the period in which the impairment is identified. The impaired digital assets are written down to their fair value at the time of impairment and this new cost basis will not be adjusted upward for any subsequent increase in fair value. See Note 2 in our audited financial statements under “Digital Assets” for further information.
Non-operating expenses,
net
Non-operating expenses,
net includes loss on debt extinguishment, interest income, interest expense and other non-operating expenses,
net.
Income tax expense
Income tax expense consists of U.S. federal, state and local income taxes, if any. For the year ended December 31, 2021, our income tax expense was $15.8 million. We had no income tax expense for the year ended December 31, 2020. A full valuation allowance is recorded against our net deferred tax assets, which are composed primarily of federal and state net operating loss carryforwards, stock-based compensation and non-goodwill intangibles.
We evaluate our ability to recognize our deferred tax assets quarterly by considering all positive and negative evidence available as proscribed by the FASB under its general principles of ASC 740, Income Taxes.

Results of Operations
The following table sets forth our selected consolidated statements of operations for each of the periods indicated (in thousands, except percentages).

	Year Ended December 31,		Period over Period Change
	2021	2020	Dollar	Percentage
Revenue:
Hosting revenue from customers	$62,350	$34,615	$27,735	80%
Hosting revenue from related parties	16,973	6,983	9,990	143%
Equipment sales to customers	138,376	11,193	127,183	NM
Equipment sales to related parties	109,859	1,402	108,457	NM
Digital asset mining income	216,925	6,127	210,798	NM

Total revenue	544,483	60,320	484,163	803%
Cost of revenue:
Cost of hosting services	77,678	36,934	40,744	110%
Cost of equipment sales	177,785	11,017	166,768	NM
Cost of digital asset mining	50,158	2,977	47,181	NM

Total cost of revenue	305,621	50,928	254,693	500%

Gross profit	238,862	9,392	229,470	NM
(Loss) gain on legal settlements	(2,636)	5,814	(8,450)	NM
Gain from sales of digital currency assets	4,814	69	4,745	NM
Impairment of digital currency assets	(37,206)	(4)	(37,202)	NM
Operating expenses:
Research and development	7,674	5,271	2,403	46%
Sales and marketing	4,062	1,771	2,291	129%
General and administrative	60,604	14,556	46,048	316%

Total operating expenses	72,340	21,598	50,742	235%

Operating income (loss)	131,494	(6,327)	137,821	NM
Non-operating expenses, net:
Loss on debt from extinguishment	8,016	1,333	6,683	501%
Interest expense, net	44,354	4,436	39,918	900%
Other non-operating expenses, net	16,049	110	15,939	NM

Total non-operating expense, net	68,419	5,879	62,540	NM

Income (loss) before income taxes	63,075	(12,206)	75,281	NM
Income tax expense	15,763	—	15,763	NM

Net income (loss)	$47,312	$(12,206)	$59,518	NM

NM - Not Meaningful

Revenue

	Year Ended December 31,		Period over Period Change
	2021	2020	Dollar	Percentage

Revenue:	(in thousands, except percentages)
Hosting revenue from customers	$62,350	$34,615	$27,735	80%
Hosting revenue from related parties	16,973	6,983	9,990	143%
Equipment sales to customers	138,376	11,193	127,183	NM
Equipment sales to related parties	109,859	1,402	108,457	NM
Digital asset mining income	216,925	6,127	210,798	NM

Total revenue	$544,483	$60,320	$484,163	803%

Percentage of total revenue:
Hosting revenue from customers	11%	57%
Hosting revenue from related parties	3%	12%
Equipment sales to customers	25%	19%
Equipment sales to related parties	20%	2%
Digital asset mining income	40%	10%

Total Revenue	100%	100%

Total revenue increased by $484.2 million or 803%, to $544.5 million for the year ended December 31, 2021 from $60.3 million for the year ended December 31, 2020.
Total hosting revenue from customers increased by $27.7 million or 80%, to $62.4 million for the year ended December 31, 2021 from $34.6 million for the year ended December 31, 2020. The increase was driven by the execution of new customer hosting contracts for miners deployed during the year ended December 31, 2021.
Total hosting revenue from related parties increased by $10.0 million, or 143%, to $17.0 million for the year ended December 31, 2021 from $7.0 million for the year ended December 31, 2020. The increase in related party hosting contracts was driven by the execution of new related party hosting contracts for miners deployed during the year ended December 31, 2021.
Equipment sales to customers and related parties was $138.4 million and $109.9 million, respectively for the year ended December 31, 2021. The increase was driven by higher demand for new generation mining equipment.
Digital asset mining income increased by $210.8 million, to $216.9 million, for the year ended December 31, 2021 from $6.1 million for the year ended December 31, 2020. The year over year growth in mining income was driven by an increase in our self-mining hash rate and higher bitcoin prices. Our self-mining hash rate increased by 1,772%, to 6.6 EH/s for the year ended December 31, 2021 from 0.35 EH/s for the year ended December 31, 2020. The total number of bitcoin awarded for the year ended December 31, 2021 was 4,023
1
compared to 328
1
for the year ended December 31, 2020. The average price of bitcoin for the year ended December 31, 2021 was $47,437 compared to $14,357 for the year ended December 31, 2020, an improvement of 230%.

1	The total number of bitcoin awarded on a combined self-mining basis for December 31, 2021 was 5,769 compared to 1,281 for the year ended December 31, 2020.

Cost of revenue

	Year Ended December 31,		Period over Period Change
	2021	2020	Dollar	Percentage

	(in thousands, except percentages)
Cost of revenue	$305,621	$50,928	$254,693	500%
Gross profit	238,862	9,392	229,470	NM
Gross margin	44%	16%
Cost of revenue increased by $254.7 million or 500%, to $305.6 million for the year ended December 31, 2021 from $50.9 million for the year ended December 31, 2020. The increase was primarily attributable to an increase in the cost of equipment sold to customers and related parties of $166.8 million, higher power consumption driven by increases in both our self-mining and hosted fleet of $53.4 million, increased depreciation expense of $21.3 million driven by the deployment of self-mining units, facilities depreciation of $1.9 million, higher personnel and facilities operating costs driven by the opening and expansion of our data centers of $7.2 million and stock-based compensation of $4.1 million. As a percentage of total revenue, cost of revenue totaled 56% and 84% for the year ended December 31, 2021 and 2020, respectively.
(Loss) gain on legal settlements
The loss on legal settlement of $2.6 million for the year ended December 31, 2021, was related to a settlement with a former customer. The gain on legal settlement of $5.8 million for the year ended December 31, 2020, was driven by the resolution of legal actions for damages resulting from the early termination of agreements by former customers.
Gain from sales of digital currency assets

	Year Ended December 31,		Period over Period Change
	2021	2020	Dollar	Percentage

	(in thousands, except percentages)
Gain from sales of digital currency assets	$4,814	$69	$4,745	NM
Percentage of total revenue	1%	0%
Gain from sales of digital currency assets increased by $4.7 million to $4.8 million for the year ended December 31, 2021 from a gain of $0.1 million for year ended December 31, 2020. Gains are recorded when realized upon sale(s). In determining the gain to be recognized upon sale, we calculate the difference between the sales price and carrying value of the digital assets sold immediately prior to sale. For the year ended December 31, 2021, the carrying value of our digital assets sold was $68.5 million and the sales price was $73.3 million. For the year ended December 31, 2020, the carrying value of our digital assets sold was $9.6 million and the sales price was $9.7 million.
Impairment of digital currency assets

	Year Ended December 31,		Period over Period Change
	2021	2020	Dollar	Percentage

	(in thousands, except percentages)
Impairment of digital currency assets	$(37,206)	$(4)	$(37,202)	NM
Percentage of total revenue	(7)%	0%
Impairment of digital currency assets increased by $37.2 million for the year ended December 31, 2021. Impairment exists when the carrying amount exceeds its fair value, which is measured using the quoted price of the digital currency asset at the time its fair value is being measured, which is measured on a daily basis. We perform an analysis each quarter to identify whether events or changes in circumstances, principally decreases in the quoted prices on active exchanges, indicate that it is more likely than not that our digital assets are impaired. In determining if an impairment has occurred, we consider the lowest market price of one unit of digital asset quoted on the active exchange since acquiring the digital asset. If the then current carrying value of a digital asset exceeds the fair value so determined, an impairment loss has occurred with respect to those digital assets in the amount equal to the difference between their carrying values and the price determined.
The carrying value of our digital currency assets amounted to $234.3 million and $0.1 million as of December 31, 2021 and December 31, 2020 respectively, reflecting impairments of $37.2 million and a nominal amount, attributable to bitcoin trading price fluctuations. The Company’s digital asset policy prior to the Blockcap acquisition on July 30, 2021 included selling all digital assets and converting them into fiat currency shortly after they are mined, typically within 1-3 days, in order to fund the growth of the Company’s operations. Following the Blockcap acquisition, the Company significantly expanded its self-mining operation and consequently reevaluated its digital asset investment policy and began holding a more significant portion of its digital assets mined on its balance sheet.
Operating Expenses
Research and development

	Year Ended December 31,		Period over Period Change
	2021	2020	Dollar	Percentage

	(in thousands, except percentages)
Research and development	$7,674	$5,271	$2,403	46%
Percentage of total revenue	1%	9%
Research and development expenses increased by $2.4 million or 46%, to $7.7 million for the year ended December 31, 2021 from $5.3 million for the year ended December 31, 2020. The increase was primarily driven by higher personnel and related expenses of $1.0 million, stock-based compensation of $1.1 million, an increase in project related expenses of $0.4 million, higher miscellaneous expenses of $0.2 million, offset by lower software and subscription costs of $0.3 million.
Sales and marketing

	Year Ended December 31,		Period over Period Change
	2021	2020	Dollar	Percentage

	(in thousands, except percentages)
Sales and marketing	$4,062	$1,771	$2,291	129%
Percentage of total revenue	1%	3%
Sales and marketing expenses increased by $2.3 million or 129%, to $4.1 million for the year ended December 31, 2021 from $1.8 million for the year ended December 31, 2020. The increase was primarily driven by higher marketing and advertising expenses of $1.1 million associated with IPO readiness, website development and conference sponsorships and attendance, stock-based compensation of $0.8 million, increased travel and entertainment expenses of $0.2 million and other miscellaneous expenses of $0.2 million.
General and administrative

	Year Ended December 31,		Period over Period Change
	2021	2020	Dollar	Percentage

	(in thousands, except percentages)
General and administrative	$60,604	$14,556	$46,048	316%
Percentage of total revenue	11%	24%

General and administrative expenses increased by $46.0 million or 316%, to $60.6 million for the year ended December 31, 2021 from $14.6 million for the year ended December 31, 2020. The increase of $46.0 million was driven by $29.8 million higher stock-based compensation, $5.8 million of investments made to support public company readiness, $4.3 million higher personnel and related costs, increased travel and entertainment expenses of $1.8 million, an increase in intangible asset amortization of $0.7 million, higher insurance costs of $1.0 million and increases in other miscellaneous expenses of $2.6 million.
Non-operating expenses,
net

	Year Ended December 31,		Period over Period Change
	2021	2020	Dollar	Percentage

	(in thousands, except percentages)
Non-operating expenses, net:
Loss on debt from extinguishment	$8,016	$1,333	$6,683	501%
Interest expense, net	44,354	4,436	39,918	900%
Other non-operating expenses, net	16,049	110	15,939	NM

Total non-operating expense, net	$68,419	$5,879	$62,540	NM

Total non-operating expenses,
net increased by $62.5 million to $68.4 million for the year ended December 31, 2021 from $5.9 million for the year ended December 31, 2020. The increase in non-operating expenses,
net of $62.5 million was driven by the loss on debt extinguishment of $6.7 million, higher interest expense, net of $39.9 million related to the execution of several funding agreements, including a senior secured credit facility and several equipment financing agreements, the proceeds of which were used to acquire self-mining equipment and to fund the build out of our hosting and self-mining facilities, and other non-operating
expenses, net of approximately $16.0 million to adjust our convertible note payable to fair value. See Note Fair Value Measurements for further information.
As discussed in Note 2 to our audited financial statements, the fair value of the Company’s convertible notes as of December 31, 2021 included the effect of a negotiation discount, which is a calibration adjustment that reflects the illiquidity of the instruments and the Company’s negotiating position. Since the transaction was an orderly transaction, the Company deemed that the fair value equaled the transaction price at initial recognition. However, the closing of the merger of XPDI (which represents the occurrence of a qualified financing event as defined by the terms of the notes) in January 2022 resulted in the elimination of the negotiation discount along with other changes in fair value which is expected to result in a significant increase in the fair value of the convertible notes, with a corresponding increase to Other
Non-operating
Expenses, net, in excess of $300 million for the three months ended March 31, 2022. The final valuation adjustment to the convertible note in the three months ended March 31, 2022 could differ materially from this preliminary estimate based changes in the share price and other factors.
Income tax expense

	Year Ended December 31,		Period over Period Change
	2021	2020	Dollar	Percentage

	(in thousands, except percentages)
Income tax expense	$15,763	$—	$15,763	NM
Percentage of total revenue	3%	—%
Income tax expense consists of U.S. federal, state and local income taxes. For the year ended December 31, 2021, our income tax expense was $15.8 million. We did not have any income tax expense for the year ended December 31, 2020. The Company has provided a valuation allowance of $6.8 million on the amount of deferred tax assets at December 31, 2021 that it believes will not be realized based on current facts and circumstances, which are composed primarily of federal state net operating loss carryforwards, stock-based compensation and non-goodwill intangibles.
We evaluate our ability to recognize our deferred tax assets quarterly by considering all positive and negative evidence available as proscribed by the FASB under its general principles of ASC 740, Income Taxes.
Segment Total Revenue and Gross Profit
The following table presents total revenue and gross profit by reportable segment for the periods presented:

	Year Ended December 31,		Period over Period Change
	2021	2020	Dollar	Percentage

Equipment Sales and Hosting Segment	(in thousands, except percentages)
Revenue:
Hosting revenue	$79,323	$41,598	$37,725	91%
Equipment sales	248,235	12,595	235,640	NM

Total revenue	327,558	54,193	273,365	504%
Cost of revenue:
Cost of hosting services	77,678	36,934	40,744	110%
Cost of equipment sales	177,785	11,017	166,768	NM

Total Cost of revenue	$255,463	$47,951	$207,512	433%

Gross profit	$72,095	$6,242	$65,853	NM
Mining Segment
Digital asset mining income	$216,925	$6,127	$210,798	NM

Total revenue	216,925	6,127	210,798	NM
Cost of revenue	50,158	2,977	47,181	NM

Gross profit	$166,767	$3,150	$163,617	NM
Consolidated total revenue	$544,483	$60,320	$484,163	803%
Consolidated cost of revenue	$305,621	$50,928	$254,693	500%
Consolidated gross profit	$238,862	$9,392	$229,470	NM
For the year ended December 31, 2021, cost of revenue included depreciation expense of $7.4 million for the Equipment Sales and Hosting segment and $24.3 million for the Mining segment. For the year ended December 31, 2020, cost of revenue included depreciation expense of $7.4 million for the Equipment Sales and Hosting segment and $1.1 million for the Mining segment.
For the year ended December 31, 2021 and 2020, the top three customers accounted for approximately 63% and 51%, respectively, of the Equipment Sales and Hosting’s segment total revenue.

A reconciliation of the reportable segment gross profit to income (loss) before income taxes included in our consolidated statements of operations for the years ended December 31, 2021 and 2020, is as follows:

	Year Ended December 31,		Period over Period Change
	2021	2020	Dollar	Percentage

	(in thousands, except percentages)
Reportable segment gross profit	$238,862	$9,392	$229,470	NM
(Loss) gain on legal settlement	(2,636)	5,814	(8,450)	NM
Gain from sales of digital currency assets	4,814	69	4,745	NM
Impairment of digital currency assets	(37,206)	(4)	(37,202)	NM
Operating expense:
Research and development	7,674	5,271	2,403	46%
Sales and marketing	4,062	1,771	2,291	129%
General and administrative	60,604	14,556	46,048	316%

Total operating expense	72,340	21,598	50,742	235%

Operating income (loss)	131,494	(6,327)	137,821	NM
Non-operating expense, net:
Loss on debt extinguishment and other	8,016	1,333	6,683	501%
Interest expense, net	44,354	4,436	39,918	900%
Other non-operating expenses, net	16,049	110	15,939	NM

Total non-operating expense, net	68,419	5,879	62,540	NM
Income (loss) before income taxes	$63,075	$(12,206)	$75,281	NM

Liquidity and Capital Resources
Sources of liquidity
To date, we have financed our operations primarily through sales of equity securities, debt issuances, equipment financing arrangements and cash generated from operations. We continue to have access to several sources of liquidity to supplement cash flow from operations. We have access to private debt and equity capital markets, secured borrowing, equipment finance and digital asset-based financing. In the near term, we expect to continue to ramp up investing activities as we build out our facilities and grow our company. Some of our vendor contracts for the purchase of mining equipment include variable pricing provisions that offset some of the variability of cash flow from operations associated with fluctuations in the price of bitcoin. Proceeds from the SPAC transaction provided gross proceeds of approximately $221.6 million from the XPDI trust account, resulting in approximately $200.7 million in net cash proceeds to Legacy Core, after the payment of transaction expenses. The proceeds from the transaction will be used to fund mining equipment purchases and infrastructure build-out
as the Company expands its leadership position. See Note 16 to our audited financial statements for more information about the closing of the merger with XPDI.
Cash, cash equivalents, restricted cash, cash requirements and cash flows
Cash and cash equivalents include all cash balances and highly liquid investments with original maturities of three months or less from the date of acquisition.

	December 31,		Period over Period Change
	2021	2020	Dollar	Percentage

	(in thousands, except percentages)
Cash and cash equivalents	$117,871	$8,671	$109,200	NM
Restricted Cash	13,807	50	13,757	NM

Total cash, cash equivalents and restricted cash	$131,678	$8,721	$122,957	NM

As of December 31, 2021 and 2020, restricted cash of $13.8 million and $0.1 million, respectively, consisted of cash held in escrow to pay for construction and development activities.
The following table summarizes our cash and cash equivalents, restricted cash and cash flows for the periods indicated.

	December 31,
	2021	2020

	(in thousands)
Cash, cash equivalents and restricted cash	$131,678	$8,721
Cash provided by (used in)
Operating activities	(56,735)	(23,765)
Investing activities	(423,840)	(15,144)
Financing activities	603,532	40,723
Cash, cash equivalents and restricted cash – beg. of period	8,721	6,907

Cash, cash equivalents and restricted cash - end of period	$131,678	$8,721

Our principal uses of cash in recent periods have been funding our operations and investing in capital expenditures.
Operating Activities
Changes in net cash from operating activities results primarily from cash received from hosting customers and equipment sales and payments for power fees and equipment purchases. Other drivers of the changes in net cash from operating activities include research and development costs, sales and marketing costs and general and administrative expenses (including personnel expenses and fees for professional services) and interest payments on debt.
Net cash used by operating activities was $56.7 million for the year ended December 31, 2021, compared to net cash used by operating activities of $23.8 million for the year ended December 31, 2020. The increase in net cash used in operating activities for the year ended December 31, 2021 compared to the year ended December 31, 2020 was primarily due to changes in working capital, which decreased cash from operating activities by $28.4 million and was primarily due to a $189.7 million increase in deposits for equipment, a $31.7 million increase in other current assets and a $20.2 million decrease in accounts payable, partially offset by a $154.3 million increase in deferred revenue and a $54.6 million increase in accrued expenses. The decrease in net cash from operating activities was increased by net income, excluding non-cash
adjustments, of $212.3 million for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to a $278.9 million increase in cash generated from operating income driven by a $68.9 million increase in cash inflows from gross profit on equipment sales from customers and related parties and a $228.5 million increase in cash inflows from gross profit on hosting revenue from customers and related parties. Offsetting the increase in cash generated from operating income was a $8.6 million increase in cash outflows for interest payments on debt (which included $12.8 million of debt issuance costs paid for the convertible notes issued in 2021) and $14.7 million increase in cash outflows for operating expenses.
Investing Activities
Our net cash used in investing activities consists of purchases of property, plant and equipment and acquisitions of intangible assets, net of proceeds from sales of property, plant and equipment.

Net cash used in investing activities for the year ended December 31, 2021 and 2020 was $423.8 million and $15.1 million, respectively, driven by $365.2 million and $13.7 million, respectively, used for the purchase of property, plant and equipment primarily related to the development of hosting facilities and the acquisition of equipment used for generating digital asset mining income. For the year ended December 31, 2021, $59.3 million was used for deposits for self-mining equipment.
Financing Activities
Net cash provided by financing activities consists of proceeds from stock issuances, issuances of debt, net of debt issuance costs and principal payments on debt, including notes payable and capital leases.
For the year ended December 31, 2021, net cash provided by financing activities was $603.5 million, primarily related to $670.8 million from the issuance of debt, driven by $514.8 million for the issuance of convertible notes. Offsetting this increase to net cash provided by financing activities for the year ended December 31, 2021 was $57.0 million of principal payments on debt and payment for transaction costs of $10.7 million.
For the year ended December 31, 2020, net cash provided by financing activities was $40.7 million, primarily related to $45.2 million from the issuance of debt, including $4.0 million received in March and April 2020 for notes issued to our president and chief executive officer and a member of the Board of Directors, $2.2 million received in April 2020 for a PPP loan through the SBA, $19.8 million received in May 2020 for the issuance of a senior secured note, and the remaining $19.9 million received primarily from equipment financing loans. For the year ended December 31, 2020, we also received $2.6 million from the issuance of preferred stock, comprising $1.5 million received in February and March 2020 from the issuance of Series A Preferred Stock in private placement offerings and $1.1 million received in June 2020 from the issuance of Series B Preferred Stock in a private placement offering. Offsetting these increases to net cash provided by financing activities for the year ended December 31, 2020 was $7.1 million of principal payments on debt, primarily related to the repayment in May 2020 of the $4.0 million of notes that had been issued to officers and directors and payments for capital leases.
Operating and capital expenditure requirements
We believe our existing cash, cash equivalents, together with cash provided by operations and funding from debt or equity issuances, will be sufficient to meet our needs for at least the next 12 months. Our future capital requirements will depend on many factors including our revenue growth rate, the timing and extent of spending to support further sales and marketing and research and development efforts, the timing and extent of additional capital expenditures to invest in the expansion of existing facilities as well as new facilities. We may in the future enter into arrangements to acquire or invest in complementary businesses, services and technologies, including intellectual property rights. We may be required to seek additional equity or debt financing. If additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, results of operations and financial condition would be materially and adversely affected.
Commitments and Contractual Obligations
Legal Proceedings
—The Company is subject to legal proceedings arising in the ordinary course of business. The Company accrues losses for a legal proceeding when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. However, the uncertainties inherent in legal proceedings make it difficult to reasonably estimate the costs and effects of resolving these matters. Accordingly, actual costs incurred may differ materially from amounts accrued and could materially adversely affect the Company’s business, cash flows, results of operations, financial condition and prospects. Unless otherwise indicated, the Company is unable to estimate reasonably possible losses in excess of any amounts accrued. As of December 31, 2021 and 2020, there were no loss contingency accruals for legal matters.

(Loss) gain on legal settlements
—The Company recognized a loss of $2.6 million during the year ended December 31, 2021 related to a settlement with a former customer. The Company recognized a gain of $5.8 million during the year ended December 31, 2020 with respect to the resolution of legal actions for damages resulting from the early termination of agreements by former customers.
Operating Leases
—The Company has entered into
non-cancellable
operating leases for office and data facilities, with original lease periods expiring through 2028. In addition, certain leases contain bargain renewal options extending through 2051. The Company recognizes lease expense for these leases on a straight-line basis over the lease term, which includes any bargain renewal options. The Company recognizes rent expense on a straight-line basis over the lease period. Rent expense was $0.7 million and $0.3 million for the years ended December 31, 2021 and 2020, respectively.
The Company’s minimum payments under noncancelable operating leases having initial terms and bargain renewal periods in excess of one year are as follows at December 31, 2021, and thereafter (in thousands):

2022	$460
2023	170
2024	170
2025	170
2026	170
Thereafter	1,254

Total minimum lease payments	$2,394

In in addition to the above, in December 2021, the Company entered into an agreement to lease office space for its new corporate headquarters that the Company anticipates will commence in the second half of 2022. The lease includes base rent of approximately $14 million to be paid over a period of 130 months.
Capital Leases
—The Company has entered into arrangements with various parties to finance the acquisition of computer and networking equipment, electrical infrastructure, and office equipment. These arrangements include options exercisable by the Company at the end of the initial terms to renew, purchase the equipment, or to terminate. These arrangements are classified as capital leases and as of December 31, 2021 and 2020, the related capital lease obligations were $90.6 million and $4.4 million, respectively.
As of December 31, 2021, the future minimum lease payments and present value of the net minimum lease payments under these capital leases are as follows (in thousands):

2022	$35,531
2023	34,897
2024	33,913
2025	1,823
2026	2

Total minimum lease payments	106,166
Less: interest	15,569

Present value of net minimum lease payments	$90,597

Purchase obligations—
As of December 31, 2021, the Company had outstanding agreements to purchase blockchain mining equipment totaling approximately $583.7 million of which approximately $326.2 million was paid as deposits for blockchain mining equipment scheduled to be delivered in 2022. As of the date that the financial statements were available to be issued, the aggregate amount of the Company’s purchase obligations totaled approximately $257.5 million, substantially all of which are expected to be settled within one year of the date that the financial statements were available to be issued.

Other Events
Blockcap Acquisition
On July 30, 2021, Legacy Core acquired Blockcap, one of its largest hosting customers. Consideration consisted of the issuance of approximately 71.2 million shares of Legacy Core common stock, approximately 4.3 million shares of Legacy Core restricted stock and approximately 4.6 million options to purchase shares of Legacy Core common stock. On July 1, 2021, prior to Legacy Core’s acquisition of Blockcap, Blockcap purchased Radar Relay, Inc. (“RADAR”), an early stage company focused on technology enhancement and development in the digital asset industry. Consideration consisted of the issuance of 5,996,311 Blockcap common shares, subject to post-closing adjustments.
As of the effective time of the Legacy Core/Blockcap merger, Mr. Matthew Minnis, a member of Legacy Core’s board of directors indirectly owned approximately 6.17% of Blockcap on a fully-diluted basis, and as such received consideration upon the consummation of the Legacy Core/Blockcap merger. Prior to the closing of the Legacy Core/ Blockcap merger, Darin Feinstein, the
Co-Chair
of Legacy Core’s board of directors, beneficially owned greater than 5% of Legacy Core’s capital stock and held an approximately 12% equity ownership interest in Blockcap. Prior to the effective time of the Legacy Core/Blockcap merger, Mr. Feinstein was neither employed by, nor served on the board of directors of, Legacy Core. The terms of the merger agreement between Legacy Core and Blockcap were the result of arms-length negotiations between Legacy Core, Blockcap and their respective representatives.
The acquisition was accounted for as a business combination using the acquisition method whereby the net assets acquired, and the liabilities assumed were recorded at fair value. The difference between the aggregate consideration relative to the fair value of the identifiable net assets is recorded as goodwill. The Company is still in the process of completing its initial accounting for the business combination, including determining the fair value of assets acquired and liabilities assumed and the allocation of the purchase price to goodwill.
Financing activities
In April 2021, the Company issued secured convertible notes in an initial aggregate principal amount of $215 million (the “Notes”) in a private offering. In addition, the Company issued $299.8 million of convertible notes in August through November 2021 under substantially the same terms and conditions as the original April 2021 notes except that the August through November 2021 notes have a minimum payoff based on the face value plus accrued interest rather than two times the outstanding face amount plus accrued interest. The Notes bear interest at a rate of 10% per annum, 4% of which is payable in cash and 6% of which is payable-in-kind, and
mature on April 19, 2025 (the “Maturity Date”), unless repurchased or converted. The Company used the net proceeds from the issuance of the Notes to fund the purchase of certain equipment and other capital leases, to repay in full all amounts due under the Company’s existing credit facility and for general corporate purposes.
Upon the closing of the Merger Agreement with XPDI in January 2022, the convertible notes became convertible into common shares at the option of the holder at a conversion price equal to $8.00 per share. Unless otherwise converted, (i) on or after an Offering, the Notes may be redeemed, in whole or in part, in an amount equal the outstanding principal amount of the notes (together with all accrued unpaid interest thereon) multiplied by (a) 200% for the convertible notes issued in April 2021 or (b) 100% for the convertible notes issued in August through November 2021 (the “Repayment Amount”), (ii) upon a Change of Control the Notes will be redeemed in full in an amount equal to the Repayment Amount and (iii) on the Maturity Date the notes will be repaid in full in an amount equal to the Repayment Amount.
The Notes are guaranteed by each wholly-owned domestic material subsidiary of the Company (the “Guarantors”) and are secured by substantially all of the assets of the Company and the Guarantors (subject to certain exceptions including assets financed with purchase money financing and real property). The Company is subject to a financial reporting covenant and, prior to a Conversion Event, certain negative covenants restricting the Company’s ability (i) to incur secured debt (other than debt to finance the acquisition of any fixed or capital assets, including real property assets) in excess of $265 million, (ii) to make restricted payments (including dividends and repurchases of capital stock) and (iii) to dispose of material assets (with certain exceptions). The Notes include events of default that are customary for a transaction of this type and include, among others things, payment default, covenant default, bankruptcy default of the Company or any of its material subsidiaries and cross-acceleration on other material debt.
In May 2021, the Company received $13 million of additional loans under the master equipment finance agreement with NYDIG to finance the Company’s acquisition of blockchain computing equipment that bear an interest rate of 14.25% and have a term of 24 months from issuance. In July 2021, the Company received blockchain computing equipment from NYDIG (which had been concurrently acquired by NYDIG from Blockcap in exchange for settlement of Blockcap’s debt with NYDIG) in exchange for $26.1 million of additional loans under the master equipment finance agreement with NYDIG that bear an interest rate of 14.25% and have a term of 24 months from issuance. In November 2021, the Company received blockchain computing equipment from NYDIG in exchange for $33.4 million of additional loans under the master equipment finance agreement with NYDIG that bear an interest rate of 11% and have a term of 24 months from issuance.
In July 2021, the Company paid off the $2.2 million PPP loan in full plus accrued interest.
In August through November 2021, the Company entered into unsecured convertible note agreements and issued $299.8 million of additional convertible notes (including $1 million of convertible notes issued to an entity affiliated with XMS Capital) subject to the same terms and conditions of the April 2021 notes, except that the August through November 2021 notes are unsecured until an initial public offering or SPAC merger and then they are secured pari passu with the Secured Convertible Notes.
In August 2021, the Company entered into a $30.0 million master equipment finance facility agreement with Trinity Capital Inc. (“Trinity”) to finance the Company’s acquisition of blockchain computing equipment and received a loan of $1.0 million at close. The loan has a term of 36 months from issuance.
In October 2021, the Company entered into a lending agreement with Bremer Bank, National Association to borrow up to $16.2 million in two tranches through May 22, 2022 for the purchase of blockchain mining equipment and improvements to data center and infrastructure. In December 2021, the Company entered into an additional term loan to borrow up to $9.6 million. The Company borrowed $15.2 million in October through December 2021. The loans bear interest at 5.5% annually and are due at the earlier of the date of sale of the underlying mining equipment or 60 months from issuance.
In December 2021, the Company entered into two lending agreements with Blockfi Lending, LLC to borrow up to $110.0 million for the purchase of blockchain mining equipment. The first agreement consists of $10.0 million and bears interest at 9.7% with a term of 24 months from issuance. The second agreement consists of $100.0 million and bears interest at 13.1% with a term of 24 months from issuance. The company borrowed the first tranche totaling $60.0 million in December 2021 and has until March 2022 to borrow the remaining $50.0 million.
Resignation of CEO
The Company’s President and Chief Executive Officer, Kevin Turner, resigned in May 2021. Mr. Turner’s employment agreement provides that he will be entitled to receive 12 months of base salary totaling $300,000 and, if Mr. Turner elects COBRA coverage, for 12 months he will receive a monthly cash payment equal to the full premium for company-paid continuing health care benefits. As of Mr. Turner’s separation date, 9,037,500 RSUs had satisfied the time vested condition but remain subject to the performance condition described in Note 11 of the Company’s Consolidated Financial Statements as of and for the Years Ended December 31, 2021 and 2020 which must be satisfied within three years of Mr. Turner’s separation date.

Related party transactions
During the year ended December 31, 2021, the Company entered various promissory notes with Blockcap, a related party entity that was managed by individuals that are directors and executives of the Company. The Company had existing contracts for equipment sales and hosting services with Blockcap prior to the Company acquiring Blockcap on July 30, 2021 as described above. The promissory notes deferred $32.7 million of amounts originally due in June through July 2021 from Blockcap contracts until August 2021. The promissory notes were effectively settled by the Company’s acquisition of Blockcap. In addition, during the year ended December 31, 2021, Company paid $0.1 million for management and professional fees from an affiliated company that had been accrued by Blockcap prior to being acquired on July 30, 2021. For more information on related party transactions, see the section titled “
Certain Relationships and Related Party Transactions
” in this
8-K/A.
Foreign Currency and Exchange Risk
The vast majority of our cash generated from revenue are denominated in U.S. dollars, with a small amount denominated in foreign currencies.
Critical Accounting Policies and Estimates
Critical accounting policies and estimates are those accounting policies and estimates that are both the most important to the portrayal of our net assets and results of operations and require the most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. These estimates are developed based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Critical accounting estimates are accounting estimates where the nature of the estimates are material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change and the impact of the estimates on financial condition or operating performance is material.
The critical accounting estimates, assumptions and judgments that we believe have the most significant impact on our consolidated financial statements are described below.
Revenue Recognition
Hosting and Equipment Sales
We may enter into contracts with more than one performance obligation. For example, we regularly enter into contracts that include both hosting services, for which revenue is recognized as services are performed on a consumption basis, and sales of computer equipment to those same customers, for which revenue is recognized at the point in time when control of the equipment is transferred to the customer (typically at the start of the contract period). For these contracts, revenue is recognized based on the relative standalone selling price of each performance obligation in the contract. The determination of the standalone selling price for contracts that involve more than one performance obligation can have a significant impact on the timing of revenue recognition and may require significant judgment, such as when the selling price of a good or service is not readily observable.
Digital Asset Mining Income
The Company derives its digital asset mining income from operating its owned computer equipment as part of a pool of users, facilitated by a pool operator, that processes transactions conducted on one or more blockchain networks. The contracts with pool operators are terminable at any time by either party. In exchange for providing computing power to the pool, the Company is entitled to receive digital currency assets from the mining pool operator which is a variable amount based on either (a) the amount of computing power the Company has contributed to the mining pool and current network difficultly or (b) a fractional share of the digital currency asset award the mining pool operator receives from the blockchain network upon successfully adding a block to the blockchain, based on the proportion of computing power the Company contributed to the mining pool operator to the total computing power contributed by all mining pool participants in processing the block.
Providing computing power in digital asset transaction verification services is an output of the Company’s ordinary activities. Providing such computing power is the only performance obligation in the Company’s arrangements with mining pool operators. The transaction consideration the Company receives, if any, is noncash consideration that may be either fixed or variable depending on the payout methodology used by the pool operator. In certain arrangements, the Company does not have a reliable means to estimate its relative share of the rewards until they are paid to it and the variable consideration is constrained until the Company receives the consideration, at which time revenue is recognized. The Company measures consideration at fair value on the date received, which is typically not materially different than the fair value at inception of the arrangement or the time the Company has earned the award from the pools. The Company’s digital asset mining income is sensitive to changes in the market prices of digital currency assets which may be significant.
Stock-Based Compensation
The Black-Scholes assumptions used in evaluating our awards are as follows:

	Years Ended December 31,
	2021	2020
Dividend yield	0.00%	0.00%
Expected volatility	72.57%	36.26%
Risk-free interest rate	1.39%	0.70%
Expected life (years)	6.22	10.00
We will continue to use judgment in evaluating the assumptions related to our stock-based compensation on a prospective basis. As we continue to accumulate additional data related to our common stock, we may refine our estimation process, which could materially impact our future stock-based compensation expense.
In addition, for awards with performance conditions, primarily restricted stock unit awards, we recognize the estimated fair value of the awards based on management’s judgment as to whether or not it is probable that the performance conditions will be achieved.
Common Stock Valuations
In valuing the fair value of our common stock, we use the most observable inputs available. We use the market approach, which estimates the value of our business by applying valuation multiples derived from the observed valuation multiples of comparable public companies to our expected financial results.
When observable inputs are not available, we may use the income approach. This approach typically projects cash flows for the forecast period and uses the perpetuity growth method to calculate terminal values. These cash flows and terminal values are then discounted using an appropriate discount rate. Projections of cash flows are based on management’s earnings forecasts.
Applying these valuation and allocation approaches involves the use of estimates, judgments and assumptions that are highly complex and subjective, such as those regarding the Company’s expected future revenue, expenses and cash flows, as well as discount rates, valuation multiples, the selection of comparable public companies and the probability of future events. Changes in any or all of these estimates and assumptions, or the relationships between these assumptions, impact the Company’s valuation as of each valuation date and may have a material impact on the valuation of the Company’s common stock and common stock warrants issued with the Company’s debt and equity instruments.

Business Combinations and Goodwill
The total purchase price of any of our acquisitions is allocated to the tangible and intangible assets acquired and the liabilities assumed based on their estimated fair values as of the acquisition date. The excess of the purchase price over those fair values is recorded as goodwill. The fair value assigned to the tangible and intangible assets acquired and liabilities assumed are based on estimates and assumptions around the valuation of our common stock at the time of the acquisition.
We do not amortize goodwill, but tests it for impairment annually as of October 31, or more frequently if events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable. We have the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of its reporting units are less than their carrying amounts as a basis for determining whether it is necessary to perform the quantitative goodwill impairment test. If we determine that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, or choose not to perform a qualitative assessment, then the quantitative goodwill impairment test will be performed. The quantitative test compares the fair value of the reporting unit with its carrying amount. If the carrying amount exceeds its fair value, the excess of the carrying amount over the fair value is recognized as an impairment loss, and the resulting measurement of goodwill becomes its new cost basis. As of December 31, 2021 and 2020, the carrying amount of Goodwill was $1.06 billion and $58.2 million, respectively. The increase in goodwill during the year ended December 31, 2021 was due to $1.00 billion of goodwill added for the Blockcap acquisition on July 30, 2021. There were no accumulated impairment losses as of January 1, 2020, and no impairment losses were recorded for the years ended December 31, 2021 and 2020.
Long-Lived Assets
We test long-lived assets for recoverability whenever events or changes in circumstances have occurred that may affect the recoverability or the estimated useful lives of long-lived assets. Long-lived assets include intangible assets subject to amortization. A long-lived asset may be impaired when the estimated future undiscounted cash flows are less than the carrying amount of the asset. If that comparison indicates that the asset’s carrying value may not be recoverable, the impairment is measured based on the difference between the carrying amount and the estimated fair value of the asset. This evaluation is performed at the lowest level for which separately identifiable cash flows exist. Long-lived assets to be disposed of are reported at the lower of the carrying amount or estimated fair value less costs to sell. We did not have any impairments in our long-lived assets for the years ended December 31, 2021 and 2020.
Digital Currency Assets
Our digital currency assets are accounted for as intangible assets with indefinite useful lives. We initially recognize digital currency assets that are received as digital asset mining income based on the fair value of the digital currency assets. Digital currency assets that are purchased in an exchange of one digital currency asset for another digital currency asset are recognized at the fair value of the asset received. The Company recognizes realized gains or losses when digital currency assets are sold in an exchange for other digital currency assets or for cash using a first-in first-out method
of accounting. For the years ended December 31, 2021 and 2020, the Company recognized net gains of $4.8 million and $0.1 million, respectively, on sales of digital currency assets. We classified digital currency assets within current assets because the digital currency assets are available for use, if needed, for current operations. Sales of digital currency assets awarded to the Company through its self-mining activities are classified as cash flows from operating activities regardless of the length of time for which the digital assets are held.
Foreign Currency and Exchange Risk
Substantially all revenue and operating expenses are denominated in U.S. dollars.

Recent Accounting Pronouncements
For a discussion of new accounting standards relevant to our business, refer to Note 2 to the consolidated financial statements.
Emerging Growth Company and a Smaller Reporting Company Status
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We may take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm under Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a non-binding advisory
vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions for up to five years or until we are no longer an emerging growth company, whichever is earlier. In addition, the JOBS Act provides that an “emerging growth company” can delay adopting new or revised accounting standards until those standards apply to private companies. We have elected to use the extended transition period under the JOBS Act. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.
We will remain an emerging growth company under the JOBS Act until the earliest of (a) February 12, 2026, the fifth anniversary of XPDI’s initial public offering, (b) the last date of our fiscal year in which we have a total annual gross revenue of at least $1.07 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates
or (d) the date on which we have issued more than $1.0 billion in non-convertible
debt securities during the previous three years.
We are also a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our voting and non-voting
common stock held by
non-affiliates
is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting
common stock held
by non-affiliates is
less than $700 million measured on the last business day of our second fiscal quarter. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on
Form 10-K and
have reduced disclosure obligations regarding executive compensation, and, similar to emerging growth companies, if we are a smaller reporting company that qualifies as a non-accelerated filer,
we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

BUSINESS
Overview
Core is a
best-in-class
large-scale operator of dedicated, purpose-built facilities for digital asset mining and a premier provider of blockchain infrastructure, software solutions and services. We mine digital assets for our own account and provide hosting services for other large-scale miners. We are one of the largest blockchain infrastructure, hosting provider and digital asset mining companies in North America, with approximately 457MW of power as of December 31, 2021, and 497MW as of January 31, 2022. We mine Bitcoin, Ethereum and other digital assets for third-party hosting customers and for our own account at our six fully operational data centers in North Carolina (2), Georgia (2), North Dakota (1) and Kentucky (1). In addition, in October 2021, we announced the entry of an agreement with the City of Denton, Texas and an affiliate of Tenaska Energy, Inc. to develop our seventh facility, a blockchain data center in Denton, Texas, which became operational in February 2022 with an initial operating capacity approaching 22 MW and is expected to have 300MW of power when completed. In February 2022, the Muskogee City-County Port Authority announced an agreement with us to develop a 500MW data center at the Port of Muskogee John T. Griffin Industrial Park. We began digital asset mining in 2018 and in 2020 became one of the largest North American providers of hosting services for third-party mining customers. Historically, we derived almost all of our revenue from third-party hosting fees and the resale of digital asset mining machines.
In July 2021 we completed the acquisition of Blockcap, one of our largest hosting customers. Blockcap is a blockchain technology company with industrial scale digital asset mining operations. Blockcap’s primary historical business was the mining of digital asset coins and tokens, primarily Bitcoin and, to a lesser extent, Siacoin and Ethereum. At the time of the Legacy Core/Blockcap merger, Blockcap claimed to be the largest independent cryptocurrency mining operator in North America. While Blockcap sold or exchanged the digital assets it mined to fund its growth strategies or for general corporate purposes from time to time, it generally retained its digital assets as investments in anticipation of continued adoption of digital assets as a “store of value” and a more accessible and efficient medium of exchange than traditional fiat currencies. Prior to its acquisition by Legacy Core, Blockcap purchased Radar Relay, Inc. (“RADAR”) on July 1, 2021. An early stage company, RADAR is focused on technology enhancement and development in the digital asset industry. The estimated consideration for the acquisition $65.0 million consisted of the issuance of 5,996,311 Blockcap common shares, subject to post-closing adjustments. The acquisition of Blockcap significantly expands our self-mining operations and increases the number of miners we own. We intend to utilize RADAR’s business assets and the technical expertise of its principals in enhancing our existing blockchain mining technology and software and in further strengthening our leadership position and value creation potential through the development of decentralized finance (DeFi) products and services.
Our hosting business provides a full suite of services to digital asset mining customers. We provide deployment, monitoring, troubleshooting, optimization and maintenance of our customer’s digital asset mining equipment and provide necessary electrical power and repair and other infrastructure services necessary to operate, maintain and efficiently mine digital assets.
Historically, we operated in two segments: “mining” consisting of digital asset mining for our own account, and “hosting, Artificial Intelligence and other” consisting of our blockchain infrastructure and third-party hosting business, and our AI software-as-a-service
offerings and platforms. Going forward, we anticipate that our mining and hosting operations will comprise all or substantially all of our business activities, though we continue to evaluate additional infrastructure and blockchain service offerings, including decentralized finance (DeFi).
Our business strategy is to continue to grow our self-mining operations by significantly increasing the number of miners dedicated to producing digital assets for our own account, and to continue to develop and grow the infrastructure and facilities necessary to house and support our robust third-party hosting business as well as our self-mining operation. Following the Blockcap acquisition, we significantly expanded our self-mining operation and consequently reevaluated our digital asset investment policy. Moving forward, we intend to adopt an investment policy pursuant to which an investment committee comprised of corporate officers use common risk management techniques to manage our assets in light of specified liquidity criteria. Liquidity will be maintained through management of a portfolio of money market instruments, obligations of the U.S. government, bank deposits, commercial paper, and certain digital asset currencies and digital asset instruments, each of which must satisfy certain risk criteria. The investment committee will retain the discretion to manage these approved investment instruments, including digital asset currencies and instruments, in accordance with the investment policy, which may involve opportunistic sales or conversions of digital asset currencies and instruments in light of market and other conditions. We may also explore adjacent lines of businesses that leverage our mining expertise and bitcoin assets.
Blockchain and Digital Assets
Blockchains are decentralized digital ledgers that record and enable secure peer-to-peer
transactions without third-party intermediaries. Blockchains enable the existence of digital assets by allowing participants to confirm transactions without the need for a central certifying authority. When a participant requests a transaction, a peer-to-peer
computer network consisting of nodes validates the transaction and the user’s status using known algorithms. After the transaction is verified, it is combined with other transactions to create a new block of data for the ledger. The new block is added to the existing blockchain in a way that is permanent and unalterable, thereby completing the transaction. As each new block refers back to and “connects” with the immediately prior solved block associated with it, the addition of a new block adds to the blockchain in a manner similar to a new link being added to a chain.
Digital assets (also known as cryptocurrency) are a medium of exchange that uses encryption techniques to control the creation of units and to verify the transfer of funds. Consumers use digital assets because they offer lower cost and faster peer-to-peer
payment options without the need to provide personal details. Every single transaction, and the ownership of every single digital asset in circulation, is recorded in the blockchain, which effectively contains a record of all account balances. Miners use powerful computers that tally digital asset transactions to operate the blockchain. These miners update stored records each time a transaction is made and ensure the authenticity of information. The miners receive a transaction fee for their service in the form of a portion of the new digital “coins” that are issued. Each account on the blockchain is identified solely by its unique public key, which renders it effectively anonymous, and is secured with its associated private key, which is kept secret, like a password. The combination of private and public cryptographic keys constitutes a secure digital identity in the form of a digital signature, providing strong control of ownership.
No single entity owns or operates the network. The infrastructure is collectively maintained by a decentralized public user base. Because the network operates in a decentralized manner, it does not rely on governmental authorities or financial institutions to create, transmit or determine the value of digital assets. Rather, value is determined by market factors, supply and demand for the units, with prices being set in transfers by mutual agreement or through barter among transacting parties, as well as by the number of merchants that may accept the digital asset. As digital asset transactions can be broadcast to the digital asset network by any user’s blockchain and digital assets can be transferred without the involvement of intermediaries or third parties, there are currently little to no transaction costs in direct peer-to-peer
transactions. Units of digital assets can be converted to fiat currencies, such as the U.S. dollar, at rates determined on various exchanges. Digital asset prices are quoted on various exchanges and demonstrate extreme volatility.
Digital assets have been viewed by the user community to offer several advantages over traditional (also known as ‘fiat’) currency, including:

•	Acting as a fraud deterrent, as digital assets recorded on a blockchain are virtually impossible to counterfeit, reverse, or modify;

•	Immediate settlement;

•	Elimination of counterparty risk;

•	No requirement for a trusted intermediary;

•	Lower transaction fees;

•	Identity theft prevention;

•	Universal accessibility;

•	Transaction verification and confirmation processes that prevent double spending;

•	Decentralized transaction processing at any time of day without any central authority (governments or financial institutions); and

•	Universal value free from currency exchange rates.
The market for digital assets has been growing exponentially. In 2017, there were an estimated 2.7 million users of digital assets, whereas today estimated users are 100 million. Bitcoin’s daily exchange volume has grown from $92 million in January 2017 to more than $50 billion in May 2021. The initial exchange rate recorded on October 5, 2009 was one Bitcoin equaled $0.000764. Bitcoin remains the leading digital asset in terms of market capitalization, which, based on data sourced from coinmarketcap.com, exceeded $875.9 billion as of December 31, 2021. As of April 11, 2022, based on data sourced from coinbase.com, the trading price of one Bitcoin was approximately $39,981.
Digital Asset Mining
Specialized computers, or “miners,” power and secure blockchains by solving complex cryptographic algorithms to validate transactions on specific digital asset networks. In order to add blocks to the blockchain, a miner must map an input data set consisting of the existing blockchain, plus a block of the most recent digital asset transactions and an arbitrary number called a “nonce,” to an output data set of a predetermined length using the SHA256 cryptographic hash algorithm. Solving these algorithms is also known as “solving or completing a block.” Solving a block results in a reward of digital assets, such as bitcoin, in a process known as “mining.” These rewards of digital assets currently can be sold profitably when the sale price of the digital asset exceeds the cost of “mining,” which generally consists of the cost of mining hardware, the cost of the electrical power to operate the machine, and other facility costs to house and operate the equipment.
Mining processing power is generally referred to as “hashing power.” A “hash” is the computation run by mining hardware in support of the blockchain. A miner’s “hash rate” refers to the rate at which it is capable of solving such computations per second. Miners with higher rated hash rate when operating at maximum efficiency have a higher chance of completing a block in the blockchain and receiving a digital asset reward. Currently, the likelihood that an individual mining participant acting alone will solve a block and be awarded a digital asset is extremely low. As a result, to maximize the opportunities to receive a reward, most large-scale miners have joined with other miners in “mining pools” where the computing power of each pool participant is coordinated to complete the block on the blockchain and mining rewards are distributed to participants in accordance with the rules of the mining pool. Fees payable to the operator of the pool vary but are typically as much as 2% of the reward earned and are deducted from the amounts earned by each pool participant. Mining pools are subject to various risks including connection issues, outages and other disruptions which can impact the quantity of digital assets earned by participants.
Mathematically Controlled Supply
The method for creating new bitcoin is mathematically controlled in a manner such that the supply of bitcoin grows at a limited rate based on a pre-determined
schedule. The number of bitcoin awarded for solving a new block is automatically halved every 210,000 blocks. This means every block up to and including block 210,000 produced a reward of 50 bitcoin, while blocks beginning with 210,001 produced a reward of 25 bitcoin. Since blocks are mined on average every 10 minutes, 144 blocks are mined per day on average. At 144 blocks per day, 210,000 blocks take four years to mine on average. The current fixed reward for solving a new block is 6.25 bitcoin per block and it is anticipated that the reward will decrease by half to become 3.125 bitcoin per block in early 2024, according to estimates of the rate of block solution calculated by BitcoinClock.com. This deliberately controlled rate of bitcoin creation means that the number of bitcoin in existence will never exceed 21 million and that bitcoin cannot be devalued through excessive production unless the Bitcoin network’s source code (and the underlying protocol for bitcoin issuance) is altered. We monitor the blockchain network and, as of August 1, 2021 based on the information we collected from our network access, approximately 18.77 million bitcoin have been mined.
Our Operations and Solutions
As a large-scale, vertically integrated provider of blockchain solutions, we believe that we are well positioned to serve customers in a rapidly expanding market for digital assets, blockchain solutions, and digital asset mining. We believe that the adoption and mainstream use of bitcoin and the blockchain technology on which it is based has accelerated the demand for bitcoin and other digital currencies.
As one of the largest blockchain hosting providers in North America, we focus on clients with large-scale deployments and provide power, racks, proprietary thermodynamic management (heat dissipation and airflow management), redundant connectivity, 24/7 security as well as our proprietary software platforms, Minder
TM
and MinderOS
TM
, which provide infrastructure management and custom firmware that are designed to increase performance and energy efficiency. Our blockchain business is one of the only large-scale, vertically integrated digital asset mining and blockchain infrastructure and hosting solutions business in North America. Our rapidly growing digital asset mining operation is focused on the generation of digital assets by solving complex cryptographic algorithms to validate transactions on specific digital asset network blockchains, which is commonly referred to as “mining.”
Our proprietary data centers in North Carolina, Georgia, Kentucky and North Dakota are purpose-built facilities optimized for the unique requirements of high density blockchain computer servers. These facilities feature access to attractive long-term power contracts at stable rates and high emissions-free content. We currently have six fully operational data centers in North Carolina (2), Georgia (2), North Dakota (1) and Kentucky (1), with approximately 497MW of operating electric power as of January 31, 2022. In addition, we opened a seventh facility in Denton, Texas in February 2022 with an initial operating capacity approaching 22 MW and expect to achieve full capacity of 300MW when completed. In February 2022, the Muskogee City-County Port Authority announced an agreement with us to develop a 500MW data center at the Port of Muskogee John T. Griffin Industrial Park. Our existing, completed facilities leverage our specialized construction proficiency by employing high-density, low-cost
engineering and power designs. Our proprietary thermodynamic system manages heat and airflow to deliver a best-in-class
uptime and ultimately increasing mining rewards to us and our customers. Our North Dakota facility is expected to benefit from our operational mining experience and techniques to maximize operational efficiency.
Since July 2018, we have hosted for ourselves and on behalf of our customers and related parties, miners of varying models, types and manufacturers. We have accumulated significant expertise in the installation, operation, optimization and repair of digital mining equipment. We have expanded our self-mining operation to take advantage of favorable market conditions and leverage our expertise for our own account. We believe that our self-mining activity as a percentage of our overall mining activity will continue to increase by significantly increasing our investment in miners. As of January 31, 2022, we have contracts to procure more than 135,000 miners for our self-mining operation and more than 85,000 miners for our hosting for customers and related parties. We anticipate delivery of these new miners over the next twelve months.
Our digital assets, primarily bitcoin, are mined to custodial wallets at Bittrex and Coinbase, each of which provides us protection through dual authentication security. Access is controlled by dual authentication to separate authentication from account access so that two authorized individuals are required to access our accounts. We monitor transaction and account balances through the Bittrex or Coinbase client portal, as applicable. In addition, Bittrex sends an email notification to our treasury department whenever there is a successful login to our account, and bank account withdrawals will only be permitted if they are sent to our synced bank account. As of December 31, 2021, nearly all of the digital assets of Legacy Core and Blockcap were stored at Bittrex and Coinbase, respectively.
In July 2021, we acquired Blockcap, one of our largest hosting customers. As a result of the merger we acquired all of the digital asset mining machines owned by Blockcap and hosted by us in our facilities, and have dedicated them to self-mining. As a result, the existing hosting agreement between Legacy Core and Blockcap was terminated. Included in the Blockcap transaction was Blockcap’s subsidiary, RADAR.
Suppliers
Mining Equipment
Digital asset mining is dependent on specialized digital asset mining hardware utilizing application-specific integrated circuit (“ASIC”) chips to solve blocks on blockchains using the
256-bit
secure hashing algorithm. Almost all of these miners are produced outside of the United States, mostly in China and Southeast Asia, by a few manufacturers, the largest of which is Bitmain Technologies, Ltd (“Bitmain”).
We have entered into agreements with Bitmain to supply most of the miners we intend to acquire for our mining operations throughout 2021 and 2022. These agreements, like those of other miner manufacturers, generally require significant refundable deposits payable months in advance of delivery and additional advance payments in monthly installments thereafter. These agreements also contain other terms and conditions favorable to the manufacturer. As the market value of digital assets has increased, the demand for the newest, most efficient miners has also increased, leading to scarcity in the supply, and thereby a resulting increase in the price of miners. As a result of the terms of our agreements with Bitmain, we believe we are the only non-Bitmain
repair center with Bitmain trained repair technicians in North America, allowing Core to service and repair its Bitmain miners in-house.
Our mining business is highly dependent upon digital asset mining equipment suppliers such as Bitmain providing an adequate supply of new generation digital asset mining machines at economical prices to enable profitable mining by us and by third-party customers intending to purchase our hosting and other solutions.
Power Providers and Facility Development
We have an experienced
in-house
power and facility development team focused on sourcing, evaluating, developing and constructing the facilities where we self-mine digital assets and host for other third-party mining equipment. Historically, we have contracted with large electric utility providers to provide a sufficient supply of electricity to power the mining operations in our facilities. We have fixed and interruptible bi-lateral
power supply agreements with electric power suppliers for of each of our facilities. These agreements provide for both firm and interruptible power supply through each provider’s transmission system to dedicated substations owned by the power provider, the local utility or us. We own the dedicated substation at our Kentucky facility and our North Dakota facility. Where we own the substation, we contract with the local power utility for repair and maintenance services. We believe that our relationships with our power suppliers are good and that we have sufficient supply to conduct our business operations as presently contemplated.
In 2021, we spent approximately $43.0 million on renewable and emission free non-renewable
energy sources. As of September 30, 2021 over 50% of the power used in our operation was generated from non-carbon
emitting sources by local power providers pursuant to long-term power contracts. We assess whether power is generated from non-emitting
energy sources by analyzing dispatch reports produced by utilities on a per facility basis, or in the absence of such reports, grid generation mix reports received from our utility providers on aggregated basis. Based on this review of utility dispatch reports, we determine megawatts per hour (“MWH”) generated from carbon emitting sources. We then determine total CO
2
emissions per MWH from such sources

(with coal generating an average of a ton of CO
2
per MWH generated and natural gas an average of
half-a-ton
of CO
2
per MWH generated) to calculate our total Green House Gas (“GHG”) emission rate based on EPA guidelines. We leverage our GHG rate to determine the number of green
e-certified
renewable energy credits (“RECs”) we are required to purchase to achieve net carbon neutral status.
By purchasing 530,000 RECs, we believe that we have purchased a number of RECs in excess of that required to achieve net carbon neutral status. In April 2021 we entered into an agreement with a power company that operates wind farms in North Dakota to supply 530,000
Green-e
certified RECs for an aggregate purchase price of $1.6 million. Under the REC program, a REC seller is required to disclose the quantity, type and geographic source of renewable energy underlying each certificate, which helps ensure that credits are not sold more than once. Based on a preliminary assessment, we believe our purchased volume of RECs was sufficient to meet our needs for 2021. Once our final energy consumption is known for 2021 upon receipt of the final GHG emission reports from our suppliers which are expected to be provided to us in the second quarter of 2022, we intend to re-assess
our use of carbon-free energy by analyzing updated dispatch and generation mix reports, after which we may decide to purchase additional RECs.
We expect to continue to maintain its net carbon neutral status by increasing our overall use of renewable power and by purchasing RECs when necessary. We are currently actively engaged in negotiations with utilities, municipalities, alternative power brokers and other professionals to source and identify sources of green renewable power across the United States to increase the utilization of green renewable power in our operations. We expect that these activities and negotiations will result in a significant increase in the number of our mining facilities, megawatts under contract, mining capacity and utilization of green renewable energy.
Supplier Agreements
Industrial Power Contract and Related Arrangements with Murphy Electric Power Board
On December 15, 2017, our predecessor BCV 77, LLC (“BCV 77”) entered into an Industrial Power Contract (as amended from time to time, the “Murphy IPC”) with Murphy Electric Power Board (“Murphy”) for the supply of electric power to its plant in Marble, North Carolina. BCV 77 subsequently assigned the Murphy IPC to, and the Murphy IPC was assumed by, Legacy Core on February 19, 2018, in connection with Legacy Core’s acquisition of the account with Murphy formerly held by BCV 77 at its plant in Marble, North Carolina. BCV 77, together with its affiliates, is a major stockholder of Legacy Core prior to the merger and will remain a major stockholder following the merger. For more information regarding recent related party transactions among BCV 77 and its affiliated entities, on the one hand, and Legacy Core on the other hand, please see the section titled “
Certain Relationships and Related Person Transactions
.”
Under the Murphy IPC, Murphy agreed to provide Legacy Core with an electric power capacity of up to 10,000 kilowatts (kW), for which Legacy Core agreed to pay Murphy in accordance with the applicable monthly rates and charges as modified or replaced from time to time by agreement between the parties, subject to a minimum monthly bill of not less than $15,000. Legacy Core currently pays Murphy on average approximately $450,000 per month for its provision of the power capacity, taking into effect any bill credits available to Legacy Core pursuant to the Murphy IP Product Agreement and the ICA, as defined and summarized below. The Murphy IPC provides for an initial term of five years and automatically renews for an additional five-year term following the initial term and for one-year
terms thereafter, unless either party terminates the Murphy IPC by prior written notice no later than three months prior to the expiry of the then-existing term.
In connection with the Murphy IPC, Legacy Core entered into an Interruptible Power Product Agreement (the “Murphy IP Product Agreement”) with Murphy, as distributor, and the Tennessee Valley Authority (“TVA”), as power provider, effective September 1, 2018. Under the Murphy IP Product Agreement, Legacy Core agreed to curtail its power demand upon notice from TVA, if TVA determines, in its sole judgment, it is necessary or appropriate to do so to ensure the operation and reliability of its system. In return, TVA provides credits to Legacy Core’s monthly power bill. Legacy Core assumes all risk of loss, injury or damage resulting from any interruption or curtailment of power. The Murphy IP Product Agreement provides for a term of five years, and may be terminated by any party by at least three years’ written notice, or by Murphy or TVA upon at least 60 days’ notice if Legacy Core does not meet certain eligibility requirements or benchmarks of performance under the Murphy IP Product Agreement. The Murphy IPC cannot be terminated sooner than the date on which the Murphy IP Product Agreement can be terminated using the methods listed above.
In addition, on October 10, 2018, Legacy Core entered into an Investment Credit Agreement (the “ICA”) with Murphy and TVA. The ICA provides that TVA will reward Legacy Core in the form of monthly credits on Legacy Core’s bill for firm power, if Legacy Core meets certain eligibility requirements, which include maintaining 500kW of power demand, annual capital investment benchmarks in Core’s hosting sites, minimum workforce requirements, satisfying TVA’s financial viability review and continued compliance with the Murphy IPC. The ICA has a term of five years, unless terminated earlier.
Copies of the Murphy IPC, the Murphy IP Product Agreement and the ICA, along with the amendments thereto, are attached as Exhibits 10.15, 10.16 and 10.17, respectively, to the registration statement of which this prospectus forms a part.
Master Services Agreement and Power Arrangements with Duke Energy Carolinas, LLC
On June 25, 2018, Legacy Core entered into a Master Services Agreement (the “MSA”) with Duke Energy Carolinas, LLC (“Duke”). Pursuant to the MSA, Legacy Core engaged Duke to perform certain design, procurement, construction and project management activities and installation services related to the installation of overhead circuits to feed Legacy Core’s transformers. Legacy Core paid approximately $400,000 to Duke for the services. The MSA also governs the terms and conditions of future work orders to be entered into between Legacy Core and Duke. Either party may terminate the MSA upon 30 days prior written notice.
Legacy Core also entered into an Electric Service Agreement (the “ESA”) with Duke, effective June 10, 2019, for the supply of electric power to Legacy Core’s plant in Marble, North Carolina. The ESA provides for an electrical power capacity of 24,000kW, which can be adjusted based on Legacy Core’s consumption, but will not exceed 48,000kW. Legacy Core agreed to pay to Duke in accordance with certain service rate schedules as modified or replaced from time to time by agreement between the parties. Legacy Core currently pays Duke on average approximately $92,000 per month for its provision of the power capacity. The ESA provides for an initial term of 2.5 years, with a subsequent one-year
automatic renewal provision until the ESA is terminated. Either Legacy Core or Duke may terminate the ESA by prior written notice no later than 60 days in advance of the termination of the then-existing term.
Copies of the MSA and the ESA are attached as Exhibits 10.18 and 10.19, respectively, to the registration statement of which this prospectus forms a part.
Electric Service Agreements with Dalton Utilities
On October 11, 2018, Legacy Core, through its wholly-owned subsidiary, American Property Acquisitions VII, LLC, entered into an Amended and Restated Electric Service Agreement with The Board of Water, Light and Sinking Fund Commissioners of the City of Dalton, Georgia (d/b/a Dalton Utilities, “Dalton”) for the supply of electric power to each of its hosting sites located at Boring Drive, Dalton, Georgia (the “Boring Drive Site”) and Industrial South, Dalton, Georgia (the “Industrial South Site”). The agreement for the Boring Drive Site provides for an electrical power capacity of up to 120,000kW, and the agreement for the Industrial South Site provides for an electrical power capacity of up to 50,000kW. Under each agreement, Legacy Core agreed to pay to Dalton $0.0364 on a kW per hour basis as modified from time to time, but not to exceed $0.042 prior to December 31, 2021. Each agreement has an indefinite term, which can be terminated by Legacy Core for convenience by providing 60 days written notice to Dalton.

Copies of the agreements for the Boring Drive Site and the Industrial South Site are attached as Exhibits 10.21 and 10.20, respectively, to the registration statement of which this prospectus forms a part.
Firm Power Contract and Related Arrangements with Tennessee Valley Authority
Effective as of May 1, 2019, Legacy Core entered into a Firm Power Contract, which was subsequently amended in February and April 2020 (as amended, the “FPC”), with TVA for the supply of electric power to Legacy Core’s site near Calvert City, Kentucky. Subject to other terms and conditions, the FPC provides for an electrical power capacity of 125,000kW of firm power during “onpeak hours,” and an electrical power capacity of 125,000kW of firm power during “offpeak hours.” Legacy Core agreed to pay TVA for such supply in accordance with certain service rate schedules as modified or replaced from time to time by agreement between the parties. Legacy Core currently pays TVA on average approximately $625,000 per month for its provision of the power capacity, taking into effect any bill credits available to Legacy Core pursuant to the TVA IP Product Agreement, as defined and summarized below. The FPC provides for an automatic one-year
renewal beginning on May 1, 2021. The FPC may be terminated on or after April 29, 2025 by either Legacy Core or TVA upon at least five years’ written notice, but in no event, shall the FPC be terminated sooner than the date on which the TVA IP Product Agreement (as defined below) can be terminated.
In connection with the FPC, Legacy Core entered into an Interruptible Power Product Agreement with TVA (the “TVA IP Product Agreement”), effective May 1, 2020. Under the TVA IP Product Agreement, Legacy Core agreed to curtail its power demand upon notice from TVA, if TVA determines, in its sole judgment, it is necessary or appropriate to do so to ensure the operation and reliability of its system. In return, TVA provides credits to Legacy Core’s monthly power bill. Legacy Core assumes all risk of loss, injury or damage resulting from any interruption or curtailment of power. The TVA IP Product Agreement provides for a term of five years, and may be terminated by any party by at least three years’ written notice, or by TVA upon at least 60 days’ notice if Legacy Core does not meet certain eligibility requirements or benchmarks of performance under the TVA IP Product Agreement. The TVA IP Product Agreement continues in effect during the term of the FPC, unless it is sooner terminated using the methods listed above.
Copies of the FPC and the TVA IP Product Agreement, along with the amendments thereto, are attached as Exhibits 10.22 and 10.23, respectively, to the registration statement of which this prospectus forms a part.
Sales and Purchase Arrangements with Bitmain
Since 2018, Legacy Core has entered into multiple sales and purchase agreements with Bitmaintech Pte. Ltd. and/or its affiliates (collectively, “Bitmain”) for the purchase of digital currency miners from Bitmain. Under the terms of such agreements, Bitmain has the right to discontinue the sale of its miners and/or to make changes thereto at any time without prior approval from or notice to Legacy Core. In addition, Bitmain (and/or its licensors, as applicable) retains the intellectual property rights to such miners. Under the terms of the agreements, Legacy Core agreed to indemnify Bitmain from all claims arising and any and all damages, suits, claims, judgments, liabilities, losses, fees, costs or expenses of any kind, including legal fees, whatsoever arising out of or incidental to Bitmain’s products pursuant to the agreements. Each agreement will remain in effect for as long as one or more shipping orders are outstanding thereunder, and may be terminated upon either party’s uncured material breach or upon insolvency proceedings against Legacy Core. A copy of a form of such agreements with Bitmain is attached as Exhibit 10.24 to the registration statement of which this prospectus forms a part.
Our
Go-to-Market
Model
We sell our services through direct sales teams with leads generated from technology partners, customer referrals, and through our corporate marketing efforts. Our go-to-market
strategy is focused on acquiring new customers and driving increased use of our services for existing customers.

Competition
We operate in a highly competitive industry with an increasing number of participants.
Our self-mining operations compete with mining operations throughout the world to complete new blocks in the blockchain and earn the reward in the form of an established unit of a digital asset. We compete on the basis of our total number of miners, the degree of mining difficulty, the efficiency of our mining operations and the fiat value of the mining reward.
While miners of digital assets historically range from individual enthusiasts and entrepreneurs to large public company mining operations and large company mining hosting operations with dedicated data centers, the vast majority of mining is now undertaken and further trending towards large-scale, industrial mining farms. A mining pool is created when mining participants pool the processing power of their miners over a network and mine transactions together. Rewards are then distributed proportionately to the pool participants based on the work/hash power contributed to solving a block. Our self-mining operations also compete with non-digital
asset operations for access to suitable real estate and access to affordable and dependable electric power. In addition to competing to solve new blocks, we compete to acquire new miners, to raise capital, to obtain access to facilities for location of mining operations, and to develop or acquire new technologies.
Our hosting activities compete with a large number of other hosting operations. Our success in our hosting operations depends on our ability to supply hosting space and power, our performance with respect to installation, operation and repair of customer equipment, our ability to obtain replacement parts, the value of our service offering to our customers and the availability of mining equipment. A significant percentage of mining equipment is manufactured by a single supplier and almost all mining equipment is provided by a small number of manufacturers. We believe that we compete favorably as a provider of hosting services because of the design, size, quality and geographic distribution of our existing facility operations, our proprietary technology and software, our power contracts, our commitment to net carbon neutral operations, our experience and expertise and our relationships with equipment manufacturers.
Several public companies (traded in the United States, Canada, and internationally), such as the following, may be considered competitors to the Company:

•	Argo Blockchain PLC;

•	Bit Digital, Inc.;

•	Bitcoin Investment Trust;

•	Bitfarms Technologies Ltd. (formerly Blockchain Mining Ltd);

•	Blockchain Industries, Inc. (formerly Omni Global Technologies, Inc.);

•	Cipher Mining Inc.;

•	Coinbase, Inc.;

•	Digihost International, Inc.;

•	DMG Blockchain Solutions Inc.;

•	DPW Holdings, Inc. (through its ownership of Digital Farms Inc.);

•	Greenidge Generation Holdings Inc.;

•	HashChain Technology, Inc.;

•	Hive Blockchain Technologies Inc.;

•	Hut 8 Mining Corp.;

•	Layer1 Technologies, Inc.;

•	Marathon Digital Holdings, Inc.;

•	MGT Capital Investments, Inc.;

•	Northern Data AG;

•	Overstock.com Inc.; and

•	Riot Blockchain, Inc.
The digital assets industry is a highly competitive and evolving industry and new competitors and/or emerging technologies could enter the market and affect our competitiveness in the future. Other market participants in the digital assets industry include investors and speculators, retail users transacting in digital assets, and service companies that provide a variety of services including buying, selling, payment processing and storing of digital assets. To continue to be successful, we will require sufficient additional capital to build additional facilities and to acquire new available mining equipment and related infrastructure. Subject to raising additional capital, our digital asset initiatives will compete with other industry participants that focus on investing in and securing the blockchains of Bitcoin and other digital assets.
Intellectual Property
Intellectual property is an important aspect of our business, and we seek protection for our intellectual property as appropriate. To establish and protect our proprietary rights, we rely upon a combination of patent, copyright, trade secret and trademark laws and contractual restrictions such as confidentiality agreements, licenses and intellectual property assignment agreements.
As of February 4, 2022, we had over 70 filed patent applications and issued patents in technologies such as blockchain, data center management, infrastructure and cooling. We maintain a policy requiring our employees, contractors, consultants and other third parties to enter into confidentiality and proprietary rights agreements to control access to our proprietary information. These laws, procedures and restrictions provide only limited protection, and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. Furthermore, the laws of certain countries do not protect proprietary rights to the same extent as the laws of the United States, and we therefore may be unable to protect our proprietary technology in certain jurisdictions. Moreover, our platform incorporates software components licensed to the general public under open-source software licenses. We obtain many components from software developed and released by contributors to independent open-source components of our platform. Open-source licenses grant licensees broad permissions to use, copy, modify and redistribute those open-source components of our platform. As a result, open-source development and licensing practices can limit the value of our software copyright assets.
We continually review our development efforts to assess the existence and patentability of new intellectual property. We pursue the registration of our domain names, trademarks and service marks in the United States and in certain locations outside the United States. To protect our brand, we file trademark registrations in some jurisdictions.
Legal Proceedings
From time to time, we are involved in various legal proceedings arising from the normal course of business activities. We are not presently a party to any litigation the outcome of which, we believe, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, cash flows or financial condition. Defending such proceedings is costly and can impose a significant burden on management and employees. We may receive unfavorable preliminary or interim rulings in the course of litigation, and there can be no assurances that favorable final outcomes will be obtained.

Government Regulation
Due to the relatively short history of digital assets, and their emergence as a new asset class, government regulation of blockchain and digital assets is constantly evolving, with increased interest expressed by U.S. and internal regulators. For example, the Cyber-Digital Task Force of the U.S. Department of Justice published a report entitled “Cryptocurrency: An Enforcement Framework” in October 2020 that detailed the Department’s view with respect to digital assets and the tools at the Department’s disposal to deal with threats posed by digital assets. In March 2021, the nominee for Chair of the U.S. Securities and Exchange Commission expressed the need for investor protection along with promotion of innovation in the digital asset space. In February 2021, representatives of the government of Inner Mongolia, China announced plans to ban digital asset mining within the province due to the energy and rare Earth mineral demands of the industry.
Government regulation of blockchain and digital assets is under active consideration by the United States federal government via its agencies and regulatory bodies, as well as by similar entities in other countries and transnational organizations, such as the European Union. State and local regulations also may apply to our activities and other activities in which we may participate in the future. Other governmental or semi-governmental regulatory bodies have shown an interest in regulating or investigating companies engaged in blockchain or digital asset businesses. For instance, the SEC has taken an active role in regulating the use of public offerings of proprietary coins
(so-called
“initial coin offerings”) and has made statements and official promulgations as to the status of certain digital assets as “securities” subject to regulation by the SEC.
The effect of any regulatory change, either by the Federal, state, local or foreign governments or any self-regulatory agencies on the Company is impossible to predict, but such change could be substantial and may have a material adverse effect on the Company’s business, financial condition and results of operations. While we are unaware of significant adverse governmental or regulatory action adverse to Bitcoin or Ethereum mining in the United States, there is no guarantee that future regulation or adverse action will not take place and interpretation of existing regulations in a manner adverse to our business is possible.
In addition, various foreign jurisdictions either have adopted, or may adopt, laws, regulations or directives that affect digital assets, digital asset networks, and their users and participants. Such laws, regulations or directives may conflict with those of the United States, may negatively impact the acceptance of digital assets by users, merchants and service providers outside of the United States, and may therefore impede the growth of digital assets. A number of Eastern European and Asian countries currently have a more restrictive stance toward digital assets and, thereby, have reduced the rate of expansion of digital asset use, as well as digital asset transaction processing, in each of those countries. Presently, we do not believe any U.S. or State regulatory body has taken any action or position adverse to our main digital asset, Bitcoin, with respect to its production, sale, and use as a medium of exchange; however, future changes to existing regulations or entirely new regulations may affect our business in ways it is not presently possible for us to predict with any reasonable degree of reliability. As the regulatory and legal environment evolves, we may become subject to new laws, such as further regulation by the SEC and other agencies, which may affect our mining and other activities.
Our Facilities
Our corporate headquarters is located at 210 Barton Springs Road, Suite 300, Austin, Texas 78704. We also lease approximately 9,177 square feet of commercial office space in Bellevue, Washington pursuant to operating leases that expire June 30, 2022. In addition, we maintain operations in owned facilities in North Carolina, Georgia, North Dakota and Kentucky, with approximately 497MW of operating electric power as of January 31, 2022. We lease at a nominal amount with an option to purchase our facility in North Dakota. In October 2021, we announced the entry of an agreement with the City of Denton, Texas and an affiliate of Tenaska Energy, Inc. to develop a blockchain data center in Denton, Texas, which became operational in February 2022 with an initial operating capacity approaching 22 MW and is expected to have 300MW of power when completed. In February 2022, the Muskogee City-County Port Authority announced an agreement with us to develop a 500MW data center at the Port of Muskogee John T. Griffin Industrial Park. We believe that our facilities are suitable to meet our current and anticipated near term needs. We continually explore the acquisition and development of additional facilities to support our anticipated future growth.
Seasonality
The Company’s business is not generally subject to seasonality. However, coin generation from the Company’s mining operations may vary depending on the Company’s total hash rate at a given point in time relative to the total hash rate of the Bitcoin network.
Our Employees
All aspects of our business require specialized knowledge and technical skill. Such knowledge and skills include the areas of blockchain technology, research and development, digital currency assets, digital currency market, digital asset operations, human resource management, data privacy, as well as legal compliance, finance and accounting. We believe that we have adequate personnel and resources with the specialized skills required to carry out our operations successfully. As of December 31, 2021, we had 205 full-time employees. All of these employees are located in the United States. None of our employees are represented by a labor union or covered by collective bargaining agreements, and we have not experienced any work stoppages. We believe our relationship with our employees is good.
Corporate Information
We were originally known as Power & Digital Infrastructure Acquisition Corp. On January 19, 2022, Legacy Core, XPDI, and Merger Sub consummated the transactions contemplated under the merger agreement, following the approval at the special meeting of the stockholders of XPDI held on January 19, 2022. In connection with the closing of the Business Combination, we changed our name from Power & Digital Infrastructure Acquisition Corp. to Core Scientific, Inc.
Our principal executive offices are located at 210 Barton Springs Road, Suite 300, Austin, Texas 78704, and our telephone number is (425)
998-5300. Our
corporate website address is www.corescientific.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

MANAGEMENT
Executive Officers and Directors
The following table sets forth certain information, as of April 11, 2022, concerning the persons who serve as executive officers and directors of Core:

Name	Age	Position
Executive Officers
Michael Levitt	63	Chief Executive Officer and Co-Chair of the Board of Directors
Denise Sterling	57	Chief Financial Officer
Todd M. DuChene	58	EVP, General Counsel, Chief Compliance Officer and Secretary
Directors
Darin Feinstein	50	Chief Vision Officer and Co-Chair of the Board of Directors
Jarvis Hollingsworth(1)(3)	59	Director
Matt Minnis(2)(3)	57	Director
Stacie Olivares(1)(2)(3)	47	Director
Kneeland Youngblood(1)(2)(3)	66	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.
Executive Officers
Michael Levitt
. Mr. Levitt has served as our Chief Executive Officer and
Co-Chair
and a member of our board of directors since January 2022. Mr. Levitt served as the Chief Executive Officer of Legacy Core from May 2021until the Business Combination, and as Chairman and a member of Legacy Core’s board of directors from June 2018 until the Business Combination. Mr. Levitt has also served as Chairman of Irradiant Partners, LP since October 2021. From July 2016 to July 2021, Mr. Levitt was the Chief Executive Officer of Kayne Anderson Capital Advisors, L.P. Prior to joining Kayne, Mr. Levitt served as a Vice Chairman and Partner of Apollo Global Management, LLC (NYSE: APO) from April 2012 to May 2016. Mr. Levitt joined Apollo following Apollo’s acquisition of Stone Tower Capital LLC, an investment firm, which he founded in 2001 and where he served as Chairman of the board of directors, Chief Executive Officer and Chief Investment Officer. Prior to that, Mr. Levitt worked as a Partner at Hicks, Muse, Tate & Furst Incorporated, a private equity firm. Earlier in his career, Mr. Levitt served as the
Co-Head
of the Investment Banking Division of Smith Barney Inc. Mr. Levitt began his investment banking career at Morgan Stanley & Co., Inc. Mr. Levitt has served on the board of directors of The Music Acquisition Corporation (NYSE: TMAC) since December 2020 and served on the board of directors of Kayne Anderson BDC, LLC from May 2018 to October 2021. Mr. Levitt holds a B.B.A. and J.D. from the University of Michigan. We believe that Mr. Levitt’s significant financial expertise, his knowledge of the corporate credit and investment markets, his business acumen and his leadership as a sitting Chief Executive Officer provide him the qualifications and skills to serve on our board of directors.
Denise Sterling
. Ms. Sterling has served as our Chief Financial Officer since April 2022. Ms. Sterling previously served as Senior Vice President of Finance of Legacy Core (and Core following the Business Combination) from May 2021 to April 2022. Before joining Legacy Core, Ms. Sterling worked for Oportun, a Nasdaq-listed financial services company that leverages its digital platform to provide responsible consumer credit to hardworking people, as Senior Vice President of FP&A and Finance from June 2018 to May 2021. Ms. Sterling served in various tax and finance roles for Visa from 1995 to 2018, including as Senior Vice President of the Global Risk Management team from November 2016 to June 2018. Ms. Sterling holds a bachelor’s degree in accounting from San Francisco State University and a master’s degree in tax from Golden Gate University. She is a Certified Public Accountant.

Todd M. DuChene
. Mr. DuChene has served as our EVP, General Counsel, Chief Compliance Officer and Secretary since January 2022. Mr. DuChene served as the General Counsel and Secretary of Legacy Core from April 2019 until the Business Combination. Prior to joining Legacy Core, Mr. DuChene served as Senior Vice President, General Counsel and Secretary and Chief Compliance Officer for FLIR Systems, Inc., an industrial and military technology company, from September 2014 to April 2019. Prior to joining FLIR, Mr. DuChene served as Executive Vice President, General Counsel and Secretary of Nuance Communications, Inc., a leading provider of speech recognition and related technology to enterprise, healthcare and mobile and consumer customers, where he was responsible for the legal, intellectual property, corporate governance and regulatory activities of the company, from October 2011 to September 2014. Previously, Mr. DuChene served as Senior Vice President, General Counsel and Secretary of National Semiconductor Corporation from January 2008 to October 2011, prior to its acquisition by Texas Instruments Inc. In addition, Mr. DuChene has served as General Counsel to each of Solectron Corporation, Fisher Scientific International Inc. (now ThermoFisher Scientific) and OfficeMax, Inc. Mr. DuChene began his legal career as a corporate lawyer with BakerHostetler in Cleveland, Ohio in 1988. Mr. DuChene holds a B.A. in Political Science from The College of Wooster and a J.D. from the University of Michigan Law School.
Employee Director
Darin Feinstein
. Mr. Feinstein has served as our Chief Vision Officer and
Co-Chair
of our board of directors since January 2022. Mr. Feinstein is an American entrepreneur who has been involved in many ventures within the digital assets space since 2012. Mr. Feinstein co-founded
Legacy Core, in 2017 and founded Blockcap in 2020. In addition to these blockchain companies Mr. Feinstein owns and operates a portfolio of business ventures across a variety of industries including live entertainment, finance, food & beverage, hospitality and technology, among others. Mr. Feinstein is a philanthropist who co-founded
The Feinstein Griffin foundation, with Eddie Griffin, and Mr. Feinstein and Mr. Griffin for the past decade have been hosting events and donating to various charities around the United States. Mr. Feinstein is a California Licensed attorney (currently non-practicing)
and holds many privileged licenses including a gaming license, liquor licenses and various financial licenses in multiple states across the United States. We believe that Mr. Feinstein’s significant experience in the digital asset space and his institutional knowledge of our businesses as a co-founder
of Legacy Core and Blockcap provide him the qualifications and skills to serve on our board of directors.
Non-Employee
Directors
Jarvis Hollingsworth.
Mr. Hollingsworth has served as a member of our board of directors since January 2022. Mr. Hollingsworth has served as Chairman of the Board of Trustees of the Teacher Retirement System of Texas, a $190 billion pension trust fund for retirees, teachers and employees of education-related institutions since November 2017. Since November 2019, Mr. Hollingsworth has also served on the board of directors of Laredo Petroleum, Inc. (NYSE:LPI), a diversified energy company, and on the finance committee of the Memorial Hermann Hospital System since May 2017. Mr. Hollingsworth has also served as Vice Chairman at Irradiant Partners, LP since September 2021. Mr. Hollingsworth served as General Counsel and a member and executive committee member of the board of directors for Kayne Anderson Capital Advisors, L.P., a leading alternatives investment management firm from May 2019 to July 2021. Mr. Hollingsworth served as a director of Emergent Technologies LP, a fintech company that provides payment services in emerging markets using a gold-backed digital currency from April 2016 to November 2019, and from May 2017 to July 2019 served as a director of Cullen Frost Bankers, Inc. (NYSE: CFR). Mr. Hollingsworth holds a Bachelor of Science from the United States Military Academy at West Point and served for several years on active and reserve duty in the United States Army. Mr. Hollingsworth holds a J.D. from the University of Houston Law Center. We believe that Mr. Hollingsworth’s knowledge of the digital assets industry and his understanding of public company governance and operations from his service on public company boards of directors provide him with the qualifications and skills to serve on our board of directors.

Matt Minnis.
Mr. Minnis has served as a member of our Board since January 2022. Mr. Minnis co-founded Legacy Core in 2017 and served as a member of its board of directors from June 2018 until the Business Combination. Mr. Minnis has also served as Managing Member of BEP 888 and BEP 999 digital asset mining companies, which were founded in 2020. Further, Mr. Minnis has served as Chairman of the board of directors of Pledgling Technologies, Inc., a company focused on charitable donations, which he co-founded
in 2014. Mr. Minnis has also served as President and Chief Executive Officer of Minnis Investments LLC, a private investment firm focused on early-stage technology companies, real estate and venture capital investments since 2009. Mr. Minnis holds a B.B.A. in Marketing and M.B.A. in Finance from Texas Christian University. We believe that Mr. Minnis’ knowledge of Legacy Core and the digital asset mining industry as well as his investment and venture capital expertise provide him with the qualifications and skills to serve on our board of directors.
Stacie Olivares
. Ms. Olivares has served as a member of our Board since January 2022. In 2021, Ms. Olivares was nominated by President Biden to the Federal Retirement Thrift Investment Board, a role subject to Senate confirmation. From August 2019 to January 2022, Ms. Olivares served as a trustee of the California Public Employees’ Retirement System (CalPERS), the largest public pension in the United States with $500 billion AUM and 2 million members. From March 2019 to April 2020, Ms. Olivares served as Chief Investment Officer of Lendistry, a minority-owned CDFI and fintech lender. Prior to Lendistry, from October 2011 to January 2018 Ms. Olivares was the Managing Director and Chief Investment Officer of the California Organized Investment Network (COIN), a $29 billion ESG investment fund of the insurance industry, which she joined after working at Morgan Stanley from 2008 to 2011. Before Wall Street, she led the State of California’s economic advisory board and advanced trade, housing, and job growth as the state’s economy from 2002 trough 2007 as it grew from the 6 th
to the 4
th
largest in the world. Ms. Olivares serves on the corporate boards of Kroll Bond Rating Agency (KBRA) and Mission Advancement Corp (NYSE: MACC), the non profit of Latino Community Foundation and the Hispanic Heritage Foundation, and the advisory boards of UC Berkeley’s College of Letters & Science and the California Emerging Technology Fund. Ms. Olivares earned a Bachelor’s in economics from University of California at Berkeley and holds a Master’s in public policy from Harvard University. We believe that Ms Olivares’ financial expertise, her understanding of corporate and board governance, her early-stage investment expertise and experience in matters related to ESG provide her with the qualifications and skills to serve on our board of directors.
Kneeland Youngblood.
Mr. Youngblood has served as a member of our board of directors since January 2022. Mr. Youngblood has served as a member of the board of directors of numerous TPG Pace SPAC transactions since 2015. Mr. Youngblood is a director nominee of TPG Pace Beneficial II Corp. Mr. Youngblood has served as a founding partner of Pharos Capital Group, LLC since 1998, a private equity firm that focuses on providing growth and expansion capital/buyouts in the health care service sector. Mr. Youngblood is a director of Mallinckrodt Pharmaceuticals, a director of Scientific Games Corporation and Chairman of the Finance Committee of the President’s Advisory Board of the UT Southwestern Medical Center. Previously, Mr. Youngblood served as a member of the board of directors of
Pace-I
from September 2015 through its business combination with Playa in March 2017. Mr. Youngblood has also served as a member of the board of directors of
Pace-II
from June 2017 through its business combination with Accel. Mr. Youngblood is also a former director of Burger King Corporation, Starwood Hotels and Lodging, Gap Inc. and Energy Future Holdings (formerly TXXU). He also serves on several private company and not-for-profit
boards. Mr. Youngblood graduated from Princeton University in 1978 with an A.B in Politics/Science in Human Affairs and earned an M.D. degree from the University of Texas, Southwestern Medical School. We believe that Mr. Youngblood’s extensive leadership experience, expertise in growth investing and his service as a board member across a diverse set of industries provide her with the qualifications and skills to serve on our board of directors.
Family Relationships
There are no family relationships among any of Core’s directors or executive officers.

Composition of Our Board of Directors
Our business and affairs are organized under the direction of our board of directors. Our board of directors will meet on a regular basis and additionally as required.
In accordance with the terms of the Bylaws, our board of directors may establish the authorized number of directors from time to time by resolution. Our board of directors currently consists of six members. Each member of the board of directors will serve a one-year
term expiring at our next annual meeting of stockholders, subject to his or her office being vacated sooner pursuant to the Bylaws.
Director Independence
Based on information provided by each director concerning his or her background, employment and affiliations, the board of directors of Core has determined that none of the Core directors, other than Mr. Levitt and Mr. Feinstein, has any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of the directors is “independent” as that term is defined under the Nasdaq listing standards. In making these determinations, the board of directors of Core considered the current and prior relationships that each non-employee
director has with Core and all other facts and circumstances the board of directors of Core deemed relevant in determining their independence, including the beneficial ownership of securities of Core by each non-employee
director and the transactions described in the section titled “
Certain Relationships and Related Party Transactions
.”
Board Leadership Structure
The board of directors of Core is
co-chaired
by Mr. Levitt and Mr. Feinstein. Mr. Levitt also serves as Core’s Chief Executive Officer. Core believes that combining the positions of Chief Executive Officer and Chair of the board of directors will help to ensure that the board and management will act with a common purpose and provide a single, clear chain of command to execute Core’s strategic initiatives and business plans. In addition, Core believes that a combined Chief Executive
Officer/Co-Chair
is better positioned to act as a bridge between management and the board of directors, facilitating the regular flow of information.
The Core board of directors appointed Jarvis Hollingsworth as lead independent director in order to help reinforce the independence of the board as a whole. The position of lead independent director has been structured to serve as an effective balance to Mr. Levitt’s leadership as the combined Chief Executive Officer and
Co-Chair.
The lead independent director is empowered to, among other duties and responsibilities, work with the Chief Executive Officer to develop and approve an appropriate board meeting schedule; work with the Chief Executive Officer to develop and approve meeting agendas; provide the Chief Executive Officer feedback on the quality, quantity and timeliness of the information provided to the board; develop the agenda and moderate executive sessions of the independent members of the board of directors; preside over board meetings when the Chief Executive Officer is not present or when such person’s performance or compensation is discussed; act as principal liaison between the independent members of the board of directors and the Chief Executive Officer; convene meetings of the independent directors as appropriate; and perform such other duties as may be established or delegated by the board of directors. As a result, Core believes that the lead independent director can help ensure the effective independent functioning of the board of directors in its oversight responsibilities. In addition, Core believes that the lead independent director serves as a conduit between the other independent directors and the
Co-Chairs,
for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors.
Role of Core Board in Risk Oversight
One of the key functions of the board of directors is informed oversight of Core’s risk management process. It is not anticipated that the board of directors of Core will have a standing risk management committee, but rather that this oversight function will be administered directly through the board of directors of Core as a whole, as well as through various standing committees of the board of directors of Core that address risks inherent in their respective areas of oversight. In particular, Core’s board of directors will be responsible for monitoring and assessing strategic risk exposure and Core’s audit committee will have the responsibility to consider and discuss Core’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. Core’s compensation committee will also assess and monitor whether Core’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.
Board Committees
Upon the consummation of the Business Combination, the board of directors reconstituted its audit committee, compensation committee and nominating and corporate governance committee and adopted a new charter for each of these committees, which complies with the applicable requirements of current SEC and Nasdaq rules. Core is expected to comply with future requirements to the extent applicable. Copies of the charters for each committee will be available on the investor relations portion of Core’s website.
Audit Committee
The audit committee of Core consists of Stacie Olivares, Kneeland Youngblood and Jarvis Hollingsworth, each of whom Core’s board of directors has determined satisfies the independence requirements under Nasdaq listing standards and Rule
10A-3(b)(1)
of the Exchange Act. The chair of the audit committee is Ms. Olivares, who Core’s board of directors has determined is an “audit committee financial expert” within the meaning of SEC regulations. Each member of the audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, Core has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.
The primary purpose of the audit committee is to discharge the responsibilities of the board of directors with respect to Core’s corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee Core’s independent registered public accounting firm. Specific responsibilities of the audit committee include:

•	Helping the board of directors of Core oversee corporate accounting and financial reporting processes;

•	Managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit the financial statements;

•
Discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, the interim and year-end
operating results;

•	Developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	Reviewing related person transactions;

•
Obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

•	Approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.
Compensation Committee
The compensation committee of Core consists of Kneeland Youngblood, Stacie Olivares and Matt Minnis. The chair of the compensation committee is Mr. Youngblood. Core’s board of directors has determined that each member of the compensation committee is independent under the Nasdaq listing standards and a
“non-employee
director” as defined in Rule
16b-3
promulgated under the Exchange Act.
The primary purpose of the compensation committee is to discharge the responsibilities of the board of directors in overseeing the compensation policies, plans and programs and to review and determine the compensation to be paid to executive officers, directors and other senior management, as appropriate. Specific responsibilities of the compensation committee include:

•	Reviewing and approving the compensation of the chief executive officer, other executive officers and senior management;

•	Administering the equity incentive plans and other benefit programs;

•
Reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control
protections and any other compensatory arrangements for the executive officers and other senior management; and

•	Reviewing and establishing general policies relating to compensation and benefits of the employees.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee of Core consists of Jarvis Hollingsworth, Stacie Olivares, Kneeland Youngblood and Matt Minnis. The chair of the nominating and corporate governance committee is Mr. Hollingsworth. Core’s board of directors has determined that each member of the nominating and corporate governance committee is independent under the Nasdaq listing standards.

•	Specific responsibilities of the nominating and corporate governance committee include:

•	Identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on the board of directors of Core;

•	Considering and making recommendations to the board of directors regarding the composition and chairmanship of the committees of the board of directors of Core;

•	Developing and making recommendations to the board of directors regarding corporate governance guidelines and matters, including in relation to corporate social responsibility; and

•	Overseeing periodic evaluations of the performance of the board of directors of Core, including its individual directors and committees.
Code of Business Conduct and Ethics
Core has adopted a code of conduct (the “Code of Conduct”) applicable to all of Core’s employees, directors and officers, including Core’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Conduct is available under the Governance section of Core’s website at https://investors.corescientific.com. In addition, Core has posted on its website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the Code of Conduct. The reference to Core’s website address does not constitute incorporation by reference of the information contained at or available through such website, and you should not consider it to be a part of this prospectus.
Compensation Committee Interlocks and Insider Participation
None of the members of Core’s compensation committee has ever been one of its executive officers or employees. None of Core’s executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers that will serve as a member of Core’s board of directors or compensation committee.

Limitation on Liability and Indemnification of Directors and Officers
The Charter, limits a directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Delaware law and the Bylaws provide that Core will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
In addition, Core entered into separate indemnification agreements with its directors and officers. These agreements, among other things, require Core to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at its request.
Core maintains a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Charter and the Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION
This discussion may contain forward-looking statements that are based on Core’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that Core adopts following the completion of the merger may differ materially from the currently planned programs summarized in this discussion. All share counts in this section are shown on a pre-merger
basis.
For the fiscal year ended December 31, 2021, Core’s named executive officers were:

•	Michael Levitt, Chief Executive Officer;

•	Kevin Turner, former President and Chief Executive Officer;

•	Michael Trzupek, Executive Vice President and Chief Financial Officer; and

•	Todd M. DuChene, Executive Vice President, General Counsel, Chief Compliance Officer and Secretary.
Summary Compensation Table
The following table provides information regarding total compensation awarded to, earned by, and paid to Core’s named executive officers for services rendered to Legacy Core in all capacities for the fiscal years ended December 31, 2020 and 2021.

Name and Principal Position	Year	Salary($)(1)		Stock Awards($)(2)	All Other Compensation ($)		Total($)
Michael Levitt(3)
Chief Executive Officer	2021	30,824	(4)	160,664,903	—		160,695,727
B. Kevin Turner(5)	2020	300,000		9,716,229	33,217	(6)	10,049,446
Former President and Chief Executive Officer	2021	121,978	(7)	—	153,679	(8)	275,721
Michael Trzupek(9)	2020	75,000	(10)	13,803,152	—		13,878,152
EVP and Chief Financial Officer	2021	300,824		9,210,000	—		9,510,824
Todd M. DuChene	2020	300,000		795,049	—		1,095,049
EVP, General Counsel, Chief Compliance Officer and Secretary	2021	300,824		12,292,500	498,691	(11)	13,092,015

(1)	Salary amounts represent actual amounts earned during the fiscal year.
(2)
Amounts reported represent the aggregate grant date fair value of RSUs granted to the named executive officer during the fiscal year. The aggregate grant date fair value is based upon an estimate of Legacy Core Common Stock at the grant date. In accordance with the Financial Accounting Standard Board Accounting Standards Codification, Topic 718, or ASC Topic 718, recognition of compensation cost was deferred until consummation of the Business Combination. See Note 2 of the audited consolidated financial statements of Legacy Core included in the Prospectus for a discussion of the relevant assumptions used in calculating this amount. This amount does not reflect the actual economic value that may be realized by the named executive officer.

(3)	Mr. Levitt was not one of our named executive officers for the year ended December 31, 2020, and was appointed as our Chief Executive Officer in May 2021.
(4)	The salary reported for Mr. Levitt represents a pro-rata portion of his salary in 2021. His annualized base salary for 2021 was $60,000.
(5)	Mr. Turner resigned as our President and Chief Executive Officer in May 2021.
(6)	Amount shown consists of medical benefits of $32,325, and $64 group life insurance premiums and $828 out-of-pocket medical expenses incurred by Legacy Core for Mr. Turner.

(7)	The salary reported for Mr. Turner represents a pro-rata portion of his salary in 2021. His annualized base salary for 2021 was $300,000.
(8)	Amount shown consists of $17,217 COBRA payments and $136,462 severance payment upon the termination of Mr. Turner’s employment with us.
(9)	Mr. Trzupek was appointed as our Chief Financial Officer in September 2020.
(10)	The salary reported for Mr. Trzupek represents a pro-rata portion of his salary in 2020. His annualized base salary for 2020 was $300,000.
(11)	Amount shown represents $498,691 relocation expenses reimbursed by Legacy Core to Mr. DuChene.
Narrative Disclosure to Summary Compensation Table
Annual Base Salary
The compensation of Core’s named executive officers is generally determined and approved by the compensation committee of its board of directors. The base salaries of each of the named executive officers for the fiscal years ended December 31, 2020 and 2021 are listed in the table below.

Name	Fiscal Year 2020 Base Salary($)		Fiscal Year 2021 Base Salary($)
Michael Levitt	—	(1)	60,000
B. Kevin Turner	300,000		300,000
Michael Trzupek	300,000		300,000
Todd M. DuChene	300,000		300,000

(1)	Mr. Levitt was not one of our named executive officers for the year ended December 31, 2020, and was appointed as our Chief Executive Officer in May 2021.
Annual Performance-Based Bonus Opportunity
From time to time, Core’s board of directors or compensation committee may approve bonuses for its executive officers based on individual performance, company performance or as otherwise determined appropriate. For the fiscal years ended December 31, 2020 and 2021, Core’s executive officers were not eligible to receive performance-based cash bonuses.
Equity-Based Incentive Awards
Core’s equity-based incentive awards are designed to align Core’s interests and those of Core’s stockholders with those of Core’s employees and consultants, including its executive officers. The board of directors is responsible for approving equity grants.
To preserve cash and to incentivize exceptional performance from its executive officers, Core has historically used RSUs as an incentive for long-term compensation to its executive officers. Core’s executives generally are awarded an initial grant in the form of RSUs in connection with their commencement of employment. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance. Core may grant equity awards at such times as its board of directors determines appropriate.
All RSUs have been granted pursuant to the Core Scientific, Inc. (f/k/a Mineco Holdings, Inc.) 2018 Omnibus Incentive Plan (as amended, the “
2018 Plan
”). For additional information regarding the equity awards held by Core’s named executive officers as of December 31, 2021, please see the section below titled “
-Outstanding
Equity Awards at Fiscal
Year-End
of 2021.
”
Following the closing of the Business Combination, Core no longer grants equity incentive awards under the 2018 Plan.

Employment Agreements with Named Executive Officers
Michael Levitt
. In October 2021, Legacy Core entered into an amended and restated employment agreement with Mr. Levitt, pursuant to which Mr. Levitt serves as our Chief Executive Officer. Mr. Levitt’s agreement provides for a base salary of $60,000 and an initial award of RSUs convertible into 8,400,000 shares of Core Common Stock, which was granted to Mr. Levitt in July 2021. In addition, pursuant to the terms of his agreement, Mr. Levitt was granted an award of 3,050,000 RSUs in connection with the Business Combination. Mr. Levitt also has the opportunity to earn an additional annual grant of up to 1,000,000 additional RSUs subject to achievement of certain performance metrics established by the board of directors of Core. If, for certain period during the term of his agreement, the positive total shareholder return (“
TSR
”) of Core exceeds the TSR for the S&P 500 Index during the same period (“
TSR Over Performance
”), the Mr. Levitt is entitled to a bonus equal to the product of .0375 multiplied by the amount of the increase in Core equity value attributable to TSR Over Performance. The bonus amount is payable at the option and discretion of Core in cash, bitcoin or shares of Core Common Stock having a fair market value on the date of issue equal to the amount of the bonus. In the event Mr. Levitt’s employment is terminated by Core without Cause (as defined therein), by Mr. Levitt for Good Reason (as defined therein), by either party after a Change in Control (as defined therein), or as a result of a
Non-Renewal
(as defined below) by the Company, Mr. Levitt is entitled to the following severance benefits: (i) accrued and unpaid base salary, accrued benefits, and reimbursement of expenses as of the date of termination, (ii) base salary continuation for twelve months, (iii) bonus, if any, for the year in which the termination occurs in an amount equal to the target bonus amount approved by the board of directors, and (iv) a cash payment under COBRA equal to the full premium for actively employed executives of Core with the same level of coverage for twelve months following the date of termination. Mr. Levitt’s agreement continues until May 17, 2025, following which the agreement automatically renews for one additional year on each anniversary thereafter, unless, not less than ninety (90) days prior to the commencement of any such renewal term, either party has given written notice to the other that it does not wish to extend the agreement (a “
Non-Renewal
”).
Kevin Turner
. In June 2018, Legacy Core entered into an employment agreement with Mr. Turner. The agreement provided for Mr. Turner to serve as Core’s President and Chief Executive Officer for an initial term of four years, commencing on July 1, 2018, which term automatically renewed for additional one-year
terms unless either party notified the other party of its intention to terminate the agreement not less than ninety (90) days prior to the expiration of the current term. Mr. Turner resigned as Legacy Core’s President and Chief Executive Officer in May 2021. Pursuant to the agreement, Mr. Turner was entitled to an initial annual base salary of $300,000, which was reviewed and could have been adjusted by Core’s board of directors on an annual basis. In addition, as contemplated by his agreement, Mr. Turner was granted 5,000,000 RSUs. Mr. Turner was entitled to certain severance benefits, the terms of which are described below under “-
Potential Payments Upon Termination or Change in Control.
” Mr. Turner was also eligible for standard benefits such as paid time off, reimbursement of business expenses, and to participate in employee benefit plans and programs.
Michael Trzupek
. In September 2020, Legacy Core entered into a letter agreement with Mr. Trzupek. Mr. Trzupek’s agreement provides for a base salary of $300,000 and an initial award of RSUs convertible into 2,000,000 shares of Legacy Core Common Stock, which was granted to Mr. Trzupek in October 2020. His agreement also provides for payment equal to three months base salary if Mr. Trzupek’s employment is terminated by Core other than for Cause (as defined in his letter agreement). See also the section below titled
“-
Potential Payments upon Termination or Change in Control.
”
Todd M. DuChene
.
In December 2018, Legacy Core entered into a letter agreement with Mr. DuChene, effective upon his first day of employment on April 1, 2019. Mr. DuChene’s agreement provides for a base salary of $300,000 and an initial award of RSUs convertible into 1,000,000 shares of Legacy Core Common Stock. His agreement also provides for payment equal to three months base salary if Mr. DuChene’s employment is terminated by Core other than for Cause (as defined in his letter agreement). See also the section below titled
“-
Potential Payments upon Termination or Change in Control.
”

Potential Payments upon Termination or Change in Control
Core has entered into certain agreements that will require Core to provide compensation to our named executive officers in the event of a termination of employment of Core.
In the event Mr. Levitt’s employment is terminated as a result of death or “Disability” (as defined in his agreement), or by Core without “Cause” (as defined in his agreement) or for “Good Reason” (as defined in his agreement), then all of the equity awards granted to Mr. Levitt during the term of his employment will become fully vested and exercisable as of the date of his termination. See also the section above titled “-
Employment Agreements with Named Executive Officers.
”
In the event of a termination of employment without “cause” (as defined in their respective offer letter), and subject to the delivery to Core of a general release of claims, each of Messrs. Trzupek and DuChene is entitled to three months of base salary. In addition, in the event Messrs. Trzupek and DuChene are terminated for any reason other than for “cause” (as defined in the 2018 Plan), all RSUs that have satisfied the time-based vesting condition as of the date of termination remain outstanding and eligible to fully vest for three years following the date of such termination, and, if the time-vested RSUs satisfy the transaction-based vesting condition prior to the third anniversary of the date of termination, the RSUs will be fully vested and will be settled through the issuance of common stock.
In May 2021, Mr. Turner executed a separation agreement, which provides for 12 months of base salary, and potential cash payments equal to the full premium for company-paid continuing health care benefits. As disclosed in the section above titled “-
Summary Compensation Table
,” Mr. Turner received COBRA payments in the amount of $17,217 and a severance payment of $136,462 upon the termination of his employment in 2021. In addition, Mr. Turner’s separation agreement provides that, as of Mr. Turner’s separation date, 9,037,500 RSUs had satisfied the time-based vesting condition, but these RSUs remain subject to the transaction-based vesting condition described in Note 11 to Legacy Core’s consolidated financial statements as of and for the years ended December 31, 2020 and 2019, which are included elsewhere in the registration statement of which this prospectus forms a part. The transaction-based vesting condition must be satisfied within three years of Mr. Turner’s separation date. Further, under the terms of the 2018 Plan, the board of directors of Core may, in its sole discretion, provide for acceleration of the transaction-based vesting condition.

Outstanding Equity Awards at Fiscal
Year-End
of 2021
The following table presents the outstanding equity incentive plan awards held by each named executive officer as of December 31, 2021.

	Stock Awards(1)
Name	Grant Date	Vesting Commencement Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested($)(2)
Michael Levitt(3)	July 2, 2021	July 2, 2021	8,400,000	(4)	146,664,000
B. Kevin Turner(5)	September 21, 2018	July 1, 2018	3,645,864	(5)	63,656,785
	October 1, 2018	July 1, 2018	2,187,477	(5)	38,193,348
	October 9, 2018	July 1, 2018	729,159	(5)	12,731,116
	July 31, 2019	July 1, 2019	500,000	(5)	8,730,000
	April 29, 2020	April 30, 2020	1,725,000	(5)	30,118,500
	August 24, 2020	August 25, 2020	250,000	(5)	4,365,000
Michael Trzupek(6)	October 1, 2020	September 21, 2020	2,000,000	(4)	34,920,000
	July 9, 2021	June 9, 2021	500,000	(4)	8,730,000
Todd M. DuChene	April 1, 2019	April 1, 2019	1,000,000	(7)	17,460,000
	June 12, 2020	June 12, 2020	250,000	(4)	4,365,000
	February 2, 2021	January 1, 2021	250,000	(4)	4,365,000
	July 9, 2021	June 24, 2021	500,000	(4)	8,730,000

(1)	All stock awards listed in this table represent RSUs granted pursuant to the 2018 Plan, the terms of which are described below under “- Equity Plan .”
(2)
This column represents the fair market value of a share of Core Common Stock of $17.46 as of December 31, 2021 as determined by its board of directors, multiplied by the amount shown in the column “Stock Awards-Number of Shares or Units of Stock that Have Not Vested.”

(3)	Mr. Levitt joined Core as Chief Executive Officer in May 2021.
(4)
One fourth of these RSUs vest on each of the first four anniversaries of the vesting commencement date, provided that the recipient remains in continuous service with us through each vesting date, and subject to the earlier to occur of (i) a change of control event, and (ii) an initial public offering of Legacy Core’s equity securities.

(5)
Mr. Turner resigned as Legacy Core’s President and Chief Executive Officer in May 2021. Mr. Turner’s separation agreement provides that, as of Mr. Turner’s separation date, 9,037,500 RSUs had satisfied the time-based vesting condition, but these RSUs remain subject to the transaction-based vesting condition described in Note 11 to Legacy Core’s consolidated financial statements as of and for the years ended December 31, 2020 and 2019, which are included elsewhere in the registration statement of which this prospectus forms a part. The transaction-based vesting condition must be satisfied within three years of Mr. Turner’s separation date.

(6)
Mr. Trzupek joined Core as Chief Financial Officer in September 2020 and resigned from his position on April 5, 2022, effective immediately. In connection with his separation from the Company, Mr. Trzupek will forfeit all except for 1,200,000 shares of Common Stock underlying RSUs.

(7)
One fourth of these RSUs vest on the one year anniversary of the vesting commencement date and 1/36 of the remaining RSUs vest monthly thereafter, provided that the recipient remains in continuous service with us through each vesting date, and subject to the earlier to occur of (i) a change of control event, and (ii) an initial public offering of Legacy Core’s equity securities.

Other Compensation and Benefits
All of Core’s named executive officers are eligible to participate in Core’s employee benefit plans, including its medical, dental, vision, life and accidental death and dismemberment insurance plans, in each case on the same basis as all of Core’s other employees. Mr. Turner, Core’s former President and Chief Executive

Officer, received reimbursements for certain medical (e.g., insurance premiums) and out-of-pocket
expenses. Core generally does not provide perquisites or personal benefits to the named executive officers.
Core maintains a 401(k) plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain Code limits, which are updated annually. Core has the ability to make matching and discretionary contributions to the 401(k) plan. Currently, Core does not make matching contributions or discretionary contributions to the 401(k) plan. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified
retirement plan, contributions to the 401(k) plan are deductible by Core when made and contributions and earnings on those amounts are not generally taxable to the employees until withdrawn or distributed from the 401(k) plan.
Core’s named executive officers did not participate in, or earn any benefits under, a nonqualified deferred compensation plan sponsored by Core during the fiscal years ended December 31, 2020 and 2021. Core’s board of directors may elect to provide Core’s officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in Core’s best interests.
Emerging Growth Company
Core is an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company it is exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of its chief executive officer to the median of the annual total compensation of all of its employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.
Equity Plans
Core believes that its ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of its employees, consultants and directors with the financial interests of its stockholders. In addition, Core believes that its ability to grant options, restricted stock units and other equity-based awards helps it to attract, retain and motivate employees, consultants, and directors, and encourages them to devote their best efforts to its business and financial success. The principal features of Core’s existing equity incentive plan are summarized below. This summary is qualified in its entirety by reference to the actual text of the plans, which are attached as Exhibits 10.10 through 10.13 to the registration statement of which this prospectus forms a part.
2021 Equity Incentive Plan
Eligibility
Any individual who is an employee of Core or any of its affiliates, or any person who provides services to Core or its affiliates, including members of Core’s board of directors, is eligible to receive awards under the 2021 Plan at the discretion of the plan administrator. All of Core’s full-time employees, directors and consultants are eligible to receive awards under the 2021 Plan following the Business Combination.
Awards
The 2021 Plan provides for the grant of incentive stock options (“ISOs”) within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of Core’s affiliates.

Authorized Shares
The maximum number of shares of Core common stock that may be issued under the 2021 Plan will not exceed 45,000,000 shares of Core common stock. In addition, the number of shares of Core common stock reserved for issuance under the 2021 Plan will automatically increase on January 1 of each year, beginning on January 1, 2022 and continuing through and including January 1, 2031, in an amount equal to (1) 4% of the total number of shares of Core common stock outstanding on December 31 of the preceding year, or (2) a lesser number of shares of Core common stock determined by Core’s board of directors prior to the date of the increase. The maximum number of shares of Core common stock that may be issued upon the exercise of ISOs under the 2021 Plan is 45,000,000 shares.
Shares subject to stock awards granted under the 2021 Plan that expire or terminate without being exercised or otherwise issued in full or that are paid out in cash rather than in shares do not reduce the number of shares available for issuance under the 2021 Plan. Shares withheld under a stock award to satisfy the exercise, strike or purchase price of a stock award or to satisfy a tax withholding obligation do not reduce the number of shares available for issuance under the 2021 Plan. If any shares of Core common stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by Core (1) because of the failure to vest, (2) to satisfy the exercise, strike or purchase price or (3) to satisfy a tax withholding obligation in connection with an award, the shares that are forfeited, repurchased or reacquired will revert to and again become available for issuance under the 2021 Plan.
Non-Employee
Director Compensation Limit
The aggregate value of all compensation granted or paid to any non-employee
director with respect to any calendar year, including awards granted and cash fees paid to such non-employee
director, will not exceed (1) $750,000 in total value or (2) if such non-employee
director is first appointed or elected to Core’s board of directors during such calendar year, $1,000,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes and excluding distributions from a deferred compensation program.
Plan Administration
Core’s board of directors, or a duly authorized committee thereof, will administer the 2021 Plan and is referred to as the “plan administrator” herein. Core’s board of directors may also delegate to one or more of Core’s officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2021 Plan, Core’s board of directors has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.
Under the 2021 Plan, Core’s board of directors also generally has the authority to effect, without the approval of stockholders but with the consent of any materially adversely affected participant, (1) the reduction of the exercise, purchase, or strike price of any outstanding option or stock appreciation right; (2) the cancellation of any outstanding option or stock appreciation right and the grant in substitution therefore of other awards, cash, or other consideration; or (3) any other action that is treated as a repricing under generally accepted accounting principles.
Stock Options
ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2021 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of Core common stock on the date of grant. Options granted under the 2021 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under the 2021 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with Core or any of Core’s affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with Core or any of Core’s affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with Core or any of Core’s affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.
Acceptable consideration for the purchase of Core common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of Core common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.
Unless the plan administrator provides otherwise, options and stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order.
Tax Limitations on ISOs
The aggregate fair market value, determined at the time of grant, of Core common stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of Core’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of Core’s total combined voting power or that of any of Core’s parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.
Restricted Stock Unit Awards
Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of shares of Core common stock, a combination of cash and shares of Core common stock as determined by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.
Restricted Stock Awards
Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with Core ends for any reason, Core may receive any or all of the shares of Core common stock held by the participant that have not vested as of the date the participant terminates service with Core through a forfeiture condition or a repurchase right.
Stock Appreciation Rights
Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of a share of Core common stock on the date of grant. A stock appreciation right granted under the 2021 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of Core common stock or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.
The plan administrator determines the term of stock appreciation rights granted under the 2021 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with Core or any of its affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with Core or any of its affiliates ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.
Performance Awards
The 2021 Plan permits the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established
performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, Core common stock.
The performance goals may be based on any measure of performance selected by the plan administrator. The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates or segments and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the plan administrator when the performance award is granted, the plan administrator will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any portion of Core’s business which is divested achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of Core common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off,
combination or exchange of shares or other similar corporate change, or any distributions to holders of Core common stock other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under Core’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, Core’s board of directors may establish or provide for other adjustment items in the award agreement at the time the award is granted or in such other document setting forth the performance goals at the time the performance goals are established.
Other Stock Awards
The plan administrator may grant other awards based in whole or in part by reference to Core common stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.
Changes to Capital Structure
In the event there is a specified type of change in the capital structure of Core, such as a stock split, reverse stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2021 Plan, (2) the class of shares used to determine the number of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs and (4) the class and number of shares and exercise price, strike price or purchase price, if applicable, of all outstanding stock awards.
Corporate Transactions
The following applies to stock awards under the 2021 Plan in the event of a corporate transaction (as defined in the 2021 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with Core or one of its affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.
In the event of a corporate transaction, any stock awards outstanding under the 2021 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by Core with respect to the stock award may be assigned to Core’s successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by Core with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by Core with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.
In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of Core common stock in connection with the corporate transaction, over (ii) any per share exercise price payable by such holder, if applicable.
Plan Amendment or Termination
Core’s board of directors has the authority to amend, suspend, or terminate the 2021 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of the Core stockholders. No ISOs may be granted after the tenth anniversary of the date XPDI’s board of directors adopted the 2021 Plan. No stock awards may be granted under the 2021 Plan while it is suspended or after it is terminated.
2018 Omnibus Incentive Plan
Core’s 2018 Plan was originally adopted by its board of directors and approved by its stockholders on May 18, 2018, and was amended on August 20, 2018; September 20, 2018; and June 20, 2020. The 2018 Plan provides for the grant of stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards, and other awards to eligible employees, non-employee
directors and consultants. Awards granted under the 2018 Plan are generally subject to a minimum vesting period of at least one year commencing from the date of grant. The 2018 Plan was assumed by the post-combination company upon the closing of the Business Combination.
Authorized Shares
. The maximum number of shares of Core common stock that may be issued under the 2018 Plan is 82,500,000 shares.
Plan Administration
. Core’s board of directors, or a duly authorized committee thereof, is granted the authority to administer the 2018 Plan and is referred to as the “plan administrator” herein. Core’s board of directors may also delegate to one or more of Core’s officers the authority to grant awards and/or execute agreements or other documents on behalf of the plan administrator. Under the 2018 Plan, Core’s board of directors has the authority to:

•	select the eligible individual to whom awards may be granted;

•	determine whether and to what extent awards are to be granted to eligible individuals;

•	determine the number of shares of common stock to be covered by each award;

•	determine the terms and conditions of awards (including exercise price, purchase price, vesting schedule or acceleration thereof, and forfeiture restrictions or waiver thereof);

•	determine the amount of cash to be covered by each award;

•
determine whether, to what extent and under what circumstances grants of awards under the 2018 Plan are to operate on a tandem basis and/or in conjunction with or apart from other awards made by the Company outside of the 2018 Plan;

•	determine whether and under what circumstances, options may be settled in cash, common stock, and/or restricted stock;

•	determine whether an option is an ISO or NSO;

•
determine whether to require a participant not to sell or otherwise dispose of shares acquired pursuant to the exercise of an award for a period of time as determined by the plan administrator, in its sole discretion, following the date of the acquisition of such award;

•	modify, extend or renew an award; and

•	determine whether, to what extent and under what circumstances to provide loans to participants in order to exercise options under the 2018 Plan.
Under the 2018 Plan, the plan administrator may modify, extend or renew options (provided that the rights of a participant are not reduced without the participant’s consent) and accept the surrender of outstanding stock options and authorize the grant of substitute options.
Stock Options
. ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2018 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of Core common stock on the date of grant. Options granted under the 2018 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.
The plan administrator determines the term of stock options granted under the 2018 Plan, up to a maximum of 10 years. Unless the terms of an option holder’s stock option agreement provide otherwise, if an option holder’s service relationship with Core or any of Core’s affiliates ceases due to an involuntary termination without cause or resignation for good reason, the option holder may generally exercise any vested options for a period of ninety (90) days following the cessation of service. If the option holder’s service relationship with Core or any of Core’s affiliates ceases due to a voluntary resignation, the option holder may generally exercise any vested options for a period of thirty (30) days following the cessation of service. Exercise periods may be extended in the event that exercise of the option is prohibited by applicable securities laws. If an option holder’s service relationship with Core or any of Core’s affiliates ceases due to death or disability, the option holder or a beneficiary may generally exercise any vested options for a period of one (1) year following the date of death or disability. Provided, however, that in the event of a participant’s termination by reason of disability, if the participant dies within such exercise period, all unexercised vested options may be exercised for a period of one (1) year from the date of such death. In the event of a termination for cause or a voluntary termination after the occurrence of an event that would be grounds for a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.
Acceptable consideration for the purchase of Core common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of Core common stock owned by the option holder, (4) a net exercise of the option if it is an NSO, or (5) other legal consideration approved by the plan administrator.
Unless the plan administrator provides otherwise, options generally are not transferable except by will or the laws of descent and distribution.
Tax Limitations on ISOs
. The aggregate fair market value, determined at the time of grant, of Core common stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of Core’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of Core’s total combined voting power or that of any of Core’s affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.
Restricted Stock Unit Awards
. Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. A restricted stock unit award may be subject to time-based and/or transaction-based vesting conditions as determined by the plan administrator. The plan administrator may, in its sole discretion, provide for acceleration of such vesting conditions. A restricted stock unit award may be settled as determined by the plan administrator, including by cash, shares, other awards, other property or any combination thereof. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Upon a participant’s termination, except as otherwise provided in the applicable award agreement, restricted stock units still subject to restriction will be forfeited in accordance with the terms and conditions established by the plan administrator.
Restricted Stock Awards
. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. Upon a participant’s termination, except as otherwise provided in the applicable award agreement, restricted stock still subject to restriction will be forfeited in accordance with the terms and conditions established by the plan administrator.
Stock Appreciation Rights
. Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the purchase price or strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of Core common stock on the date of grant. Stock appreciation rights may be settled in cash or shares of Core common stock.
The plan administrator determines the term of stock appreciation rights granted under the 2018 Plan, up to a maximum of 10 years. If a participant’s service relationship with Core or any of Core’s affiliates ceases due to an involuntary termination without cause or resignation for good reason, the participant may generally exercise any vested stock appreciation right for a period of ninety (90) days following the cessation of service. If the participant’s service relationship with Core or any of Core’s affiliates ceases due to a voluntary resignation, any vested stock appreciation right may be exercised for a period of thirty (30) days following the cessation of service. Exercise periods may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. If a participant’s service relationship with Core, or any of Core’s affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of one (1) year from the date of death or disability. Provided, however, that in the event of a participant’s termination by reason of disability, if the participant dies within such exercise period, all unexercised vested stock appreciation rights may be exercised for a period of one (1) year from the date of such death. In the event of a termination for cause or a voluntary termination after the occurrence of an event that would be grounds for a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.
Performance Awards
. The 2018 Plan permits the grant of performance awards that may be settled in stock or cash. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established
performance goals during a designated performance period. The performance goals may be based on one or more Company, divisional, individual or other performance conditions determined by the plan administrator in its sole discretion.
Other Awards
. The plan administrator may grant other stock-based awards based in whole or in part by reference to Core common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards. The plan administrator may grant other cash-based awards to eligible individuals in such amounts, on such terms and conditions, and for such consideration, as it shall determine in its sole discretion.
Changes to Capital Structure
. In the event there is a specified type of change in Core’s capital structure, such as a stock split, recapitalization, then the respective exercise prices for outstanding awards that provide for a participant elected exercise, the number of shares of Core common stock covered by outstanding awards and the number of share of common stock reserved for issuance under the 2018 Plan shall be appropriately adjusted by the plan administrator to prevent dilution or enlargement of the rights granted to, or available for, participants under the 2018 Plan.

In the event of a Reorganization (as defined in the 2018 Plan) subject to the provisions related to a “Change in Control,” as described below, the aggregate number or kind of securities thereafter that may be issued under the 2018 Plan, the number or kind of securities or other property (including cash) to be issued pursuant to awards granted under the 2018 Plan (including as a result of the assumption of the 2018 Plan and the obligations hereunder by a successor entity, as applicable) or the purchase price thereof, shall be appropriately adjusted by the Committee to prevent dilution or enlargement of the rights granted to, or available for, participants under the 2018 Plan.
Change in Control
. Awards granted under the 2018 Plan may be subject to acceleration of vesting and exercisability upon or after a change in control as may be provided in the applicable stock award agreement or in any other written agreement between Core or any affiliate and the participant, but in the absence of such provision, no such acceleration will automatically occur. Under the 2018 Plan, a change in control is generally (1) the sale or disposition of all or substantially all of the assets of the Company and its subsidiaries, or (2) if any person or group is or becomes the beneficial owner of more than 50% of the total voting power of the voting equity of the Company.
In the event of a Change in Control, except as otherwise provided in an award agreement, a participant’s unvested awards will not vest automatically and will be treated in accordance with one or more of the following methods, as determined by the plan administrator:

•	awards may be continued, assumed, or have new rights substituted therefore;

•	the plan administrator may provide for the purchase of any awards by the Company or an Affiliate for cash;

•
the plan administrator may, in its sole discretion, terminate all outstanding and unexercised options, stock appreciation rights, or any other stock-based award that provides for a Participant elected exercise; and/or

•	the plan administrator may, in its sole discretion, provide for accelerated vesting or lapse of restrictions.
Plan Amendment or Termination
. Core’s board of directors has the authority to amend, suspend, or terminate the 2018 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of Core’s stockholders.
2021 Employee Stock Purchase Plan
Purpose
The purpose of the ESPP is to provide a means by which eligible employees of Core and certain designated companies may be given an opportunity to purchase shares of Core common stock following the Closing, to assist Core in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for Core’s success.
The Plan includes two components: a 423 Component and a
Non-423
Component. Core intends that the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by Core’s board of directors, the
Non-423
Component will operate and be administered in the same manner as the 423 Component.
Share Reserve
The maximum number of shares of Core common stock that may be issued under the ESPP is 1,000,000 shares. Additionally, the number of shares of Core common stock reserved for issuance under the ESPP will automatically increase on January 1 of each year, beginning on January 1, 2022 and continuing through and including January 1, 2031, by the lesser of (1) 1% of the total number of shares of Core common stock outstanding on December 31 of the preceding calendar year, (2) 1,000,000 shares of Core common stock, or (3) such lesser number of shares of Core common stock as determined by Core’s board of directors. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP.
Administration
Core’s board of directors, or a duly authorized committee thereof, will administer the ESPP.
Limitations
Core employees and the employees of any of its designated affiliates will be eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with Core or one of its affiliates for more than 20 hours per week and for five or more months per calendar year or (2) continuous employment with Core or one of its affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. In addition, Core’s board of directors may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. All the 205 employees of Core (as of December 31, 2021) are be eligible to participate in the ESPP following the Closing. An employee may not be granted rights to purchase stock under the ESPP (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of Core stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of Core stock for each calendar year that the rights remain outstanding.
The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of Core common stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of Core common stock on any purchase date during the offering period is less than or equal to the fair market value of a share of Core common stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.
A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.
Payroll Deductions
The ESPP permits participants to purchase shares of Core common stock through payroll deductions of up to 15% of their earnings. Unless otherwise determined by the administrator, the purchase price per share will be 85% of the lower of the fair market value of a share of Core Common Stock on the first day of an offering or on the date of purchase. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares, without interest. Participation ends automatically upon termination of employment with Core and its related affiliates.
Withdrawal
Participants may withdraw from an offering by delivering a withdrawal form to Core and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the administrator. Upon such withdrawal, Core will distribute to the employee such employee’s accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.
Termination of Employment
A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by Core or any of its parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, Core will distribute to the participant such participant’s accumulated but unused contributions, without interest.
Corporate Transactions
In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new purchase date will be set. The participants’ purchase rights will be exercised on the new purchase date and such purchase rights will terminate immediately thereafter.
Amendment and Termination
Core’s board of directors has the authority to amend, suspend, or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of the Core stockholders. Any benefits privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by Core’s board of directors in accordance with the terms of the ESPP.
Blockcap, Inc. Equity Incentive Plan
Background
In July 2021, Legacy Core acquired Blockcap. Under the terms of the Legacy Core/Blockcap merger agreement, at the effective time of the Legacy Core/Blockcap merger (i) each stock option granted under the Blockcap, Inc. Equity Incentive Plan (“
Blockcap
Plan
”) that was outstanding immediately prior to the effective time of the Legacy Core/Blockcap merger, whether vested or unvested, was assumed by Legacy Core, and (ii) each award of restricted stock that was outstanding immediately prior to the effective time of the Legacy Core/Blockcap merger was assumed by Legacy Core.
Under the terms of the Legacy Core/XPDI merger agreement, the assumed awards that were outstanding immediately prior to the effective time of the Legacy Core/XPDI merger, whether vested or unvested, were assumed by Core Scientific at the effective time of the merger.
Total Shares Subject to Outstanding Awards
There are 6,829,395 shares of Common Stock subject to outstanding awards under the Blockcap Plan. No new awards may be made under the Blockcap Plan after the effective time of the Legacy Core/Blockcap merger.

Plan Administration
Our board of directors, or a duly authorized committee thereof, has the authority to administer the Blockcap Plan and is referred to as the “plan administrator” herein. Under the Blockcap Plan, our board of directors, among other things, has the authority to:

•	determine the terms and conditions of any award granted under the plan;

•
amend the terms of any outstanding award granted under the plan, subject to obtaining written consent from any holder of an award in the case of an amendment that would adversely affect the holder’s rights under an outstanding Award, including the authority to reduce the exercise price of any option awarded under the plan;

•	construe and interpret the terms of the plan and individual awards, including without limitation, any notice of award or award agreement, granted pursuant to the plan;

•	resolve and clarify inconsistencies, ambiguities and omissions in the plan and among and between the plan and any award or other related documents;

•	take all actions and make all decisions regarding questions of coverage, eligibility and entitlement to benefits and benefit amounts; and

•	take such other action, not inconsistent with the terms of the plan, as the plan administrator deems appropriate.
Stock Options
Prior to the Legacy Core/Blockcap merger, stock options were granted under the plan by Blockcap’s board of directors. The board of directors of Blockcap determined the terms and conditions of its stock options, including their exercise price and vesting schedule, as specified in a stock option agreement.
Following the Legacy Core/Blockcap merger, all outstanding stock options under the Blockcap Plan were converted into options to acquire Common Stock, and the type and number of shares of Common Stock subject to the options, as well as the exercise price of the options, was adjusted to reflect the Legacy Core/Blockcap merger. The assumed options remained subject to the terms of the Blockcap Plan and stock option agreement (as amended to reflect the Legacy Core/Blockcap merger).
The assumed options have a maximum term of 10 years. Unless the terms of an option holder’s stock option agreement provide otherwise, if an option holder’s continuous service with the Company or any of the Company’s affiliates ceases for any reason other than a termination for cause, the option holder may exercise any vested options for a period of ninety (90) days following the cessation of service. In the event of a termination for cause, options terminate immediately upon the termination date. In no event may an option be exercised beyond the expiration of its term.
Acceptable consideration for the purchase of Common Stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash or check, (2) a broker-assisted cashless exercise, (3) the tender of shares of Common Stock owned by the option holder, (4) a net exercise of the option, or (5) any combination of the foregoing.
Unless the plan administrator provides otherwise, the assumed options generally are not transferable except by will or the laws of descent and distribution.
Restricted Stock Awards
Prior to the Legacy Core/Blockcap merger, restricted stock was granted under the plan by the Blockcap board of directors. Blockcap’s board of directors determined the terms of its restricted stock, as specified in an award agreement.

Following the Legacy Core/Blockcap merger, all outstanding restricted stock issued under the Blockcap Plan was converted into Common Stock, and the type and number of shares of Common Stock subject to the award was adjusted to reflect the merger. The restricted stock remains subject to the terms of the Blockcap Plan and award agreement (with any necessary changes to reflect the Legacy Core/Blockcap merger).
Clawback Policy
Under the Blockcap Plan, the plan administrator may (i) cause the cancellation of any award, (ii) require reimbursement of any award by the participant, and (iii) effect any other right of recoupment of equity or other compensation provided under the Blockcap Plan or otherwise in accordance with any Company policies that currently exist or that may be adopted or modified in the future by the Company and/or applicable law (a “clawback policy”). A participant may be required to repay to the Company certain previously paid compensation in accordance with any clawback policy.
Changes to Capital Structure
In the event there is a specified type of change in the Company’s capital structure, such as a stock split or recapitalization, then the respective exercise prices for outstanding awards, the number of shares of Common Stock covered by outstanding awards and the number of shares of Common Stock reserved for issuance under the Blockcap Plan shall be proportionately adjusted by the plan administrator.
Change in Control
Upon the consummation of a change in control, all outstanding awards will terminate, unless the awards are assumed by the acquiring or surviving entity in connection with the change in control. The vesting of awards that are not assumed will be accelerated in full as of the effective time of the change in control. Following a change in control in which the outstanding awards are assumed or replaced by the acquiror or surviving entity, if a participant is terminated from continuous service without cause (as defined in the Blockcap Plan), or terminates continuous service for a good reason (as defined in the Blockcap Plan), in either case within 12 months after the change in control, then the unvested portion of any outstanding awards will become fully vested and no longer subject to forfeiture or repurchase rights (other than repurchase rights at fair market value of the Common Stock).
The Legacy Core/Blockcap merger was a change in control under the Blockcap Plan, but the outstanding awards were assumed by the Company and therefore accelerated vesting did not occur under the terms of the Blockcap Plan. Any outstanding options or restricted stock held under the Blockcap Plan by a participant who terminates continuous service with the Company without cause, or resigns for a good reason, within 12 months after the consummation of the Legacy Core/Blockcap merger will become fully vested.
Under the Blockcap Plan, a change in control generally means a change in ownership or control of Core Scientific effected through one of the following transactions:
(i) the direct or indirect acquisition by any person or related group of persons of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the stockholders which a majority of the directors do not recommend such stockholders accept;
(ii) a change in the composition of the Company’s board over a period of twelve (12) months or less such that a majority of the board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for board membership, to be comprised of individuals who are continuing directors;
(iii) the sale, transfer or other disposition of all or substantially all of the assets of the the Company;
(iv) any merger, consolidation or other similar change in control (or series of related transactions) involving the Company unless the holders of the majority of the total combined voting power of the securities of the the Company outstanding immediately prior to such merger, consolidation or other transaction possess more than fifty percent (50%) of the total combined voting power of the securities of the surviving entity that are outstanding immediately after such merger, consolidation or other change in control; or
(v) the dissolution or liquidation of the Company.
Plan Amendment or Termination
The Company’s board of directors has the authority to amend, suspend, or terminate the Blockcap Plan, provided that such action does not adversely affect any rights under existing awards of any participant without such participant’s written consent. Certain material amendments may also require the approval of the Company’s stockholders.
Radar Relay, Inc. Amended and Restated 2018 Equity Incentive Plan
The Radar Relay, Inc. Amended and Restated 2018 Equity Incentive Plan (the “RADAR Plan”) provides for the grant of stock options, restricted stock awards, and other awards to eligible employees, non-employee directors and consultants. On June 4, 2021, prior to its acquisition by Legacy Core, Blockcap entered into an agreement and plan of merger (the “RADAR merger agreement”) with RADAR for all the issued and outstanding equity interests of RADAR, which merger closed on July 1, 2021 (the “Blockcap/RADAR Merger”) The RADAR Plan was assumed by us upon the closing of the Blockcap/RADAR Merger and the Legacy Core/Blockcap Merger.
Total Shares Subject to Outstanding Awards
There are 502,108 shares of Common Stock subject to outstanding awards under the RADAR Plan. No new awards may be made under the RADAR Plan after the effective time of the Legacy Core/Blockcap merger.
Plan Administration
The Company’s board of directors, or a duly authorized committee thereof, is granted the authority to administer the RADAR Plan and is referred to as the “plan administrator” herein. The Company’s board of directors may also delegate to one or more of the Company’s officers the authority to grant awards and/or execute agreements or other documents on behalf of the plan administrator. Under the RADAR Plan, the plan administrator has the authority to:

•	select participants from among eligible employees, consultants and non-employee directors;

•	determine the awards to be made, or shares of stock to be issued, and the timing;

•	determine the option price, period and manner in which an option becomes exercisable;

•	determine the duration and restrictions for restricted stock awards;

•	determine the terms and conditions applicable to, and establish such other terms and requirements applicable to, the awards;

•	adopt forms of award agreements that describe the conditions, rights and duties for an award;

•	adopt rules and regulations to carry out the purposes of the RADAR Plan;

•	correct any defect, fill any omission, or reconcile any inconsistency between the RADAR Plan and any award agreement;

•	construe and interpret the RADAR Plan, and settle all controversies regarding the RADAR Plan and awards granted thereunder;

•	accelerate the time at which an award may be exercised or the time during which an award or any part thereof will vest; and

•	amend, suspend or terminate the RADAR Plan.
Stock Options
ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the RADAR Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of Common Stock on the date of grant. Options granted under the RADAR Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.
The plan administrator determines the term of stock options granted under the RADAR Plan, up to a maximum of 10 years. Unless the terms of an option holder’s stock option agreement provide otherwise, if an option holder’s service relationship with the Company or any of its affiliates ceases due to an involuntary termination (not related to misconduct), or due to a voluntary termination, the option holder may generally exercise any vested options for a period of 90 days following the cessation of service. Exercise periods may be extended in the event that exercise of the option is prohibited by applicable securities laws. If an option holder’s service relationship with Core or any of Core’s affiliates ceases due to death or disability, the option holder or a beneficiary may generally exercise any vested options for a period of one year following the date of death or disability. In the event of a termination for misconduct, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.
Unless the plan administrator provides otherwise, options generally are not transferable except by will or the laws of descent and distribution.
Tax Limitations on ISOs
The aggregate fair market value, determined at the time of grant, of Common Stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of Core’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of Core’s total combined voting power or that of any of Core’s affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.
Restricted Stock Awards
Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. Upon a participant’s termination, except as otherwise provided in the applicable award agreement, restricted stock still subject to restriction will be forfeited in accordance with the terms and conditions established by the plan administrator.
Other Awards
The administrator may grant other awards based in whole or in part by reference to common stock. The administrator will set the number of shares under the award and all other terms and conditions of such awards.

Changes to Capital Structure
In the event there is a specified type of change in the Company’s capital structure, such as a stock split, recapitalization, then the respective exercise prices for outstanding awards that provide for a participant elected exercise, the number of shares of Core common stock covered by outstanding awards and the number of share of common stock reserved for issuance under the RADAR Plan shall be appropriately adjusted by the plan administrator to prevent dilution or enlargement of the rights granted to, or available for, participants under the RADAR Plan.
Change in Control
The vesting of awards granted under the RADAR Plan are not automatically accelerated by reason of a change in control unless the participant’s service is involuntarily terminated within 12 months after a change in control. Under the RADAR Plan, a change in control is generally (1) the sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries, or (2) if any person or group is or becomes the beneficial owner of more than 50% of the total voting power of the voting equity of the Company.
Plan Amendment or Termination
The Company’s board of directors has the authority to amend, suspend, or terminate the RADAR Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of the Company’s stockholders.
Non-Employee
Director Compensation
With respect to the years ended December 31, 2020 and 2021, except as set forth below, Core did not have formal arrangements under which its non-employee
directors receive compensation for their service on Legacy Core’s board of directors or its committees. Legacy Core’s policy was to reimburse directors for reasonable and necessary out-of-pocket
expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as directors. Other than Matthew Bishop, none of the members of the board of directors of Core received any additional compensation for service as a director for the fiscal year ended December 31, 2020. Other than Matthew Bishop and Jarvis Hollingsworth, none of the members of the board of directors of Core received any additional compensation for service as a director for the fiscal year ended December 31, 2021. In connection with his appointment as Core’s
Co-Chair
in July 2021, Darin Feinstein, who also serves as our Chief Vision Officer, received a retainer of $60,000.
The following table sets forth information regarding the compensation earned by or paid to Mr. Bishop and Mr. Hollingsworth as directors during the fiscal years ended December 31, 2020 and 2021.

Name	Stock awards ($)(1)		Total($)
Matthew Bishop(2)	95,000	(3)	95,000
	921,000	(4)	921,000
Jarvis Hollingsworth(5)	4,060,000	(6)	4,060,000

(1)
The amount reported represents the aggregate grant date fair value of the RSUs granted during the fiscal year ended December 31, 2020 under the 2018 Plan, computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in Note 11 to the notes to Legacy Core’s consolidated financial statements included elsewhere in this prospectus. These amounts do not reflect the actual economic value that may be realized by the non-employee
director. As of December 31, 2020, Mr. Bishop held 625,000 RSUs all of which are subject to forfeiture if the transaction vesting condition of the award is not met on or before March 31, 2024.

(2)
Mr. Bishop was appointed to the board of directors of Legacy Core in March 2020. Prior to that, Mr. Bishop served as Legacy Core’s Chief Administrative Officer, in which capacity Mr. Bishop was paid $133,077 during 2020.

(3)
During the fiscal year ended December 31, 2020, Mr. Bishop was granted 50,000 RSUs in connection with his service on the board of directors of Legacy Core. These RSUs have satisfied the time-based vesting condition on April 1, 2021, but remain subject to the earlier to occur of (i) a change of control event, and (ii) an initial public offering of Legacy Core’s equity securities, provided that the recipient remains in continuous service with us through such vesting date.

(4)
During the fiscal year ended December 31, 2021, Mr. Bishop was granted 50,000 RSUs in connection with his service on the board of directors of Legacy Core. One fourth of these RSUs vest on each of the first four anniversaries of April 1, 2021, provided that the recipient remains in continuous service with us through each vesting date, and subject to the earlier to occur of (i) a change of control event, and (ii) an initial public offering of Legacy Core’s equity securities.

(5)	Mr. Hollingsworth was appointed to the board of directors of Legacy Core in July 2021.
(6)
During the fiscal year ended December 31, 2021, Mr. Hollingsworth was granted 250,000 RSUs in connection with his service on the board of directors of Legacy Core. One fourth of these RSUs vest on each of the first four anniversaries of July 15, 2021, provided that the recipient remains in continuous service with us through each vesting date, and subject to the earlier to occur of (i) a change of control event, and (ii) an initial public offering of Legacy Core’s equity securities.

The board of directors of Core approved the following
non-employee
director compensation program that became effective upon the Effective Time.
Each
non-employee
director is eligible to receive annual cash retainers for their service on our board of directors and committees as follows. An eligible director may make a timely election to receive all or a portion of his or her annual cash retainer in the form of shares of Core common stock. In addition, we reimburse reasonable expenses incurred by our non-employee
directors in connection with attendance at Board or committee meetings.

1.	Annual Board Service Retainer :

a.	All Eligible Directors: $150,000

b.	Lead Director: $200,000

2.	Annual Committee Chair Service Retainer :

a.	Chair of the Audit Committee: $20,000

b.	Chair of the Compensation Committee: $20,000

c.	Chair of the Corporate Governance and Nominating Committee: $20,000

3.	Annual Committee Member Service Retainer (not applicable to Committee Chairs) :

a.	Member of the Audit Committee: $10,000

b.	Member of the Compensation Committee: $10,000

c.	Member of the Nominating and Corporate Governance Committee: $10,000
For each
non-employee
director who is first elected or appointed to the board of directors following the Business Combination, on the date of such director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the director will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted RSUs with respect to shares of Core common stock with an aggregate Fair Market Value (as defined in the Incentive Plan) as of the grant date equal to $500,000 (the “
Initial RSU Grant
”). The Initial RSU Grant will vest over a four-year period,

with
one-fourth
of the Initial RSU Grant vesting on each anniversary of the grant date, such that the Initial RSU Grant is fully vested on the fourth anniversary of the date of grant, subject to the director’s Continuous Service (a defined in the Incentive Plan) through each such vesting date.
Further, on the date of each annual stockholder meeting of the Company held after the Business Combination, each non-employee
director who continues to serve as a
non-employee
member of the Board following such annual meeting (excluding any director who is first appointed or elected by the Board at the annual meeting) will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted RSUs with respect to shares of Core common stock with an aggregate Fair Market Value as of the grant date equal to $150,000 (the “
Annual RSU Grant
”). The Annual RSU Grant will vest in full on the earlier of the date of the following year’s annual meeting (or the date immediately prior to the next annual meeting if the non-employee
director’s service as a director ends at such annual meeting due to the director’s failure to be re-elected
or the director not standing for
re-election),
subject in all cases to such director’s Continuous Service through such vesting date. No director may receive an Annual RSU Grant in the same fiscal year as the receipt of the Initial RSU Grant.
The foregoing summary is qualified in its entirety by reference to the text of the form of the
Non-Employee
Director Compensation Policy of Core Scientific, Inc., a copy of which is attached as Exhibit 10.14 to the registration statement of which this prospectus forms a part.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this prospectus, below is a description of transactions since January 1, 2019 to which we, XPDI or Legacy Core were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Certain Relationships and Related Person Transactions — XPDI
Founder Shares
In December 2020, the Sponsor paid $25,000 to cover for certain offering costs on behalf of XPDI in exchange for issuance of 7,187,500 shares of XPDI’s Class B common stock, par value $0.0001 per share (the “Founder Shares”). In January 2021, the Sponsor transferred 30,000 Founder Shares to each of Paul Dabbar, Paul J. Gaynor, Colleen Sullivan, and Scott Widham, XPDI’s independent directors. In February 2021, XPDI effected a share capitalization of 1,437,500 shares of its Class B common stock, resulting in an aggregate of 8,625,000 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the share capitalization. Pursuant to previously agreed terms, in January 2022, the Sponsor sold an aggregate of 1,552,500 Founder Shares to the anchor investors in connection with the Business Combination for an aggregate purchase price of approximately $4,500, or approximately $0.003 per share. Immediately prior to the Effective Time of the Business Combination, each share of XPDI Class B common stock automatically converted into one share of Core common stock.
Pursuant to certain
lock-up
agreements entered into in connection with the Business Combination and the governance documents of Core, the holders of Founder Shares agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the closing of the Business Combination; and (B) subsequent to the Business Combination (x) if the last reported sale price of the Core common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any
20-trading
days within any
30-trading
day period commencing at least 150 days after the closing of the Business Combination or (y) the date on which Core completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property. Any permitted transferees would be subject to the same restrictions and other agreements of the current holders of the Founder Shares with respect to any Founder Shares.
Private Placement Warrants
The Sponsor and the anchor investors purchased an aggregate of 6,266,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, or approximately $9.4 million in the aggregate in a private placement that occurred simultaneously with the closing of the IPO of XPDI. Each Private Placement Warrant is exercisable for one whole share of Core common stock at a price of $11.50 per share.
The purchasers of the Private Placement Warrants agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants (except to permitted transferees) until 30 days after the closing of the Business Combination. These restrictions expired on February 18, 2022.

Related Party Loans
On December 31, 2020, the Sponsor agreed to loan XPDI an aggregate of up to $300,000 to cover expenses related to the IPO of XPDI pursuant to a promissory note (the “Sponsor Note”). This loan was non-interest
bearing and payable upon the completion of the IPO of XPDI. As of February 12, 2021, XPDI had borrowed a total of approximately $90,000 under the Sponsor Note. On February 15, 2021, XPDI repaid the Sponsor Note in full.
In addition, in order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of XPDI’s officers and directors may, but are not obligated to, loan XPDI funds as may be required (“Working Capital Loans”). If XPDI completes a business combination, XPDI would repay the Working Capital Loans out of the proceeds of the Trust Account released to XPDI. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, XPDI may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a business combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post business combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of the closing of the Business Combination, XPDI had no borrowings under the Working Capital Loans.
Administrative Services Agreement
Commencing on the effective date of the registration statement for the IPO of XPDI through the closing date of the Business Combination, XPDI agreed to pay affiliates of the Sponsor a total of $20,000 per month for office space, administrative and support services. During the year ended December 31, 2021, XPDI incurred $220,000 of such fees. As of December 31, 2021, XPDI had $220,000 payable in connection with such agreement.
Payments to Insiders
The Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on XPDI’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. XPDI’s audit committee will review on a quarterly basis all payments that were made by it to the Sponsor, directors, officers or XPDI’s or any of their affiliates. As of December 31, 2021, the payments to insiders totaled approximately $69,000.
Business Combination Payments
XPDI made a cash payment to XMS Capital Partners, LLC (“XMS Capital”) or its affiliates for any financial advisory, placement agency or other similar investment banking services that XMS Capital or its affiliates provided to XPDI in connection with the Business Combination, and reimbursed XMS Capital or its affiliates for any out-of-pocket
expenses incurred by them in connection with the performance of such services.
Advisory Services Agreements
In September and October of 2021, XPDI entered into advisory services agreements with four unaffiliated financial advisors, two of which were terminated in January 2022, pursuant to which payments of $0.8 million in the aggregate were paid upon the closing of the Business Combination.

Certain Relationships and Related Person Transactions — Legacy Core
Series A Preferred Stock Financing
From July 2019 to March 2020, Legacy Core issued and sold an aggregate of 4,649,443 shares of its Series A Preferred Stock at a purchase price of $6.83 per share, for aggregate gross proceeds of $31,755,696. The table below sets forth the number of shares of Series A Preferred Stock purchased directly or indirectly by Legacy Core related parties:

Stockholder	Series A Preferred Stock	Total Purchase Price
Kevin Turner (1)	146,412	$999,994
Michael Levitt (2)	146,412	$999,994
MPM Life, LLC (3)	124,088	$847,521
The Aber Whitcomb Trust (4)	124,088	$847,521
William & Marilyn Humes Charitable Lead Annuity Trust 2017 (5)	29,283	$200,003
Darin Feinstein (6)	124,088	$847,421

(1)	Kevin Turner is Legacy Core’s former President and Chief Executive Officer, and a former member of Core’s board of directors.
(2)
Michael Levitt is Core’s Chief Executive Officer and is the
Co-Chair
and a member of Core’s board of directors. 14,641 shares of Mr. Levitt’s Series A Preferred Stock holdings are held indirectly through HKM Investment LLC.

(3)	Matthew Minnis, a member of Core’s board of directors, is the managing member of MPM Life, LLC.
(4)	Aber Whitcomb, a former member of Legacy Core’s board of directors, is a trustee for The Aber Whitcomb Trust.
(5)	William Humes, Core’s former Chief Financial Officer, is a trustee for the William & Marilyn Charitable Lead Annuity Trust 2017.
(6)	Darin Feinstein is an owner of greater than 5% of Core’s capital stock through the BCV Entities (as defined below) and is the Co-Chair of Core’s board of directors.
Bridge Financings
In March 2020, Legacy Core issued an unsecured promissory note to Kevin Turner (the “First Turner Note”), Legacy Core’s former President and Chief Executive Officer and a former member of Legacy Core’s board of directors, pursuant to which Mr. Turner agreed to loan Legacy Core $1,500,000 as bridge financing. In April 2020, Legacy Core issued an unsecured promissory note to Mr. Turner (the “Second Turner Note,” collectively with the First Turner Note, “The Turner Notes”), pursuant to which Mr. Turner agreed to loan Legacy Core $500,000 as bridge financing. The Turner Notes were interest bearing at a 7% rate. In May 2020, upon the execution of a Credit and Guaranty Agreement with American Property Acquisitions, LLC, a wholly owned subsidiary of Legacy Core, the then outstanding balance of $2,021,479.45 on the Turner Notes was repaid in full.
In addition, in March 2020, Legacy Core issued an unsecured promissory note to Michael Levitt (the “First Levitt Note”), Legacy Core’s Chief Executive Officer,
Co-Chair
of its board of directors, and a member its board of directors, pursuant to which Mr. Levitt agreed to loan Legacy Core $1,500,000 as bridge financing. In April 2020, Legacy Core issued an unsecured promissory note to Mr. Levitt (the “Second Levitt Note,” collectively with the First Levitt Note, “The Levitt Notes”), pursuant to which Mr. Levitt agreed to loan Legacy Core $500,000 as bridge financing. The Levitt Notes were interest bearing at a 7% rate. In May 2020, upon the execution of a Credit and Guaranty Agreement with American Property Acquisitions I, LLC, an indirect, wholly owned subsidiary of Legacy Core, the then outstanding balance of $2,021,383.56 on the Levitt Notes was repaid in full.

Warrants
In March 2020, in connection with the bridge financings described above, Legacy Core issued certain warrants to Mr. Turner and Mr. Levitt, each exercisable for 2,000,000 shares of Core common stock at any time for two years following the issuance. The exercise price of Core common stock issuable under such warrants is $1.34 per share. On January 18, 2022, Legacy Core’s board of directors extended the exercise window for these warrants to the latter of January 20, 2023 or the expiration the applicable lock-up
period.
Related Party Commercial Relationships
Executive Officers and Directors
In July 2019, Legacy Core entered into an ongoing commercial relationship with one of its customers, Gilley Enterprises, LLC (“Gilley”), where Gilley purchases hosting services from Legacy Core on an ongoing basis. Jeff Pratt, Core’s Senior Vice President of Operations and Finance is a shareholder in Gilley. James Cleveland, Legacy Core’s Chief Power Officer is a shareholder in Gilley. Pursuant to the arrangement, Legacy Core is paid on average approximately $41,300 per month in hosting fees.
In October 2019, Legacy Core entered into an ongoing commercial relationship with one of its customers, UnionJack LLC (“UnionJack”), where UnionJack purchases hosting services from Legacy Core on an ongoing basis. Kevin Turner, Legacy Core’s former President and Chief Executive Officer, and a former member of Legacy Core’s board of directors, is a shareholder in UnionJack. Matthew Bishop, a member of Legacy Core’s board of directors, serves as director of UnionJack. Pursuant to the arrangement, Legacy Core is paid approximately $45,000 per month in hosting fees.
In December 2020, Legacy Core entered into hosting services arrangements with a then-customer, Blockcap, before Legacy Core acquired Blockcap on July 30, 2021. Pursuant to the arrangements, Blockcap purchased hosting services from Legacy Core. Darin Feinstein, an owner of greater than 5% of Legacy Core’s capital stock and the
Co-Chair
of Legacy Core’s board of directors, held an approximately 12% equity ownership interest in Blockcap. Kevin Turner, Legacy Core’s former President and Chief Executive Officer, and a former member of Legacy Core’s board of directors, is a shareholder in Blockcap. Matthew Minnis, a member of Core’s board of directors, is a shareholder in Blockcap. Michael Levitt, Core’s Chief Executive Officer,
Co-Chair
of its board of directors, and a member of its board of directors, is a shareholder in Blockcap. James Cleveland, Core’s Chief Power Officer, is an optionholder in Blockcap. Jeff Pratt, Core’s Senior Vice President of Operations and Finance, is an optionholder in Blockcap. Sharon Orlopp, Core’s Chief Human Resources Officer, is an optionholder in Blockcap. Russel Cann, Core’s Chief Customer Success Officer, is an optionholder in Blockcap. Taras Kulyk, Core’s Senior Vice President of Blockchain Business Development, is an optionholder in Blockcap. Pursuant to the arrangement, Legacy Core was paid on average approximately $2,000,000 per month in hosting fees.
In May 2021, Legacy Core entered into an ongoing commercial relationship with one of its customers, GEM Mining 2 LLC (“GEM 2”), where GEM 2 purchases hosting services from Legacy Core on an ongoing basis. Russell Cann, Core’s Chief Customer Success Officer, is the Managing Member of GEM 2. Pursuant to the arrangement, Legacy Core is paid on average approximately $76,800 per month in hosting fees.
BCV Entities
Darin Feinstein, the
Co-Chair
of Core’s board of directors, owns greater than 5% of Core’s capital stock through BCV 55 LLC, BCV 66 LLC and BCV 77 LLC (collectively, the “BCV Entities”), in which Mr. Feinstein is the leading shareholder. Kevin Turner, Core’s former President and Chief Executive Officer, and a former member of Legacy Core’s board of directors, is a shareholder in BCV Entities. Michael Levitt, Core’s Chief Executive Officer,
Co-Chair
of its board of directors, and a member its board of directors, is also a shareholder in BCV Entities through HKM Investment LLC and OYM LLC. Matthew Minnis, a member of Core’s board of directors, is a shareholder in BCV Entities through MPM Life, LLC. Russel Cann, Core’s Chief Customer Success Officer, is a shareholder in BCV entities. Aber Whitcomb, a former member of Legacy Core’s board of directors, is a shareholder in BCV Entities. Entities owned, controlled or affiliated with the BCV Entities entered into the following commercial relationships with Legacy Core since January 1, 2019:
In February 2020, Legacy Core entered into a commercial relationship with one of its customers, RME Black 88, LLC (“RME Black 88”), where RME Black 88 purchases hosting services from Legacy Core on an ongoing basis. BCV Entities has an indirect material interest in RME Black 88, as Darin Feinstein, the Managing Member of RME Black 88 is the leading shareholder in BCV Entities. Prior to RME Black 88 entering into an assignment and assumption agreement with Blockcap, Legacy Core was paid on average approximately $150,000 per month in hosting fees pursuant to the relationship.
In April 2020, Legacy Core entered into a commercial relationship with one of its customers, RME Black 100, LLC (“RME Black 100”), where RME Black 100 purchases hosting services from Legacy Core on an ongoing basis. BCV Entities has an indirect material interest in RME Black 100, as Darin Feinstein, the Managing Member of RME Black 100 is the leading shareholder in BCV Entities. Prior to RME Black 100 entering into an assignment and assumption agreement with Blockcap, Legacy Core was paid on average approximately $440,000 per month in hosting fees pursuant to the arrangement.
In May 2020, Legacy Core entered into a commercial relationship with one of its customers, RME Black 200, LLC (“RME Black 200”), where RME Black 200 purchases hosting services from Legacy Core on an ongoing basis. BCV Entities has an indirect material interest in RME Black 200, as Darin Feinstein, the Managing Member of RME Black 100 is the leading shareholder in BCV Entities. Prior to RME Black 200 entering into an assignment and assumption agreement with Blockcap, Legacy Core was paid on average approximately $440,000 per month in hosting fees pursuant to the arrangement.
In August 2020, Legacy Core entered into a commercial relationship with one of its customers, BEP 888, LLC (“BEP 888”), where BEP 888 purchases hosting services from Legacy Core on an ongoing basis. Matt Minnis, an indirect shareholder in BCV Entities, serves as the General Partner of BEP 888. Prior to BEP 888 entering into an assignment and assumption agreement with Blockcap, Legacy Core was paid on average approximately $29,000 per month in hosting fees pursuant to the arrangement.
The BCV Entities were dissolved in January 2022 prior to the closing of the Business Combination, as a result of which the BCV Entities distributed their interests in Legacy Core to respective members of the BCV Entities, including Darin Feinstein, Chief Vision Officer and
Co-Chair
of the board of directors of Core, Michael Levitt, Chief Executive Officer and
Co-Chair
of the board of directors of Core, and Matt Minnis, a member of the board of directors of Core.
Legacy Core/Blockcap Merger
On July 15, 2021, Legacy Core entered into an Agreement and Plan of Merger (the “Legacy Core/Blockcap merger agreement”) by and among (i) Legacy Core; (ii) Block Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Legacy Core (“Blockcap Merger Sub”); (iii) Blockcap; and (iv) Harlin Dean, solely in his capacity as the representative of the Blockcap stockholders, pursuant to which Blockcap Merger Sub merged with and into Blockcap, with Blockcap surviving the merger as a wholly owned subsidiary of Legacy Core. This merger was consummated on July 30, 2021. Upon consummation of the merger, Legacy Core stockholders owned approximately 66.67% of the company formed by combining Legacy Core with Blockcap and former Blockcap stockholders owned approximately 33.33% of such combined company.
In connection with the merger, Legacy Core issued an aggregate amount of 81,032,304 shares of Legacy Core common stock to Blockcap stockholders in accordance with the exchange ratio set forth in the Legacy Core/Blockcap merger agreement. At the effective time of the merger, (i) each share of Blockcap common stock issued and outstanding as of immediately prior to the effective time of the merger (other than any dissenters’ shares, Blockcap treasury shares and Blockcap restricted shares) was automatically cancelled and extinguished and collectively converted into the right to receive a number of shares of Core common stock equal to the exchange ratio set forth in the Legacy Core/Blockcap merger agreement; (ii) each Blockcap restricted share was converted into a right to receive restricted shares of Core common stock on the same terms and conditions (including applicable vesting conditions) as were set forth in the applicable award agreement pursuant to which such Blockcap restricted share was granted and in effect as of immediately prior to the effective time of the merger, in a number equal to the exchange ratio set forth in the Legacy Core/Blockcap merger agreement; and (iii) each Blockcap option was assumed by Legacy Core and converted into an option to purchase shares of Legacy Core common stock on the same terms and conditions (including applicable vesting conditions) as were set forth in the applicable award agreement pursuant to which such Blockcap option was granted and in effect as of immediately prior to the effective time of the merger on terms set forth in the Legacy Core/Blockcap merger agreement.
As of the effective time of the merger, (i) Mr. Michael Levitt, Core’s Chief Executive officer, Chairman of its board of directors, and a member of its board of directors, indirectly owned approximately 0.07% of Blockcap on a fully-diluted basis, and as such received consideration upon the consummation of the merger; and (ii) Mr. Matthew Minnis, a member of Core’s board of directors, indirectly owned approximately 6.17% of Blockcap on a fully-diluted basis, and as such received consideration upon the consummation of the merger. Certain other officers of Core, Messrs. Cleveland, Pratt, Adams, Cann, Kulyk and Ms. Orlopp were granted options in Blockcap.
Blockcap Secured Demand Promissory Note
On June 30, 2021, Legacy Core issued a Secured Demand Promissory Note (the “Blockcap Note”), in an aggregate principal amount of $16.2 million to Blockcap for outstanding amounts owed pursuant to certain equipment invoices. The Blockcap Note accrues interest at a rate of 10% compounded annually and was due on July 14, 2021. On July 16, 2021, the Blockcap Note was amended to extend the maturity date to July 23, 2021. The Blockcap Note was secured by the purchased equipment. Darin Feinstein, an owner of greater than 5% of Core’s capital stock and the
Co-Chair
of Core’s board of directors, held an approximately 12% equity ownership interest in Blockcap. Kevin Turner, Legacy Core’s former President and Chief Executive Officer, and a former member of Legacy Core’s board of directors, is a shareholder in Blockcap. Matthew Minnis, a member of Core’s board of directors, is a shareholder in Blockcap. Michael Levitt, a member of Core’s board of directors, is a shareholder in Blockcap. James Cleveland, Core’s Chief Power Officer, is an optionholder in Blockcap. Jeff Pratt, Core’s Senior Vice President of Operations and Finance, is an optionholder in Blockcap. Sharon Orlopp, Core’s Chief Human Resources Officer, is an optionholder in Blockcap. Russel Cann, Core’s Chief Revenue Officer and Managing Director of Business Development, is an optionholder in Blockcap. Taras Kulyk, Core’s Senior Vice President of Blockchain Business Development, is an optionholder in Blockcap. As of July 30, 2021, the total principal outstanding was approximately $32.7 million and the amount of accrued interest on the Blockcap Note was approximately $260,000.
Other Related Party Transactions
Core has entered into employment agreements with its executive officers. For more information regarding employment agreements with Core’s named executive officers, see the section titled “
Executive Compensation—Employment Agreements with Named Executive Officers
.”
Core has also granted restricted stock units to its executive officers and directors. For a description of these equity awards, see the section titled “
Executive Compensation
.”
Support Agreements
In connection with the entry into the merger agreement, XPDI, Legacy Core and certain Legacy Core stockholders, including holders affiliated with members of the Legacy Core board of directors and beneficial owners of greater than 5% of Legacy Core’s capital stock, entered into certain support agreements, whereby such Legacy Core stockholders agreed to, among other things, vote all of their shares of Legacy Core’s capital stock in favor of the approval and adoption of the transactions contemplated by the merger agreement.
Amended and Restated Registration Rights Agreement
In connection with the closing of the Business Combination, Core, the Sponsor, the former independent directors of XPDI and certain of our securityholders entered into an amended and restated registration rights agreement. Pursuant to the agreement, we agreed that we will file with the SEC a registration statement registering the resale of certain securities held by or issuable to such holders, and we will use reasonable best efforts to have such registration statement declared effective as soon as practicable after the filing thereof. In certain circumstances, certain holders can demand up to two underwritten offerings in any
12-month
period, and certain holders are entitled to piggyback registration rights.
Lock-Up
Restrictions
Pursuant to our Bylaws and certain
lock-up
agreements entered into prior to the consummation of the Business Combination by and among Core and the stockholders and employees signatories thereto, certain stockholders of Core, including former Legacy Core stockholders and the Sponsor, which held approximately 90.7% and 2.6%, respectively, of our outstanding common stock as of the closing of the Business Combination, have agreed that, with respect to our common stock (including securities convertible into our common stock) held by former Legacy Core stockholders, through the date that is 180 days after the closing of the Business Combination, with respect to the Private Placement Warrants and any of our common stock issuable upon the exercise of the Private Placement Warrants, through the date that is 30 days after the closing of the Business Combination, and, with respect to the Founder Shares, through the date that is one year after the closing of the Business Combination, subject to certain exceptions, to not, without the prior written consent of the our board of directors, among other things, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly any shares of our common stock, the Private Placement Warrants, our common stock issuable upon the exercise of the Private Placement Warrants, as applicable, held by the respective parties. Our board of directors can terminate these restrictions at any time and may do so to increase the number of shares eligible for resale on the public market.
In order to provide for an orderly and measured flow of shares to the public markets, on February 24, 2022, Core’s board of directors unanimously approved a complete waiver and release of the lock-up restrictions described herein, effective March 10, 2022. As a result, 282,311,836 shares of common stock of the Company became eligible for sale in the public market at the opening of trading on March 10, 2022 (subject to trading limitations on shares held by affiliates of the Company, compliance with securities laws, continued vesting of any unvested equity awards as of such date, and the Company’s insider trading policy).
Indemnification Agreements
Our Charter contains provisions limiting the liability of executive officers and directors, and our Bylaws provide that we will indemnify each of our executive officers and directors to the fullest extent permitted under Delaware law.
We have entered into indemnification agreements with all of our directors and executive officers. The indemnification agreements provide that we will indemnify each of our directors, executive officers, and other key employees against any and all expenses incurred by such director, executive officer, or other key employee because of his or her status as one of our directors, executive officers, or other key employees, to the fullest extent permitted by Delaware law, our certificate of incorporation and our bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by its directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer, or key employee.

Related Person Transactions Policy Following the Business Combination
We have adopted a written related person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.
Transactions involving compensation for services provided to us as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any officer, director, nominee to become a director, employee or a holder of more than 5% of any class of our voting securities (including the common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.
Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to the audit committee (or, where review by the audit committee would be inappropriate, to another independent body of the board) for review. To identify related person transactions in advance, we will rely on information supplied by our officers, directors and certain significant stockholders. In considering related person transactions, the audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the risks, costs, and benefits to us;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties.
The audit committee will approve only those transactions that it determines are fair to us and in our best interests. All of the transactions described above were entered into prior to the adoption of such policy.

PRINCIPAL STOCKHOLDERS
The following table sets forth information regarding the beneficial ownership of shares of our common stock as of March 28, 2022 by:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our executive officers and directors; and

•	all of our executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G or 13D filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. Applicable percentages are based on 316,243,371 shares of common stock outstanding as of March 28, 2022, adjusted as required by rules promulgated by the SEC.

Name and Address of Beneficial Owner(1)	Number of Shares		Percentage of Ownership
Named Executive Officers and Directors
Michael Levitt	22,055,350	(2)	7.0%
B. Kevin Turner	7,971,258		2.5%
Darin Feinstein	40,429,163	(3)	12.8%
Michael Trzupek(4)	—		—
Denise Sterling(5)	—		—
Todd M. DuChene	—		—
Jarvis Hollingsworth	—		—
Matt Minnis	30,711,802	(6)	9.7%
Stacie Olivares	—		—
Kneeland Youngblood	—		—
All current directors and executive officers as a group (8 individuals)	101,167,573		32.0%

(1)	Unless otherwise indicated, the business address of each of the directors, executive officers and five percent holders of Core is 210 Barton Springs Road, Suite 300, Austin, Texas 78704.
(2)
Consists of (i) 210,853 shares of Core common stock held of record by Mr. Levitt, (ii) 41,468 shares of Core common stock held of record by HKM Investment LLC (“HKM”), (iii) an aggregate of 1,738,219 shares of Core common stock held of record by The MJL 2012 Younger Children Trust, modified as of March 21, 2021, and The MJL 2012 Older Children Trust, modified as of March 21, 2021, (iv) 3,835,366 shares of common stock held of record by The CS 1219 Trust, dated April 13, 2017, (v) 10,629,667 shares of Core common stock held of record by The MJL Revocable Trust, modified as of June 18, 2021, (vi) 800,212 shares of Core common stock held of record by The NBL Revocable Trust, modified as of June 18, 2021, (vii) 3,199,412 shares of Core common stock held of record by MJL Blockchain LLC (“MJL Blockchain”) and (viii) 1,600,153 shares of Core common stock issuable upon exercise of warrants within 60 days of March 28, 2022 held by Mr. Levitt. Mr. Levitt is the managing member of each of HKM and MJL Blockchain and a trustee of each of (i) The MJL 2012 Younger Children Trust, modified as of March 21, 2021, (ii) The MJL 2012 Older Children Trust, modified as of March 21, 2021, (iii) The CS 1219 Trust, dated April 13, 2017, (iv) The MJL Revocable Trust, modified as of June 18, 2021, and (v) The NBL Revocable Trust, modified as of June 18, 2021.
(3)
Consists of (i) 36,483,592 shares of Core common stock held of record by Mr. Feinstein, (ii) 974,301 shares of Core common stock held of record by Texas Blockchain 888 LLC (“Texas Blockchain”), (iii) 319,894 shares of Core common stock held of record by Red Moon 88, LLC (“Red Moon”) and (iv) 2,651,376 shares of Core common stock issuable upon exercise of options within 60 days of March 28, 2022 held by Mr. Feinstein. Mr. Feinstein has pledged 25,000,000 shares to certain lenders in connection with a financing arrangement. Mr. Feinstein is the managing member of each of Texas Blockchain and Red Moon. The principal business address of each of Texas Blockchain and Red Moon is 3753 Howard Hughes Pkwy, Suite 200, Las Vegas, NV 89169. Indicate number of pledged shares.

(4)	Mr. Trzupek resigned from the Company on April 4, 2022, effective immediately.
(5)	Ms. Sterling was appointed as Chief Financial Officer on April 4, 2022, effective immediately.
(6)
Consists of (i) 29,111,649 shares of Core common stock held of record by MPM Life, LLC (“MPM”) and (ii) 1,600,153 shares of Core common stock issuable upon exercise of warrants within 60 days of March 28, 2022 held by Mr. Minnis through MPM. Mr. Minnis is the managing member of MPM and is deemed to be the beneficial owner of the securities held by MPM.

SELLING SECURITYHOLDERS
The selling securityholders may offer and sell, from time to time, any or all of the shares of Common Stock or warrants to purchase Common Stock being offered for resale by this prospectus. The selling securityholders are not obligated to resell their respective shares pursuant to the registration statement of which this prospectus forms a part. The securities covered by this prospectus consist of:

•	up to 8,625,000 Founder Shares;

•	up to 6,266,667 shares of Common Stock issuable upon exercise of the Private Placement Warrants;

•
up to 135,138,675 shares of Common Stock (including (i) 3,200,306 shares of Common Stock issuable upon the exercise of warrants, (ii) 24,962,264 shares of Common Stock issuable upon the settlement of restricted stock units, (iii) 811,917 shares of Common Stock underlying restricted stock awards and (iv) 18,819,555 shares of Common Stock issuable upon the exercise of stock options) held by certain affiliates of our company;

•	up to 80,893,015 shares of Common Stock issuable upon conversion of certain Convertible Notes;

•	up to 6,266,667 Private Placement Warrants; and

•	up to 3,200,306 warrants initially issued by Legacy Core held by certain affiliates of our company.
As used in this prospectus, the term “selling securityholders” includes the selling securityholders listed in the table below, together with any additional selling securityholders listed in a subsequent amendment to this prospectus, and their donees, pledgees, assignees, transferees, distributees and successors-in-interest that
receive shares in
any non-sale transfer
after the date of this prospectus.
The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our Common Stock of each selling securityholder, the number of shares of Common Stock that may be sold by each selling securityholder under this prospectus and that each selling securityholder will beneficially own assuming all securities that may be offered pursuant to this prospectus are sold. Because each selling securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a selling securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the selling securityholders and further assumed that the selling securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.
Except as set forth in the footnotes below, (1) the following table does not include up to 8,625,000 shares of Common Stock issuable upon exercise of the Public Warrants and (2) the address of each selling securityholder is 210 Barton Springs Road, Suite 300, Austin, Texas 78704.

Please see the section titled “
Plan of Distribution
” for further information regarding the stockholders’ method of distributing these shares.

	Shares of Common Stock				Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered For Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Directors and Officers of Core Scientific, Inc.:
Michael Levitt (1)	48,377,864	48,377,864	—	—	1,600,153	1,600,153	—	—
Darin Feinstein (2)	48,596,578	48,596,578	—	—	—	—	—	—
Jarvis Hollingsworth (3)	1,211,955	1,211,955	—	—	—	—	—	—
MPM Life LLC (4)	30,711,802	30,711,802	—	—	1,600,153	1,600,153	—	—
Brian Neville (5)	480, 044	480,044	—	—	—	—	—	—
Kneeland Youngblood (6)	400,038	400,038	—	—	—	—	—	—
Michael Trzupek (7)	1,200,000	1,200,000	—	—	—	—	—	—
Stacie Olivares (8)	400,038	400,038	—	—	—	—	—	—
Todd DuChene (9)	3,200,304	3,200,304	—	—	—	—	—	—
Denise Sterling (10)	560,052	560,052	—	—	—	—	—	—
Other Holders:
XPDI Sponsor LLC (12)	11,965,834	11,965,834	—	—	5,013,334	5,013,334	—	—
Scott Widham (13)	30,000	30,000	—	—	—	—	—	—
Paul Dabbar (14)	30,000	30,000	—	—	—	—	—	—
Paul Gaynor (15)	30,000	30,000	—	—	—	—	—	—
Colleen Sullivan (16)	30,000	30,000	—	—	—	—	—	—
BlackRock Credit Alpha Master Fund L.P. (17)	4,681,251	4,681,251	—	—	726,933	726,933	—	—
The Obsidian Master Fund (18)	1,639,356	1,639,356	—	—	238,133	238,133	—	—
HC NCBR Fund (19)	1,938,561	1,938,561	—	—	288,267	288,267	—	—
Convertible Noteholders:
Amplify Transformational Data Sharing ETF (20)	4,128,954	4,128,954	—	—	—	—	—	—
Andrew Rosen 2004 Successor Insurance Trust (21)	38,952	38,952	—	—	—	—	—	—
Apollo Centre Street Partnership, LP (22)	973,725	973,725	—	—	—	—	—	—
Apollo Lincoln Fixed Income Fund, L.P. (23)	621,276	621,276	—	—	—	—	—	—
Apollo Moultrie Credit Fund, L.P. (24)	483,125	483,125	—	—	—	—	—	—
Apollo Tactical Value SPN Investments LP (25)	1,864,464	1,864,464
Barkley Investments, LLC (26)	311,619	311,619	—	—	—	—	—	—
Better Downtown Miami LLC (27)	62,323	62,323	—	—	—	—	—	—

	Shares of Common Stock				Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered For Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Birch Grove Strategies Master Fund (28)	476,899	476,899	—	—	—	—	—	—
BlockFi Lending LLC (29)	779,048	779,048	—	—	—	—	—	—
Cannon Investments LLC (30)	38,952	38,952	—	—	—	—	—	—
Celsius Core LLC (31)	8,584,188	8,584,188	—	—	—	—	—	—
Corbin ERISA Opportunity Fund, Ltd. (32)	1,869,715	1,869,715	—	—	—	—	—	—
Corbin Opportunity Fund, L.P. (33)	311,619	311,619	—	—	—	—	—	—
Cryptonic Black, LLC (34)	934,857	934,857	—	—	—	—	—	—
David Sarner (35)	38,952	38,952	—	—	—	—	—	—
Douglas Lipton (36)	38,952	38,952	—	—	—	—	—	—
Ferro Investments Ltd (37)	233,714	233,714	—	—	—	—	—	—
FGK Investments Ltd (38)	77,904	77,904	—	—	—	—	—	—
First Sun Investments, LLC (39)	623,238	623,238	—	—	—	—	—	—
Frank Pollaro (40)	38,952	38,952	—	—	—	—	—	—
FTF Diversified Holdings, LP (41)	311,619	311,619	—	—	—	—	—	—
Galaxy Digital LP (42)	779,048	779,048	—	—	—	—	—	—
GreensLedge Merchant Holdings LLC (43)	317,932	317,932	—	—	—	—	—	—
Gullane Capital Partners, LLC (44)	389,524	389,524	—	—	—	—	—	—
Gullane Digital Asset Partners, LLC (45)	3,505,716	3,505,716	—	—	—	—	—	—
Gullane Digital Asset Partners QP, LLC (46)	4,999,655	4,999,655	—	—	—	—	—	—
Ibex Partners (Core) LP (47)	10,332,819	10,332,819	—	—	—	—	—	—
ICG CoreSci Holdings, LP (48)	6,517,624	6,517,624	—	—	—	—	—	—
James Pulaski (49)	155,809	155,809	—	—	—	—	—	—
Jason Capello (50)	311,619	311,619	—	—	—	—		—
John B. Quinn (51)	77,904	77,904	—	—	—	—	—	—
John P. Joliet (52)	31,161	31,161	—	—	—	—	—	—
JPAS – Credit-A S.P. (53)	649,156	649,156	—	—	—	—	—	—
JPAS – Credit LLC (54)	1,298,463	1,298,463	—	—	—	—	—	—
JPAS – Crypto Infrastructure LLC (55)	1,810,467	1,810,467	—	—	—	—	—	—

	Shares of Common Stock				Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered For Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
JPAS – Crypto Infrastructure-A S.P. (56)	682,486	682,486	—	—	—	—	—	—
JSK Partnership LLC (57)	155,809	155,809	—	—	—	—	—	—
Kenneth Wormser (58)	475,320	475,320	—	—				—
Kensico Associates, L.P. (59)	3,974,161	3,974,161	—	—	—	—	—	—
KMR CS Holdings, LLC (60)	127,763	127,763	—	—	—	—	—	—
Leon J. Simkins Non-Exempt Trust FBO Michael Simkins (61)	116,857	116,857	—	—	—	—	—	—
Levbern Management LLC (62)	38,952	38,952	—	—	—	—	—	—
Marsico AXS CS LLC (63)	3,360,013	3,360,013	—	—	—	—	—	—
Massachusetts Mutual Life Insurance Company (64)	6,232,385	6,232,385	—	—	—	—	—	—
Milos Core LLC (65)	155,809	155,809	—	—	—	—	—	—
Monbanc Inc. (66)	15,580	15,580	—	—	—	—	—	—
Neso Investment Group Ltd (67)	77,904	77,904	—	—	—	—	—	—
Northdata Holdings Inc. (68)	31,161	31,161	—	—	—	—	—	—
OIP SPV Core Scientific, LLC (69)	154,724	154,724	—	—	—	—	—	—
OIP SPV CS, LLC (70)	136,157	136,157	—	—	—	—	—	—
Omega Interceptor Restricted Ltd (71)	1,530,473	1,530,473	—	—	—	—	—	—
Pescadero Capital, LLC (72)	779,048	779,048	—	—	—	—	—	—
Richard Katz 2016 GST Trust (73)	38,952	38,952	—	—	—	—	—	—
Robert Fedrock (74)	62,323	62,323	—	—	—	—	—	—
Sabby Volatility Warrant Master Fund, Ltd. (75)	389,524	389,524	—	—	—	—	—	—
SunnySide Consulting and Holdings, Inc. (76)	17,139	17,139	—	—	—	—	—	—
TBC 222 LLC (77)	389,524	389,524	—	—	—	—	—	—
The Kimmel Family Foundation (78)	238,449	238,449	—	—	—	—	—	—
The Michael O. Johnson Revocable Trust (79)	158,966	158,966	—	—	—	—	—	—
The Sear Family 1996 Trust (80)	77,904	77,904	—	—	—	—	—	—
TJC3 LLC (81)	623,238	623,238	—	—	—	—	—	—
Transatlantic Mobility Holdings II LLC (82)	155,809	155,809	—	—	—	—	—	—
Vineet Agrawal (83)	38,952	38,952	—	—	—	—	—	—

	Shares of Common Stock				Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered For Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
William R. Guthy Separate Property Trust (84)	794,832	794,832	—	—	—	—	—	—
Wolfswood Partners LP (85)	155,809	155,809	—	—	—	—	—	—
XMS Core Convert Holdings LLC (86)	155,809	155,809	—	—	—	—	—	—
1994 Steinfeld Family Trust (87)	77,904	77,904	—	—	—	—	—	—

Total	230,923,357	230,923,357	—	—	9,466,973	9,466,973	—	—

(1)
Number of shares of Common Stock being registered for sale hereby consists of (i) 210,853 shares of Common Stock held by Michael Levitt, Chief Executive Officer and
Co-Chair
of the board of directors of Core; (ii) 41,468 shares of Common Stock held by HKM Investment LLC (“HKM”), (iii) an aggregate of 1,738,219 shares of Common Stock held by The MJL 2012 Younger Children Trust, modified as of March 21, 2021, and The MJL 2012 Older Children Trust, modified as of March 21, 2021, (iv) 3,835,366 shares of Common Stock held by The CS 1219 Trust, dated April 13, 2017, (v) 10,629,667 shares of Common Stock held by The MJL Revocable Trust, modified as of June 18, 2021, (vi) 800,212 shares of Common Stock held by The NBL Revocable Trust, modified as of June 18, 2021, (vii) 3,199,412 shares of Common Stock held by MJL Blockchain LLC (“MJL Blockchain”), (viii) 1,600,153 shares of Common Stock issuable upon exercise of warrants held by Mr. Levitt, (ix) 18,321,750 shares of Common Stock issuable upon settlement of restricted stock units held by Mr. Levitt and (x) 8,000,764 shares of Common Stock issuable upon exercise of stock options held by Mr. Levitt. Mr. Levitt is the managing member of each of HKM and MJL Blockchain and a trustee of each of (i) The MJL 2012 Younger Children Trust, modified as of March 21, 2021, (ii) The MJL 2012 Older Children Trust, modified as of March 21, 2021, (iii) The CS 1219 Trust, dated April 13, 2017, (iv) The MJL Revocable Trust, modified as of June 18, 2021, and (v) The NBL Revocable Trust, modified as of June 18, 2021.

(2)
Number of shares of Common Stock being registered for sale hereby consists of (i) 36,483,592 shares held by Darin Feinstein, Chief Vision Officer and
Co-Chair
of the board of directors of Core; (ii) 974,301 shares held by Texas Blockchain 888 LLC (“Texas Blockchain”); (iii) 319,894 shares held by Red Moon 88, LLC (“Red Moon”) and (iv) 10,818,791 shares of Common Stock issuable upon exercise of stock options held by Mr. Feinstein. Mr. Feinstein is the managing member of each of Texas Blockchain and Red Moon. The principal business address of each of Texas Blockchain and Red Moon is 3753 Howard Hughes Pkwy, Suite 200, Las Vegas, NV 89169.

(3)
Number of shares of Common Stock being registered for sale hereby consists of (i) 811,917 shares of Common Stock underlying restricted stock awards held by Jarvis Hollingsworth and (ii) 400,038 shares of Common Stock issuable upon settlement of restricted stock units held by Mr. Hollingsworth.

(4)
Number of shares of Common Stock being registered for sale hereby consists of (i) 29,111,649 shares held by MPM Life, LLC (“MPM”) and (ii) 1,600,153 shares of Common Stock issuable upon exercise of warrants held by MPM. Matthew Minnis, a member of the board of directors of Core, is the managing member of MPM and is deemed to be the beneficial owner of the securities held by MPM.

(5)
Number of shares of Common Stock being registered for sale hereby consists of 480,044 shares of Common Stock issuable upon settlement of restricted stock units held by Brian Neville, Chief Accounting Officer of Core.

(6)
Number of shares of Common Stock being registered for sale hereby consists of 400,038 shares of Common Stock issuable upon settlement of restricted stock units held by Kneeland Youngblood, a member of the board of directors of Core.

(7)
Number of shares of Common Stock being registered for sale hereby consists of 1,200,000 shares of Common Stock issuable upon settlement of restricted stock units held by Michael Trzupek, former Chief Financial Officer of Core who resigned in April 2022. All other RSUs held by Mr. Trzupek were forfeited in connection with his separation from the Company.

(8)
Number of shares of Common Stock being registered for sale hereby consists of 400,038 shares of Common Stock issuable upon settlement of restricted stock units held by Stacie Olivares, a member of the board of directors of Core.

(9)
Number of shares of Common Stock being registered for sale hereby consists of 3,200,304 shares of Common Stock issuable upon settlement of restricted stock units held by Todd DuChene, EVP, General Counsel, Chief Compliance Officer and Secretary of Core.

(10)
Number of shares of Common Stock being registered for sale hereby consists of 560,052 shares of Common Stock issuable upon settlement of restricted stock units held by Denise Sterling, Chief Financial Officer of Core who was appointed in April 2022.

(12)
Number of shares of Common Stock being registered for sale hereby consists of (i) 6,952,500 Founder Shares and (ii) 5,013,334 shares of Common Stock that are issuable upon the exercise of Private Placement Warrants. Number of warrants to purchase Common Stock being registered for sale hereby represents 5,013,334 Private Placement Warrants. Transition Equity Partners, LLC and XMS XPDI Sponsor Holdings LLC are the managing members of XPDI Sponsor LLC. Transition Equity Partners, LLC is controlled by Patrick C. Eilers, former Chief Executive Officer and a member of the board of directors of XPDI, predecessor registrant prior to the consummation of the Business Combination. XMS XPDI Sponsor Holdings LLC is controlled by Theodore J. Brombach, former chairman of the board of directors of XPDI, and John Spence, Each of Messrs. Eilers, Brombach and Spence controls XPDI Sponsor LLC and may be deemed to be the beneficial owner of the securities held by XPDI Sponsor LLC. Each such person disclaims beneficial ownership of these securities, except to the extent, if any, of his pecuniary interest therein.

(13)
Number of shares of Common Stock being registered for sale hereby represents 30,000 Founder Shares. The registered holder of such securities was an independent director of XPDI, predecessor registrant prior to the consummation of the Business Combination, and resigned at the closing of the Business Combination.

(14)
Number of shares of Common Stock being registered for sale hereby represents 30,000 Founder Shares. The registered holder of such securities was an independent director of XPDI, predecessor registrant prior to the consummation of the Business Combination, and resigned at the closing of the Business Combination.

(15)
Number of shares of Common Stock being registered for sale hereby represents 30,000 Founder Shares. The registered holder of such securities was an independent director of XPDI, predecessor registrant prior to the consummation of the Business Combination, and resigned at the closing of the Business Combination.

(16)
Number of shares of Common Stock being registered for sale hereby represents 30,000 Founder Shares. The registered holder of such securities was an independent director of XPDI, predecessor registrant prior to the consummation of the Business Combination, and resigned at the closing of the Business Combination.

(17) Number of shares of Common Stock being registered for sale hereby consists of (i) 900,450 Founder Shares, (ii) 3,053,868 shares issuable upon conversion of the Convertible Notes held by BlackRock Credit Alpha Master Fund L.P. and (iii) 726,933 shares of Common Stock that are issuable upon the exercise of Private Placement Warrants. Number of warrants to purchase Common Stock being registered for sale hereby represents 726,933 Private Placement Warrants. The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Credit Alpha Master Fund, LP; HC NCBR Fund; and The Obsidian Master Fund. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055. Shares shown include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the registered holders or BlackRock, Inc.

(18)
Number of shares of Common Stock being registered for sale hereby consists of (i) 294,975 Founder Shares, (ii) 1,106,248 shares issuable upon conversion of the Convertible Notes held by The Obsidian Master Fund and (iii) 238,133 shares of Common Stock that are issuable upon the exercise of Private Placement Warrants. Number of warrants to purchase Common Stock being registered for sale hereby represents 238,133 Private Placement Warrants. The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Credit Alpha Master Fund, LP; HC NCBR Fund; and The Obsidian Master Fund. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055. Shares shown include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the registered holders or BlackRock, Inc.

(19)
Number of shares of Common Stock being registered for sale hereby consists of (i) 357,075 Founder Shares, (ii) 1,293,219 shares issuable upon conversion of the Convertible Notes held by HC NCBR Fund and (iii) 288,267 shares of Common Stock that are issuable upon the exercise of Private Placement Warrants. Number of warrants to purchase Common Stock being registered for sale hereby represents 288,267 Private Placement Warrants. The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Credit Alpha Master Fund, LP; HC NCBR Fund; and The Obsidian Master Fund. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055. Shares shown include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the registered holders or BlackRock, Inc.

(20)
Number of shares of Common Stock being registered for sale hereby represents 4,128,954 shares issuable upon conversion of the Convertible Notes held by Amplify Transformational Data Sharing ETF. Amplify ETF Trust (and specifically Amplify Transformational Data ETF, a series of that trust) have the voting rights and is the beneficial owner of the securities via that trust. Charles Ragauss, representing the sub advisor to the trust, and John Phillips, representing the advisor and sponsor of the trusts, are the appointed contacts for the trust and can act within those capacities as needed.

(21)	Number of shares of Common Stock being registered for sale hereby represents 38,952 shares issuable upon conversion of the Convertible Notes held by Andrew Rosen 2004 Successor Insurance Trust.
(22)
Number of shares of Common Stock being registered for sale hereby represents (i) 389,524 shares of common stock held by Apollo Centre Street Partnership, LP (“Apollo Centre”) and (ii) 584,201 shares issuable upon conversion of the Convertible Notes held by Apollo Centre.

(23)
Number of shares of Common Stock being registered for sale hereby represents (i) 249,295 shares of common stock held by Apollo Lincoln Fixed Income Fund, L.P. (“Apollo Lincoln”) and (ii) 371,981 shares issuable upon conversion of the Convertible Notes held by Apollo Lincoln.

(24)
Number of shares of Common Stock being registered for sale hereby represents (i) 186,971 shares of common stock held by Apollo Moultrie Credit Fund, L.P. (“Apollo Moultrie”) and (ii) 296,154 shares issuable upon conversion of the Convertible Notes held by Apollo Moultrie.

(25)
Number of shares of Common Stock being registered for sale hereby represents (i) 732,305 shares of common stock held by Apollo Tactical Value SPN Investments LP (“Apollo Tactical”) and (ii) 1,132,159 shares issuable upon conversion of the Convertible Notes held by Apollo Tactical.

(26)
Number of shares of Common Stock being registered for sale hereby represents 311,619 shares issuable upon conversion of the Convertible Notes held by Barkley Investments, LLC. Jason P. Godfrey has voting and dispositive power with respect to the securities held by Barkley Investments, LLC and may be deemed to be the beneficial owner of such securities.

(27)
Number of shares of Common Stock being registered for sale hereby represents 62,323 shares issuable upon conversion of the Convertible Notes held by Better Downtown Miami LLC. Marc Roberts has voting and dispositive power with respect to the securities held by Better Downtown Miami LLC and may be deemed to be the beneficial owner of such securities.

(28)	Number of shares of Common Stock being registered for sale hereby represents 476,899 shares issuable upon conversion of the Convertible Notes held by Birch Grove Strategies Master Fund.
(29)
Number of shares of Common Stock being registered for sale hereby represents 779,048 shares issuable upon conversion of the Convertible Notes held by BlockFi Lending LLC. BlockFi Lending LLC is a lender to Core under the following two loan agreements: (i) the Facility and Security Agreement, dated December 30, 2021, by and between BlockFi Lending LLC and Core for an aggregate principal amount of $10.0 million and (ii) the Facility and Security Agreement, dated December 30, 2021, by and between BlockFi Lending LLC and Core for an aggregate principal amount of up to $100.0 million, of which $70 million has been disbursed as of the date hereof and the remaining $30 million may be disbursed subject to the satisfaction of certain conditions precedent.

(30)	Number of shares of Common Stock being registered for sale hereby represents 38,952 shares issuable upon conversion of the Convertible Notes held by Cannon Investments LLC.
(31)	Number of shares of Common Stock being registered for sale hereby represents 8,584,188 shares issuable upon conversion of the Convertible Notes held by Celsius Core LLC.
(32)
Number of shares of Common Stock being registered for sale hereby represents 1,869,715 shares issuable upon conversion of the Convertible Notes held by Corbin ERISA Opportunity Fund, Ltd. Corbin Capital Partners, L.P. (“CCP”) is the investment manager of Corbin ERISA Opportunity Fund, Ltd., CCP and its general partner, Corbin Capital Partners GP, LLC, may be deemed beneficial owners of the securities being registered hereby for sale by Corbin ERISA Opportunity Fund, Ltd. Craig Bergstrom, as the Chief Investment Officer of CCP, makes voting and investment decisions for Corbin ERISA Opportunity Fund, Ltd., but disclaims beneficial ownership of the shares held by it.

(33)
Number of shares of Common Stock being registered for sale hereby represents 311,619 shares issuable upon conversion of the Convertible Notes held by Corbin Opportunity Fund, L.P. Corbin Capital Partners, L.P. (“CCP”) is the investment manager of Corbin Opportunity Fund, L.P. CCP and its general partner, Corbin Capital Partners GP, LLC, may be deemed beneficial owners of the securities being registered hereby for sale by Corbin Opportunity Fund, L.P. Craig Bergstrom, as the Chief Investment Officer of CCP, makes voting and investment decisions for Corbin Opportunity Fund, L.P., but disclaims beneficial ownership of the shares held by it.

(34)	Number of shares of Common Stock being registered for sale hereby represents 934,857 shares issuable upon conversion of the Convertible Notes held by Cryptonic Black LLC (“Cryptonic”).
(35)	Number of shares of Common Stock being registered for sale hereby represents 38,952 shares issuable upon conversion of the Convertible Notes held by David Sarner.
(36)	Number of shares of Common Stock being registered for sale hereby represents 38,952 shares issuable upon conversion of the Convertible Notes held by Douglas Lipton.
(37)	Number of shares of Common Stock being registered for sale hereby represents 233,714 shares issuable upon conversion of the Convertible Notes held by Ferro Investments Ltd.
(38)	Number of shares of Common Stock being registered for sale hereby represents 77,904 shares issuable upon conversion of the Convertible Notes held by FGK Investments Ltd.
(39)	Number of shares of Common Stock being registered for sale hereby represents 623,238 shares issuable upon conversion of the Convertible Notes held by First Sun Investments, LLC.
(40)	Number of shares of Common Stock being registered for sale hereby represents 38,952 shares issuable upon conversion of the Convertible Notes held by Frank Pollaro.
(41)	Number of shares of Common Stock being registered for sale hereby represents 311,619 shares issuable upon conversion of the Convertible Notes held by FTF Diversified Holdings, LP.

(42)	Number of shares of Common Stock being registered for sale hereby represents 779,048 shares issuable upon conversion of the Convertible Notes held by Galaxy Digital LP.
(43)	Number of shares of Common Stock being registered for sale hereby represents 317,932 shares issuable upon conversion of the Convertible Notes held by GreensLedge Merchant Holdings LLC.
(44)
Number of shares of Common Stock being registered for sale hereby represents 389,524 shares issuable upon conversion of the Convertible Notes held by Gullane Capital Partners, LLC. Richard A. Miller III has voting and dispositive power with respect to the securities held by Gullane Capital Partners, LLC and may be deemed to be the beneficial owner of such securities.

(45)
Number of shares of Common Stock being registered for sale hereby represents 3,505,716 shares issuable upon conversion of the Convertible Notes held by Gullane Digital Asset Partners, LLC. Richard A. Miller III has voting and dispositive power with respect to the securities held by Gullane Digital Asset Partners, LLC and may be deemed to be the beneficial owner of such securities.

(46)
Number of shares of Common Stock being registered for sale hereby represents 4,999,655 shares issuable upon conversion of the Convertible Notes held by Gullane Digital Asset Partners QP, LLC. Richard A. Miller III has voting and dispositive power with respect to the securities held by Gullane Digital Asset Partners QP, LLC and may be deemed to be the beneficial owner of such securities.

(47)
Number of shares of Common Stock being registered for sale hereby represents 10,332,819 shares issuable upon conversion of the Convertible Notes held by Ibex Partners (Core) LP. Justin B. Borus is the manager of Ibex GP LLC, the securityholder’s general partner, and Mr. Borus is also the manager of Ibex Investors LLC, the securityholder’s investment manager. Each of Ibex GP LLC, Ibex Investors LLC and Mr. Borus expressly disclaims beneficial ownership of the securities being registered hereby for sale. The business address for the securityholder and Ibex GP LLC, Ibex Investors LLC and Mr. Borus is 260 N. Josephine Street, Suite 300, Denver, CO 80206.

(48)	Number of shares of Common Stock being registered for sale hereby represents 6,517,624 shares issuable upon conversion of the Convertible Notes held by ICG CoreSci Holdings, LP.
(49)	Number of shares of Common Stock being registered for sale hereby represents 155,809 shares issuable upon conversion of the Convertible Notes held by James Pulaski.
(50)	Number of shares of Common Stock being registered for sale hereby represents 311,619 shares issuable upon conversion of the Convertible Notes held by Jason Capello.
(51)	Number of shares of Common Stock being registered for sale hereby represents 77,904 shares issuable upon conversion of the Convertible Notes held by John B. Quinn.
(52)	Number of shares of Common Stock being registered for sale hereby represents 31,161 shares issuable upon conversion of the Convertible Notes held by John P. Joliet.
(53)	Number of shares of Common Stock being registered for sale hereby represents 649,156 shares issuable upon conversion of the Convertible Notes held by JPAS – Credit-A S.P.
(54)	Number of shares of Common Stock being registered for sale hereby represents 1,298,463 shares issuable upon conversion of the Convertible Notes held by JPAS – Credit LLC.
(55)	Number of shares of Common Stock being registered for sale hereby represents 1,810,467 shares issuable upon conversion of the Convertible Notes held by JPAS – Crypto Infrastructure LLC.
(56)	Number of shares of Common Stock being registered for sale hereby represents 652,486 shares issuable upon conversion of the Convertible Notes held by JPAS – Crypto Infrastructure-A S.P.
(57)
Number of shares of Common Stock being registered for sale hereby represents 155,809 shares issuable upon conversion of the Convertible Notes held by JSK Partnership LLC. PB Investment LLC and Jarrett Posner have voting and dispositive power with respect to the securities held by JSK Partnership LLC and may be deemed to be the beneficial owner of such securities.

(58)
Number of shares of Common Stock being registered for sale hereby represents (i) 397,416 shares issuable upon conversion of the Convertible Notes held by Kenneth Wormser and (ii) 77,904 shares issuable upon conversion of the Convertible Notes held by the Wormser Family Partnership II L.P. Kenneth Wormser has voting and dispositive power with respect to the securities held by the Wormser Family Partnership II L.P. and may be deemed to be the beneficial owner of such securities.

(59)
Number of shares of Common Stock being registered for sale hereby represents (i) 2,722,936 shares issuable upon conversion of the Convertible Notes held by Kensico Associates, L.P. (“Kensico Associates”) and

(ii) 1,251,225 shares issuable upon conversion of the Convertible Notes held by Convertible Notes held by Kensico Offshore Fund Master, LTD (“Kensico Offshore Fund Master” and together with Kensico Associates, collectively, the “Kensico Funds”). Kensico Capital Management Corp. (“KCM”), a registered investment adviser, is the investment adviser to the Kensico Funds and, in such capacity, exercises voting and investment power with respect to the securities held by the Kensico Funds. Michael Lowenstein and Thomas J. Coleman are the
Co-Presidents
of KCM. As a result, and by virtue of the relationships described in this footnote, each of Messrs. Lowenstein and Coleman as well as KCM may be deemed to share beneficial ownership over the securities held by the Kensico Funds.
(60)
Number of shares of Common Stock being registered for sale hereby represents 127,763 shares issuable upon conversion of the Convertible Notes held by KMR CS Holdings, LLC. Kamran Yaghoubzadeh has voting and dispositive power with respect to the securities held by KMR CS Holdings, LLC and may be deemed to be the beneficial owner of such securities.

(61)
Number of shares of Common Stock being registered for sale hereby represents 116,857 shares issuable upon conversion of the Convertible Notes held by Leon J. Simkins
Non-Exempt
Trust FBO Michael Simkins. Michelle Simkins-Rubell has voting and dispositive power with respect to the securities held by Leon J. Simkins
Non-Exempt
Trust FBO Michael Simkins and may be deemed to be the beneficial owner of such securities.

(62)
Number of shares of Common Stock being registered for sale hereby represents 38,952 shares issuable upon conversion of the Convertible Notes held by Levbern Management LLC. Andrew Michael Ward has voting and dispositive power with respect to the securities held by Levbern Management LLC and may be deemed to be the beneficial owner of such securities. Mr. Ward is the brother-in-law
of Mr. Levitt, Core’s Chief Executive Officer and
Co-Chair
of the board of directors.

(63)	Number of shares of Common Stock being registered for sale hereby represents 3,360,013 shares issuable upon conversion of the Convertible Notes held by Marsico AXS CS LLC.
(64)	Number of shares of Common Stock being registered for sale hereby represents 6,232,385 shares issuable upon conversion of the Convertible Notes held by Massachusetts Mutual Life Insurance Company.
(65)	Number of shares of Common Stock being registered for sale hereby represents 155,809 shares issuable upon conversion of the Convertible Notes held by Milos Core LLC.
(66)
Number of shares of Common Stock being registered for sale hereby represents 15,580 shares issuable upon conversion of the Convertible Notes held by Monbanc Inc. Daniels W.K. Rafuse LLB, LLC has voting and dispositive power with respect to the securities held by Monbanc Inc. and may be deemed to be the beneficial owner of such securities.

(67)	Number of shares of Common Stock being registered for sale hereby represents 77,904 shares issuable upon conversion of the Convertible Notes held by Neso Investment Group Ltd.
(68)
Number of shares of Common Stock being registered for sale hereby represents 31,161 shares issuable upon conversion of the Convertible Notes held by Northdata Holdings Inc. Daniels W.K. Rafuse LLB, LLC has voting and dispositive power with respect to the securities held by Northdata Holdings Inc. and may be deemed to be the beneficial owner of such securities.

(69)	Number of shares of Common Stock being registered for sale hereby represents 154,724 shares issuable upon conversion of the Convertible Notes held by OIP SPV Core Scientific, LLC.
(70)	Number of shares of Common Stock being registered for sale hereby represents 136,157 shares issuable upon conversion of the Convertible Notes held by OIP SPV CS, LLC.
(71)
Number of shares of Common Stock being registered for sale hereby represents 1,530,473 shares issuable upon conversion of the Convertible Notes held by Omega Interceptor Restricted Ltd. Mohamed Hassan Mohamed Hassan Al Suwaidi and Bashar Basahr Adel Suleiman Alrosan have voting and dispositive power with respect to the securities held by Omega Interceptor Restricted Ltd and may be deemed to be the beneficial owner of such securities.

(72)	Number of shares of Common Stock being registered for sale hereby represents 779,048 shares issuable upon conversion of the Convertible Notes held by Pescadero Capital, LLC.
(73)
Number of shares of Common Stock being registered for sale hereby represents 38,952 shares issuable upon conversion of the Convertible Notes held by Richard Katz 2016 Trust. Richard Katz has voting and dispositive power with respect to the securities held by Richard Katz 2016 Trust and may be deemed to be the beneficial owner of such securities.
(74)	Number of shares of Common Stock being registered for sale hereby represents 62,323 shares issuable upon conversion of the Convertible Notes held by Robert Fedrock.
(75)
Number of shares of Common Stock being registered for sale hereby represents 389,524 shares issuable upon conversion of the Convertible Notes held by Sabby Volatility Warrant Master Fund, Ltd. Sabby Management, LLC is the investment manager of Sabby Volatility Warrant Master Fund, Ltd. and shares voting and investment power with respect to the securities being registered hereby in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby Volatility Warrant Master Fund, Ltd. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities being registered hereby except to the extent of their pecuniary interest therein.

(76)
Number of shares of Common Stock being registered for sale hereby represents 17,139 shares issuable upon conversion of the Convertible Notes held by SunnySide Consulting and Holdings, Inc. Taras Kulyk has voting and dispositive power with respect to the securities held by SunnySide Consulting and Holdings, Inc. and may be deemed to be the beneficial owner of such securities.

(77)	Number of shares of Common Stock being registered for sale hereby represents 389,524 shares issuable upon conversion of the Convertible Notes held by TBC 222 LLC.
(78)	Number of shares of Common Stock being registered for sale hereby represents 238,449 shares issuable upon conversion of the Convertible Notes held by The Kimmel Family Foundation.
(79)	Number of shares of Common Stock being registered for sale hereby represents 158,966 shares issuable upon conversion of the Convertible Notes held by The Michael O. Johnson Revocable Trust.
(80)
Number of shares of Common Stock being registered for sale hereby represents 77,904 shares issuable upon conversion of the Convertible Notes held by The Sear Family 1996 Trust. Mark Sear has voting and dispositive power with respect to the securities held The Sear Family 1996 Trust and may be deemed to be the beneficial owner of such securities.

(81)
Number of shares of Common Stock being registered for sale hereby represents 623,238 shares issuable upon conversion of the Convertible Notes held by TJC3 LLC. Thomas J. Coleman has voting and dispositive power with respect to the securities held by TJC3 LLC and may be deemed to be the beneficial owner of such securities.

(82)
Number of shares of Common Stock being registered for sale hereby represents 155,809 shares issuable upon conversion of the Convertible Notes held by Transatlantic Mobility Holdings II LLC. Abel Nararro has voting and dispositive power with respect to the securities held by Transatlantic Mobility Holdings II LLC and may be deemed to be the beneficial owner of such securities.

(83)	Number of shares of Common Stock being registered for sale hereby represents 38,952 shares issuable upon conversion of the Convertible Notes held by Vineet Agrawal.
(84)	Number of shares of Common Stock being registered for sale hereby represents 794,832 shares issuable upon conversion of the Convertible Notes held by the William R. Guthy Separate Property Trust.
(85)	Number of shares of Common Stock being registered for sale hereby represents 155,809 shares issuable upon conversion of the Convertible Notes held by Wolfswood Partners LP.
(86)	Number of shares of Common Stock being registered for sale hereby represents 155,809 shares issuable upon conversion of the Convertible Notes held by XMS Core Convert Holdings LLC.
(87)
Number of shares of Common Stock being registered for sale hereby represents 77,904 shares issuable upon conversion of the Convertible Notes held by the 1994 Steinfeld Family Trust. Jake Steinfeld has voting and dispositive power with respect to the securities held by the 1994 Steinfeld Family Trust and may be deemed to be the beneficial owner of such securities.

DESCRIPTION OF CAPITAL STOCK
The following is a summary of the rights of our common stock and preferred stock. This summary is qualified by reference to the complete text of our amended and restated certificate of incorporation and bylaws filed as exhibits to the registration statement of which this prospectus forms a part.
General
Our second amended and restated certificate of incorporation authorizes us to issue up to 10,000,000,000 shares of common stock, $0.0001 par value per share, and 2,000,000,000 shares of preferred stock, par value $0.0001 per share. Upon the closing of the Business Combination, there were 317,279,900 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.
Common Stock
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Core common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of Core common stock are entitled to one vote per share on matters to be voted on by stockholders.
Dividends
Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Core common stock may be entitled to receive dividends out of funds legally available if the board of directors of Core, in its discretion, determines to issue dividends and then only at the times and in the amounts that the board of directors of Core may determine.
Liquidation, Dissolution and Winding Up
In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up,
the holders of Core common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock, if any, have been satisfied.
Preemptive or Other Rights
Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to Core common stock.
Preferred Stock
Under our second amended and restated certificate of incorporation, our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 2,000,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. Any issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders would receive dividend payments and payments on liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deterring or preventing a change of control or other corporate action. We have no present plans to issue any shares of preferred stock.

Stock Awards
Upon the closing of the Business Combination, we assumed stock awards to purchase shares of common stock that were outstanding under Core’s 2018 Omnibus Incentive Plan. As of the closing of the Business Combination, 45,000,000 shares of Core common stock were reserved for future issuance under our 2021 Equity Incentive Plan, which amount may be subject to increase from time to time, and no stock awards had been granted pursuant to such plan. For additional information regarding the terms of these plans, see “
Executive Compensation—Equity Plans
.” We intend to file one or more registration statements on
Form S-8 with
respect to these plans after 60 days from the closing of the Business Combination.
Public Warrants
Unless otherwise indicated, references to “warrant” or “warrants” under this “—Public Warrants” heading are to the Public Warrants.
The warrants were originally issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and XPDI. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of the Public Warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Core, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of Core common stock or any voting rights until they exercise their warrants and receive shares of Core common stock. After the issuance of shares of Core common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.
Each whole warrant entitles the registered holder to purchase one (1) whole share of Core common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time after February 18, 2022, provided in each case that Core has an effective registration statement under the Securities Act covering the shares of Core common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or Core permits holders to exercise their warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrantholder may exercise its warrants only for a whole number of shares of Core common stock.
Only whole warrants trade, and no fractional shares of Core common stock will be issued upon exercise of a warrant. This means that only a whole warrant may be exercised at any given time by a warrantholder. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, Core will round down to the nearest whole number of the number of shares of Core common stock to be issued to the holder. The warrants will expire on January 19, 2027 at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
Core is not obligated to deliver any shares of Core common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Core common stock underlying the warrants is then-effective and a prospectus relating thereto is current, subject to Core’s satisfying Core’s obligations described below with respect to registration, or a valid exemption from registration is available. No warrant is exercisable and Core will not be obligated to issue shares of Core common stock upon exercise of a warrant unless Core common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will Core be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Core common stock underlying such unit.
A holder of a warrant may notify Core in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of Core common stock issued and outstanding immediately after giving effect to such exercise.
Core has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the merger, which occurred on January 19, 2022, it will use its commercially reasonable efforts to (i) file with the SEC a registration statement for the registration, under the Securities Act, of the Core common stock issuable upon exercise of the warrants; (ii) cause such registration statement to become effective within 60 business days after the closing of the merger; and (iii) maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the issuance of the Core common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the merger, warrantholders may, until such time as there is an effective registration statement and during any period when Core will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act, provided that such exemption is available, or another exemption. In addition, if Core’s common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Core may, at its option, require holders of the Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event Core elects to do so, Core will not be required to file or maintain in effect a registration statement, but Core will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering warrants in exchange for a number of shares of Core common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of (a) the number of shares of Core common stock underlying the warrants and (b) the excess of the “fair market value” over the exercise price of the warrants by (y) such fair market value and (B) the product of the number of warrants surrendered and 0.361, subject to adjustment. The “fair market value” shall mean the volume weighted average price of the shares of Core common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemption of Warrants When the Price per Share of Core Common Stock Equals or Exceeds $18.00.
Once the warrants become exercisable, Core may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrantholder; and

•
if, and only if, the last reported sale price of the Core common stock for any 20 trading days within a
30-trading
day period ending three (3) business days before Core sends the notice of redemption to the warrantholders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “
—Public Warrants—Anti-dilution Adjustments
”).

If and when the warrants become redeemable, Core may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, Core will not redeem the warrants unless an effective registration statement under the Securities Act covering the shares of Core common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Core common stock is available throughout the
30-day
redemption period.
Core established the last of the redemption criteria discussed above to prevent a redemption call unless there is, at the time of the call, a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Core issues a notice of redemption of the warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrantholder to pay the exercise price for each warrant being exercised. However, the price of the Core common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “
—Anti-dilution Adjustments”
) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption of Warrants When the Price per Share of Core Common Stock Equals or Exceeds $10.00.
Once the warrants become exercisable, Core may redeem the outstanding warrants:

•	in whole and not in part;

•	at $0.10 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of Core common stock except as otherwise described below;

•
if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—
Public Warrants
—
Anti-dilution Adjustments
”); and

•
if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “
—Public Warrants—Anti-dilution Adjustments
”) the Private Placement Warrants must also be concurrently called for redemption on the same terms (except as described above with respect to a holder’s ability to exercise its warrants on a “cashless” basis) as the outstanding Public Warrants, as described above.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of Core common stock that a warrantholder will receive upon such cashless exercise in connection with a redemption by Core pursuant to this redemption feature, based on the “fair market value” of Core common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume-weighted average price of Core common stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. Core will provide the warrantholders with the final fair market value no later than one business day after the
10-trading
day period described above ends.
The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “
—Anti-dilution Adjustments
” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “
—Anti-dilution Adjustments
” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price (as defined below) as set forth under the heading “
—Anti-dilution Adjustments
” and the denominator of which is $10.00 and (b) in the case of in the case of an adjustment pursuant to the second paragraph under the heading “
—Anti-dilution Adjustments
” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Fair Market Value of Core Common Stock
	≤ $10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥ $18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Core common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or
366-day
year, as applicable. For example, if the volume-weighted average price of Core common stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Core common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of Core common stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of Core common stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Core common stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by Core pursuant to this redemption feature, since they will not be exercisable for any shares of Core common stock.
This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Core common stock is trading at or above $10.00 per share, which may be at a time when the trading price of the Core common stock is below the exercise price of the warrants. This redemption feature has been established to provide Core with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “
—Redemption of Warrants When the Price per Share of Core Common Stock Equals or Exceeds $18.00
.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date the prospectus forming a part of the registration statement filed in connection with XPDI’s IPO. This redemption right provides Core with an additional mechanism by which to redeem all of the outstanding warrants, and therefore provides certainty as to Core’s capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. Core will be required to pay the applicable redemption price to warrantholders if it chooses to exercise this redemption right, which will allow Core to quickly proceed with a redemption of the warrants if it determines doing so is in Core’s best interest. As such, Core would redeem the warrants in this manner when it believe it is in Core’s best interest to update its capital structure to remove the warrants and pay the redemption price to the warrantholders.
Anti-dilution Adjustments.
As stated above, Core can redeem the warrants when the Core common stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to Core’s capital structure and cash position while providing warrantholders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If Core chooses to redeem the warrants when the Core common stock is trading at a price below the exercise price of the warrants, this could result in the warrantholders receiving fewer shares of Core common stock than they would have received if they had chosen to wait to exercise their warrants for Core common stock if and when such shares of Core common stock were trading at a price higher than the exercise price of $11.50.
A holder of a warrant may notify Core in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that, to the warrant agent’s actual knowledge, after giving effect to such exercise, such person (together with such person’s affiliates) would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Core common stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of Core common stock is increased by a stock capitalization or stock dividend paid in shares of Core common stock to all or substantially all holders of Core common stock, or by a split-up
of Core common stock or other similar event, then, on the effective date of such stock capitalization or stock dividend, split-up
or similar event, the number of shares of Core common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Core common stock. A rights offering made to all or substantially all holders of Core common stock entitling holders to purchase Core common stock at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of shares of Core common stock equal to the product of (i) the number of shares of Core common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Core common stock) and (ii) one (1) minus the quotient of (x) the price per share of Core common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of

Core common stock, in determining the price payable for Core common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume-weighted average price of shares of Core common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Core common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if Core, at any time while the warrants are outstanding and unexpired, pays to all or substantially all of the holders of common stock a dividend or makes a distribution in cash, securities or other assets to all or substantially all of the holders of common stock on account of such shares of common stock (or other securities into which the warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per-share
basis with all other cash dividends and cash distributions paid on the shares of common stock during the
365-day
period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of such common stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Core common stock in respect of such event.
If the number of outstanding shares of Core common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Core common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Core common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in the number of outstanding shares of Core common stock.
Whenever the number of shares of Core common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Core common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Core common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Core common stock (other than those described above or that solely affects the par value of such shares of Core common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Core common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Core common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Core common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by us in connection with redemption rights held by stockholders of the Company as provided for in the Company’s certificate of incorporation under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule
13d-5(b)(1)
under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule
12b-2
under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule
13d-3
under the Exchange Act) more than 65% of the issued and outstanding shares of Core common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Core common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. If less than 70% of the consideration receivable by the holders of Core common stock in such a transaction is payable in the form of our Core common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter
market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
Subject to applicable law, any action, proceeding or claim against Core arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and Core irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Private Placement Warrants
The Private Placement Warrants (including the shares of Core common stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the completion of the merger (except, pursuant to limited exceptions to Core’s officers and directors and other persons or entities affiliated with the initial purchasers of the Private Placement Warrants) and they are not be redeemable by Core so long as they are held by the Sponsor, the anchor investors or their respective permitted transferees (except as otherwise set forth herein). Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than the Sponsor, the anchor investors or their respective permitted transferees, the Private Placement Warrants are redeemable by Core in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants. The Sponsor, the direct anchor investors and their permitted transferees have certain registration rights related to the Private Placement Warrants (including the shares of Core common stock issuable upon exercise of the Private Placement Warrants), as described below.
The Sponsor, or its permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis. Except as described under “
Description of Capital Stock—Public Warrants—Redemption of Warrants When the Price per Share of Core Common Stock Equals or Exceeds $10.00
,” if holders of the Private Placement Warrants elect to exercise them on a cashless basis, such holders would pay the exercise price by surrendering his, her or its warrants in exchange for a number of shares of Core common stock equal to the quotient obtained by dividing (x) the product of (a) the number of shares of Core common stock underlying the warrants, and (b) the excess of the “historical fair market value” (defined below) over the exercise price of the warrants by (y) such historical fair market value. For these purposes, the “historical fair market value” shall mean the average last reported sale price of the Core common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that it was agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor, the anchor investors or their respective permitted transferees is because it was not known at the time of such agreement whether such holders would be affiliated with Core following the merger. If they remain affiliated with Core, the ability of such holders to sell Core’s securities in the open market will be significantly limited. Core expects to have policies in place that restrict insiders from selling its securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell Core’s securities, an insider will be prohibited from trading in Core’s securities if he, she or it is in possession of material non-public
information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of Core common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.
Core Warrants
At the Effective Time of the Business Combination, warrants to acquire approximately 6,808,470 shares of Legacy Core common stock were assumed by Core and converted into warrants to purchase shares of Core common stock.
Anti-Takeover Provisions of Delaware Law
Special Meetings of Stockholders
The Charter and the Bylaws provide, that special meetings of stockholders may be called only by a majority vote of Core’s board of directors, by the Chairman of the board of directors, or by the chief executive officer.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
The Bylaws provide, that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of their intent in writing. To be considered timely, a stockholder’s notice will need to be received by the company secretary at the principal executive offices not later than the close of business on the 90 th
day nor earlier than the open of business on the 120
th
day prior to the first anniversary of the preceding year’s annual meeting. Pursuant to Rule
14a-8
of the Exchange Act, proposals seeking inclusion in Core’s annual proxy statement must comply with the notice periods contained therein. The Bylaws specify, certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.
Authorized but Unissued Shares
Core’s authorized but unissued shares of common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Core by means of a proxy contest, tender offer, merger or otherwise.
Choice of Forum
The Charter provides that the Court of Chancery of the State of Delaware (or, if and only if, the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if, all such state courts lack subject matter jurisdiction, the federal district court for the

District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action brought under Delaware statutory or common law: (1) any derivative claim or action brought on Core’s behalf; (2) any claim or cause of action asserting a breach of fiduciary duty by any of Core’s current or former director, officer or other employee; (3) any claim or cause of action asserting a claim against Core arising out of, or pursuant to, the DGCL, the Charter or the Bylaws; (4) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Charter or the Bylaws (including any right, obligation, or remedy thereunder); (5) any claim or cause of action as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; or (6) any claim or cause of action asserting a claim against Core or any of its directors, officers or other employees, that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. The aforementioned provision will not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. However, as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act, and an investor cannot waive compliance with the federal securities laws and the rules and regulations thereunder, there is uncertainty as to whether a court would enforce such a provision. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Charter provides that the U.S. federal district courts will be the exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint.
While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, Core would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Charter. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.
These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Core or its directors, officers, or other employees, which may discourage lawsuits against Core or its directors, officers and other employees. If a court were to find either exclusive-forum provision in the Charter to be inapplicable or unenforceable in an action, Core may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could seriously harm Core’s business.
Section 203 of the Delaware General Corporation Law
Core is subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66
2
⁄
3
% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 of the DGCL defines a “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.
In general, Section 203 of the DGCL defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.
The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire Core even though such a transaction may offer its stockholders the opportunity to sell their stock at a price above the prevailing market price.
A Delaware corporation may “opt out” of these provisions with an express provision in its certificate of incorporation. Core will not opt out of these provisions, which may as a result, discourage or prevent mergers or other takeover or change of control attempts of it.
Limitation of Liability and Indemnification
See “
Management—Limitation on Liability and Indemnification of Directors and Officers
.”
Transfer Agent and Registrar
The transfer agent and registrar for our securities is Computershare Trust Company, N.A., with offices at 250 Royall Street, Canton, Massachusetts 02021.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following discussion is a summary of certain material U.S. federal income tax consequences generally applicable to the ownership and disposition of our common stock and the exercise, disposition, and lapse of our Warrants. The common stock and the Warrants are referred to collectively herein as our securities. All prospective holders of our securities should consult their tax advisors with respect to the U.S. federal, state, local and
non-U.S.
tax consequences of the ownership and disposition of our securities.
This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating to the ownership and disposition of our securities. This summary is based upon current provisions of the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the IRS, and judicial decisions, all as in effect as of the date of this prospectus. These authorities are subject to change and differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to holders of our securities described in this discussion. There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a holder of our securities.
We assume in this discussion that a holder of our securities holds our securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder of our securities in light of that holder’s individual circumstances, nor does it address the special tax accounting rules under Section 451(b) of the Code, any alternative minimum, Medicare contribution, estate, or gift tax consequences, or any aspects of state, local, or
non-U.S.
taxes or any
non-income
tax laws. This discussion also does not address consequences relevant to holders of our securities subject to special tax rules, such as holders that own, or are deemed to own, more than 5% of our capital stock, corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt
organizations (including private foundations), governmental or international organizations, banks, financial institutions, investment funds, insurance companies, brokers, dealers, or traders in securities, commodities, or currencies, persons that have elected to market securities to market, regulated investment companies or real estate investment trusts, persons that have a “functional currency” other than the U.S. dollar, tax-qualified
retirement plans, partnerships, S corporations, or other entities or arrangements treated as pass-through entities for U.S. federal income tax purposes (and investors therein), holders who hold or receive our securities pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our securities as part of a hedge, straddle, or other risk reduction strategy, conversion transaction, or other integrated investment, holders deemed to sell our securities under the constructive sale provisions of the Code, passive foreign investment companies, controlled foreign corporations, qualified foreign pension funds, and certain former U.S. citizens or long-term residents.
If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our securities, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the ownership and disposition of our securities.
For purposes of this discussion, a “
U.S. Holder
” means a beneficial owner of our securities that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•
a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust if (a) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “
non-U.S.
Holder
” is a beneficial owner of our securities that is neither a U.S. Holder nor a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.
Tax Considerations Applicable to U.S. Holders
Taxation of Distributions
If we pay distributions or make constructive distributions (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid or deemed paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “
—
Tax Considerations Applicable to U.S. Holders
—Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Common Stock
” below.
Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate
U.S. Holder generally will constitute “qualified dividends” that under current law will be subject to tax at long-term capital gains rates. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate
holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.
Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Common Stock
A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange, or other taxable disposition of our common stock. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock disposed of exceeds one year. The amount of gain or loss recognized generally will be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its common stock disposed of. A U.S. Holder’s adjusted tax basis in its common stock generally will equal the U.S. Holder’s acquisition cost for such common stock (or, in the case of common stock received upon exercise of a Warrant, the U.S. Holder’s initial basis for such common stock, as discussed under “
—
Tax Considerations Applicable to U.S. Holders
—Exercise of a Warrant
” below), less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate
U.S. Holders generally are eligible under current law for reduced rates of tax. If the U.S. Holder’s holding period for the common stock disposed of is one year or less, any gain on a sale, taxable exchange, or other taxable disposition of our common stock would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Exercise of a Warrant
Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a Warrant for cash. The U.S. Holder’s initial tax basis in the share of our common stock received upon exercise of the Warrant generally will be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the common stock received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case, the holding period will not include the period during which the U.S. Holder held the Warrants.
In certain circumstances, the Warrants may be exercised on a cashless basis. The U.S. federal income tax treatment of an exercise of a warrant on a cashless basis is not clear and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event, a non-realization
event, or a
tax-free
recapitalization. U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a Warrant on a cashless basis, including with respect to their holding period and tax basis in the common stock received upon exercise of the Warrant.
Sale, Exchange, Redemption, or Expiration of a Warrant
Upon a sale, exchange (other than by exercise), redemption, or expiration of a Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition and (2) the U.S. Holder’s adjusted tax basis in the Warrant. A U.S. Holder’s adjusted tax basis in its Warrants generally will equal the U.S. Holder’s acquisition cost of the Warrant, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “
Tax Considerations Applicable to U.S. Holders
—Possible Constructive Distributions
”). Such gain or loss generally will be treated as long-term capital gain or loss if the Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration.
If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s adjusted tax basis in the Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrant is held for more than one year. The deductibility of capital losses is subject to certain limitations.
Possible Constructive Distributions
The terms of each Warrant provide for an adjustment to the number of shares of our common stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “
Description of Capital Stock
—Warrants
.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of our common stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of our common stock that is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “
Tax Considerations Applicable to U.S. Holders
—Taxation of Distributions
” in the same manner as if such U.S. Holder received a cash distribution from us on our common stock equal to the fair market value of such increased interest.
Information Reporting and Backup Withholding
In general, information reporting requirements may apply to distributions paid to a U.S. Holder and to the proceeds of a sale or other disposition of our securities, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number (or furnishes an incorrect taxpayer identification number) or a certification of exempt status, or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, as well as any information reporting requirements that may be applicable in their particular circumstances.
Tax Considerations Applicable to
Non-U.S.
Holders
Taxation of Distributions
In general, any distributions (including constructive distributions) we make to a
non-U.S.
Holder of our common stock, to the extent paid or deemed paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the
non-U.S.
Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such
non-U.S.
Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form
W-8BEN
or
W-8BEN-E,
as applicable). In the case of any constructive dividend (as described below under “
—
Tax Considerations Applicable to
Non-U.S.
Holders
—Possible Constructive Distributions
”), it is possible that this tax would be withheld from any amount owed to a
non-U.S.
Holder by the applicable withholding agent, including cash distributions or sale proceeds from Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the
non-U.S.
Holder’s adjusted tax basis in our common stock and, to the extent such distribution exceeds the
non-U.S.
Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “
—
Tax Considerations Applicable to
Non-U.S.
Holders
—Gain on Sale, Taxable Exchange, or Other Taxable Disposition of Common Stock and Warrants
” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see the section entitled “—
Tax Considerations Applicable to
Non-U.S.
Holders
—Gain on Sale, Exchange, or Other Taxable Disposition of Common Stock and Warrants
” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.
Dividends we pay to a
non-U.S.
Holder that are effectively connected with such
non-U.S.
Holder’s conduct of a trade or business within the United States (or, if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed place of business maintained by the
non-U.S.
Holder) generally will not be subject to U.S. withholding tax, provided such
non-U.S.
Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form
W-8ECI).
Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same individual or corporate rates applicable to U.S. Holders. If the
non-U.S.
Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Exercise of a Warrant
The U.S. federal income tax treatment of a
non-U.S.
Holder’s exercise of a Warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. Holder, as described under “
—
Tax Considerations Applicable to U.S. Holders
—Exercise of a Warrant
” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the
non-U.S.
Holder would be the same as those described below in “
—
Tax Considerations Applicable to
Non-U.S.
Holders
—Gain on Sale, Exchange, or Other Taxable Disposition of Common Stock and Warrants
.”

Gain on Sale, Exchange, or Other Taxable Disposition of Common Stock and Warrants
A
non-U.S.
Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange, or other taxable disposition of our common stock or Warrants or an expiration or redemption of our Warrants, unless:

•
the gain is effectively connected with the conduct of a trade or business by the
non-U.S.
Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed place of business maintained by the
non-U.S.
Holder);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the
non-U.S.
Holder held our common stock or Warrants and, in the case where our common stock is regularly traded on an established securities market, (i) the
non-U.S.
Holder has owned, actually or constructively, more than 5% of our common stock at any time within the relevant period or (ii) provided that our Warrants are regularly traded on an established securities market, the
non-U.S.
Holder has owned, actually or constructively, more than 5% of our Warrants at any time within the within the relevant period. It is unclear how a
non-U.S.
Holder’s ownership of Warrants will affect the determination of whether the
non-U.S.
Holder owns more than 5% of our common stock. In addition, special rules may apply in the case of a disposition of our Warrants if our common stock is considered to be regularly traded, but our Warrants are not considered to be regularly traded. There can be no assurance that our common stock or Warrants will or will not be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the
non-U.S.
Holder were a U.S. resident. Any gains described in the first bullet point above of a
non-U.S.
Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above generally will be subject to a flat 30% U.S. federal income tax.
Non-U.S.
Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.
If the third bullet point above applies to a
non-U.S.
Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange, or other disposition of our common stock or Warrants, as applicable, will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our common stock or Warrants may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe, but cannot provide any assurance, that we currently are not, nor do we expect to become, a United States real property holding corporation during the applicable period.
Non-U.S. Holders
are urged to consult their tax advisors regarding the application of these rules.
Possible Constructive Distributions
The terms of each Warrant provide for an adjustment to the number of shares of our common stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “
Description of Capital Stock
—Warrants
.” An adjustment that has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a
non-U.S.
Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of our common stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of our common stock that is taxable to such holders as a distribution. A
non-U.S.
Holder would be subject to U.S. federal income tax withholding as described above under “
Tax Considerations Applicable to
Non-U.S.
Holders
—Taxation of Distributions
” in the same manner as if such
non-U.S.
Holder received a cash distribution from us on our common stock equal to the fair market value of such increased interest.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) and Treasury Regulations and administrative guidance promulgated thereunder impose a U.S. federal withholding tax of 30% on certain payments paid to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). FATCA also generally imposes a U.S. federal withholding tax of 30% on certain payments to a non-financial
foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. The withholding tax described above will not apply if the foreign financial institution or non-financial
foreign entity otherwise qualifies for an exemption from the rules.
FATCA withholding currently applies to payments of dividends. The U.S. Treasury Department has released proposed regulations which, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds of a disposition of our securities. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.
Non-U.S.
Holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our securities.
Information Reporting and Backup Withholding.
Information returns will be filed with the IRS in connection with payments of distributions and the proceeds from a sale or other disposition of our securities. A
non-U.S.
Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a
non-U.S.
Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
Non-U.S.
Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, as well as any information reporting requirements that may be applicable in their particular circumstances.
This summary is for general informational purposes only and is not, and is not intended to be, tax advice. This summary also does not purport to be a complete analysis of the potential tax consequences of the ownership and disposition of our securities. All U.S. Holders and
non-U.S.
Holders should consult their own tax advisors with respect to all U.S. federal, state, and local and
non-U.S.
tax consequences of the ownership and disposition of our securities in their particular circumstances.

PLAN OF DISTRIBUTION
We are registering the issuance by us of (i) up to 14,891,667 shares of common stock, including shares of common stock issuable upon exercise of the Warrants, consisting of (i) 6,266,667 shares of common stock that are issuable upon the exercise of Private Placement Warrants and (ii) 8,625,000 shares of common stock that are issuable upon the exercise of Public Warrants.
We are registering the resale by the selling securityholders named in this prospectus, or their permitted transferees, and aggregate of 230,923,357 shares of common stock, consisting of:

•	up to 8,625,000 Founder Shares;

•	up to 6,266,667 shares of common stock issuable upon exercise of the Private Placement Warrants;

•	up to 135,138,675 shares of common stock (including shares issuable upon the exercise of convertible securities) held by certain affiliates of our company; and

•	up to 80,893,015 shares of common stock issuable upon conversion of certain Convertible Notes.
We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of securities.
We will not receive any of the proceeds from the sale of the securities by the selling securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the selling securityholders will be the purchase price of the securities less any discounts and commissions borne by the selling securityholders.
The shares of common stock beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or

otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling securityholders may sell their securities by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the Nasdaq Global Select Market;

•
through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the

Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	short sales;

•
distribution to employees, members, limited partners or stockholders of the selling securityholders; through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•	by pledge to secured debts and other obligations;

•	delayed delivery arrangements;

•	to or through underwriters or broker-dealers;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.
In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker- dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.
In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the Warrant Agent, Computershare Trust Company, N.A., the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.
We have agreed to indemnify the selling securityholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Warrants or shares offered by this prospectus.
We have agreed with certain of selling securityholders to keep the registration statement of which this prospectus constitutes a part effective until such time as all of the securities covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or such securities have been withdrawn.

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by Cooley LLP, New York, New York.
EXPERTS
The financial statements of Power & Digital Infrastructure Acquisition Corp. as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from December 29, 2020 (inception) through December 31, 2020 appearing in this prospectus, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in its report thereon appearing elsewhere in this prospectus, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.
The consolidated financial statements of Core Scientific Holding Co. at December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
CHANGES IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
On January 21, 2022, the audit committee of our board of directors (the “Audit Committee”) approved the dismissal of Marcum LLP (“Marcum”) as our independent registered public accounting firm, effective upon completion of Marcum’s audit of our consolidated financial statements as of and for the year ending December 31, 2021, and the issuance of their report thereon (the “Auditor Change Effective Date”). The management of our company communicated the Audit Committee’s decision to Marcum on January 21, 2022.
Marcum’s report of independent registered public accounting firm dated January 8, 2021, except for the subsequent events disclosed in Note 7, as to which the date is February 11, 2021, on the XPDI consolidated balance sheet as of December 31, 2020, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the period from December 29, 2020 (inception) through December 31, 2020, and the related notes to the financial statements did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles, except for an explanatory paragraph in such report regarding substantial doubt about our ability to continue as a going concern.
During the period from December 29, 2020 (XPDI’s inception) through December 31, 2020 and the subsequent interim period through January 21, 2022, there were no “disagreements” (as such term is defined in Item 304(a)(1)(iv) of
Regulation S-K) with
Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference thereto in its reports on XPDI’s financial statements for such periods. During the period from December 29, 2020 (XPDI’s inception) through December 31, 2020 and the subsequent interim period through January 21, 2022, there have been no “reportable events” (as such term is defined in Item 304(a)(1)(v) of
Regulation S-K), other
than the material weakness in internal controls identified by management related to the accounting for a portion of the Class A Common Stock in permanent equity rather than temporary equity, which resulted in the restatement of XPDI’s financial statements as set forth in XPDI’s
Forms 10-Q for
the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 as filed with the SEC on May 25, 2021, August 23, 2021 and November 15, 2021, respectively.

We have provided Marcum with a copy of the foregoing disclosures and requested that Marcum furnish us with a letter addressed to the SEC stating whether it agrees with the above statements and, if not, stating the respects in which it does not agree. A copy of the letter from Marcum dated January 24, 2022 is filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.
On January 21, 2022, the Audit Committee approved the engagement of Ernst & Young LLP (“EY”) as our independent registered public accounting firm, effective upon the Auditor Change Effective Date. EY previously served as the independent registered public accounting firm of Legacy Core prior to the Business Combination. During the period from December 29, 2020 (XPDI’s inception) through December 31, 2020 and the subsequent interim period through January 21, 2022, neither we, nor anyone acting on our behalf, consulted with EY regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on our financial statements, or any matter that was either the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation
S-K,
or a “reportable event,” as defined in Item 304(a)(1)(v) of Regulation
S-K.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to Core and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.
We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for review at the SEC’s website at www.sec.gov. We also maintain a website at www.corescientific.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

UNAUDITED HISTORICAL COMPARATIVE AND PRO FORMA COMBINED PER
SHARE DATA OF XPDI AND CORE SCIENTIFIC HOLDING CO.
Unless the context otherwise requires, all references in this section to “Core Scientific” refer to Core Scientific Holding Co. and its subsidiaries prior to the consummation of the Business Combination, and all references to “New Core” refer to Core Scientific, Inc. and its subsidiaries following the consummation of the Business Combination.
Presented below is the historical and pro forma per share data for New Core, XPDI, Core Scientific and Blockcap for the year ended December 31, 2021. The pro forma earnings per share data for the year ended December 31, 2021 is presented as if the merger had been completed on January 1, 2021. The information provided below is unaudited.
This information should be read together with XPDI’s, Core Scientific’s and Blockcap’s audited financial statements and related notes, the sections titled “Unaudited Pro Forma Condensed Combined Financial Information,” “XPDI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Core Scientific’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case, included elsewhere in this 8-K/A.
The historical per share information of XPDI, Core Scientific and Blockcap was derived from the audited consolidated financial statements of XPDI and Core Scientific respectively, and the audited financial statements of Blockcap, for the year ended December 31, 2021.
The unaudited pro forma data of Core Scientific combines the historical results of Blockcap’s financial statements for the period prior to the acquisition into Core Scientific’s historical consolidated financial statements. The unaudited pro forma data then combines the derived pro forma results of Core Scientific with XPDI’s consolidated financial statements.
The New Core pro forma equivalent per share amount is calculated by dividing the pro forma net income by the New Core equivalent weighted average basic and diluted shares. The New Core equivalent shares are calculated by adding a) the Core Scientific pro forma combined shares multiplied by the exchange rate of 1.6001528688 and b) the XPDI pro forma combined shares after the redemption of 12,347,077 redeemable shares. See “Unaudited Pro Forma Condensed Combined Financial Information—Note 5”.
The pro forma data is presented for illustrative purposes only and is not necessarily indicative of the results of operations or the financial condition that would have occurred if the merger had been completed as of the dates described above.

Unaudited Pro Forma Per Share Data
For The Year Ended December 31, 2021

	Blockcap (Historical) for the period January 1, 2021 through July 30, 2021	Core Scientific Historical	Core Scientific Pro Forma Combined	XPDI Historical	Pro Forma Combined New Core	Pro Forma Equivalent New Core
Net (loss) income per share:
Basic	$(0.16)	$0.37	$(2.04)	$(0.83)	$(1.81)	$(1.21)
Diluted (1)	$(0.16)	$0.32	$(2.04)	$(0.83)	$(1.81)	$(1.21)

1	Potentially dilutive securities are not included in the calculation of diluted net loss per share because to do so would be anti-dilutive.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Transactions (as defined below). This information should be read together with XPDI’s and Core Scientific’s consolidated financial statements and the related notes included as an exhibit to the amendment to the current report on Form 8-K, which was originally filed with the Securities and Exchange Commission on January 24, 2022 (as originally filed, the “Super 8-K” and, as amended hereby, the “8-K/A”, the sections titled “XPDI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Core Scientific’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information, in each case, contained elsewhere in this 8-K/A. Capitalized terms used but not defined herein have the respective meanings given to them in this 8-K/A.
The following unaudited pro forma condensed combined financial information presents the combination of the historical financial information of XPDI and Core Scientific, adjusted to give effect to the merger, other events contemplated by the merger agreement and certain recent transactions completed by Core Scientific (collectively, the “Transactions”).
The Transactions include:

•	The merger, which includes the merger of XPDI and the Merger Sub with Core Scientific;

•
Core Scientific’s acquisition of Blockcap (described below), including any elimination of the effect of transactions between Core Scientific and Blockcap, as required, is included in the Core Scientific historical financial statements as of and for the year ended December 31, 2021. The pro forma impact to the Statement of Operations had the acquisition taken place on January 1, 2021 is included as an adjustment for the year ended December 31, 2021.

•
The issuance by Core Scientific of secured convertible notes in April, 2021, net of the repayment of the existing Core Scientific loan (the “Silverpeak loan”) and the issuance during the period August through November, 2021 of unsecured convertible notes is included in the Core Scientific historical financial statements as of and for the year ended December 31, 2021. The pro forma impact to interest expense for the year ended December 31, 2021 is included as an adjustment.

The unaudited pro forma condensed combined balance sheet as of December 31, 2021 combines the historical condensed consolidated balance sheet of XPDI as of December 31, 2021 and the historical balance sheet of Core Scientific as of December 31, 2021 presented on a pro forma basis as if the Transactions had been consummated on December 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 combine the historical statements of operations of XPDI for the year ended December 31, 2021, the historical statements of operations of Core Scientific for the year ended December 31, 2021, and the historical statements of operations of Blockcap for the period from January 1, 2021 through July 30, 2021 (the date of acquisition), respectively, on a pro forma basis as if the Transactions had been consummated on January 1, 2021, the beginning of the earliest period presented.
The unaudited pro forma condensed combined financial information and accompanying notes have been derived from and should be read in conjunction with:

•	the historical audited condensed consolidated financial statements of XPDI as of and for the year ended December 31, 2021 and the related notes, which are included elsewhere in this 8-K/A;

•	the historical audited financial statements of Core Scientific as of and for the year ended December 31, 2021 and the related notes, which are included elsewhere in this 8-K/A;

•	the historical unaudited financial statements of Blockcap for the period from January 1, 2021 through the acquisition date of July 30, 2021;

•
other information relating to XPDI and Core Scientific contained in this 8-K/A, including the merger agreement and the description of certain terms thereof set forth in the section entitled “The Merger Agreement.”

Description of the Merger
On July 20, 2021, XPDI, the Merger Sub and Core Scientific entered into the merger agreement pursuant to which Merger Sub merged with and into Core Scientific, with Core Scientific surviving the First Merger as a wholly owned subsidiary of XPDI, and promptly following the First Merger, Core Scientific merged with and into XPDI, with XPDI surviving the Second Merger. Upon the consummation of the merger, the name of the surviving entity is “Core Scientific, Inc.”
Immediately prior to the Effective Time, each share of Core Scientific preferred stock issued and outstanding automatically converted into a number of shares of Core Scientific common stock in accordance with the Certificates of Designation for Core Scientific’s Series A Preferred Stock and Series B Preferred Stock, in each case, upon receipt of the requisite vote of holders with respect to each respective class of preferred stock as set forth in each such Certificate of Designation.
At the Effective Time, each share of Core Scientific common stock (including, for the avoidance of doubt, common stock issued as a result of the conversion of Core Scientific preferred stock in connection with the merger and any shares of Core Scientific common stock that were issued as a result of any deemed exercise of an option to purchase Core Scientific common stock held by a former employee or service provider of Core Scientific, except as set forth in the merger agreement) that was issued and outstanding immediately prior to the Effective Time (other than shares held in treasury and dissenting shares) was cancelled and extinguished and collectively converted into the right to receive the applicable portion of the merger consideration, in accordance with the Allocation Schedule, consisting of a number of shares of Class A Common Stock equal to the Exchange Ratio. Each share of Core Scientific common stock held in treasury immediately prior to the Effective Time was cancelled and extinguished, and no consideration was paid or is payable with respect thereto. Each issued and outstanding share of common stock of Merger Sub was converted into and became one share of common stock of the surviving corporation of the First Merger. By virtue of the Second Merger, each share of common stock of the surviving corporation of the First Merger was converted into and became one common membership unit of the surviving entity of the Second Merger.
At the Effective Time, each warrant to purchase Core Scientific common stock held by a former employee or service provider that was issued, outstanding and unexercised immediately prior to the Effective Time was deemed to have been exercised, on a net exercise basis with respect to the applicable exercise price and any required withholding or employment taxes thereon, immediately prior to the Closing and was settled in the applicable number of shares of Core Scientific common stock, rounded down to the nearest whole share. At the Effective Time, each warrant to purchase Core Scientific common stock that was issued, outstanding and unexercised immediately prior to the Effective Time (except as described above) was assumed by XPDI and converted into a warrant to purchase shares of Class A Common Stock on the same terms and conditions as were applicable to the warrants to purchase Core Scientific common stock immediately prior to the Effective Time, equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Core Scientific common stock subject to such warrant immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (x) the exercise price per share applicable to such warrant immediately prior to the Effective Time divided by (y) the Exchange Ratio.
At the Effective Time, each of Core Scientific’s RSUs were assumed by XPDI and converted into a restricted stock unit to be settled in shares of Class A Common Stock on the same terms and conditions as were applicable to such RSU immediately prior to the Effective Time, including applicable vesting conditions, equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Core Scientific common stock underlying such RSU immediately prior to the Effective Time and (ii) the Exchange Ratio.

At the Effective Time, each option to purchase Core Scientific common stock held by a former employee or service provider of Core Scientific that was vested and outstanding immediately prior to the Effective Time, except as set forth in the merger agreement, was deemed to have been exercised, on a net exercise basis with respect to the applicable exercise price and any required withholding or employment taxes thereon, immediately prior to the Closing and settled in the applicable number of shares of Class A Common Stock, rounded down to the nearest whole share. At the Effective Time, each option to purchase Core Scientific common stock held by a former employee or service provider of Core Scientific that was unvested and outstanding immediately prior to the Effective Time, except as set forth in the merger agreement, was automatically cancelled at the Closing without the payment of consideration. From and after the Closing, except as set forth in the merger agreement and except with respect to the holder’s right to receive Class A Common Stock, if any, each Core Scientific option held by a former employee or service provider of Core Scientific was cancelled and ceased to be outstanding and the holder ceased to have any rights with respect thereto. At the Effective Time, except as set forth in the merger agreement, each other option to purchase Core Scientific common stock issued and outstanding immediately prior to the Effective Time not held by a former employee or service provider of Core Scientific was assumed by XPDI and converted into an option to purchase shares of Class A Common Stock on the same terms and conditions as were applicable to such option immediately prior to the Effective Time, including applicable vesting conditions (an “Exchanged Option”), equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Class A Common Stock subject to such option immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price per share of such option immediately prior to the Effective Time divided by (y) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Class A Common Stock purchasable pursuant to such option shall be determined in a manner consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (to the extent applicable to such option); provided further, that in the case of any such option to which Section 422 of the Code applies, the exercise price and the number of shares of Class A Common Stock purchasable pursuant to such option was determined in accordance with the foregoing, and the requirements of Section 424(a) of the Code. At the Effective Time, each option to purchase Core Scientific common stock issued and outstanding immediately prior to the Effective Time held by certain specified Core Scientific option holders that is vested and outstanding immediately prior to the Effective Time was deemed to have been exercised, on a net exercise basis with respect to the applicable exercise price and any required withholding or employment taxes thereon, immediately prior to the Closing and settled in cash.
At the Effective Time, each secured convertible promissory note issued by Core Scientific that was outstanding immediately prior to the Effective Time was assumed by XPDI and remains outstanding (and Core Scientific or its successor by merger remains an obligor with respect to such notes) and is convertible into Class A Common Stock (rather than equity securities of Core Scientific) in accordance with the terms of such convertible promissory note; provided, however, that with respect to any outstanding convertible promissory notes for which Core Scientific received a duly executed exercise of conversion in accordance with such convertible promissory note, exercising the right of such holder to convert such convertible promissory note subject to and conditioned upon the occurrence of the Effective Time, the outstanding principal amount and accrued interest as of the Effective Time with respect to such convertible promissory note was converted into shares of Class A Common Stock, equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Core Scientific common stock issuable upon the conversion of such convertible promissory note in accordance with such convertible promissory note immediately prior to the Effective Time and (ii) the Exchange Ratio.
Prior to the Effective Time, XPDI appointed a commercial bank or trust company (the “Exchange Agent”) for the purpose of distributing the merger consideration payable to each holder of Core Scientific common stock. At the Effective Time, XPDI deposited evidence of shares of Class A Common Stock in book-entry form (or certificates representing shares of Class A Common Stock, at XPDI’s election) representing the aggregate merger consideration payable pursuant to the merger agreement (such equity deposited with the Exchange Agent referred to herein as the “Exchange Fund”). At the Effective Time, XPDI delivered irrevocable instructions to the

Exchange Agent to deliver the merger consideration out of the Exchange Fund in accordance with the merger agreement. See “The Merger—Merger Consideration; Conversion of Shares; Exchange Procedures” in this
8-K/A.
Accounting for the Merger
The merger between XPDI and Core Scientific will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, XPDI will be treated as the “acquired” company for financial reporting purposes and the merger will be treated as the equivalent of Core Scientific issuing stock for the net assets of XPDI, accompanied by a recapitalization. The net assets of XPDI will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of Core Scientific. See “Accounting Treatment.”
Description of Blockcap Acquisition
On July 30, 2021, Core Scientific acquired Blockcap, one of its largest hosting customers. Consideration consisted of the issuance of approximately 71.2 million shares of Core Scientific common stock, approximately 4 million shares of Core Scientific restricted stock and approximately 5 million options to purchase shares of Core Scientific common stock. The acquisition is expected to be accounted for as a business combination using the acquisition method of accounting, whereby the net assets acquired and the liabilities assumed were recorded at fair value. Core Scientific is still in the process of completing its initial accounting for the business combination, including determining the fair value of consideration transferred, assets acquired and liabilities assumed and the allocation of the purchase price to goodwill. Core Scientific and Blockcap had preexisting relationships which were settled on the acquisition date. Using the estimated purchase price for the transaction, Core Scientific has allocated the purchase price to identifiable assets and liabilities based upon preliminary fair value estimates. The difference between the aggregate consideration relative to the fair value of net assets is recorded as goodwill. Refer to Note 3 for further discussion.
On July 1, 2021, prior to Core Scientific’s acquisition of Blockcap, Blockcap purchased Radar Relay, Inc. (“RADAR”), an early stage company focused on technology enhancement and development in the digital asset industry. The acquisition was accounted for as a business combination using the acquisition method of accounting, whereby the net assets acquired, and the liabilities assumed were recorded at fair value. Using the estimated purchase price for the transaction, Blockcap has allocated the purchase price to identifiable assets and liabilities based upon preliminary fair value estimates. The difference between the aggregate consideration relative to the fair value of net assets is recorded as goodwill. Refer to Note 3 for further discussion.
Description of the Issuance of Convertible Notes
In April 2021, Core Scientific entered into a Secured Convertible Note Purchase Agreement and issued $215 million of senior secured convertible notes to new and existing lenders. The convertible notes have a maturity date of April 2025 and bear interest of 10% per annum, of which 4% is payable in cash and 6% is payable in kind. The convertible notes are convertible into common or preferred shares at the option of the holder upon the occurrence of a) an initial public offering or SPAC merger, b) a private placement of equity securities with gross proceeds to the Company of at least $50 million or c) a change in control. The conversion price is equal to a)
65-80%
of the price paid for equity securities in an initial public offering, depending on the timing of the initial public offering or b)
65-80%
of the fair value per share paid in a change in control or SPAC merger, depending on the timing of the change in control or SPAC merger. At maturity, the Secured Convertible Notes not converted will be owed two times the face value of the note plus accrued interest. The proceeds from the convertible notes were used, in part, to repay the 15% per annum Silverpeak loan of which $21 million was issued in May 2020 and an additional $9 million was issued in February 2021.
In August through November of 2021, an additional $300 million of senior unsecured convertible notes were issued under substantially the same terms and conditions as the original $215 million of secured convertible notes issued in April 2021, except that such notes are unsecured until the occurrence of a) an initial public offering or SPAC merger, b) a private placement of equity securities with gross proceeds to the Company of at least $50 million or c) a change in control, at which time they become secured on a pari passu basis with the Secured Convertible Notes.
Core Scientific has reflected the issuance of the April convertible note, the repayment of the Silverpeak loan and the issuance of the senior unsecured convertible notes in its historical financial statements as of and for the year ended December 31, 2021. The impact is only partially reflected for the entire pro forma period in the historical statements. An adjustment has been made to the pro forma statement of operations for the twelve month period ending December 31, 2021 to reflect the impact for the full pro forma period.
Refer to Note 2 and Note 8 for further discussion.
Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Transactions occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Transactions and the other related events contemplated by the merger agreement are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of XPDI following the completion of the Transactions.
The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.
The following summarizes the unaudited pro forma New Core common stock issued and outstanding immediately after the Transactions (in thousands, except percentages):

	Share Ownership in New Core
	Shares	% of Total
Core Scientific shareholders 1	301,292	90.7%
XPDI:
XPDI Class A shares 4	22,153	6.7%
XPDI Class B shares converted to Class A 2	8,625	2.6%

XPDI shareholders	30,778	9.3%

Closing Shares 3	332,070	100.0%

1	Includes equivalent Core Scientific common shares exchanged for New Core shares using the exchange rate of 1.6001528688 consisting of:

a.	Core Scientific common shares of 158,212

b.	Core Scientific common shares from convertible Series A and B preferred stock of 10,826

c.	Core Scientific vested warrants and options of 10,556

d.	Blockcap equivalent Core Scientific common shares of 115,508

e.	Blockcap equivalent Core Scientific common shares from vested RSUs of 1,956

f.	Blockcap equivalent Core Scientific vested options of 4,234

2
Includes 1,725 Class B common shares that will be converted to Class A unvested shares and will vest upon the date on which the volume-weighted average price of the Class A Common Stock is greater than $12.50 per share for any 20 trading days within any 30 consecutive trading day period within five years of the Closing date. The unvested shares will be excluded from pro forma earnings per share calculations because the stock price threshold contingency has not yet been met.

3
Excludes Core Scientific and Blockcap equivalent Core Scientific common shares from unvested RSUs of 97,409 and 4,855, respectively, and 21,103 and 3,111 from unvested options, respectively, using the exchange rate of 1.6001528688 and all other potentially dilutive securities including Core Scientific options, warrants, restricted stock units and convertible notes as well as XPDI warrants. See Note 5—Earnings per Share.

4	Includes the impact of the redemption by XPDI shareholders of 12,347 shares of Class A common stock subject to redemption.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF
DECEMBER 31, 2021

	December 31, 2021				December 31, 2021
	Core Scientific Pro Forma (Note 2)	XPDI (Historical)	Merger Adjustments		Pro Forma Combined
Assets
Current Assets:
Cash and cash equivalents	$117,871	$971	$(39,000)	A	$301,406
			221,564	B
Restricted cash	13,807	—	—		13,807
Accounts receivable, net of allowance of $— and $620, respectively	1,382	—	—		1,382
Accounts receivable from related parties	300	—	—		300
Deposits for equipment	358,791	—	—		358,791
Digital currency assets	234,298	—	—		234,298
Prepaid expenses and other current assets	30,111	363	—		30,474

Total Current Assets	756,560	1,334	182,564		940,458

Property, plant and equipment, net	597,304	—	—		597,304
Goodwill	1,055,760	—	—		1,055,760
Intangible assets, net	8,195	—	—		8,195
Investments held in Trust Account	—	345,035	(345,035)	B	—
Other noncurrent assets	21,045	—	—		21,045

Total Assets	$2,438,864	$346,369	$(162,471)		$2,622,762

Liabilities, Redeemable Preferred Stock and Stockholders’ Equity
Current Liabilities:
Accounts payable	$11,617	$263	$—		$11,880
Accrued expenses and other	67,862	3,749	—		71,611
Deferred revenue	63,417	—	—		63,417
Deferred revenue from related parties	72,945	—	—		72,945
Capital lease obligations, current portion	28,452	—	—		28,452
Notes payable, current portion	75,996	—	—		75,996
Other current liabilities	—	200	—		200

Total Current Liabilities	320,289	4,212	—		324,501

Capital lease obligations, net of current portion	62,145	—	—		62,145
Notes payable, net of current portion (includes $557,007 and $— at fair value)	1,018,857	—	—		1,018,857
Derivative warrant liabilities	—	49,291	—		49,291
Deferred underwriting commissions	—	12,075	(12,075)		—
Other noncurrent liabilities	18,531	—	—		18,531

Total Liabilities	1,419,822	65,578	(12,075)		1,473,325

Contingently redeemable preferred stock	44,476	—	(44,476)	D	—
Commitments and contingencies
Class A common stock subject to redemption	—	345,000	(345,000)	E	—

	December 31, 2021				December 31, 2021
	Core Scientific Pro Forma (Note 2)	XPDI (Historical)	Merger Adjustments		Pro Forma Combined
Stockholders’ Equity:
Common stock; $0.00001 par value	2	—	1	F	3
Class B common stock, $0.0001 par value	—	1	(1)	F	—
Additional paid-in capital	1,379,606	—	(64,210)	F	1,558,228
			(23,173)	A
			44,476	D
			345,000	E
			(123,471)	C
Accumulated deficit	(394,076)	(64,210)	64,210	F	(397,828)
			(3,752)	A
Accumulated other comprehensive loss	(10,966)	—	—		(10,966)
Total Stockholders’ Equity	974,566	(64,209)	239,080		1,149,437

Total Liabilities, Redeemable Preferred Stock and Stockholders’ Equity	$2,438,864	$346,369	$(162,471)		$2,622,762

See accompanying notes to the unaudited pro forma combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021

	December 31, 2021				December 31, 2021
	Core Scientific Pro Forma (Note 2)	XPDI (Historical)	Merger Adjustments		Pro Forma Combined
Revenue:
Hosting revenue from customers	$67,495	$—	$—		$67,495
Equipment sales to customers	230,541	—	—		230,541
Digital asset mining income	288,955	—	—		288,955

Total revenue	586,991	—	—		586,991
Cost of revenue	296,430	—	—		296,430

Gross profit	290,561	—	—		290,561
(Loss) gain on legal settlements	(2,636)	—	—		(2,636)
Gain from sales of digital currency assets	$4,959	$—	$—		4,959
Impairment of digital currency assets	(54,678)	—	—		(54,678)
Operating expenses:
Research and development	7,674	—	—		7,674
Sales and marketing	4,062	—	—		4,062
General and administrative	89,361	4,794	3,752	c	97,907
General and administrative - related party	—	220	—		220
Franchise tax expenses	—	200	—		200

Total operating expenses	$101,097	$5,214	$—		$106,311

Operating income (loss)	137,109	(5,214)	—		131,895
Non-operating expenses, net:
Loss on debt from extinguishment	8,016	—	—		8,016
Interest expense, net	71,144	—	—		71,144
Other non-operating expenses, net	384,165	—	—		384,165
Change in fair value of derivative warrant liabilities	—	26,264	—		26,264
Offering costs associated with derivative warrant liabilities	—	1,056	—		1,056
Income from investments held in trust	—	(35)	35	d	—

Total non-operating expense, net	463,325	27,285	35		490,645

Loss before income taxes	(326,216)	(32,499)	(35)		(358,750)
Income tax expense	22,237	—	—		22,237

Net loss	(348,453)	(32,499)	(35)		(380,987)

Deemed dividend from common to preferred exchange	—	—	—		—

Net income (loss) attributable to common stockholders	(348,453)	(32,499)	(35)		(380,987)

Net loss per share:
Basic	$(2.04)	$(0.83)	$—		$(1.21)
Diluted	$(2.04)	$(0.83)	$—		$(1.21)
Weighted average shares outstanding:
Basic	171,059	39,026	—		313,599
Diluted	171,059	39,026	—		313,599
See accompanying notes to the unaudited pro forma combined financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation
S-X,
as amended. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of New Core upon consummation of the Transactions. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only.
The merger between XPDI and Core Scientific will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, XPDI will be treated as the “acquired” company for financial reporting purposes. Accordingly, the merger will be treated as the equivalent of Core Scientific issuing stock for the net assets of XPDI, accompanied by a recapitalization. The net assets of XPDI will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of Core Scientific. See “Accounting Treatment.” The pro forma adjustments related to the merger are described in Note 3.
The acquisition of Blockcap by Core Scientific, as further summarized in Note 2, was accounted for as a business combination using the acquisition method of accounting in accordance with ASC 805, Business Combinations, with Core Scientific determined to be the accounting acquirer. Accordingly, the acquired assets and assumed liabilities of Blockcap have been adjusted to fair value, where appropriate. The difference between the aggregate consideration relative to the fair value of the identifiable net assets is recorded as goodwill. In addition, pro forma adjustments related to Core Scientific’s issuance of convertible notes and the repayment of the Silverpeak loan are reflected in Note 2.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information does not give effect to:

•	any anticipated synergies, operating efficiencies, tax savings, cost savings or increased costs of a public company that may be associated with the Transactions, or

•	the potential purchases of mining and hosting equipment.
The pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that XPDI believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. XPDI believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New Core. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and notes thereto of XPDI, Core Scientific and Blockcap.

2.	Historical Core Scientific, Blockcap Acquisition and Convertible Note Issuance
The following unaudited pro forma adjustments reflect the impact of Transactions completed by Core Scientific prior to the anticipated merger, including (all share amounts are in thousands):

•
The pro forma interest expense impact of the Core Scientific issuance of $515 million of convertible notes ($215 million in April 2021 and $300 million in August through November 2021) and the subsequent repayment of the $30 million Silverpeak loan net of prepayment penalties. The holders of the convertible notes have not exercised their conversion rights as a result of the merger; and

•
The acquisition of Blockcap by Core Scientific on July 30, 2021, including any elimination of the effect of transactions between Core Scientific and Blockcap, as required, is included in the Core Scientific historical financial statements as of and for the year ended December 31, 2021. The pro forma impact to the Statement of Operations had the acquisition taken place on January 1, 2021 is included as an adjustment for the period from January 1, 2021 through July 30, 2021. Consideration paid consisted of 72,186 Core Scientific common shares, 657 common shares from vested options settlement, 4,256 Core Scientific Restricted Stock Units and 2,393 Core Scientific Options. The portion of the fair value of the replaced Blockcap share based payments attributable to pre-combination
service as well as the impact of the effective settlement of preexisting hosting and equipment contracts between Core Scientific and Blockcap has been included in the aggregate purchase price of $1.14 billion.

The purchase price allocation is as follows:
PPA Allocation

Consideration (in thousands) :
71.2 million common shares valued at $16.18 per share 1,2	$1,151,985
Fair value of replaced Blockcap share-based payments attributable to pre-combination service 3	21,768
Settlement of Blockcap debt 4	25,607
Settlement of preexisting contracts 5	(60,522)

Total Consideration	$1,138,838
Fair value of assets acquired, and liabilities assumed:
Cash and cash equivalents	$704
Digital assets-Bitcoin	73,304
Digital assets-Ethereum	365
Digital assets-Bitcoin cash	8
Digital assets-Siacoin	554
Digital assets-Other	3,329
Other current assets	633
Intangible assets, net	2,925
Property, plant and equipment, net	97,964
Other noncurrent assets	1,293

Total assets acquired	181,079
Accounts payable	492
Accrued expenses and other	22,647
Deferred revenue	414
Other current liabilities	7,204
Deferred tax liability	9,003

Total liabilities assumed	$39,760
Total identifiable net assets	$141,319
Goodwill on acquisition	$997,519

1	71.2 million common shares represent the equivalent Core Scientific common shares issued to Blockcap shareholders as consideration for the purchase.
2
The price per share of our common shares was estimated to be $16.18. As the Core Scientific common shares were not listed on a public marketplace, the calculation of the fair value of the common shares was subject to a greater degree of estimation. Given the absence of a public market, an estimate of the fair value of the common shares was required at the time of the Blockcap Acquisition. Objective and subjective factors were considered in determining the estimated fair value and because there is no active trading of the Core Scientific equity shares on an established securities market, an independent valuation specialist was engaged. The valuation was determined by weighting the outcomes of scenarios estimating share value based on both public company valuations and private company valuations. Both a market approach and common stock equivalency model were used to determine a range of outcomes, which were weighted based on probability to determine the result.

3
Reflects the estimated fair value of replaced Blockcap share-based payments allocated to purchase price based on the proportion of service related to the pre-combination
period. The fair value of the stock-based awards was determined utilizing the Black-Scholes pricing model.

4	Reflects the fair value of loans issued by the Company in July 2021 that were effectively used to settle debt that had previously been held by Blockcap.
5
Blockcap had preexisting hosting and equipment with Core Scientific that were effectively settled by Core Scientific’s acquisition of Blockcap. As a result, the consideration transferred to Blockcap has been adjusted by the deferred revenue balances that were settled at the time of acquisition.

In a business combination, the initial allocation of the purchase price is considered preliminary and therefore subject to change until the end of the measurement period (not to exceed one year from the acquisition date). Because the measurement period is still open, certain fair value estimates may change once all information necessary to make a final fair value assessment has been received. Specifically, the measurement period is still open for consideration transferred, property, plant and equipment, net and deferred tax liabilities as the Company is still in the process of obtaining information about certain shares allocated to Blockcap shareholders and certain transactions between Blockcap and Core that were outstanding as of July 30, 2021.
Goodwill with an assigned value of $1.00 billion represents the excess of the consideration transferred over the estimated fair values of assets acquired and liabilities assumed. The goodwill recognized includes the assembled workforce of Blockcap and intangible assets that do not qualify for separate recognition. None of the goodwill resulting from the acquisition is deductible for tax purposes. All of the goodwill acquired is allocated to the Mining segment. Management believes the acquisition of Blockcap strengthens its presence in the data mining market due to the scale of its operations. These factors are the basis for the excess purchase price paid over the value of the assets acquired and liabilities assumed, resulting in goodwill.

UNAUDITED PRO FORMA CORE SCIENTIFIC CONDENSED COMBINED BALANCE SHEET

	December 31, 2021
	Core Scientific Pro Forma (Historical) (A)	Convertible Note Adjustments		Pro Forma Combined
Assets
Current Assets:
Cash and cash equivalents	$117,871	$—		$117,871
Restricted cash	13,807	—		13,807
Accounts receivable, net of allowance of $— and $620, respectively	1,382	—		1,382
Accounts receivable from related parties	300	—		300
Deposits for equipment	358,791	—		358,791
Digital currency assets	234,298	—		234,298
Prepaid expenses and other current assets	30,111	—		30,111

Total Current Assets	756,560	—		756,560

Property, plant and equipment, net	597,304	—		597,304
Goodwill	1,055,760	—		1,055,760
Intangible assets, net	8,195	—		8,195
Other noncurrent assets	21,045	—		21,045

Total Assets	$2,438,864	$—		$2,438,864

Liabilities, Redeemable Preferred Stock and Stockholders’ Equity
Current Liabilities:
Accounts payable	$11,617	$—		$11,617
Accrued expenses and other	67,862	—		67,862
Deferred revenue	63,417	—		63,417
Deferred revenue from related parties	72,945	—		72,945
Capital lease obligations, current portion	28,452	—		28,452
Notes payable, current portion	75,996	—		75,996

Total Current Liabilities	320,289	—		320,289

Capital lease obligations, net of current portion	62,145	—		62,145
Notes payable, net of current portion (includes $557,007 and $—at fair value)	652,213	366,644	B	1,018,857
Other noncurrent liabilities	18,531	—		18,531

Total Liabilities	1,053,178	366,644		1,419,822

Contingently redeemable preferred stock; $0.00001 par value; 50,000 shares authorized; 6,766 shares issued and outstanding at December 31, 2021 and 2020, respectively	44,476	—		44,476
Commitments and contingencies
Stockholders’ Equity:
Common stock; $0.00001 par value; 300,000 and 200,000 shares authorized at December 31, 2021 and 2020, respectively; 170,976 and 98,607 shares issued and outstanding at December 31, 2021 and 2020, respectively	2	—		2
Additional paid-in capital	1,379,606	—		1,379,606
Accumulated deficit	(27,432)	(366,644)		(394,076)
Accumulated other comprehensive loss	(10,966)	—		(10,966)

Total Stockholders’ Equity	1,341,210	(366,644)		974,566

Total Liabilities, Redeemable Preferred Stock and Stockholders’ Equity	$2,438,864	$—		$2,438,864

UNAUDITED PRO FORMA CONDENSED COMBINED CORE SCIENTIFIC
STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2021

					Transaction Accounting Adjustments
	Core Scientific Historical December 31, 2021	Blockcap (Historical) for the period January 1, 2021 through July 30, 2021	Elimination Adjustments		Blockcap Acquisition		Convertible Note		Core Scientific Pro Forma Combined
Revenue:
Hosting revenue from customers	$79,323	$—	$(11,828)		$—		$—		$67,495
Equipment sales to customers	248,235	—	(17,694)	e1	—		—		230,541
Digital asset mining income	216,925	72,030	—	e1	—		—		288,955

Total revenue	544,483	72,030	(29,522)		—		—		586,991
Cost of revenue	305,621	17,903	(26,226)		(868)	a	—		296,430

Gross profit	238,862	54,127	(3,296)	e1	868		—		290,561
(Loss) gain on legal settlements	(2,636)	—	—		—		—		(2,636)
Gain from sales of digital currency assets	4,814	145	—		—		—		4,959
Impairment of digital currency assets	(37,206)	(17,472)	—		—		—		(54,678)
Operating expenses:
Research and development	7,674	—	—		—		—		7,674
Sales and marketing	4,062	—	—		—		—		4,062
General and administrative	60,604	47,997	—		(19,240)	b	—		89,361

Total operating expenses	72,340	47,997	—		(19,240)		—		101,097

Operating income (loss)	131,494	(11,197)	(3,296)		20,108		—		137,109
Non-operating expenses, net:
Loss on debt from extinguishment	8,016	—	—		—		—		8,016
Interest expense, net	44,354	1,717	—		—		25,073	c	71,144
Other non-operating expenses, net	16,049	1,472	—		—		366,644	d	384,165

Total non-operating expense, net	68,419	3,189	—		—		391,717		463,325

Income (loss) before income taxes	63,075	(14,386)	(3,296)		20,108		(391,717)		(326,216)
Income tax expense	15,763	6,474	—		—		—		22,237

Net income (loss)	$47,312	$(20,860)	$(3,296)		$20,108		$(391,717)		$(348,453)

Adjustments to Unaudited Pro Forma Condensed Combined Core Scientific and Blockcap Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2021 are as follows (in thousands, except price):
Other adjustments:

(A)	The following purchase price adjustments related to the acquisition of Blockcap by Core Scientific have been included in the Core Scientific historical balance sheet as of December 31, 2021:

1.
Changes to the Blockcap historical financials to represent the fair value changes associated with the acquisition. The resulting goodwill adjustment represents the excess of the purchase price over the aggregate fair value of the net identifiable assets acquired and liabilities assumed, including identifiable intangible assets. The goodwill is not deductible for U.S. federal income tax purposes.

The fair value of the digital assets acquired was determined using the average U.S. dollar spot rate of the related digital currency at the time of acquisition.
The following table presents the details of Blockcap’s digital asset holdings:

	As of July 30, 2021
	Quantity	Price	Fair value	Carrying value
Bitcoin (BTC)	$1,736	$42,235.55	73,304	55,568
Ethereum (ETH)	148	2,466.96	365	1,263
Bitcoin Cash (BCH)	16	491.00	8	7
Siacoin (SC)	39,487,794	0.01	554	384
Other	Various	Various	3,329	1,777

Total digital currencies			$77,560	$58,999

The fair value of the mining equipment was determined by applying the Cost Approach, which is based on estimating the Replacement Cost New (“RCN”) and deducting for depreciation which considers physical deterioration, functional obsolescence and economic/external obsolescence. The primary depreciation applied to the mining equipment was physical depreciation as it was determined that functional and economic obsolescence was not present with the miners. The RCN of the miners was based on current pricing for such equipment, which fluctuates with the increase or decrease of digital asset prices.

2.	The elimination of Blockcap additional paid in capital and accumulated earnings.

3.	The total consideration added to APIC as a result of the acquisition.

4.	The transaction costs associated with the Blockcap acquisition that were expensed as an adjustment to cash and retained earnings.

5.
The
one-time
expense Core Scientific has recorded as compensation expense in its financial statements for the period ending December 31, 2021 for the acceleration of certain equity awards of Blockcap’s CEO and others.

(B)
The fair value of the Core Scientific’s convertible notes as of December 31, 2021 included the effect of a negotiation discount, which is a calibration adjustment that reflects the illiquidity of the instruments and the Company’s negotiating position. Since the transaction was an orderly transaction, the Company deemed that the fair value equaled the transaction price at initial recognition. However, the closing of the merger of XPDI (which represents the occurrence of a qualified financing event) would have resulted in the elimination of the negotiation discount along with other changes in fair value which is estimated to significantly increase in the fair value of the convertible notes, with a corresponding increase to Other
Non-operating
Expenses, net, The final valuation adjustment to the convertible note as a result of the closing of the merger could differ materially from this preliminary estimate based changes in the share price and other factors.

Adjustments to Unaudited Pro Forma Condensed Combined Core Scientific and Blockcap Statements of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the period January 1, 2021 through July 30, 2021 for Blockcap adjustments and for the year ended December 31, 2021 for the convertible debt adjustments are as follows (in thousands):
Eliminations of intercompany transactions:

(e1)	Reflects the elimination of Core Scientific Hosting and Equipment sales revenue and Cost of revenue from Blockcap and the corresponding Blockcap revenue and cost of revenue.
Other adjustments:

(a)
Reflects the change in the cost of revenue attributable to incremental depreciation as a result of the fair value decrease to the basis of the Blockcap mining equipment assets as a result of the acquisition. The fair value adjustment decreases the historical cost of these assets by $4.5 million on assets with an assumed useful life of three years resulting in a decrease in depreciation expense of $0.9 million for the period January 1, 2021 through July 30, 2021.

(b)
Reflects the elimination of $19,240 of expense recognized by Blockcap in July 2021 for the acceleration of certain equity awards of its CEO and others. Because this acceleration was deemed to be in contemplation of the Merger, Core Scientific has recorded $23,294 of compensation expense for the acceleration in its financial statements for the period ending December 31, 2021, which was determined based on the fair value of the awards at the time of the Merger. This adjustment is necessary to avoid duplication of the expense attributable to the combined company related to the acceleration of the same awards.

(c)
Reflects the impact to interest expense derived from removing 15% per annum interest on the $30,000 Silverpeak loan, originated in May 2020, and replacing it with 10% per annum interest on the $515,000 million convertible notes ($215,000 issued in April 2021 and the remaining $300,000 issued in August through November 2021). This adjustment resulted in a reduction of $1,125 in interest expense due to the elimination of the Silverpeak loan, an increase in interest expense of $26,198 due to the issuance of the convertible notes for a net increase in interest expense of $25,073 for the year ended December 31, 2021.

(d)
Reflects the adjustment to expense related to the elimination of the negotiation discount included in the December 31, 2021 fair value adjustment of the outstanding convertible notes. Due to the increase in liquidity associated with the Transactions, the negotiation discount has been removed.

3.	Transaction Accounting Adjustments-Merger
Merger Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet (in thousands)
The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2021 are as follows (in thousands):

(A)
Reflects the estimated $39,000 reduction in cash for estimated transaction related expenses. This includes $12,075 that was previously recorded as deferred underwriting commissions and was therefore reversed. An additional $3,752 of the $39,000 is reflected as an adjustment to the accumulated deficit to properly reflect the direct and incremental costs allocated to the XPDI liability-classified instruments that are measured at fair value through earnings. The remaining $23,173 is adjusted against additional paid in capital as direct and incremental costs of the offering.

(B)	Reflects the increase in cash from the release of the balance of funds equal to $221,564 from the Trust Account after payment of $123,471 for the redemption of 12,347 shares.

(C)	Reflects the impact to equity related to $123,471 of Trust Account funds paid to holders that redeemed 12,347 Class A redeemable shares at $10 per share for a total of $123,471.

(D)
Reflects the conversion of 6,452 shares of Series A Preferred Stock and 314 shares of Series B Preferred Stock redeemable preferred stock to 6,766 shares of Core Scientific common stock just prior to the merger, eliminating the preferred stock balance. Subsequent to this conversion, these shares will be exchanged for New Core common shares using the exchange rate calculated per the merger agreement.

(E)	Reflects the elimination of 34,500 shares of Class A Common Stock subject to redemption. The $345,000 subject to redemption is eliminated and added to additional paid in capital.

(F)	Represents the elimination of XPDI equity and accumulated earnings and the exchange of existing Core Scientific and XPDI outstanding equity instruments for New Core common stock as follows:

a.
171,059 existing Class A Core Scientific shares and 6,766 shares of Core Scientific Series A and Series B convertible preferred stock, were exchanged for New Core shares using an exchange rate of 1.6001528688 per the merger agreement resulting in a total of 284,546 New Core common shares outstanding with a par value of $0.0001.

b.
22,153 existing Class A XPDI shares not redeemed and 8,625 existing XPDI Class B shares into 30,778 common shares of New Core. Immediately prior to the Closing, 1,725 Class B common shares will be unvested and will vest upon the date on which the volume-weighted average price of the Class A Common Stock is greater than $12.50 per share for any 20 trading days within any 30 consecutive trading day period within five years of the Closing date. These unvested shares are excluded from earnings per share calculations until such time as conditions are met for vesting.

c.	Removes XPDI accumulated earnings with the offsetting adjustment to paid in capital.
Merger Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations (in thousands)
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 are as follows:

(a)
Reflects the calculation of earnings per share, basic and diluted, of the combined companies after the conversion of equity shares into New Core shares using the adjusted net income of the combined companies. See Note 5—Earnings per Share.

(b)	Reflects the total New Core common shares outstanding at the completion of the transaction. See Note 5—Earnings per Share.

(c)	Reflects the $3,752 related to the direct and incremental costs allocated to the XPDI liability-classified instruments that are measured at fair value through earnings.

(d)	Reflects the elimination of income earned on investments in trust due to the release of trust funds to cash or the reduction in trust funds due to the redemption of redeemable stock.
4. Accounting Policies
Upon consummation of the Transactions, XPDI will perform a comprehensive review of all entities’ accounting policies. As a result of the review, management may identify additional differences between the accounting policies of the entities which, when conformed, could have a material impact on the financial statements of New Core.
5. Earnings per Share
The Company computes earnings per share (“EPS”) following Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 260, Earnings per share. Basic EPS is measured as the income or loss available to common stockholders divided by the weighted average common shares outstanding for the period. Diluted EPS presents the dilutive effect on a per-share
basis from the potential conversion of convertible securities or the exercise of options and or warrants; the dilutive impacts of potentially convertible securities are calculated using the as-if
method; the potentially dilutive effect of options or warranties are computed using the treasury stock method. Securities that are potentially an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from diluted EPS calculation.
The following adjustments have been made to calculate the pro forma EPS and weighted average shares both basic and diluted.

•
171,059 existing Class A Core Scientific shares and 6,766 Core Scientific Series A and Series B convertible preferred stock were exchanged for New Core shares using an exchange rate of 1.6001528688 per the merger agreement resulting in a total of 284,546 New Core common shares outstanding with a par value of $0.0001.

•
22,153 existing Class A XPDI shares that were not redeemed and 8,625 existing XPDI Class B shares into 30,778 common shares of New Core. Immediately prior to the Closing, 1,725 Class B common shares will be unvested and will vest upon the date on which the volume-weighted average price of the Class A Common Stock is greater than $12.50 per share for any 20 trading days within any 30 consecutive trading day period within five years of the Closing date. These unvested shares are excluded from earnings per share calculations until such time as conditions are met for vesting.

	Existing Shares	Shares just prior to exchange	After exchange and redemption of 12,347 shares
Core Scientific common stock	171,059	177,825	284,546
XPDI Class A redeemable shares	22,153	22,153	22,153
XPDI Class B sponsor shares net of unvested shares	8,625	6,900	6,900

Total weighted average common shares - Basic and Diluted (1) and (2)	201,837	206,878	313,599

Year ended December 31, 2021
Pro forma net income (loss)			$(380,987)
Pro forma EPS – Basic and diluted (1)			$(1.21)

1
Potentially dilutive securities are not included in the calculation of diluted net loss per share because to do so would be anti-dilutive. Shares potentially dilutive with the conversion of the convertible debt were not included due to the add back of interest avoided upon conversion causing the conversion to be anti-dilutive.

As of December 31, 2021, the outstanding principal amount of the notes (including all accrued payment-in-kind
(“PIK”) interest not already added to the principal amount of the notes) was $522.1 million. Should some or all holders of these notes elect to convert such notes would result in potential dilutive issuance of up to 65,263 shares of New Core common stock based on an applicable conversion price of $8.00 per share that was not included in the calculation of diluted net loss per share above.

2
Total Core Scientific outstanding options and warrants after exchanged is 32,195 and 6,808, respectively and are anti-dilutive so not included in the calculation of diluted EPS. 14,892 XPDI warrants are anti-dilutive so not included the calculation of diluted EPS.

3
Core Scientific outstanding RSUs are not included as these are contingently issuable shares for which the transaction condition has not yet been met. These RSUs are subject to a time-based vesting condition and a transaction vesting condition. The transaction vesting condition is satisfied upon the earlier of a change in control or an initial public offering. The transaction vesting condition can be met in future years only with respect to a change in control or waiver of the condition by the Company’s board of directors and is not expected to occur, if at all, prior to expiration of the applicable lock-up
period. In the event the transaction-based condition were to be met, including by future action of the board of directors, the unrecognized compensation expense for which the requisite service had been provided that would have been recognized was $631.0 million as of December 31, 2021. Included in the total of Core Scientific’s unvested RSUs are 9,038 RSUs held by a former employee. These units have met the time-based vesting condition but similarly have not met the transaction-based vesting condition. The transaction-based vesting condition must be satisfied within three years of the former employee’s separation date or they will be forfeited. Had the transaction based vesting condition been met, unrecognized compensation expense would have been $82,674 as of December 31, 2021. This does not account for 6,912 Blockcap RSUs granted to legacy Blockcap shareholders and subject only to time-vesting conditions because the inclusion of such RSUs would be anti-dilutive.

Unvested Core Scientific RSUs as of December 30, 2021	55,370
RSUs to be reserved for future issuances	5,504

Unvested RSUs of Core Scientific (excluding Blockcap)	60,874
Exchange Rate	1.6001528688

Unvested pro forma RSUs of Core Scientific (excluding Blockcap) after applying exchange rate	97,409

INDEX TO FINANCIAL STATEMENTS

CORE SCIENTIFIC, INC. (F/K/A POWER & DIGITAL INFRASTRUCTURE ACQUISITION CORP. )

Audited Financial Statements of Core Scientific, Inc. (f/k/a Power & Digital Infrastructure Acquisition Corp.) as of December 31, 2021 and 2020 and for the Year Ended December 31, 2021 and the Period from December 29, 2020 (inception) Through December 31, 2020

Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet as of December 31, 2021 and 2020	F-3
Statement of Operations for the Year Ended December 31, 2021 and for the Period from December 29, 2020 (inception) Through December 31, 2020	F-4
Statement of Changes in Stockholder’s Equity for the Year Ended December 31, 2021 and for the Period from December 29, 2020 (inception) Through December 31, 2020	F-5
Statement of Cash Flows for the Year Ended December 31, 2021 and for the Period from December 29, 2020 (inception) Through December 31, 2020	F-6
Notes to Financial Statements	F-7–F-24

CORE SCIENTIFIC HOLDING CO. AND SUBSIDIARIES
Audited Consolidated Financial Statements of Core Scientific Holding Co. and Subsidiaries as of and for the Years Ended December 31, 2021 and 2020
Report of Independent Registered Public Accounting Firm	F-25
Consolidated Balance Sheets	F-26
Consolidated Statements of Operations and Comprehensive Loss	F-27–F-28
Consolidated Statements of Changes in Contingently Redeemable Convertible Preferred Stock and Stockholders’ Equity	F-29
Consolidated Statements of Cash Flows	F-30
Notes to Consolidated Financial Statements	F-32–F-73

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of
Core Scientific, Inc.
(f/k/a Power & Digital Infrastructure Acquisition Corp.)
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Core Scientific, Inc. (f/k/a Power & Digital Infrastructure Acquisition Corp.) (the “Company”) as of December 31, 2021
and 2020, the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year ended December 31, 2021 and for the period from December 29, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from December 29, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum
LLP
Marcum
LLP
We have served as the Company’s auditor since 2020.
New York, NY
March 30, 2022

CORE SCIENTIFIC, INC.
(Formerly Power & Digital Infrastructure Acquisition Corp.)
CONSOLIDATED BALANCE SHEETS

	December 31, 2021	December 31, 2020
Assets:
Current assets:
Cash	$970,876	$—
Prepaid expenses	363,105	—

Total current assets	1,333,981	—
Investments held in Trust Account	345,034,536	—
Deferred offering costs	—	15,000

Total Assets	$346,368,517	$15,000

Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$263,119	$—
Accrued expenses	3,748,930	400
Franchise tax payable	200,000	—

Total current liabilities	4,212,049	400
Derivative warrant liabilities	49,291,420	—
Deferred underwriting commissions	12,075,000	—

Total liabilities	65,578,469	400
Commitments and Contingencies
Class A common stock subject to possible redemption, $0.0001 par value; 34,500,000 shares at $10.00 per share	345,000,000	—
Stockholders’ Equity (Deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 500,000,000 shares authorized	—	—
Class B common stock, $0.0001 par value; 50,000,000 shares authorized; 8,625,000 shares issued and outstanding as of December 31, 2021 and December 31, 2020	863	863
Additional paid-in capital	—	24,137
Accumulated deficit	(64,210,815)	(10,400)

Total stockholders’ equity (deficit)	(64,209,952)	14,600

Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Equity (Deficit)	$346,368,517	$15,000

The accompanying notes are an integral part of these consolidated financial statements.

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CORE SCIENTIFIC, INC.
(Formerly Power & Digital Infrastructure Acquisition Corp.)
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2021	For The Period From December 29, 2020 (inception) through December 31, 2020

General and administrative expenses	$4,793,992	$10,400
General and administrative expenses—related party	220,000	—
Franchise tax expenses	199,600	—

Loss from operations	(5,213,592)	(10,400)
Change in fair value of derivative warrant liabilities	(26,263,920)	—
Offering costs associated with derivative warrant liabilities	(1,055,577)	—
Income from investments held in Trust Account	34,536	—

Net loss	$(32,498,553)	$(10,400)

Weighted average shares outstanding of Class A common stock, basic and diluted	30,530,137	—

Basic and diluted net loss per share, Class A common stock	$(0.83)	$—

Weighted average shares outstanding of Class B common stock, basic and diluted	8,495,548	7,500,000 (1)

Basic and diluted net loss per share, Class B common stock	$(0.83)	$(0.00)

(1) This number excludes an aggregate of up to 1,125,000 Class B common stock subject to forfeiture if the over-allotment
option is not exercised in full or in part by the underwriters. (see Note 4).
The accompanying notes are an integral part of these consolidated financial statements.

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CORE SCIENTIFIC, INC.
(Formerly Power & Digital Infrastructure Acquisition Corp.)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

			For the Year Ended December 31, 2021
	Common Stock						Total
	Class A		Class B		Additional Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balance— December 31, 2020	—	$—	8,625,000	$863	$24,137	$(10,400)	$14,600
Deemed capital contribution from Sponsor	—	—	—	—	6,763,302	—	6,763,302
Remeasurement of Class A common stock subject to possible redemption amount	—	—	—	—	(6,787,439)	(31,701,862)	(38,489,301)
Net loss	—	—	—	—	—	(32,498,553)	(32,498,553)

Balance— December 31, 2021	—	$—	8,625,000	$863	$—	$(64,210,815)	$(64,209,952)

		For the Period from December 29, 2020 (inception) through December 31, 2020
	Common Stock						Total
	Class A		Class B		Additional Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balance— December 29, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	8,625,000	863	24,137	—	25,000
Net loss	—	—	—	—	—	(10,400)	(10,400)

Balance— December 31, 2020	—	$—	8,625,000	$863	$24,137	$(10,400)	$14,600

The accompanying notes are an integral part of these consolidated financial statements.

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CORE SCIENTIFIC, INC.
(Formerly Power & Digital Infrastructure Acquisition Corp.)
CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Year Ended December 31, 2021	For The Period From December 29, 2020 (inception) through December 31, 2020
Cash Flows from Operating Activities:
Net loss	$(32,498,553)	$(10,400)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	26,263,920	—
Offering costs associated with derivative warrant liabilities	1,055,577	—
Income from investments held in Trust Account	(34,536)	—
General and administrative expenses paid by related party under promissory note	144	10,000
Changes in operating assets and liabilities:
Prepaid expenses	(363,105)	—
Accrued expenses	3,242,380	400
Accounts payable	263,119	—
Franchise tax payable	199,600	—

Net cash used in operating activities	(1,871,454)	—

Cash Flows from Investing Activities
Cash deposited in Trust Account	(345,000,000)	—

Net cash used in investing activities	(345,000,000)	—

Cash Flows from Financing Activities:
Proceeds received from initial public offering, gross	345,000,000	—
Proceeds received from private placement	9,400,000	—
Repayment of note payable to related party	(90,035)	—
Offering costs paid	(6,467,635)	—

Net cash provided by financing activities	347,842,330	—

Net change in cash	970,876	—
Cash—beginning of the period	—	—

Cash—end of the period	$970,876	$—

Supplemental disclosure of noncash activities:
Offering costs included in accrued expenses	$506,550	$—
Offering costs paid by related party under promissory note	$89,891	$—
Deferred underwriting commissions in connection with the initial public	$12,075,000	$—
Deferred offering costs paid by Sponsor in exchange for issuance of Class B	$—	$15,000
The accompanying notes are an integral part of these consolidated financial statements.

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CORE SCIENTIFIC, INC.
(Formerly Power & Digital Infrastructure Acquisition Corp.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1—Description of Organization and Business Operations
Core Scientific, Inc., formerly known as Power & Digital Infrastructure Acquisition Corp. (the “Company”) was a blank check company incorporated in Delaware on December 29, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.
As of December 31, 2021, the Company had not commenced any operations. All activity for the period from December 29, 2020 (inception) through December 31, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating
income in the form of interest and other income on investments of the proceeds derived from the Initial Public Offering.
The Company’s sponsor is XPDI Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on February 9, 2021. On February 12, 2021, the Company consummated its Initial Public Offering of 34,500,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including the exercise of the underwriters’ option to purchase 4,500,000 additional Units (the “Over-Allotment Units”), at $10.00 per Unit, which generated gross proceeds of $345.0 million, and incurring offering costs of approximately $19.2 million, of which approximately $12.1 million in deferred underwriting commissions (Note 5).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,266,667 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant, to the Sponsor and to certain qualified institutional buyers or institutional accredited investors, including certain funds and accounts managed by subsidiaries of BlackRock, Inc. (the “Anchor Investors”), generating proceeds of $9.4 million (Note 4).
Upon the closing of the Initial Public Offering and the Private Placement, $345.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and will be invested only in U.S. “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule
2a-7
promulgated under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable by us on the income earned on the trust account) at the time of the agreement to enter into the

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7

initial Business Combination. However, the Company only intends to complete a Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide the holders (the “Public Stockholders”) of the Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share
amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). If the Company seeks stockholder approval, the Company will proceed with a Business Combination if a majority of the outstanding shares are voted by the stockholders at a stockholders’ meeting to approve the Business Combination, unless applicable law, the Company’s corporate governing documents or applicable stock exchange rules require a different vote, in which case the Company will complete its Business Combination only if such requisite vote is received. The Company will not redeem the Public Shares in connection with a Business Combination in an amount that would cause its net tangible assets to be less than $5,000,001 upon the consummation of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem the Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
The Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.
The holders of the Founder Shares (the “initial stockholders”) agreed not to propose an amendment to the Certificate of Incorporation (A) to modify the substance or timing of the Company’s obligation to provide holders of shares of Class A common stock the right to have their shares redeemed in connection with a Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (B) with respect to any other provision relating to the rights of holders of Class A common stock, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or February 12, 2023 (the “Combination Period”), and the Company’s stockholders have not

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8

amended the Certificate of Incorporation to extend such Combination Period, the Company will (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable by us), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
The initial stockholders and Anchor Investors agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders and Anchor Investors acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”), reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) the lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of interest which may be withdrawn to pay taxes, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
The Business Combination
Power & Digital Infrastructure Acquisition Corp. (“XPDI”), entered into a certain Agreement and Plan of Reorganization and Merger, dated as of July 20, 2021, as amended on October 1, 2021, and as further amended on December 29, 2021, by and among Core Scientific Holding Co., a Delaware corporation (“Legacy Core”), XPDI Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of XPDI (“Merger Sub”), and XPDI (the “Merger Agreement”). XPDI’s stockholders approved the transactions contemplated by the Merger Agreement (collectively, the “Business Combination”) at a special meeting of stockholders held on January 19, 2022 (the “Special Meeting”).
Pursuant to the terms of the Merger Agreement and that certain Agreement and Plan of Merger, dated as of October 1, 2021, as amended on January 14, 2022, by and among XPDI, Legacy Core, Merger Sub 3 and Blockcap, the Business Combination was effected by (i) the merger of Merger Sub with and into Legacy Core,
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which occurred on January 19, 2022 (the “First Merger”), with Legacy Core surviving the First Merger as a wholly owned subsidiary of XPDI, (ii) the merger of Legacy Core with and into XPDI, which occurred on January 20, 2022, with XPDI surviving this second merger and (iii) following the closing of the second merger on January 20, 2022, the merger of Blockcap with and into Merger Sub 3, with Merger Sub 3 surviving this third merger as a wholly owned subsidiary of XPDI under the name “Core Scientific Acquired Mining LLC.” In connection with the consummation of the Business Combination, XPDI changed its name from “Power & Digital Infrastructure Acquisition Corp.” to “Core Scientific, Inc.” (such entity following the Business Combination is hereinafter referred to as “Core”).
In connection with the Special Meeting and the Business Combination, holders of 12,347,077 of the 34,500,000 then-outstanding shares of Class A common stock of XPDI exercised their right to redeem their shares for cash at a redemption price of approximately $10.00 per share, for an aggregate redemption amount of $123,483,147.34.
The closing of the Business Combination is deemed to have occurred on January 19, 2022 (the “Closing Date”). At the effective time of the First Merger, among other things, each share of Class A common stock of XPDI converted into one share of Common Stock of Core. In addition, XPDI issued
8,625,000
shares of Class B common stock prior to its initial public offering (the “founder shares”). At the effective time of the First Merger, each share of such Class B common stock of XPDI converted into one share of Common Stock of Core. Each outstanding warrant exercisable for shares of Class A common stock became exercisable for an equal number of shares of Core’s Common Stock.
As of the Closing Date
,
Core

had
317,279,900
shares of Common Stock issued and outstanding held of record by approximately holders, and
21,700,137
warrants (consisting of (i)
8,625,000
shares underlying XPDI’s public warrants, (ii)
6,266,667
shares underlying XPDI’s private placement warrants and (iii)
6,808,470
shares underlying warrants held by Legacy Core investors) outstanding held of record by approximately
13
holders.
In connection with the entry into the Merger Agreement, XPDI, Legacy Core and certain Legacy Core stockholders, including holders affiliated with the board of directors of Legacy Core and beneficial owners of greater than 5% of Legacy Core’s capital stock, entered into certain support agreements, whereby such Legacy Core stockholders agreed to, among other things, vote all of their shares of Legacy Core’s capital stock in favor of the approval and adoption of the transactions contemplated by the Merger Agreement.
Liquidity
As of
December 31, 2021, the Company had approximately $0.9 million in its operating bank account and working capital deficit of approximately $2.7 million. On January 19, 2022, the Company completed the aforementioned Business Combination and closed the related financing agreements. Based on the foregoing, management believes that the Company will have sufficient liquidity to fund its operations through one year from this filing.
Risks and Uncertainties
Management is currently evaluating the impact of the
COVID-19
pandemic, and the emergence of new variant strains of
COVID-19,
on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations or search for a target company, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements does not include any adjustments that might result from the outcome of this uncertainty.

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Note 2—Basis of Presentation and Summary of Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC.
Principles of Consolidation
The consolidated financial statements of the Company include its wholly-owned subsidiaries created in connection with the Proposed Business Combination. All inter-company accounts and transactions are eliminated in consolidation.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further
, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.
Investments Held in Trust Account
The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at

F-1
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fair value. Trading securities and investments in money market funds are presented on the consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income from investments held in Trust Account in the accompanying consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000 and investments held in Trust Account. As of December 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC Topic 825, “Financial Instruments,” approximates the carrying amounts represented in the consolidated balance sheets.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Derivative Warrant Liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be classified as liabilities or as equity, is re-assessed
at the end of each reporting period.
The warrants issued in connection with its Initial Public Offering (the “Public Warrants”) and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815.
Accordingly, the

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Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement
at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s consolidated statements of operations. The initial estimated fair value of the Public Warrants was measured using a Monte Carlo simulation. The initial and subsequent fair value estimates of the Private Placement Warrants is measured using a Black-Scholes option pricing model. Beginning in April 2021, the estimated fair value of the Public Warrants is based on the listed price in an active market for such warrants.
Offering Costs Associated with the Initial Public Offering
Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities were expensed as incurred, presented as non-operating
expenses in the consolidated statements of operations. Offering costs associated with the Class A common stock were charged to the carrying value of Class A common stock subject to possible redemption upon the completion of the Initial Public Offering. Deferred underwriting commissions are classified as non-current
liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480. Class A common stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly
,
34,500,000
 shares of Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s consolidated balance sheets. There was no Class A common stock issued or outstanding as of December 31, 2020.
Effective with the closing of the Initial Public Offering, the Company recognized the remeasurement from initial book value to redemption amount, which resulted in charges against additional paid-in
capital (to the extent available) and accumulated deficit.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under
FAS
B ASC Topic 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities.

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There

were no unrecognized tax benefits as of December 31, 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Net income (loss) per common shares
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per common share is calculated by dividing the net income (loss) by the weighted average shares of common stock outstanding for the respective period.
The calculation of diluted net income (loss) does not consider the effect of the Public Warrants and the Private Placement Warrants to purchase an aggregate of 14,891,667
 Class A common stock in the calculation of diluted income (loss) per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the year ended December 31, 2021. Remeasurement associated with the redeemable Class A common stock is excluded from earnings per share as the redemption value approximates fair value.
The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of common stock:

	For the Year Ended December 31, 2021
	Class A	Class B
Basic and diluted net loss per common stock:
Numerator:
Allocation of net loss	$(25,423,904)	$(7,074,649)
Denominator:
Basic and diluted weighted average common stock outstanding	30,530,137	8,495,548

Basic and diluted net loss per common stock	$(0.83)	$(0.83)

	For The Period From December 29, 2020 (inception) through December 31, 2020
	Class A	Class B
Basic and diluted net loss per common stock:
Numerator:
Allocation of net loss	$—	$(10,400)
Denominator:
Basic and diluted weighted average common stock outstanding (1)	0	7,500,000

Basic and diluted net loss per common stock	$—	$(0.00)

(1) This number excludes an aggregate of up to 1,125,000 Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. (see Note 4).

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Recent

Accounting Pronouncements
In August 2020, the FASB issued ASU No.
2020-06,
 Debt-Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity
 (“ASU
2020-06”),
which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU
2020-06
on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting
standards if currently adopted would have a material effect on the accompanying consolidated financial statements.
Note 3—Initial Public Offering
On February 12, 2021, the Company consummated its
Initial P
ublic Offering of 34,500,000 Units, including the exercise of the underwriters’ option to purchase 4,500,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.2 million, of which approximately $12.1 million in deferred underwriting commissions. Of the 34,500,000 Units sold, an aggregate of 2,405,700 Units were purchased by the Anchor
Investors.
Each Unit consists of one share of Class A common stock, and one-fourth
of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).
Note 4—Related Party Transactions
Founder Shares
On December 31, 2020, the Sponsor paid $25,000 to cover for certain offering costs on behalf of the Company in exchange for issuance of 7,187,500 shares of the Company’s Class B common stock, par value $0.0001 per share, (the “Founder Shares”). On February 9, 2021, the Company effected a share capitalization of 1,437,500 shares of Class B common stock, resulting in an aggregate of 8,625,000 shares of Class B common stock outstanding. Up to 1,125,000 Founder Shares were subject to forfeiture to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On February 12, 2021, the underwriter fully exercised its option to purchase additional; thus, these 1,125,000 Founder Shares were no longer subject to forfeiture.
In February 2021, the Sponsor agreed to sell to the Anchor Investors 1,552,500 Founder Shares and the Anchor Investors agreed to purchase from the Sponsor on the date of the initial business combination an aggregate of 1,552,500 Founder Shares for an aggregate purchase price of approximately $4,500, or approximately $0.003 per share. The Company estimated the aggregate fair value of the Sponsor’s agreement to sell Founder Shares to the Anchor Investors to be approximately $7.0 million using a Monte Carlo simulation. The fair value of the agreement to sell Founder Shares was determined to be an offering cost of the Company in accordance with Staff Accounting Bulletin Topic 5A. Accordingly, the offering cost was allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs related to the agreement to sell Founder Shares amounted to approximately $7.0 million, of which approximately $6.8 million was charged to Class A common stock subject to possible redemption, presented as temporary equity and approximately
$278,000 was expensed to the consolidated statements of operations as offering costs associated with derivative warrant liabilities.
The initial stockholders and the Anchor Investors agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial

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Business Combination; and (B) subsequent to the initial Business Combination (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any
20-trading
days within any
30-trading
day period commencing at least 150 days after the initial Business Combination or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Any permitted transferees would be subject to the same restrictions and other agreements of the initial stockholders and the Anchor Investors with respect to any Founder Shares.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,266,667 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant, to the Sponsor and the Anchor Investors, generating proceeds of $9.4 million.
Each Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.
The purchasers of the Private Placement Warrants agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants (except to permitted transferees) until 30 days after the completion of the initial Business Combination.
Related Party Loans
On December 31, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest
bearing and payable upon the completion of the Initial Public Offering. As of February 12, 2021, the Company borrowed a total of approximately $90,000 under the Note. On February 15, 2021, the Company repaid the Note in full.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreeme
nts exist with respect to such loans. As of December 31, 2021, the Company had no borrowings under the Working Capital Loans.
Administrative Services Agreement
Commencing on the date that the Company’s securities were first listed on the Nasdaq through the earlier of consummation of the initial Business Combination and the Company’s liquidation, the Company agreed to pay affiliates of the Sponsor a total of $20,000 per month for office space, administrative and support services. During the year ended December 31, 2021 the Company incurred $220,000 of such fees, respectively, which are

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recognized in general and administrative expenses—related party, in the accompanying consolidated statements of operations. As of December 31, 2021, the Company had $220,000 payable in connection with such agreement, included as accrued expenses in the accompanying consolidated balance sheets.
Payments to Insiders
The Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket
expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made by us to the Sponsor, directors, officers or the Company’s or any of their affiliates. As of December 31, 2021, the payments to insiders totaled approximately $69,000.
Business Combination Payments
The Company made a cash payment to XMS Capital Partners, LLC (“XMS Capital”) or its affiliates for any financial advisory, placement agency or other similar investment banking services that XMS Capital or its affiliates provided to the Company, in connection with its initial Business Combination, and reimbursed XMS Capital or its affiliates for any out-of-pocket
expenses incurred by them in connection with the performance of such services.
Advisory Services Agreements
In September and October of 2021, the Company entered into advisory services agreements with four unaffiliated financial advisors, two of which were terminated in January 2022, pursuant to which payments of
$0.8 million in the aggregate
were paid upon the closing of the Business Combination.
Note 5—Commitments and Contingencies
Registration Rights
The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares), were entitled to registration rights pursuant to a registration rights agreement signed upon the consummation of the Initial Public Offering. These holders were entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up
period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a
45-day
option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 4,500,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price, less underwriting discounts and commissions. On February 12, 2021, the underwriter fully exercised its option to purchase additional Units.
The underwriters did not earn any upfront underwriting commission in connection with 2,760,000 Units, including the 2,405,700 Units sold to the Anchor Investors. Except for those Units, the underwriters were entitled to an underwriting discount of $0.20 per Unit on 31,740,000 Units, or approximately $6.3 million, paid upon the closing of the Initial Public Offering. An additional fee of $0.35 per Unit, or approximately $12.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions.
The deferred fee was paid on January 19, 2022, upon closing of the Business Combination, from the amounts held in the Trust
Account.

F-1
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Stockholder Letters
The Company’s counsel received five letters from purported stockholders of the Company, dated September 1, 2021; September 10, 2021; October 25, 2021; January 3, 2022; and January 5, 2022, respectively, alleging that the Company’s disclosures, filed with the United States Securities and Exchange Commission in connection with the Company’s planned transaction with Core Scientific Holding Co., omitted certain material information, and demanding that the Company issue certain additional disclosures in advance of the stockholder vote on the transaction. On January 12, 2022, the Company filed certain supplemental disclosures to resolve the alleged disclosure claims and avoid nuisance, cost and distraction, and to preclude any efforts to delay the closing of the Business Combination.
Risks and Uncertainties
Management continues to evaluate the impact of the
COVID-19
pandemic, and the emergence of new variant strains of
COVID-19,
on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 6—Class A Common Stock Subject to Possible Redemption
The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 500,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2021, there were 34,500,000 shares of Class A common stock outstanding, all of which were subject to possible redemption and are therefore classified outside of permanent equity in the consolidated balance sheets.
The Class A common
stock
subject to possible redemption reflected on the consolidated balance sheets is reconciled in the following table:

Gross proceeds	$345,000,000
Less:
Fair value of Public Warrants at issuance	(13,627,500)
Offering costs allocated to Class A common stock subject to possible redemption	(24,861,801)
Plus:
Remeasurement on Class A common stock subject to possible redemption amount	38,489,301

Class A common stock subject to possible redemption	$345,000,000

Note 7—Stockholders’ Equity
Preferred Stock
 - The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.
Class
 A Common Stock
 - The Company is authorized to issue 500,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2021, there were 34,500,000 shares of Class A common stock issued and outstanding, all of which are subject to possible redemption and have been classified as temporary equity (see Note 6). As of December 31, 2020, there were no shares of Class A common stock issued or outstanding.

Class
 B Common Stock
 - The Company is authorized to issue 50,000,000 shares of Class B common stock with a par value of $0.0001 per share. On December 31, 2020, the Company issued 7,187,500 shares of Class B common stock to the Sponsor for an aggregate price of $25,000. On February 9, 2021, the Company effected a share capitalization of 1,437,500 shares of Class B common stock, resulting in an aggregate of 8,625,000 shares of Class B common stock outstanding. The share capitalization was recognized on a retrospective basis. Up to an aggregate of 1,125,000 shares of Class B common stock were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial stockholders would collectively own 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. On February 12, 2021, the underwriter fully exercised its option to purchase additional; thus, these 1,125,000 shares of Class B common stock were no longer subject to forfeiture.

In January 2021, our Sponsor transferred 30,000
shares of our Class B common stock to each of our independent directors, which are subject to vesting upon closing an initial Business Combination. Compensation expense related to the Class B common stock transferred to each independent director is recognized only when the performance condition is probable of occurrence, which in this circumstance is upon closing of the Business Combination. Stock-based compensation will be recognized in an amount equal to the number of Class B common stock that ultimately vest multiplied times the grant date fair value per share. As of December 31, 2021, no stock-based compensation expense has been recognized.
Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders and vote together as a single class, except as required by law; provided, that, prior to the Company’s initial Business Combination, holders of the Class B common stock will have the right to appoint all of the Company’s directors and remove members of the board of directors for any reason, and holders of the Class A common stock will not be entitled to vote on the appointment of directors during such time.
The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination, or earlier at the option of the holder, on a one-for-one
basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which the shares of Class B common stock will convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the issued and outstanding shares of the Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted
basis, 20% of the sum of all shares of common stock issued and outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination.
Note 8—
Derivative Warrant Liabilities
As of December 31, 2021, the Company had 8,625,000 Public Warrants and the 6,266,667 Private Placement Warrants outstanding.
Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 20 business days after the closing of its initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Company’s initial Business Combination and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If the shares issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the above requirements, the Company will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger prices described below under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” and “Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described below under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private
Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable
(except as described below in “Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00”) so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor, the Anchor Investors or their respective permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

F-
20

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00:
Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sale price of Class A common stock for any 20 trading days within a
30-trading
day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted).

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available throughout the
30-day
redemption period. If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00:
Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” (as defined below) of Class A common stock;

•
if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described herein under the heading “Description of Securities—Warrants—Public Stockholders’ Warrants—Anti-dilution Adjustments”); and

•
if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described herein under the heading “Description of Securities—Warrants—Public Stockholders’ Warrants—Anti-dilution Adjustments”), the Private Placement Warrants must also concurrently be called for redemption on the same terms as the outstanding Public Warrants, as described above.

The

“fair market value” of Class A common stock shall mean the volume weighted average price of Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than
0.361
 shares of Class A common stock per warrant (subject to adjustment).
If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

F-2
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Note 9—Fair Value Measurements
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account—Money market fund	$345,034,536	$—	$—
Liabilities:
Derivative warrant liabilities—Public warrants	$28,548,750	$—	$—
Derivative warrant liabilities—Private placement warrants	$—	$—	$20,742,670
Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period.
Th
e estimated fair value of the Public Warrants was transferred from a Level 3 measurement to a Level 1 measurement in April 2021, when the Public Warrants were separately listed and traded in an active market.
The initial estimated fair value of the Public Warrants was measured using a Monte Carlo simulation. The initial and subsequent fair value estimates of the Private Placement Warrants is measured using a Black-Scholes option pricing model.
For
the
year ended December 31, 2021, the Company recognized a loss resulting from changes in the fair value of derivative warrant liabilities of approximately
$26.3 million, which is presented in the accompanying consolidated statements of operations
.

The initial
estimated fair value of the Public Warrants, using a Monte Carlo simulation, and the Private Placement Warrants, Black-Scholes model, was determined using Level 3 inputs. Inherent in a Monte Carlo simulation and a Black-Scholes model are assumptions related to expected stock-price volatility, expected term, risk-free interest rate and dividend yield. The Company estimates the volatility of its warrants based on historical and implied volatility of select peer companies. The risk-free interest rate is based on the U.S. Treasury zero-coupon
yield curve on the valuation date for a maturity commensurate with the expected remaining life of the warrants. The expected term of the warrants is assumed to be equivalent to their remaining contractual term. The dividend r
a
te is based on the historical rate, which the Company anticipates remaining at zero.
The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	February 12, 2021	December 31, 2021
Exercise price	$11.50	$11.50
Stock price	$10.87	$10.95
Volatility	20.0%	33.9%
Term	5.0	5.05
Risk-free rate	0.50%	1.26%

F-2
2

The change in the fair value of derivative liabilities, measured using Level 3 inputs, for the period ended December 31, 2021 is summarized as follows:

Derivative warrant liabilities at December 31, 2020	$—
Issuance of Public and Private Warrants	23,027,500
Transfer of Public Warrants to Level 1	(9,660,000)
Change in fair value of derivative warrant liabilities	7,375,170

Derivative warrant liabilities at December 31, 2021	$20,742,670

Note 10 — Income Taxes
The Company’s taxable income primarily consists of interest income on the Trust Account, net of franchise tax expense. The Company’s general and administrative expenses are generally considered start-up
costs and are not currently deductible.
The income tax provision (benefit) consists of the following:

	December 31, 2021	For The Period From December 29, 2020 (inception) through December 31, 2020
Current
Federal	$—	$—
State	—	—
Deferred
Federal	(680,791)	(2,184)
State	—	—
Change in valuation allowance	680,791	2,184

Income tax provision	$—	$—

The Company’s net deferred tax assets are as follows:

	December 31, 2021	For The Period From December 29, 2020 (inception) through December 31, 2020
Deferred tax assets:

Start-up/Organization costs	$648,312	$2,184
Net operating loss carryforwards	34,663	—

Total deferred tax assets	682,975	2,184
Valuation allowance	(682,975)	(2,184)

Deferred tax asset, net of allowance	$—	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After

F-2
3

consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. As of December 31, 2021, the Company has estimated federal net operating loss carry forwards of
$165,064
for federal income tax purposes, which do not expire. The Company has established a valuation allowance against its entire net tax asset. For the year ended December 31, 2021, the change in the valuation allowance was $680,971. For the period from December 29, 2020 (inception) through December 31, 2020, the change in the valuation allowance was $2,184.
A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate (benefit) is as follows:

	December 31, 2021	For The Period From December 29, 2020 (inception) through December 31, 2020
Statutory federal income tax rate	21.0%	21.0%
Change in fair value of derivative warrant liabilities	(17.0)%	0.0%
Transaction costs allocated to derivative warrant liabilities	(0.7)%	0.0%
Merger costs	(1.3)%	0.0%
Change in valuation allowance	(2.1)%	(21.0)%

Income Taxes Benefit	0.0%	0.0%

The Company will file income tax returns in the U.S. federal jurisdiction. The Company’s tax returns are open to examination since inception.
Note 11—Subsequent Events
Management has evaluated subsequent events and transactions that occurred after the balance sheet date through the date the consolidated financial statements are available for issuance. Based upon this review, except as noted above, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

F-2
4

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of Core Scientific, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Core Scientific Holding Co. and subsidiaries (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive income (loss), changes in contingently redeemable convertible preferred stock and stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2018.
Seattle, Washington
March 31, 2022

Core Scientific Holding Co.
Consolidated Balance Sheets
(in thousands, except par value)

	December 31,
	2021	2020
Assets
Current Assets:
Cash and cash equivalents	$117,871	$8,671
Restricted cash	13,807	50
Accounts receivable, net of allowance of $— and $620, respectively	1,382	792
Accounts receivable from related parties	300	315
Deposits for equipment	358,791	54,818
Digital currency assets	234,298	63
Prepaid expenses and other current assets	30,111	6,210

Total Current Assets	756,560	70,919

Property, plant and equipment, net	597,304	85,244
Goodwill	1,055,760	58,241
Intangible assets, net	8,195	6,674
Other noncurrent assets	21,045	4,499

Total Assets	$2,438,864	$225,577

Liabilities, Redeemable Preferred Stock and Stockholders’ Equity
Current Liabilities:
Accounts payable	$11,617	$3,057
Accrued expenses and other	67,862	3,585
Deferred revenue	63,417	38,113
Deferred revenue from related parties	72,945	6,730
Capital lease obligations, current portion	28,452	2,146
Notes payable, current portion	75,996	16,016

Total Current Liabilities	320,289	69,647

Capital lease obligations, net of current portion	62,145	2,263
Notes payable, net of current portion (includes $557,007 and $— at fair value)	652,213	19,864
Other noncurrent liabilities	18,531	103

Total Liabilities	1,053,178	91,877

Contingently redeemable preferred stock; $0.00001 par value; 50,000 shares authorized; 6,766 shares issued and outstanding at December 31, 2021 and 2020, respectively; $45,164 total liquidation preference for both December 31, 2021 and 2020	44,476	44,476
Commitments and contingencies (Note 10)
Stockholders’ Equity:
Common stock; $0.00001 par value; 300,000 and 200,000 shares authorized at December 31, 2021 and 2020, respectively; 169,719 and 98,607 shares issued and outstanding at December 31, 2021 and 2020, respectively	2	1
Additional paid-in capital	1,379,606	163,967
Accumulated deficit	(27,432)	(74,744)
Accumulated other comprehensive loss	(10,966)	—

Total Stockholders’ Equity	1,341,210	89,224

Total Liabilities, Redeemable Preferred Stock and Stockholders’ Equity	$2,438,864	$225,577

See accompanying notes to consolidated financial statements.

Core Scientific Holding Co.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Year Ended December 31,
	2021	2020
Revenue:
Hosting revenue from customers	$62,350	$34,615
Hosting revenue from related parties	16,973	6,983
Equipment sales to customers	138,376	11,193
Equipment sales to related parties	109,859	1,402
Digital asset mining income	216,925	6,127

Total revenue	544,483	60,320
Cost of revenue:
Cost of hosting services	77,678	36,934
Cost of equipment sales	177,785	11,017
Cost of digital asset mining	50,158	2,977

Total cost of revenue	305,621	50,928

Gross profit	238,862	9,392
(Loss) gain on legal settlements	(2,636)	5,814
Gain from sales of digital currency assets	4,814	69
Impairment of digital currency assets	(37,206)	(4)
Operating expenses:
Research and development	7,674	5,271
Sales and marketing	4,062	1,771
General and administrative	60,604	14,556

Total operating expenses	72,340	21,598

Operating income (loss)	131,494	(6,327)
Non-operating expenses, net:
Loss on debt from extinguishment	8,016	1,333
Interest expense, net	44,354	4,436
Other non-operating expenses, net	16,049	110

Total non-operating expense, net	68,419	5,879

Income (loss) before income taxes	63,075	(12,206)
Income tax expense	15,763	—

Net income (loss)	$47,312	$(12,206)

Deemed dividend from common to preferred exchange	—	(10,478)

Net income (loss) attributable to common stockholders	$47,312	$(22,684)

Net income (loss) per share (Note 13):
Basic	$0.37	$(0.23)

Diluted	$0.32	$(0.23)

Weighted average shares outstanding:
Basic	129,527	98,492

Diluted	145,802	98,492

See accompanying notes to consolidated financial statements.

Core Scientific Holding Co.
Consolidated Statements of Comprehensive Income (Loss)
(in thousands, except per share amounts)

	Year Ended December 31,
	2021	2020
Net income (loss)	$47,312	$(12,206)
Other comprehensive loss, net of income taxes:
Change in fair value attributable to instrument-specific credit risk of convertible notes measured at fair value under the fair value option, net of tax effect of $— and $—	(10,966)	—

Total other comprehensive loss, net of income taxes	(10,966)	—

Comprehensive income (loss)	$36,346	$(12,206)

See accompanying notes to consolidated financial statements.

Core Scientific Holding Co.
Consolidated Statements of Changes in Contingently Redeemable Convertible Preferred Stock and Stockholders’ Equity
(in thousands)

	Contingently Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2019	4,421	$29,526	99,141	$1	$168,866	$(62,538)	$—	$106,329
Net loss	—	—	—	—	—	(12,206)	—	(12,206)
Stock-based compensation	—	—	—	—	3,037	—	—	3,037
Exchange of common stock for Series A contingently redeemable convertible preferred stock	1,802	12,308	(1,096)	—	(12,308)	—	—	(12,308)
Issuances of Series A contingently redeemable convertible preferred stock	229	1,545	—	—	—	—	—	—
Issuances of Series B contingently redeemable convertible preferred stock	314	1,097	—	—	—	—	—	—
Issuances of common stock- asset acquisition	—	—	562	—	1,967	—	—	1,967
Issuances of common stock- warrants and options	—	—	—	—	2,405	—	—	2,405

Balance at December 31, 2020	6,766	$44,476	98,607	$1	$163,967	$(74,744)	$—	$89,224
Net income	—	—	—	—	—	47,312	—	47,312
Stock-based compensation	—	—	25	—	38,937	—	—	38,937
Other comprehensive loss	—	—	—	—	—	—	(10,966)	(10,966)
Issuance of common stock- employee stock options	—	—	8	—	17	—	—	17
Issuances of common stock- business combination	—	—	70,929	1	1,173,753	—	—	1,173,754
Issuances of common stock- legal settlements		—	150	—	2,436	—	—	2,436
Issuances of common stock- warrants and options	—	—	—	—	496	—	—	496

Balance at December 31, 2021	6,766	$44,476	169,719	$2	$1,379,606	$(27,432)	$(10,966)	$1,341,210

See accompanying notes to consolidated financial statements.

Core Scientific Holding Co.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2021	2020
Cash flows from Operating Activities:
Net income (loss)	$47,312	$(12,206)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	33,362	9,403
Stock-based compensation	38,937	3,037
Digital asset mining income	(216,925)	(6,127)
Deferred income taxes	9,528	—
Loss on legal settlements	2,636	—
Loss on debt extinguishment	8,016	1,333
Fair value adjustment on convertible notes	31,217	—
Amortization of debt discount and debt issuance costs	1,374	1,300
Losses on disposals of property, plant and equipment	118	2
Impairments of digital currency assets	37,206	4
Provision for doubtful accounts	—	616
Changes in working capital components:
Accounts receivable, net	(7,421)	(1,303)
Accounts receivable from related parties	16	(243)
Digital currency assets	24,011	6,090
Deposits for equipment for sales to customers	(244,399)	(54,736)
Prepaid expenses and other current assets	(34,076)	(2,353)
Accounts payable	(21,991)	(1,770)
Accrued expenses and other	56,200	1,625
Deferred revenue	184,340	30,009
Other noncurrent assets and liabilities, net	(6,196)	1,554

Net cash used in operating activities	(56,735)	(23,765)

Cash flows from Investing Activities:
Purchases of property, plant and equipment	(365,210)	(13,668)
Cash acquired (paid) in acquisitions	704	(1,568)
Deposits for self-mining equipment	(59,275)	—
Other	(59)	92

Net cash used in investing activities	(423,840)	(15,144)

Cash flows from Financing Activities:
Proceeds from issuances of common stock options and warrants	513	2,642
Issuances of debt	670,750	45,178
Principal payments on debt	(57,049)	(7,097)
Payment for transaction cost	(10,682)	—

Net cash provided by financing activities	603,532	40,723

Increase in cash, cash equivalents, and restricted cash	122,957	1,814
Cash, cash equivalents and restricted cash—beginning of period	8,721	6,907

Cash, cash equivalents and restricted cash—end of period	$131,678	$8,721

	Year Ended December 31,
	2021	2020
Supplemental disclosure of other cash flow information:
Cash paid for interest	$38,180	$2,903
Income tax payments	$9,619	—
Supplemental disclosure of noncash investing and financing activities:
Noncash consideration paid for acquisitions	$1,138,838	$1,966
Accrued capital expenditures	$9,002	$2,544
Increase in notes payable for acquisition of property, plant and equipment	$—	$19,882
Decrease in notes payable in exchange for equipment	$6,842	$7,000
Property, plant and equipment acquired under capital leases	$93,956	$—
Payment-in-kind interest	$7,274	$—
Common stock issuances for acquisition of long-lived assets	$—	$1,486
See accompanying notes to consolidated financial statements.

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS
MineCo Holdings, Inc. was incorporated on December 13, 2017 in the State of Delaware and changed its name to Core Scientific, Inc. pursuant to an amendment to its Certificate of Incorporation dated June 12, 2018. On August 17, 2020 the Company engaged in a holdco restructuring to facilitate a borrowing arrangement by the Company pursuant to which Core Scientific Inc. was merged with and into a wholly owned subsidiary of the Company and became a wholly owned subsidiary of the Company and the stockholders of Core Scientific Inc. became the shareholders of Core Scientific Holding Co. (“Core Scientific” or the “Company”). As of December 31, 2021, the Company operated under a holding company structure with Core Scientific Holding Co. as parent and Core Scientific, Inc. as its operating subsidiary. The Company, headquartered in Austin, Texas, is an infrastructure, technology and services company that conducts, or plans to conduct, the following business activities:

•
Owning and operating computer equipment used to process transactions conducted on one or more blockchain networks in exchange for transaction processing fees rewarded in digital currency assets, commonly referred to as mining;

•	Owning and operating datacenter facilities in the U.S. to provide colocation and hosting services for distributed ledger technology, also commonly known as blockchain;

•	Developing blockchain-based platforms and applications, including infrastructure management, security technologies, mining optimization, and recordkeeping;
Merger Agreement
On July 20, 2021, the Company entered into an Agreement and Plan of Merger and Reorganization with Power & Digital Infrastructure Acquisition Corp., a Delaware corporation (“XPDI”), with XPDI Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of XPDI (“First Merger Sub”), and XPDI Merger Sub 2, LLC, a Delaware limited liability company and wholly owned subsidiary of XPDI (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs” and, together with XPDI, the “XPDI Parties”). The Agreement and the transactions contemplated thereby were unanimously approved by the boards of directors of each of Core Scientific and XPDI.
Pursuant to the Agreement, and subject to the terms and conditions set forth therein, XPDI acquired the Company through a series of transactions, including (x) the merger of First Merger Sub with and into Core Scientific (the “First Merger”), with Core Scientific surviving the First Merger as a wholly owned subsidiary of XPDI, and (y) the merger of Core Scientific with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of XPDI. Immediately prior to the effective time of the First Merger, XPDI filed a Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware pursuant to which XPDI changed its name from “Power & Digital Infrastructure Acquisition Corp.” to “Core Scientific, Inc.”. As a result of the Mergers, among other things, each outstanding share of common stock, $0.00001 per share, of Core Scientific (“Core Scientific Common Stock”) was cancelled in exchange for the right to receive a number of shares of Class A common stock, par value $0.0001 per share, of XPDI in an amount that is approximately equal to the quotient obtained by dividing (a) an amount equal to (x) $4.0 billion, divided by (y) the number of shares of Core Scientific Common Stock on a fully-diluted basis, by (b) $10.00.
XPDI’s stockholders approved the transactions contemplated by the Merger Agreement at a special meeting of stockholders held on January 19, 2022. In connection with the Special Meeting and the Business Combination, holders of 12.3 million of the 34.5 million then-outstanding shares of Class A common stock of XPDI exercised their right to redeem their shares for cash at a redemption price of approximately $10.00 per share, for an aggregate redemption amount of $123.5 million.

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

The Transaction provides gross proceeds of approximately $221.6 million from the XPDI trust account, resulting in approximately $200.7 million in net cash proceeds to Core Scientific, after the payment of transaction expenses paid at the close of the transaction. As a result of the Transaction, former Core Scientific stockholders own 90.7%, former XPDI public stockholders own 6.7% and XPDI’s sponsor owns 2.6% of the issued and outstanding shares of common stock, respectively, of the Company, excluding the impact of unvested restricted stock units and options. The proceeds from the Transaction will be used to fund mining equipment purchases and infrastructure build-out
as the Company expands its leadership position. See Note 16 for more information about the closing of the merger with XPDI.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The accompanying consolidated financial statements reflect the application of certain significant accounting policies as described below and elsewhere in these notes to the consolidated financial statements.
Basis of Presentation
The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expenses during the reporting period. Some of the more significant estimates include the valuation of the Company’s common shares, the determination of the grant date fair value of stock-based compensation awards, the valuation of goodwill and intangibles, the fair value of convertible debt, acquisition purchase price accounting, and income taxes. These estimates are based on information available as of the date of the financial statements; therefore, actual results could differ from management’s estimates.
Cash, Cash Equivalents, and Restricted Cash
Cash and cash equivalents include all cash balances and highly liquid investments with original maturities of three months or less from the date of acquisition. As of December 31, 2021, cash equivalents included $100.0 million of highly liquid money market funds, which are classified as Level 1 within the fair value hierarchy. Restricted cash consists of cash held in escrow to pay for construction and development activities.
The following table provides a reconciliation of the amount of cash, cash equivalents, and restricted cash reported on the consolidated balance sheets to the total of the same amount shown in the consolidated statements of cash flows (in thousands):

	December 31,
	2021	2020
Cash and cash equivalents	$117,871	$8,671
Restricted Cash	13,807	50

Total cash, cash equivalents and restricted cash	$131,678	$8,721

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

Accounts Receivable and Allowance for Doubtful Accounts
The Company records accounts receivable at the amount billed to the customer based on the contractual terms, net of the allowance for doubtful accounts.
The Company records an allowance for doubtful accounts based on an estimate of amounts that are not collectible. The Company’s credit risk is mitigated by certain customer prepayments, and for transactions that are not prepaid, the relatively short collection period. The Company does not require collateral for accounts receivable, however, the Company’s hosting customer agreements allow the Company to use customer equipment for processing transactions on digital asset networks until the Company has recovered the past due receivables. Accounts receivable also includes sales tax receivable.
The Company records adjustments to the allowance when new information becomes available that indicates they are required. The Company writes off accounts receivable in the period in which it deems the receivable to be uncollectible. The Company records recoveries of accounts receivable previously written off when it is known that they will be received. The Company had no allowance for doubtful accounts as of December 31, 2021. The Company’s allowance for doubtful accounts was $0.6 million as of December 31, 2020.
Valuation of Common Stock
The Company determined the fair value of its common stock using the most observable inputs available, including quoted prices of XPDI’s common stock and sales the Company’s Series A and Series B Contingently Redeemable Convertible Preferred Stock, discussed in Note 9. The Company also uses the market approach, which estimates the value of the Company’s business by applying valuation multiples derived from the observed valuation multiples of comparable public companies to the Company’s expected financial results. The Company retained the services of certified valuation specialists to assist with the valuation of the Company’s common stock.
Applying these valuation and allocation approaches involves the use of estimates, judgments and assumptions that are highly complex and subjective, such as those regarding the Company’s expected future revenue, expenses, valuation multiples, the selection of comparable public companies and the probability of future events. Changes in any or all of these estimates and assumptions, or the relationships between these assumptions, impact the Company’s valuation as of each valuation date and may have a material impact on the valuation of the Company’s common stock and common stock warrants issued with the Company’s debt and equity instruments.
Fair Value Measurements
The Company measures certain assets and liabilities at fair value on a recurring or non-recurring basis
in certain circumstances. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value:
Level 1 — Valuations based on quoted prices for identical assets and liabilities in active markets.
Level 2 — Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

Level 3 — Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.
The Company uses observable market data when determining fair value whenever possible and relies on unobservable inputs only when observable market data is not available.
Recurring fair value measurements
As discussed in Note 8 below, in April 2021, the Company entered into a Secured Convertible Note Purchase Agreement (the “Secured Convertible Notes”) and issued $215.0 million of Secured Convertible Notes to new and existing lenders. In addition, the Company issued $299.8 million of convertible notes in August through November 2021 under substantially the same terms and conditions as the original April 2021 notes except that the August through November 2021 notes have a minimum payoff based on the face value plus accrued interest rather than two times the outstanding face amount plus accrued interest. In addition, the August through November 2021 notes were unsecured until an IPO or SPAC merger and then became secured pari passu with the Secured Convertible Notes in January 2022 upon the closing of the Merger Agreement with XPDI (the “Unsecured Convertible Notes”). Payment in Kind (PIK) interest is recorded quarterly by increasing the outstanding principal amount of the notes. As a result, the principal balance of the convertible notes increased by $7.3 million during the year ended December 31, 2021. The Company has elected to measure its convertible notes at fair value on a recurring basis because the Company believes it better reflects the underlying economics of the convertible notes, which contain multiple embedded derivative features. The Company presents changes in fair value of the convertible notes during the period as follows: (1) the 10% contractual rate of interest on the convertible notes (consisting of 4% cash interest and 6% PIK interest) is presented as interest expense, net on the Consolidated Statements of Operations; (2) changes in fair value attributable to the Company’s own credit risk are presented within accumulated other comprehensive loss on the Consolidated Balance Sheets and as a component of other comprehensive loss on the Consolidated Statements of Comprehensive Income (Loss); and (3) other fair value changes are presented within other non-operating
expense, net on the Consolidated Statements of Operations.
The Company’s convertible notes had a fair value of $557.0 million compared to a principal amount of $522.1 million at December 31, 2021. The principal amount of the Secured Convertible Notes and Unsecured Convertible Notes as of December 31, 2021 reflects the proceeds received plus any PIK interest added to the principal balance of the notes. Upon the closing of the Merger Agreement with XPDI in January 2022, the conversion price for both the Secured and Unsecured Convertible Notes became fixed at 80% of the financing price ($8.00 per share of common stock) and the holders now have the right to convert at any time until maturity. At maturity, any Secured Convertible Notes not converted will be owed two times the original face value plus accrued interest; any Unsecured Convertible Notes not converted will be owed the original face value plus accrued interest. In addition, at any time (both before and after the merger with XPDI), the Company has the right to prepay the Secured and Unsecured Notes at the minimum payoff of two times the outstanding face value plus accrued interest for the Secured Convertible Notes and the outstanding face value plus accrued interest for the Unsecured Convertible Notes. The total amount that would be owed on the Secured Convertible Notes plus Unsecured Convertible Notes if prepaid as of December 31, 2021 was $756.1 million.

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

The following presents the levels of the fair value hierarchy for the Company’s convertible notes by issuance date measured at fair value on a recurring basis as of December 31, 2021 (in thousands):

		Fair value hierarchy
	Principal	Level 1	Level 2	Level 3	Fair value
Convertible notes:
April 19, 2021 1	$91,430	$—	$—	$101,078	$101,078
April 21, 2021 1	5,137	—	—	5,674	5,674
April 23, 2021 1	46,229	—	—	51,062	51,062
April 26, 2021 1	78,075	—	—	86,165	86,165
August 20, 2021 2	50,597	—	—	50,941	50,941
September 10, 2021 2	16,110	—	—	16,472	16,472
September 23, 2021 2	76,051	—	—	77,559	77,559
September 24, 2021 2	60,016	—	—	61,179	61,179
September 27, 2021 2	1,974	—	—	2,012	2,012
October 1, 2021 2	86,655	—	—	87,150	87,150
November 10, 2021 2	9,823	—	—	9,819	9,819
Accrued PIK interest 1,2,3	—	—	—	7,896	7,896

Total convertible notes	$522,097	$—	$—	$557,007	$557,007

1	Secured Convertible Notes (includes principal balance at issuance and PIK interest) which considers the minimum payoff at maturity of two times the face value of the note plus accrued interest.
2	Unsecured Convertible Notes which considers the minimum payoff at maturity of one times the face value of the note plus accrued interest.
3	Represents PIK interest accrued as of December 31, 2021 which will be recorded as additional principal for each respective convertible note on January 1, 2022.
The following presents a rollforward of the activity for the Company’s convertible notes measured at fair value on a recurring basis as of December 31, 2021 (in thousands):

	Level 1	Level 2	Level 3	Total
Balance at December 31, 2020	$—	$—	$—	$—
Convertible notes issued (including PIK principal recorded)	—	522,097	—	522,097
Transfers to level 3	—	(522,097)	522,097	—
Change in fair value from inception	—	—	34,910	34,910

Balance at December 31, 2021	$—	$—	$557,007	$557,007

The fair value of the Company’s convertible notes payable is determined using a market approach based on observable market prices for similar securities when available. When observable market data is not available, the Company uses an as-converted
value plus risk put option model that includes certain unobservable inputs that may be significant to the fair value measurement such as probability of a financing event occurring (e.g., a SPAC merger or qualified financing), expected term, volatility and the negotiation discount. The fair value of the Secured Convertible Notes considers the minimum payoff at maturity of two times the face value of the note plus accrued interest, as well as the opportunity for appreciation if the value of the Company’s stock increases 60% or more relative to the pricing at the financing event (since the conversion price is set at 80% of the stock price at the financing event, a stock price appreciation of 60% would match the minimum payoff of two times the face

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

value plus accrued interest). The fair value of the Unsecured Convertible Notes considers the minimum payoff at maturity of one times the face value of the note plus accrued interest, as well as the opportunity for appreciation if the value of the Company’s stock falls no more than 20% relative to the pricing at the financing event (since the conversion price is set at 80% of the stock price at the financing event, a stock price decline of 20% would match the minimum payoff of one times the face value plus accrued interest).
Securities are transferred from Level 2 to Level 3 when observable market prices for similar securities are no longer available and unobservable inputs becomes significant to the fair value measurement. All transfers into and out of level 3 are assumed to occur at the beginning of the quarterly reporting period in which they occur. As of December 31, 2021, Level 3 financial instruments included all the Secured Convertible Notes and all the Unsecured Convertible Notes as the effect of unobservable inputs became significant to the fair value measurement due to the time lapse between the issuance of the notes and the reporting date.
The following presents significant Level 3 unobservable inputs used to measure fair value of certain convertible notes December 31, 2021 (dollars in thousands):

	Fair value	Unobservable Input	Low	High	Weighted Average 1
Convertible notes (Level 3)	$557,007	Probability of financing event	100.0%	100.0%	100.0%
		Expected term (years)	0.04	0.50	0.27
		Volatility	40.3%	40.8%	40.6%
		Negotiation discount	43.4%	54.0%	48.3%

1
Weighted average based on the fair value of convertible notes. In addition, expected term and volatility are also weighted based on 95% probability of a SPAC merger occurring and 5% probability of a qualified financing occurring.

The probability of a financing event occurring refers to the probability of a SPAC merger or qualified financing occurring that would give the holders of the convertible notes the option to convert the instrument into shares of the Company’s common stock. An increase in the probability of a conversion event occurring would, in isolation, result in an increase in the fair value measurement of the convertible notes. As of December 31, 2021, the Company’s valuation of the convertible notes assumed a 95% probability of a SPAC merger occurring and a 5% probability of a qualified financing occurring.
Expected term is an input into the risk put option model that measures the length of time the instrument is expected to be outstanding before it is exercised or terminated. An increase in expected term, in isolation, would generally result in an increase in the fair value measurement of the convertible notes.
Volatility is an input into the risk put option model that measures the variability in possible returns for the convertible notes based on how much the price of underlying shares change in value over time. An increase in volatility, in isolation, would generally result in an increase in the fair value measurement of the convertible notes.
The negotiation discount is a calibration adjustment which reflects the illiquidity of the instruments and the Company’s negotiating position. Since the transaction was an orderly transaction, the Company deemed that the fair value equaled the transaction price at initial recognition. A decrease in the negotiation discount, in isolation, would generally result in an increase in the fair value measurement of the convertible notes.

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

The increase or decrease in the fair value of the convertible notes resulting from changes to the probability of a financing event, expected term or volatility assumptions would be largely mitigated by interrelated changes to the negotiation discount. However, other changes, such as a decrease to the negotiation discount resulting from the occurrence of a financing event, are not interrelated to other inputs and could result in a significant increase in the fair value of the convertible notes.
The Company presents separately in other comprehensive income (loss) the portion of the total change in the fair value of the convertible notes that resulted from a change in the instrument-specific credit risk on the convertible notes. The amount of change in the fair value attributable to instrument-specific credit risk is determined by comparing the amount of the total change in fair value to the amount of change in fair value that would have occurred if the Company’s credit risk had not changed during the period as reflected in the discount rates applied to the debt and risk put option.
The following summarizes the fair value adjustments and debt issuance costs recognized on the convertible notes (in thousands):

	Financial statement line item	Year ended December 31, 2021
Cash interest payments	Interest expense, net	$10,114
Payment-in-kind (PIK) interest	Interest expense, net	15,170
Instrument specific credit risk	Other comprehensive loss	10,966
Other fair value adjustments	Other non-operating expense, net	16,047

Total fair value adjustments		$52,297

Debt issuance costs	Interest expense, net	$12,831
Nonrecurring fair value measurements
The
Company’s non-financial assets,
including digital currency assets, property, plant and equipment, goodwill, and intangible assets are measured at estimated fair value on a nonrecurring basis. These assets are adjusted to fair value only when an impairment is recognized, or the underlying asset is held for sale. Refer to the discussion of digital assets below for more information regarding fair value considerations when measuring the impairment of digital assets held.
No non-financial assets
were classified as Level 3 as of December 31, 2021 or December 31, 2020.
Fair value of financial instruments
The Company’s financial instruments include cash and cash equivalents, restricted cash, accounts receivable, net, accounts payable, notes payable and certain accrued expenses and other liabilities. The carrying amount of these financial instruments, other than notes payable discussed below, approximates fair value due to the short-term nature of these instruments.
The fair value of the Company’s notes payable (excluding the Convertible Notes carried at fair value described above), which are carried at amortized cost, was determined based on a discounted cash flow approach using market interest rates of instruments with similar terms and maturities and an estimate for our standalone credit risk. We classified the other notes payable as Level 3 financial instruments due to the considerable judgment required to develop assumptions of the Company’s standalone credit risk and the significance of those assumptions to the fair value measurement. The estimated fair value of the Company’s other notes payable, including both the current and noncurrent portion, was $184.7 million at December 31, 2021 and $39.0 million at December 31, 2020. The carrying values of the notes payable, including both the current and noncurrent portion, was $171.2 million and $35.9 million at December 31, 2021 and December 31, 2020, respectively.

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

Digital Assets
The Company’s digital asset policy prior to the Blockcap acquisition on July 30, 2021 included selling all digital assets and converting them into fiat currency shortly after they are mined, typically within
1-3
days, in order to fund the growth of the Company’s operations. Following the Blockcap acquisition, the Company significantly expanded its self-mining operation and consequently reevaluated its digital asset investment policy and began holding a more significant portion of its digital assets mined on its balance sheet. Sales of digital currency assets awarded to the Company through its self-mining activities are classified as cash flows from operating activities regardless of the length of time for which the digital assets are held.
The Company classifies digital currency assets primarily as Level 1. The Company’s digital currency assets are accounted for as intangible assets with indefinite useful lives. The Company initially recognizes digital currency assets that are received as digital asset mining income based on the fair value of the digital currency assets. Digital currency assets that are purchased in an exchange of one digital currency asset for another digital currency asset are recognized at the fair value of the asset surrendered. Impairment exists when the carrying amount exceeds its fair value, which is measured using the quoted price of the digital currency asset at the time its fair value is being measured, which is measured on a daily basis. To the extent that an impairment loss is recognized, the loss establishes the new costs basis of the digital asset. In the years ended December 31, 2021 and 2020, the Company recognized impairments of digital currency assets of $37.2 million and a nominal amount, respectively. For the years ended December 31, 2021 and 2020, the Company recognized net gains of $4.8 million and $0.1 million, respectively, on sales of digital currency assets. Digital currency assets are available for use, if needed, for current operations and are classified as current assets on the Consolidated Balance Sheets, the details of which are presented below.

	December 31 2021	December 31 2020
Bitcoin (BTC)	$224,843	$51
Ethereum (ETH)	4,665	—
Siacoin (SC)	803	—
Polygon (MATIC)	1,085	—
Dai (DAI)	1,353	—
Other	1,549	12

Total digital currencies	$234,298	$63

The Company does not have any
off-balance
sheet holdings of digital currency assets.
Property, Plant and Equipment, Net
Property, plant and equipment includes land, buildings and improvements for datacenter facilities and leasehold improvements for the Company’s corporate headquarters. Property and equipment consists of computer, mining, network, electrical and other equipment, including property and equipment under capital leases. Property, plant and equipment, net is stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized at cost and amortized over the shorter of their estimated useful lives or the lease term. Future obligations related to capital leases are presented as Capital lease obligations, current portion and Capital lease obligations, net of current portion in the Company’s Consolidated Balance Sheets. Depreciation expense, including amortization of assets held under capital leases, is primarily included in Cost of Revenue in the Company’s Consolidated Statements of Operations and Comprehensive Income (Loss).

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

Self-mining computer equipment that is subsequently contracted for sale to customers is valued at the lower of cost or net realizable value, with any write-down recognized as Cost of Equipment Sales in the Company’s Consolidated Statements of Operations.
Business Combinations and Goodwill
The total purchase price of any of the Company’s acquisitions is allocated to the tangible and intangible assets acquired and the liabilities assumed based on their estimated fair values as of the acquisition date. The excess of the purchase price over those fair values is recorded as goodwill. When stock is issued as consideration, the fair value assigned to the tangible and intangible assets acquired and liabilities assumed are based on estimates and assumptions around the valuation of the Company’s common stock at the time of the acquisition.
The Company does not amortize goodwill, but tests it for impairment annually as of October 31, or more frequently if events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable. The Company has the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of its reporting units are less than their carrying amounts as a basis for determining whether it is necessary to perform the quantitative goodwill impairment test. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, or chooses not to perform a qualitative assessment, then the quantitative goodwill impairment test will be performed. The quantitative test compares the fair value of the reporting unit with its carrying amount. If the carrying amount exceeds its fair value, the excess of the carrying amount over the fair value is recognized as an impairment loss, and the resulting measurement of goodwill becomes its new cost basis. As of December 31, 2021 and 2020, the carrying amount of Goodwill was $1.06 billion and $58.2 million, respectively. There were no accumulated impairment losses as of December 31, 2021, and no impairment losses were recorded for the years ended December 31, 2021 and 2020.
Long-Lived Assets
The Company tests long-lived assets for recoverability whenever events or changes in circumstances have occurred that may affect the recoverability or the estimated useful lives of long-lived assets. Long-lived assets include intangible assets subject to amortization. A long-lived asset may be impaired when the estimated future undiscounted cash flows are less than the carrying amount of the asset. If that comparison indicates that the asset’s carrying value may not be recoverable, the impairment is measured based on the difference between the carrying amount and the estimated fair value of the asset. This evaluation is performed at the lowest level for which separately identifiable cash flows exist. Long-lived assets to be disposed of are reported at the lower of the carrying amount or estimated fair value less costs to sell.
Debt Issuance Costs
Debt issuance costs are capitalized and amortized over the term of the associated debt. Debt issuance costs are presented in the balance sheet as a direct deduction from the carrying amount of the debt liability consistent with the debt discount.
Revenue From Contracts With Customers
The Company primarily generates revenue from contracts with customers from hosting services and, sales of computer equipment. The Company generally recognizes revenue when the promised service is performed, or control of the promised equipment is transferred to customers. Revenue excludes any amounts collected on behalf of third parties, including sales and indirect taxes.

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

Performance Obligations
The Company’s performance obligations primarily relate to hosting services and equipment sales, which are described below. The Company has performance obligations associated with commitments in customer hosting contracts for future services and commitments to acquire and deploy customer equipment that have not yet been recognized in the financial statements. For contracts with original terms that exceed one year (typically ranging from 18 to 48 months), those commitments not yet recognized as of December 31, 2021 and 2020 were $1.05 billion and $303.7 million, respectively.
Hosting Services
The Company performs hosting services that enable customers to run blockchain and other high-performance computing operations. The Company’s performance obligation related to these services is satisfied over time. The Company recognizes revenue for services that are performed on a consumption basis, such as the amount of electricity used in a period, based on the customer’s use of such resources. The Company recognizes variable usage at its estimate of the stand-alone selling price of its hosting services. As a result, the Company’s hosting revenue is sensitive to changes in the market prices of digital currency assets. As the market prices of digital currency assets are volatile, the Company cannot reasonably estimate the future price of its hosting services for such contracts over the contract term such that a significant revenue reversal is not probable. Therefore, the Company’s best estimate of the transaction price in these contracts is based on the current market price of the digital currency asset. The Company constrains recognition of revenue from contracts with hosting customers with variable pricing to the contractual price determined by the market price of the digital currency asset in the current period.
The Company generally bills its customers in advance based on estimated consumption or the fixed quantity for the period under the contract. The Company recognizes revenue based on actual consumption in the period and invoices adjustments in subsequent periods or retains credits toward future consumption. The term between invoicing and when payment is due typically does not exceed 30 days.
Equipment Sales
The Company recognizes revenue from sales of computer equipment to customers at the point in time when control of the equipment is transferred to the customer, which generally occurs upon deployment of the equipment. Customers make a series of deposits on equipment purchases with the final payment typically being due at least one month prior to deployment.
Self-mining computer equipment that is subsequently sold to customers is recognized as Equipment Sales to Customers in the Company’s Consolidated Statements of Operations.
Deferred Revenue
The Company records contract liabilities in Deferred Revenue on the consolidated balance sheets when cash payments are received in advance of performance and recognizes them as revenue when the performance obligations are satisfied. The Company’s deferred revenue balance as of December 31, 2021 and 2020 was $136.4 million and $44.8 million, respectively, all from advance payments received during the years then ended.
In the year ended December 31, 2021, the Company recognized $44.5 million of revenue that was included in the deferred revenue balance as of the beginning of the year, primarily due to the deployment of customer equipment for which advanced payment had been received from customers prior to January 1, 2021. In the year

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

ended December 31, 2020, the Company recognized $7.8 million of revenue that was included in the deferred revenue balance as of the beginning of the year, primarily due to the performance of hosting services for which advance payments had been received from customers prior to January 1, 2020. Advanced payments for hosting services are typically recognized in the following month and advanced payments for equipment sales are generally recognized within one year.
Digital Asset Mining Income
The Company derives its digital asset mining income from operating its owned computer equipment as part of a pool of users, facilitated by a pool operator, that processes transactions conducted on one or more blockchain networks. The contracts with pool operators are terminable at any time by either party. In exchange for providing computing power to the pool, the Company is entitled to receive digital currency assets from the mining pool operator which is a variable amount based on either (a) the amount of computing power the Company has contributed to the mining pool and current network difficultly or (b) a fractional share of the digital currency asset award the mining pool operator receives from the blockchain network upon successfully adding a block to the blockchain, based on the proportion of computing power the Company contributed to the mining pool operator to the total computing power contributed by all mining pool participants in processing the block.
Providing computing power in digital asset transaction verification services is an output of the Company’s ordinary activities. Providing such computing power is the only performance obligation in the Company’s arrangements with mining pool operators. The transaction consideration the Company receives, if any, is noncash consideration that may be either fixed or variable depending on the payout methodology used by the pool operator. In certain arrangements, the Company does not have a reliable means to estimate its relative share of the rewards until they are paid to it and the variable consideration is constrained until the Company receives the consideration, at which time revenue is recognized. The Company measures consideration at fair value on the date received, which is typically not materially different than the fair value at inception of the arrangement or the time the Company has earned the award from the pools. The Company’s digital asset mining income is sensitive to changes in the market prices of digital currency assets which may be significant.
Deposits for Equipment
The Company has entered into agreements with vendors to supply equipment for its customers and for the Company’s own digital asset mining operations. These agreements generally require significant refundable deposits payable months in advance of delivery and additional advance payments in monthly installments thereafter.
The Company classifies deposits for digital asset mining equipment based on the expected predominant source and use of the cash flows for the equipment that has been contracted for purchase. Prior to the acquisition of Blockcap on July 30, 2021 described in Note 3, the Company expected that the predominant source and use of the cash flows for orders of digital asset mining equipment would be related to customer sales. Beginning with orders placed subsequent to July 30 2021, the Company expects that the predominant source and use of cash flows for digital asset mining equipment will be related to the Company’s own self-mining operations. Therefore, the Company has classified deposits for equipment related to orders prior to July 30, 2021 as cash flow from operating activities and has classified deposits for equipment related to orders made subsequent to July 30, 2021 as cash flows from investing activities.
Costs of Revenue
The Company’s Cost of Hosting Services and Cost of Digital Asset Mining primarily consist of electricity costs, salaries, stock-based compensation depreciation of property, plant and equipment used to perform hosting

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

services and mining operations and other related costs. Cost of Equipment Sales includes represents costs of computer equipment sold to customers.
Research and Development
The Company’s research and development expenses primarily include personnel costs associated with technology and product development and data science research. Research and development costs are expensed as incurred.
Stock-Based Compensation
The Company recognizes the cost of services received in exchange for awards of equity instruments based upon the fair value of those awards on the grant date. For the years ended December 31, 2021 and 2020, the Company’s consolidated operating results included $0.9 million and $0.4 million of stock-based compensation expense related to restricted stock units issued to employees, respectively, and $5.8 million and $2.6 million of stock-based compensation expense related to stock options issued to employees and consultants, respectively. In addition, for the year ended December 31, 2021, the Company recognized $32.2 million of post-combination expense for share-based compensation awards related to the Blockcap acquisition described in Note 3. The total tax benefit related to stock-based compensation was $6.1 million and $0.7 million for the years ended December 31, 2021 and 2020, respectively.
Stock-based compensation expense for the years ended December 31, 2021 and 2020 is included in the Company’s Consolidated Statements of Operations and Comprehensive Income (Loss) as follow:

	Year Ended December 31,
	2021	2020
Cost of revenue	$4,084	$—
Research and development	1,140	—
Sales and marketing	836	—
General and administrative	32,877	3,038

Total stock-based compensation expense	$38,937	$3,038

Stock-based compensation expense is measured at the grant date based on the value of the equity award. The fair value of stock option awards is estimated on the date of grant using the Black-Scholes option-pricing model. The fair value of restricted stock unit awards is estimated on the date of grant using the estimated fair value of the Company’s common stock on the date of grant.
For awards with only service conditions, primarily stock options and certain restricted stock units, the estimated fair value of the equity awards are recognized as expense on a straight-line basis, less actual forfeitures as they occur, over the requisite service period for the entire award, which is generally the vesting period.
For awards with service and performance conditions, primarily restricted stock unit awards, the compensation expense is recognized separately for each tranche of each award as if it were a separate award with its own vesting date (i.e., on an accelerated attribution basis) and the estimated fair value of the equity awards are recognized as expense when it is probable that the performance conditions will be achieved. If the performance conditions become probable of being achieved before the end of the requisite service period, the unrecognized compensation costs for which the requisite service have been provided is recognized in the period in which achievement becomes probable and the remaining unrecognized compensation costs for which requisite service

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

has not been provided is recognized as expense prospectively on an accelerated attribution basis over the remaining requisite service period for the entire award, less actual forfeitures as they occur. See Note 11 for more information about the service and performance conditions associated with the Company’s equity awards.
Employee Benefit Plan
The Company currently maintains a defined contribution retirement and savings plan for the benefit of our employees who satisfy certain eligibility requirements (the “401(k) Plan”). The U.S. Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis
through contributions to the 401(k) Plan. Prior to January 1, 2022, the Company did not match contributions made by participants in the 401(k) Plan.
Earnings Per Share
The Company computes earnings per share (“EPS”) following Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 260,
 Earnings per share
. Basic EPS is measured as the income or loss available to common stockholders divided by the weighted average common shares outstanding for the period. Diluted EPS presents the dilutive effect on a per-share basis
from the potential conversion of convertible securities or the exercise of options and or warrants; the dilutive impacts of potentially convertible securities are calculated using the if-converted method;
the potentially dilutive effect of options or warrants are computed using the treasury stock method. Securities that are potentially an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from diluted EPS calculation.
Income Taxes
The Company is subject to income taxes mainly in the jurisdictions in which it provides various infrastructure, technology and colocation and hosting services. The Company’s tax position requires significant judgment in order to properly evaluate and quantify tax positions and to determine the provision for income taxes.
The Company uses the assets and liabilities method to account for income taxes, which requires that deferred tax assets and deferred tax liabilities be determined based on the differences between the financial statement and tax basis of assets and liabilities, using enacted tax rates in effect for the years in which the differences are expected to be reversed. The Company estimates its actual current tax expense, including permanent charges and benefits, and the temporary differences resulting from differing treatment of items, for tax and financial accounting purposes.
The Company assesses whether it is more likely than not that its deferred tax assets will be realized by considering both positive and negative evidence. If the Company believes that recovery of these deferred tax assets is not more likely than not, the Company establishes a valuation allowance. Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, the Company considered all available evidence, including recent operating results, projections of future taxable income, the reversal of taxable temporary differences, and the feasibility of tax planning strategies.
GAAP sets forth
a two-step approach
to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained upon examination, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

than 50% likely of being realized upon settlement. Interest and penalties related to unrecognized tax benefits are included within Income Tax Expense. Accrued interest and penalties are included in the related tax liability line in the consolidated balance sheets. No penalties or interest have been recognized or accrued for unrecognized tax benefits for the years ended December 31, 2021 and 2020.
The Company adjusts its reserves for tax positions in light of changing facts and circumstances, such as the closing of a tax audit, the refinement of an estimate based on new facts or changes in tax laws. To the extent that the final tax outcome of these matters is different than the amounts recorded, the differences are recorded as adjustments to the provision for income taxes in the period in which such determination is made. The provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate.
The Company’s future effective tax rates could be adversely affected by changes in the valuation of the Company’s deferred tax assets or liabilities, or changes in tax laws, regulations, accounting principles or interpretations thereof. In addition, the Company is subject to examination of income tax returns by various tax authorities. The Company regularly assesses the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of its provisions for income taxes.
Recently Adopted Accounting Standards
In August 2020, the FASB
issued ASU No. 2020-06,
Accounting
 for Convertible Instruments and Contracts in an Entity’s Own Equity
, which amends the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts in an entity’s own equity. This standard can be adopted using either a modified retrospective or a fully retrospective method of transition. This standard is effective for the Company beginning January 1, 2022, with early adoption permitted. We elected to adopt the standard effective January 1, 2021 using the modified retrospective transition method. Adoption of the standard had no impact on the Company’s prior period financial statements.
In October 2021, the FASB issued ASU
2021-08
, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers.
The standard amends ASC 805 such that contract assets and contract liabilities acquired in a business combination are added to the list of exceptions to the recognition and measurement principles such that they are recognized and measured in accordance with ASC 606. The standard is effective for the Company beginning January 1, 2023. Early adoption of the standard is permitted, including adoption in an interim period. An entity that early adopts in an interim period must apply the amendments (1) retrospectively to all business combinations for which the acquisition date occurs on or after the beginning of the fiscal year that includes the interim period of early application and (2) prospectively to all business combinations that occur on or after the date of initial application. We have elected to early adopt the standard effective October 1, 2021 which resulted in an increase to both goodwill and deferred revenue of $0.4 million due to the retrospective application of the standard to the Company’s acquisition of Blockcap on July 30, 2021 discussed in Note 3.
Accounting Standards not yet adopted
In June 2016, the FASB issued ASU
2016-13,
Financial Instruments—Measurement of Credit Losses on Financial Instruments, which will require an entity to measure credit losses for certain financial instruments and financial assets, including trade receivables. Under this update, on initial recognition and at each reporting period, an entity will be required to recognize an allowance that reflects the entity’s current estimate of credit losses expected to be incurred over the life of the financial instrument. This update will be effective for the Company with the annual reporting period beginning January 1, 2022, including interim periods within that

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

reporting period. Early adoption is permitted. The Company is currently evaluating the impacts the adoption of this standard will have on the consolidated financial statements.
In December 2019
,
 the FASB issued
ASU 2019-12
,
 Income Taxes (Topic
 740):
 Simplifying the Accounting for Income Taxes,
 which simplifies the accounting for income taxes by removing the exceptions to the incremental approach for intra-period tax allocation in certain situations, the requirement to recognize a deferred tax liability for a change in the status of a foreign investment, and the general methodology for computing income taxes in an interim period when year-to date
loss exceeds the anticipated loss for the year. The amendments also simplify the accounting for income taxes with regard to franchise tax, the evaluation of step up in the tax basis goodwill in certain business combinations, allocating current and deferred tax expense to legal entities that are not
 subject to tax and enacted change in tax laws or rates. The standard is effective for the Company beginning January 1, 2022. The Company is currently evaluating the impacts the adoption of this standard will have on the consolidated financial statements.
In February 2016, the FASB issued ASU
No. 2016-02,
Leases-(Topic 842). Under this new guidance, lessees will be required to recognize for all leases (with the exception of short-term leases): 1) a lease liability equal to the lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis and 2) a right-of-use
asset which will represent the lessee’s right to use, or control the use of, a specified asset for the lease term (“ROU asset”). Topic 842 is effective for the Company’s annual and interim reporting periods beginning January 1, 2022. The adoption of Topic 842 will require the Company to recognize non-current
assets and liabilities for
right-of-use
assets and operating lease liabilities on its consolidated balance sheet, but it is not expected to have a material effect on the Company’s results of operations or cash flows. Topic 842 will also require additional footnote disclosures to the Company’s consolidated financial statements.
A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. The Company expects to adopt the new standard on January 1, 2022 and use the effective date as the date of initial application. Consequently, financial information will not be updated, and the disclosures required under the new standard will not be provided for dates and periods before January 1, 2022.
The new standard provides a number of optional practical expedients in transition. The Company expects to elect the ‘package of practical expedients’, which permits the Company not to reassess prior conclusions about lease identification, lease classification and initial direct costs under the new standard. The Company does not expect to elect the use-of-hindsight
or the practical expedient pertaining to land easements; the latter not being applicable to the Company.
The Company does not expect that this standard will have a material effect on the financial statements. While the Company continues to assess all of the effects of adoption, the Company currently believes the most significant effects relate to (1) the recognition of new ROU assets and lease liabilities on the balance sheet for operating leases; and (2) providing significant new disclosures about the Company’s leasing activities. The Company does not expect a significant change in leasing activities between now and adoption.
The new standard also provides practical expedients for the Company’s ongoing accounting. The Company currently expects to elect the short-term lease recognition exemption for all leases that qualify. This means, for those leases that qualify, the Company will not recognize ROU assets or lease liabilities, and this includes not recognizing ROU assets or lease liabilities for existing short-term leases of those assets in transition. The Company also currently expects to elect the practical expedients to not separate lease and non-lease
components for all of the Company’s leases.
There are no other new accounting pronouncements that are expected to have a significant impact on the Company’s consolidated financial statements.

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

3.	ACQUISITIONS
In June 2020, Core Scientific entered into an Asset Purchase Agreement with Atrio Inc. (“Atrio”) to acquire certain assets of Atrio in exchange for $1.2 million cash consideration and 0.3 million shares of the Company’s common stock. The Company and Atrio contemplated a valuation for the transaction of approximately $2.4 million based on an estimate of the fair value of the Company’s common stock of $3.50 per share which was allocated to cost of the acquired software intangible assets.
In a separate transaction in June 2020, the Company entered into an agreement with RStor, Inc. (“RStor”) to obtain a non-exclusive license
to three specific patents held by RStor for consideration of 0.3 million shares of the Company’s common stock. The Company and RStor contemplated a valuation for the transaction of approximately $0.9 million based on an estimate of the fair value of the Company’s common stock of $3.50 per share which was allocated to the cost of the acquired patent intangible assets.
The software acquired from Atrio and the acquired patents from RStor are not businesses under ASC 805,
 Business Combinations,
 because substantially all the fair value of the acquired assets is concentrated in a single intellectual property asset. Accordingly, the asset purchases are accounted for as asset acquisitions where the cost of the acquisition, measured as the fair value of the cash consideration transferred and the common stock issued by the Company, is allocated to the assets acquired.
Description of Blockcap Acquisition
On July 30, 2021, the Company acquired 100% of the equity interest in Blockcap, one of its largest hosting customers. Blockcap is a blockchain technology company with industrial scale digital asset mining operations. Blockcap’s primary historical business was the mining of digital asset coins and tokens, primarily Bitcoin and, to a lesser extent, Siacoin and Ethereum. While Blockcap did sell or exchange the digital assets it mined to fund its growth strategies or for general corporate purposes from time to time, it generally retained its digital assets as investments in anticipation of continued adoption of digital assets as a “store of value” and a more accessible and efficient medium of exchange than traditional fiat currencies. In addition to mining, holding and exchanging digital assets, Blockcap also evaluated and completed investments in related technologies and ancillary businesses, including RADAR, an early stage company focused on technology enhancement and development in the digital asset industry that it acquired on July 1, 2021. The acquisition of Blockcap significantly expanded the Company’s self-mining operations and increased the number of miners it owns. The Company intends to utilize RADAR’s business assets and the technical expertise of its principals in enhancing the Company’s existing blockchain mining technology and software and in further strengthening the Company’s leadership position and value creation potential through the development of products and services that utilize blockchain technologies.
Consideration consisted of the issuance of 71.2 million shares of the Company’s common stock, approximately 4.3 million shares of the Company’s restricted stock and approximately 4.6 million options to purchase shares of the Company’s common stock. The acquisition has been accounted for as a business combination using the acquisition method of accounting, whereby the net assets acquired and the liabilities assumed were recorded at fair value. The Company and Blockcap had preexisting relationships which were settled on the acquisition date. Using the estimated purchase price for the transaction, the Company has allocated the purchase price to identifiable assets and liabilities based upon preliminary fair value estimates. The excess of the purchase price over the fair value of the net identifiable assets acquired was allocated to goodwill.
In a business combination, the initial allocation of the purchase price is considered preliminary and therefore subject to change until the end of the measurement period (not to exceed one year from the acquisition date). Because the measurement period is still open, certain fair value estimates may change once all information

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

necessary to make a final fair value assessment has been received. Specifically, the measurement period is still open for consideration transferred, property, plant and equipment, net and deferred tax liabilities as the Company is still in the process of obtaining information about certain shares allocated to Blockcap shareholders and certain transactions between Blockcap and Core that were outstanding as of July 30, 2021.
The following table summarizes the fair values for each major class of assets acquired and liabilities assumed at the acquisition date. The Company retained the services of certified valuation specialists to assist with assigning estimated values to certain acquired assets and assumed liabilities. Amounts initially disclosed for the estimated values of certain acquired assets and liabilities assumed were adjusted through December 31, 2021 based on information arising after the initial preliminary valuation.
PPA Allocation

Consideration (in thousands) :
71.2 million common shares valued at $16.18 per share 1,2	$1,151,985
Fair value of replaced Blockcap share-based payments attributable to pre-combination service 3	21,768
Settlement of Blockcap debt 4	25,607
Settlement of preexisting contracts 5	(60,522)

Total Consideration	$1,138,838
Fair value of assets acquired, and liabilities assumed:
Cash and cash equivalents	$704
Digital assets-Bitcoin	73,304
Digital assets-Ethereum	365
Digital assets-Bitcoin cash	8
Digital assets-Siacoin	554
Digital assets-Other	3,329
Other current assets	633
Intangible assets, net	2,925
Property, plant and equipment, net	97,964
Other noncurrent assets	1,293

Total assets acquired	181,079
Accounts payable	492
Accrued expenses and other	22,647
Deferred revenue	414
Other current liabilities	7,204
Deferred tax liability	9,003

Total liabilities assumed	$39,760
Total identifiable net assets	$141,319
Goodwill on acquisition	$997,519

1	71.2 million common shares represent the equivalent Core Scientific common shares issued to Blockcap shareholders as consideration for the purchase.
2
The price per share of our common shares was estimated to be $16.18. As the Core Scientific common shares were not listed on a public marketplace, the calculation of the fair value of the common shares was subject to a greater degree of estimation. Given the absence of a public market, an estimate of the fair value

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

of the common shares was required at the time of the Blockcap Acquisition. Objective and subjective factors were considered in determining the estimated fair value and because there was no active trading of the Core Scientific equity shares on an established securities market, an independent valuation specialist was engaged. The valuation was determined by weighting the outcomes of scenarios estimating share value based on both public company valuations and private company valuations. Both a market approach and common stock equivalency model were used to determine a range of outcomes, which were weighted based on probability to determine the result.
3	Reflects the estimated fair value of replaced Blockcap share-based payments allocated to purchase price based on the proportion of service related to the pre-combination period
4
Reflects the fair value of loans issued by the Company in July 2021 that were effectively used to settle debt that had previously been held by Blockcap. Refer to Note 8 for further discussion of the debt issuance.

5
Blockcap had preexisting hosting and equipment contracts with the Company that were effectively settled by the Company’s acquisition of Blockcap. As a result, the consideration transferred to Blockcap has been adjusted by the deferred revenue balances that were settled at the time of acquisition.

The following table provides the reconciliation of the carrying amount of goodwill at the beginning and end of the reporting period (in thousands):

Goodwill
Balance as of December 31, 2020	$58,241
Acquisitions	1,048,727
Subsequent measurement period adjustment	$(51,208)

Balance as of December 31, 2021	$1,055,760

After the September 30, 2021 financial statements were issued, we determined that the following measurement period adjustments to the accounting for the Blockcap acquisition were necessary based upon obtaining updated information:

•	$16.0 million decrease to consideration transferred, resulting in a 16.0 million decrease to goodwill, related to shares that were allocated to settle a liability of Blockcap.

•
$0.2 million decrease to consideration transferred, resulting in a $0.2 million decrease to goodwill, related to Blockcap share-based payment replacement awards that were attributed to pre-combination
services.

•
$25.6 million increase to consideration transferred and a $70.9 million increase to property, plant, and equipment, net acquired, resulting in a $45.3 million decrease to goodwill, related to a transaction entered into in contemplation of the Blockcap acquisition whereby the Company effectively settled $25.6 million of debt held by Blockcap in exchange for acquiring digital asset mining equipment with a fair value of $70.9 million. The adjustment resulted in an increase to cost of revenue related to additional deprecation expense of $6.3 million for the year ended December 31, 2021.

•	$0.4 million increase to deferred revenue, resulting in a $0.4 million increase to goodwill, related to acquired customer contracts.

•	$0.8 million increase other current liabilities and $9.0 million increase to deferred tax liabilities, resulting in a $9.8 million increase to goodwill, as a result of tax adjustments.

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

Intangible Assets and Liabilities
Goodwill with an assigned value of $1.00 billion represents the excess of the consideration transferred over the estimated fair values of assets acquired and liabilities assumed. The goodwill recognized includes the assembled workforce of Blockcap and intangible assets that do not qualify for separate recognition. None of the goodwill resulting from the acquisition is deductible for tax purposes. All of the goodwill acquired is allocated to the Mining segment. Management believes the acquisition of Blockcap strengthens its presence in the data mining market due to the scale of its operations. These factors are the basis for the excess purchase price paid over the value of the assets acquired and liabilities assumed, resulting in goodwill.
Other intangible assets acquired in the Blockcap acquisition consisted of $2.8 million developed technology intangibles and $0.1 million of customer relationships with a weighted-average useful life of 3 years.
Transaction Costs
The Company recognized transaction costs of $1.1 million for the year ended December 31, 2021, respectively. These costs were associated with legal and professional services and were recognized as General and administrative expenses in the Company’s
Consolidated Statements of Operations.
Unaudited Pro Forma Information
The following unaudited pro forma financial information gives effect to the Blockcap acquisition as if it had been completed on January 1, 2020. The unaudited pro forma information was prepared in accordance with the requirements of ASC 805,
Business Combinations
, which is a different basis than pro forma information prepared under Article 11 of Regulation
S-X
(“Article 11”). As such, they are not directly comparable with historical results for stand-alone Core Scientific prior to July 30, 2021, historical results for Core Scientific from July 30, 2021 that reflect the acquisition and are inclusive of the results and operations of Blockcap, nor our previously provided pro forma financials prepared in accordance with Article 11. The pro forma results for the year ended December 31, 2021 and 2020 include the impact of several significant nonrecurring pro forma adjustments to previously reported operating results. The pro forma adjustments are based on historically reported transactions by the respective companies. The pro forma results do not include any anticipated synergies or other expected benefits of the acquisition (in thousands).

	Year Ended December 31,
	2021	2020
Total revenue	$586,991	$70,948
Operating income (loss)	$137,109	$(23,354)
Significant pro forma adjustments include:

•	Transaction costs of $1.9 million are assumed to have occurred on the pro forma close date of January 1, 2020, and are recognized as if incurred in the first quarter of 2020;

•	Tangible and intangible assets are assumed to be recorded at their estimated fair values as of January 1, 2020 and are depreciated or amortized over their estimated useful lives; and

•	Accounting policies of Blockcap are conformed to those of Core Scientific including depreciation for mining equipment.

•
Share-based compensation awards of Blockcap for which the performance condition of the award is assumed to be probable of being met as of January 1, 2020 and expensed as they are earned based on the service condition.

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

•
The elimination of $19.2 million of expense recognized by Blockcap in July 2021 for the acceleration of certain equity awards of its CEO and others. Because this acceleration was deemed to be in contemplation of the Merger, Core Scientific has recorded $23.3 million of compensation expense for the acceleration in its financial statements for the period ending December 31, 2021, which was determined based on the fair value of the awards at the time of the Merger. This adjustment is necessary to avoid duplication of the expense attributable to the combined company related to the acceleration of the same awards.

The selected unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations would have been had the acquisition actually occurred on January 1, 2020, nor do they purport to project the future consolidated results of operations.
For the periods subsequent to the acquisition, Blockcap contributed total revenues of $42.6 million for the year ended December 31, 2021 and operating income of $15.5 million for the year ended December 31, 2021 that were included in our Consolidated Statements of Operations and Other Comprehensive income (loss).

4.	OTHER ASSETS
Other current assets as of December 31, 2021 and 2020 consist of the following (in thousands):

	Year Ended December 31,
	2021	2020
Prepaid expenses	$27,055	$1,212
Security deposits	355	2,230
Prepaid rent	453	—
Other	2,248	2,768

Total other current assets	$30,111	$6,210

Prepaid expenses include prepayments of insurance premiums, rent expense, licenses, and subscriptions. Security deposits represent payments by the Company primarily associated with utilities and leases.
Other noncurrent assets as of December 31, 2021 and 2020 consist of the following (in thousands):

	Year Ended December 31,
	2021	2020
Security deposits	$2,079	$1,150
Utility construction contributions	2,453	3,000
Prepaid rent	4,478	—
Capitalized transaction costs	10,682	—
Other	1,354	349

Total other noncurrent assets	$21,045	$4,499

Security deposits represents payments by the Company primarily associated with utilities and leases. Utility construction contributions include amounts contributed to utilities for the construction of assets that allow the Company to obtain utility services, primarily electricity.

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

5.	PROPERTY, PLANT AND EQUIPMENT, NET
Property, plant and equipment, net as of December 31, 2021 and 2020 consist of the following (in thousands):

	December 31,		Estimated Useful Lives
	2021	2020
Land and improvements 1	$12,995	$5,458	20 years
Building and improvements	93,064	46,811	12 to 39 years
Computer, mining and network equipment 2	475,331	20,270	1 to 5 years
Electrical equipment 3	59,253	24,681	5 to 10 years
Other property, plant and equipment 4	1,156	1,243	5 to 7 years

Total	641,799	98,463
Less accumulated depreciation and amortization 5	44,495	13,219

Property, plant and equipment, net 6	$597,304	$85,244

1	Estimated useful life of improvements. Land is not depreciated.
2	Includes capital lease assets of $103.9 million and $3.3 million at December 31, 2021 and 2020, respectively.
3	Includes capital lease assets of $12.6 million and $2.6 million at December 31, 2021 and 2020, respectively.
4	Includes capital lease assets of $0.4 million and $0.4 million at December 31, 2021 and 2020, respectively.
5	Includes accumulated amortization for assets under capital leases of $10.3 million and $1.8 million at December 31, 2021 and 2020, respectively.
6	Includes construction in progress of $42.6 million and $10.5 million for the year ended December 31, 2021 and 2020, respectively.
Depreciation expense, including amortization of capital lease assets, for the years ended December 31, 2021 and 2020 was $31.8 million and $8.6 million, respectively. Depreciation for the year ended December 31, 2021 and 2020 allocated to costs of revenue was $31.7 million and was $8.5 million, respectively.

6.	INTANGIBLE ASSETS, NET
Intangible assets, net as of December 31, 2021 and 2020 consist of the following (in thousands):

	December 31, 2021
	Gross	Accumulated Amortization	Net Carrying Amount	Estimated Useful Lives
Acquired software	$10,093	$(2,503)	$7,590	3-8 years
Patents	423	(9)	414	20 years
Customer relationships	150	(21)	129	3 years
Trademarks	73	(11)	62	8 years

Total intangible assets, net	$10,739	$(2,544)	$8,195

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

	December 31, 2020
	Gross	Accumulated Amortization	Net Carrying Amount	Estimated Useful Lives
Acquired software	$7,318	$(954)	$6,364	5-8 years
Patents	260	(4)	256	20 years
Trademarks	59	(5)	54	8 years

Total intangible assets, net	$7,637	$(963)	$6,674

The Company amortizes intangible assets subject to amortization over their estimated useful lives. Amortization of intangible assets is included within general and administrative expenses in the Company’s Consolidated Statements of Operations and Comprehensive Income (Loss). Amortization expense for intangible assets was $1.6 million and $0.8 million for the years ended December 31, 2021 and 2020, respectively. The future five-year amortization of intangibles subject to amortization as of December 31, 2021 was as follows (in thousands):

Amortization
2022	$2,145
2023	2,145
2024	1,743
2025	843
2026	507
Thereafter	812

Total	$8,195

7.	ACCRUED EXPENSES AND OTHER
Accrued expenses and other as of December 31, 2021 and 2020 consist of the following (in thousands):

	Year Ended December 31,
	2021	2020
Accrued expenses and other	$25,332	$653
Accrued taxes	5,736	1,645
Vendor payable	21,313	—
Customer deposits 1	5,570	—
Accrued interest	5,521	283
Other current liabilities	4,390	1,004

Total accrued expenses and other	$67,862	$3,585

1
Consists of amounts deposited by the Company’s customers relating to future tax estimates. Should the deposits be unnecessary once the customer units are owned and deployed, the deposits are either applied against an existing equipment balance due, or applied against future hosting invoices.

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

8.	NOTES PAYABLE
Notes payable as of December 31, 2021 and 2020 consist of the following (in thousands):

	December 31 2021	December 31 2020
Kentucky note	$1,032	$1,511
PPP loan	—	2,154
Silverpeak loan	—	22,260
Stockholder loan	10,000	—
Genesis loan	552	4,648
NYDIG loan	67,435	718
Trinity loan	19,641	—
Celsius loan	—	6,842
Bremer	15,066	—
Blockfi	60,000	—
Secured Convertible Notes 1	220,871	—
Unsecured Convertible Notes 2	301,226	—
Other	663	581

Total	696,486	38,714
Unamortized discount and debt issuance costs	(3,187)	(2,834)
Fair value adjustments to convertible notes	34,910	—

Total notes payable, net	$728,209	$35,880

1
Secured Convertible Notes (includes principal balance at issuance and PIK interest) which considers the minimum payoff at maturity of two times the face value of the note plus accrued interest. The minimum payoff at maturity related to the principal balance was $441.7 million December 31, 2021.

2	Unsecured Convertible Notes which considers the minimum payoff at maturity of one times the face value of the note plus accrued interest.
Kentucky Note -
 In December 2018, the Company entered into a five-year secured promissory note agreement for $2.4 million in connection with the acquisition of property in Kentucky for datacenter development (“Kentucky note”). The note bears interest at a rate per annum of 5% and the Company is required to make monthly payments of principal and interest. Interest expense on the notes has been recognized based on an effective interest rate of 5%.
Executive Notes
 – In March and April 2020, the Company issued an aggregate of $4.0 million of notes to the Company’s president and chief executive officer and a member of the Board of Directors. The notes are unsecured and bear interest at 7% per annum, with all principal and interest accrued due at the earlier of 12 months from issuance or the occurrence of a financing of at least $20.0 million of gross proceeds. The Company granted common stock warrants to the noteholders for the purchase of 4.0 million shares of common stock at an exercise price of $1.00 per share. The exercise price was subsequently amended to $1.34 per share. The Company allocated proceeds of $2.2 million to the notes and $1.6 million to the warrants on a relative fair value basis and recognized a derivative liability of $0.2 million equal to the fair value of the contingent repayment feature. Interest expense on the notes was recognized based on an effective interest rate of 98%. The notes were repaid in full in May 2020 from the proceeds of the Silverpeak Loan described below. This resulted in an extinguishment loss of $1.3 million based on the carrying amount of the related party notes and the contingent repayment derivative.

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

PPP Loan -
 In March 2020, the WHO classified the
COVID-19
outbreak as a pandemic, based on the rapid increase in exposure globally. On March 27, 2020, President Trump signed into law the “Coronavirus Aid, Relief, and Economic Security (“CARES”) Act.” The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property.
It also allocated funds for the U.S. Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) loans that are forgivable in certain situations to promote continued employment, as well as Economic Injury Disaster Loans to provide liquidity to small businesses harmed by
COVID-19.
In April 2020, the Company received a loan of $2.2 million from the PPP through the SBA. The loan was unsecured and bore interest at a rate per annum of 1% and monthly payments of principal were to begin in July 2021. The loan was due in full in April 2022. Under the PPP, all or a portion of the loan may be forgiven if the Company uses the proceeds of the loan for its payroll costs and other expenses in accordance with the requirements of the PPP. Interest expense on the note was recognized based on an effective interest rate of 1%. On July 13, 2021, the Company repaid the loan in full.
Silverpeak Loan
 - In May 2020, the Company issued a $21.0 million senior secured loan to Silverpeak Credit Partners LP. The loan was secured by substantially all of the assets of the Company. The loan bears interest at a rate per annum of 15%, interest payments due monthly. The Company received proceeds from the loan issuance of $19.8 million, which were net of an original issuance discount and issuance costs of $1.2 million. In addition, the issuance costs also included common stock options issued to advisors with an exercise price of $1.00 per share and a fair value of $0.8 million on the issuance date. The loan also included a non-refundable exit
fee of $1.3 million due upon maturity or early payment which was included as part of the debt discount. Interest expense on the loan was recognized based on an effective interest rate of 21%, which includes the amortization of the discount and debt issuance costs. In May 2020, the Company used $4.0 million of the proceeds from the loan issuance to repay the outstanding principal and interest on the promissory notes to the Company’s president and chief executive officer and a member of the Board of Directors, as discussed above. In February 2021, the Company entered in an amendment of the Silverpeak loan that included the issuance of an additional $9.0 million tranche of senior secured loans. This loan, including the additional tranche issued in February 2021, was paid off in full in April 2021. A loss on debt extinguishment of $8.0 million was recognized for the year ended December 31, 2021.
Genesis Loan
 - In July 2020, the Company entered into a credit facility with Genesis Global Capital, LLC that provides capacity of up to $13.0 million to finance the Company’s acquisition of blockchain computing equipment (“Genesis Loan”). The Company borrowed $5.3 million in three installments and the borrowing capacity of the facility was reduced via an amendment in September 2020 to equal the actual amounts borrowed. The loans under the credit facility are secured by the blockchain computing equipment and the Company is required to comply with an approved mining strategy and other restrictions on use of the collateral. Loans under the credit facility have terms of 20 months, bear interest at a rate per annum of 16% plus a fixed risk premium, and require monthly payments. Interest expense on the loans have been recognized based on an effective interest rate of 28%, which includes the amortization of a debt discount.
NYDIG Loan
 - In October 2020, the Company entered into a master equipment finance agreement with NYDIG and received a loan of $0.8 million to finance the Company’s acquisition of blockchain computing equipment. In March 2021, the Company received $3.8 million of additional loans under the master equipment finance agreement with NYDIG to finance the Company’s acquisition of blockchain computing equipment. The loan bears an interest rate of 15% and has a term of 24 months from issuance. Interest expense on the loan has been recognized based on an effective interest rate of 16%.

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

In May 2021, the Company received $13.4 million of additional loans under the master equipment finance agreement with NYDIG to finance the Company’s acquisition of blockchain computing equipment that bear an interest rate of 14.25% and have a term of 24 months from issuance. Interest expense on the loans issued in May 2021 has been recognized based on an effective interest rate of 17%.
In July 2021, the Company received blockchain computing equipment from NYDIG (which had been concurrently acquired by NYDIG from Blockcap in exchange for settlement of Blockcap’s debt with NYDIG) in exchange for $26.1 million of additional loans under the master equipment finance agreement with NYDIG that bear an interest rate of 14.25% and have a term of 24 months from issuance. Interest expense on the loans issued in July 2021 has been recognized based on an effective interest rate of 16%.
In November 2021, the Company received blockchain computing equipment from NYDIG in exchange for $33.4 million of additional loans under the master equipment finance agreement with NYDIG that bear an interest rate of 11% and have a term of 24 months from issuance. Interest expense on the loans issued in November 2021 has been recognized based on an effective interest rate of 11%.
Celsius Loan
 – In November 2020 the Company entered into an equipment lending agreement with Celsius Networks Lending, LLC to borrow up to $27.7 million in five tranches through May 20, 2021 for the purchase of blockchain mining equipment. The Company borrowed the first two tranches totaling $13.8 million in November and December 2020. The loans bear interest at 13.5% annually and are due at the earlier of the date of sale of the underlying mining equipment or 24 months from issuance. Interest expense on the loans has been recognized based on an effective interest rate of 13.5%. In December 2020, the Company repaid $7.0 million of the loan and in January 2021, the Company repaid the remaining balance of $6.8 million. No gain or loss was recognized upon loan extinguishment.
Stockholder loan
—In January 2021, the Company borrowed $10.0 million from a stockholder for the purchase of bitcoin mining equipment. The loan bears interest at 10% per annum over a two-year term.
The loan was issued with a warrant to purchase 120,000 shares of common stock at an exercise price of $6.74 per share. The warrant has a two-year term.
The Company allocated proceeds of $9.5 million to the notes and $0.5 million to the warrants on a relative fair value basis. Interest expense on the loan has been recognized based on an effective interest rate of 20%.
Convertible Notes
—In April 2021, the Company entered into a Secured Convertible Note Purchase Agreement and issued $215.0 million of Secured Convertible Notes to new and existing lenders. In August through November 2021, the Company issued an additional $299.8 million of Unsecured Convertible Notes under substantially the same terms and conditions as the original April 2021 notes except that the August through November 2021 notes were unsecured until an IPO or SPAC merger and then became secured pari passu with the Secured Convertible Notes in January 2022 upon the closing of the Merger Agreement with XPDI with the Secured Convertible Notes. In addition, the Company also issued $7.3 million during the year ended December 31, 2021 as payment-in-kind
interest on convertible notes outstanding during the period. The convertible notes have a maturity date of April 2025 and bear interest at a rate of 10% per annum, of which 4% is payable in cash and 6% is payable in kind. Upon the closing of the Merger Agreement with XPDI in January 2022, the convertible notes became convertible into common shares at the option of the holder at a conversion price equal to $8.00 per share. The proceeds from the convertible notes were used, in part, to repay the Silverpeak loan described above. As discussed in Note 2, the Company has elected to measure its convertible notes at fair value and accordingly during the year ended December 31, 2021 recognized $13.1 million of debt issuance costs as incurred within Interest Expense, Net in the Company’s Consolidated Statements of Operations and Comprehensive income (loss). See Note 2 for further information on fair value measurement of the convertible notes. As of December 31, 2021, the Company is not in violation of any of its covenants.

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

Trinity Loans
—In August 2021, the Company entered into a $30.0 million master equipment finance facility agreement with Trinity Capital Inc. (“Trinity”) to finance the Company’s acquisition of blockchain computing equipment and received a loan of $1.0 million at close. The loan has a term of 36 months from issuance. Interest expense on the loan has been recognized based on an effective interest rate of 11.0%. In November and December 2021, the Company borrowed $14.0 million and $5.0 million, respectively. The remaining balance of $10.0 million can be drawn, at the Company’s option, no later than twelve months after the initial close.
Bremer Loan
– In October 2021, the Company entered into a lending agreement with Bremer Bank, National Association to borrow up to $16.2 million in two tranches through May 22, 2022 for the purchase of blockchain mining equipment and improvements to data center and infrastructure. In December 2021, the Company entered into an additional term loan to borrow up to $9.6 million. The Company borrowed $15.2 million in October through December 2021. The loans bear interest at 5.5% annually and are due at the earlier of the date of sale of the underlying mining equipment or 60 months from issuance. Interest expense on the loans has been recognized based on an effective interest rate of 5.6%. The loans require the Company to maintain the following financial covenants: (1) a minimum debt service coverage ratio (defined in the agreement as EBITDA divided by scheduled principal and interest payments) of not less than 1.2:1, measured annually beginning December 31, 2022; and (2) a fixed charge coverage ratio (defined in the agreement as EBITDA minus net distributions divided by scheduled principal and interest payments) of 1:1, measured annually beginning December 31, 2022. The loans are secured by a first priority security interest in certain of the assets financed by the loans.
Additionally, an interest buydown agreement was made between Grand Forks Growth Fund and the Bank of North Dakota acting on behalf of the PACE Program for the purpose of a buydown on the interest for certain the Company’s loans financed through Bremer Bank. The total amount of interest buydown over the term of the loan is $0.8 million and payments will begin to be received beginning when principal payments are due from the Company beginning May 2022. In order to receive the interest buydown incentive, the Company must (a) continue operation in the jurisdiction for a minimum of five years from the benefit date, (b) employ 13 new full-time employees within two years of receiving the incentive and continue to keep them employed for the duration of the agreement and (c) continue to make debt payments and no event of default should occur. If the Company discontinues operation in the jurisdiction within the next five years, it is obligated to repay the incentive back to the Bank of North Dakota. If after two years, the Company does not employ 13 new full-time employees, the interest buydown will be prorated to reflect any partial fulfillment and the Company, at a minimum, is required to pay back the value of the incentive to the Bank of North Dakota (prorated to reflect any partial fulfillment of the goal). For the years ended December 31, 2021 and 2020, there was no interest buydown.
Blockfi
– In December 2021, the Company entered into two lending agreements with Blockfi Lending, LLC to borrow up to $110.0 million for the purchase of blockchain mining equipment. The first agreement consists of $10.0 million and bears interest at 9.7% with a term of 24 months from issuance. Interest expense on the loans issued in December 2021 has been recognized based on an effective interest rate of 10.1%. The second agreement consists of $100.0 million and bears interest at 13.1% with a term of 24 months from issuance. The company borrowed the first tranche totaling $60.0 million across the two loans in December 2021 and has until March 2022 to borrow the remaining $50.0 million. Interest expense on the loans issued in December 2021 has been recognized based on an effective interest rate of 13.1%.

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

Maturities of notes payable as of December 31, 2021 are as follows (in thousands):

Year ending December 31,
2022	$78,597
2023	80,202
2024	11,249
2025 1	524,378
2026	1,522
Thereafter	538

Total	696,486
Unamortized discount and debt issuance costs	(3,187)
Fair value adjustments to convertible notes	34,910

Total maturities	$728,209

1
Includes $220.9 million for the face value of the Secured Convertible Notes which have payoff at maturity of two times the face value of the note plus accrued interest. The total amount that would be owed on the Secured Convertible Notes outstanding as of December 31, 2021 if held to maturity was $441.7 million.

9.	CONTINGENTLY REDEEMABLE CONVERTIBLE PREFERRED STOCK
The Company is authorized to issue 50.0 million shares of preferred stock, $0.00001 par value. As of both December 31, 2021 and 2020, 6.8 million shares of preferred stock were issued and outstanding (the below table is in thousands, except per share amounts).

	For Both December 31, 2021 and 2020
	Shares Authorized	Shares Issued and Outstanding	Issuance Price per Share	Net Proceeds	Liquidation preference
Contingently Redeemable Convertible Preferred Stock:
Series A	14,641	6,452	$6.83	$31,070	$44,064
Series B	14,327	314	3.50	1,097	1,100
Undesignated	21,032	—		—	—

Total contingently redeemable convertible preferred stock	50,000	6,766		$32,167	$45,164

There were no additional contingently redeemable convertible preferred stock issuances in 2021.
At various dates during the year ended December 31, 2020, the Company issued a total of 4.4 million shares of $0.00001 par value Series A Contingently Redeemable Convertible Preferred Stock (“Series A Preferred Stock”) at $6.83 per share in private placement offerings. The aggregate proceeds from the offerings were $29.5 million, which were net of offering costs of $0.7 million.
In February and March 2020, the Company issued a total of 0.2 million shares of Series A Preferred Stock at $6.83 per share in private placement offerings. The aggregate proceeds from the offerings were $1.5 million.
In February 2020, the Company completed an exchange of 1.1 million shares of common stock that were originally issued in the private placement offering from October 2018 to December 2019 for 1.8 million newly

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

issued shares of Series A Preferred Stock. The shares of common stock were retired upon reacquisition by the Company. The Company received no net proceeds from the exchange and recognized a deemed dividend of $10.5 million based on the incremental fair value of the preferred stock received by the stockholders compared to the fair value of the common stock exchanged. The difference between the fair value of the Preferred Stock issued and common stock retired is accounted for as a deemed dividend and is reflected as an increase to the amount of the net loss attributable to common shareholders.
In June 2020, the Company issued 0.3 million shares of $0.00001 par value Series B Contingently Redeemable Convertible Preferred Stock (“Series B Preferred Stock”) at $3.50 per share in a private placement offering. The aggregate proceeds from the offering was $1.1 million.
Each share of Series A and Series B Preferred Stock has a liquidation value of $6.83 and $3.50, respectively. Holders may elect at any time to convert each share of preferred stock into one share of the Company’s common stock. Unless earlier converted, each share of preferred stock will automatically convert to shares of the Company’s common stock upon the earlier of an initial public offering of the Company’s common stock for aggregate proceeds of not less than $100.0 million, or an agreement to convert by the holders of a majority of the outstanding shares of preferred stock. In the event of an initial public offering, the number of shares of the Company’s common stock issuable on conversion of each share of preferred stock will be either (i) the amount determined by dividing the liquidation value by the public offering price if such offering price is less than the liquidation value per share, or (ii) one share. In the event of an agreement to convert by the holders of a majority of the outstanding shares of preferred stock, one share of the Company’s common stock is issuable on conversion of each share of preferred stock.
In addition to the conversion rights, the Series A and B Preferred Stock is redeemable upon the occurrence of a deemed liquidation event, the definition of which includes a transaction that results in a change in control of the Company or a sale or transfer by the Company of substantially all its assets. In the event of a deemed liquidation, the holders of shares of Preferred Stock are entitled to a cash distribution equal to the liquidation value per share. The closing of the Merger Agreement with XPDI in January 2022 did not meet the definition of a deemed liquidation event. As of December 31, 2021 and 2020 the Series A and B preferred stock was not redeemable because no deemed liquidation event had occurred. Furthermore, the Company has not made any adjustments to the carrying value of the Series A and B Preferred Stock to reflect the liquidation value of the shares because the Company has determined that a deemed liquidation event is not probable of occurring.
All outstanding shares of Series A and B Preferred Stock have one vote per share. Dividends on Series A and Series B Preferred Stock are payable when, as, and if declared by the Company’s Board of Directors. Series A and B Preferred Stock rank in parity to each other and rank senior to the Company’s common stock, including capital stock established in the future, unless the terms of such capital stock expressly provide otherwise, and junior to existing and future indebtedness and other liabilities with respect to dividend rights and distribution rights upon liquidation, winding-up, and
dissolution.
The Series A and B Preferred Stock is classified as contingently redeemable because it is redeemable upon the occurrence of a deemed liquidation event, and such a redemption triggering event is not solely within the control of the Company. The Series A and B Preferred Stock is therefore presented separate from and outside of stockholders’ equity in a manner consistent with temporary equity.

10.	COMMITMENTS AND CONTINGENCIES
Legal Proceedings
—The Company is subject to legal proceedings arising in the ordinary course of business. The Company accrues losses for a legal proceeding when it is probable that a loss has been incurred

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

and the amount of the loss can be reasonably estimated. However, the uncertainties inherent in legal proceedings make it difficult to reasonably estimate the costs and effects of resolving these matters. Accordingly, actual costs incurred may differ materially from amounts accrued and could materially adversely affect the Company’s business, cash flows, results of operations, financial condition and prospects. Unless otherwise indicated, the Company is unable to estimate reasonably possible losses in excess of any amounts accrued. As of December 31, 2021 and 2020, there were no loss contingency accruals for legal matters.
(Loss) gain on legal settlements
—The Company recognized a loss of $2.6 million during the year ended December 31, 2021 related to a settlement with a former customer. The Company recognized a gain of $5.8 million during the year ended December 31, 2020 with respect to the resolution of legal actions for damages resulting from the early termination of agreements by former customers.
Operating Leases
—The Company has entered into
non-cancellable
operating leases for office and data facilities, with original lease periods expiring through 2028. In addition, certain leases contain bargain renewal options extending through 2051. The Company recognizes lease expense for these leases on a straight-line basis over the lease term, which includes any bargain renewal options. The Company recognizes rent expense on a straight-line basis over the lease period. Rent expense was $0.7 million and $0.3 million for the years ended December 31, 2021 and 2020, respectively.
The Company’s minimum payments under noncancelable operating leases having initial terms and bargain renewal periods in excess of one year are as follows at December 31, 2021, and thereafter (in thousands):

2022	$460
2023	170
2024	170
2025	170
2026	170
Thereafter	1,254

Total minimum lease payments	$2,394

In addition to the above, in December 2021, the Company entered into an agreement to lease office space for its new corporate headquarters that the Company anticipates will commence in the second half of 2022. The lease includes base rent of approximately $14 million to be paid over a period of 130 months.
Capital Leases
—The Company has entered into arrangements with various parties to finance the acquisition of computer and networking equipment, electrical infrastructure, and office equipment. These arrangements include options exercisable by the Company at the end of the initial terms to renew, purchase the equipment, or to terminate. These arrangements are classified as capital leases and as of December 31, 2021 and 2020, the related capital lease obligations were $90.6 million and $4.4 million, respectively.
In December 2021, the Company entered into capital lease agreements with Liberty Commercial Finance LLC totaling $40.9 million for the purchase of bitcoin mining equipment, with a weighted average term of 3.2 years. The leases bear interest at a weighted average rate per annum of 12.6% and the Company is required to make monthly payments of principal and interest. Interest expense on the lease has been recognized based on a weighted average effective interest rate of 12.6%.
In December 2021, the Company entered into capital lease agreements with MassMutual Asset Finance LLC totaling $50.0 million for the purchase of bitcoin mining equipment, with a weighted average term of 3

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

years. The leases bears interest at a rate per annum of 10% and the Company is required to make monthly payments of principal and interest. Interest expense on the leases has been recognized based on an effective interest rate of 10%.
As of December 31, 2021, the future minimum lease payments and present value of the net minimum lease payments under these capital leases are as follows (in thousands):

2022	$35,531
2023	34,897
2024	33,913
2025	1,823
2026	2

Total minimum lease payments	106,166
Less: interest	15,569

Present value of net minimum lease payments	$90,597

Purchase obligations—
As of December 31, 2021, the Company had outstanding agreements to purchase blockchain mining equipment totaling approximately $583.7 million of which approximately $326.2 million was paid as deposits for blockchain mining equipment scheduled to be delivered in 2022. As of the date that the financial statements were available to be issued, the aggregate amount of the Company’s purchase obligations totaled approximately $257.5 million, substantially all of which are expected to be settled within one year of the date that the financial statements were available to be issued.

11.	STOCKHOLDERS’ EQUITY
Authorized Capital—
As of December 31, 2021, the Company was authorized to issue 300.0 million shares of common stock, $0.00001 par value. The holders of the Company’s common stock are entitled to one vote per share.
As discussed in Note 9, In February 2020, the Company completed an exchange of 1.1 million shares of common stock that were originally issued in the private placement offering from October 2018 to December 2019 for 1.8 million newly issued shares of Preferred Stock.
As discussed in Note 3, in June 2020, the Company issued 0.6 million shares of the Company’s common stock valued at $3.50 per share, or $2.0 million as part of the consideration for certain assets acquired from Atrio and RStor.
In March 2020, in connection with the Executive Notes described in Note 8, the Company issued warrants to the Company’s president and chief executive officer and a member of the Board of Directors to purchase up to 4.0 million shares of the Company’s common stock at an exercise price of $1.00 per share. The exercise price was subsequently amended to $1.34 per share. The warrants expire in March 2023 and are exercisable and unexercised as of December 31, 2021.
In March 2020, the Company issued warrants to service providers in exchange for services provided related to the issuance of Series A Convertible Preferred Stock. The warrants are for an aggregate of 0.1 million shares at an exercise price of $6.83. The warrants expire in March 2022 and are exercisable and unexercised as of December 31, 2021. In February 2022, 0.1 million of the warrants were exercised.

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

In January 2021, in connection with the stockholder loan described in Note 8, the Company issued a warrant to the stockholder to purchase up to 0.1 million shares of common stock at an exercise price of $6.74 per share. The warrant is set to expire in January 2023 and is exercisable and unexercised as of December 31, 2021.
Equity Incentive Plans
The Company has outstanding awards under the 2018 Omnibus Incentive Plan (the “2018 Plan”), which has a 10-year life
for granting up to 82.5 million shares of common stock for awards. Awards granted under the 2018 Plan may be incentive stock options (must meet all statutory requirements), non-qualified stock
options, stock appreciation rights, restricted stock and stock units, performance awards and other cash-based or stock-based awards. Awards granted under the 2018 Plan are subject to a minimum vesting period of at least one year commencing from the date of grant. Additionally, options granted under the plan must expire within ten years of the grant date and must be granted with exercise prices of no less than the fair value of the common stock on the grant date, as determined by the Company’s Board of Directors.
As of December 31, 2021, the Company had reserved shares of common stock for future issuances under the 2018 Plan as follows (in thousands):

Options outstanding	19,962
Unvested restricted stock units outstanding	55,370
Vested restricted stock units outstanding	1,617
Available for future stock option and restricted stock units and grants	5,551

Total outstanding and reserved for future issuance	82,500

Stock Options
Stock options granted under the 2018 Plan are granted at a price per share not less than the fair value at date of grant. Options granted to date generally vest over 4 years and are exercisable for up to 10 years. Determining the fair value of stock options at the grant date requires judgment, including estimating the expected term, expected volatility, risk-free interest rate, and expected dividends.
Expected Term
—
The Company’s expected term is determined using the simplified method and represents the midpoint between the vesting period and the contractual term of the awards.
Expected Volatility
—The Company’s volatility factor is estimated using comparable public company volatility for similar terms.
Risk-Free Interest Rate—
The Company bases the risk-free interest rate used in the Black-Scholes option-pricing model on the implied yield currently available on US Treasury zero coupon issues with an equivalent remaining term. Where the expected term of the Company’s stock-based awards does not correspond with the term for which an interest rate is quoted, the Company performs a straight-line interpolation to determine the rate from the available term maturities.
Expected Dividends
—
The Company has no history of paying cash dividends and has no present intention to pay common stock cash dividends in the future; as a result, the expected dividend yield is 0% as of December 31, 2021 and 2020.

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

The weighted-average assumptions for options granted for the years ended December 31, 2021 and 2020, are as follows:

	Years Ended December 31,
	2021	2020
Dividend yield	0.00%	0.00%
Expected volatility	72.57%	36.26%
Risk-free interest rate	1.39%	0.70%
Expected life (years)	6.22	10.00
A summary of stock option activity for the years ended December 31, 2021 and 2020 is as follows (amounts in thousands, except per share amounts):

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Options outstanding - December 31, 2020	2,530	9.41
Granted	17,790	14.53
Exercised	(8)	1.97
Forfeited	(200)	6.83
Expired	(150)	6.83

Options outstanding - December 31, 2021	19,962	$14.02	8.8	$75,712

Options vested and expected to vest as of December 31, 2021	19,962	$14.02	8.8	$75,712

Options vested and exercisable as of December 31, 2021	4,464	$7.66	6.6	$45,057

The weighted-average grant date fair value of options granted for the year ended December 31, 2021 and 2020 was $10.92 and $2.56, respectively. The total fair value of stock options vested during the year ended December 31, 2021 and 2020 was $35.6 million and $2.2 million, respectively.
As of December 31, 2021, total unrecognized stock-based compensation expense related to unvested stock options was approximately $157.2 million, which is expected to be recognized over a weighted-average time period of 3.9 years.
Restricted Stock Units
—Restricted stock units (“RSUs”) granted in 2018 required that the holder elect before the date of grant whether the RSUs will vest either

•	Over a 4-year service period, or

•
Over
a 4-year service
period and upon either i) completion of an initial public offering of the Company’s common stock, or ii) upon consummation of a transaction resulting in a change in control of the Company.

RSUs granted in 2021, 2020 and 2019 generally vest over
a 4-year service
period and upon either i) completion of an initial public offering of the Company’s common stock, or ii) upon consummation of a transaction resulting in a change in control of the Company. RSUs granted as replacement awards in the

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

Blockcap acquisition on July 30, 2021 vest based on a service period only and are not subject to any transaction-based vesting conditions.
A summary of RSU activity for the years ended December 31, 2021 and 2020 is as follows (amounts in thousands, except per share amounts):

	Number of Shares	Weighted- Average Grant Date Fair Value
Unvested - December 31, 2019	35,047	$9.39
Granted	8,056	4.46
Vested	(802)	11.23
Forfeited	(5,157)	6.83

Unvested - December 31, 2020	37,144	$8.55
Granted	26,499	17.23
Vested	(815)	16.24
Forfeited	(7,458)	10.41

Unvested - December 31, 2021	55,370	$12.39

As of December 31, 2021, the Company had approximately $679.5 million of unrecognized stock-based compensation expense, of which $48.5 million is expected to be recognized over a weighted-average time period of 3.3 years and $631.0 million is related to RSUs for which some or all of the requisite service had been provided under the service condition but had performance conditions that had not yet been achieved. For RSUs subject to both the service and performance conditions, the unrecognized compensation expense will be recognized as expense when it is probable that the performance conditions will be achieved. The performance conditions for the RSUs are satisfied upon the earlier of a change in control or an initial public offering. The closing of the Merger Agreement with XPDI in January 2022 did not meet the definition of a change in control or an initial public offering. The performance condition can be met in future years only with respect to a change in control or waiver of the condition by the Company’s board of directors and is not expected to occur, if at all, prior to expiration of the applicable lock-up
period. If the performance conditions become probable of being achieved before the end of the requisite service period, the unrecognized compensation expense for which requisite service has not been provided will be recognized as expense prospectively on an accelerated attribution basis over the remaining requisite service period.

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

12.	INCOME TAXES
Current income tax expense represents the amount expected to be reported on the Company’s income tax returns, and deferred tax expense or benefit represents the change in net deferred tax assets and liabilities. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates that will be in effect when these differences reverse. Valuation allowances are recorded as appropriate to reduce deferred tax assets to the amount considered likely to be realized. The Company had $15.8 million of income tax expense for the year ended December 31, 2021 and no income tax expense for the year ended December 31, 2020.

	Year Ended December 31,
	2021	2020
Current tax:
Federal	$—	$—
State	6,235	—

Total current tax	6,235	—
Deferred tax:
Federal	11,218	—
State	(1,690)	—

Total deferred tax	9,528	—

Total income tax expense	$15,763	$—

The reconciliation between the U.S. statutory tax rate and the Company’s effective tax rate is presented as follows (in thousands):

	Year Ended December 31,
	2021	2020
U.S. federal statutory income tax expense (benefit) applied to loss before income taxes	$13,246	$(2,563)
State income taxes, net of federal benefit	3,591	(410)
Stock compensation	141	—
Non-deductible interest	5,310	—
Fair value adjustment - convertible notes	3,370	—
Non-deductible expenses	(702)	—
Valuation allowance	(9,180)	1,106
Deferred tax adjustments	—	1,827
Other permanent items	(13)	40

Total income tax expense	$15,763	$—

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

The Company’s deferred tax assets and liabilities are detailed as follows (in thousands):

	Year Ended December 31,
	2021	2020
Deferred tax assets:
Net operating loss carryforward	$29,837	$10,674
Research tax credit carryforward	404	—
Interest expense limitation	—	137
Reserves and accruals	148	159
Stock-based compensation	15,190	3,579
Unrealized capital loss	—	548
Digital asset impairment loss	8,368	61
Debt extinguishment loss	2,558	406
Intangibles (other than goodwill)	2,270	3,015
Leases	5,231	—
Other	3	—

Gross deferred tax assets	64,009	18,579
Valuation allowance	(6,781)	(15,961)

Deferred tax assets, net of valuation allowance	57,228	2,618

Deferred tax liabilities:
Property, plant and equipment, net	(75,759)	(2,618)

Deferred tax liabilities, net	(75,759)	(2,618)

Total net deferred tax assets (liabilities)	$(18,531)	$—

The changes in the Company’s valuation allowance were as follows (in thousands):

	Year Ended December 31,
	2021	2020
Beginning Balance	$15,961	$14,855
Change related to current net operating losses	20,680	2,238
Net change related to generation of tax attributes	(695)	695
Change related to deferred tax adjustments	(20,025)	(1,827)
Change related to prior period adjustments	(137)	—
Acquisition deferred tax liabilities	(9,003)	—

Ending Balance	$6,781	$15,961

Realization of deferred tax assets is dependent upon the generation of future taxable income, if any, the timing and amount of which are uncertain. The assessment regarding whether a valuation allowance is required on deferred tax assets considers the evaluation of both positive and negative evidence when concluding whether it is more likely than not that deferred tax assets are realizable. After reviewing the positive and negative evidence available, the Company has recorded a valuation allowance of $6.8 million. The valuation allowance primarily relates to deferred tax assets for digital asset impairment and net operating loss carryforward.
In connection with the Blockcap and Radar acquisition on July 30, 2021, the Company recognized a deferred tax liability of $9.0 million during the year. As a result, the Company recorded an income tax benefit of

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

$9.0 million for the release of the valuation allowance on the existing deferred tax assets because of the offset of the deferred tax liabilities established for fixed and intangible assets from the acquisition.
As of December 31, 2021, the Company has federal and state net operating loss carryforwards in the amount of $142.3 million and $16.0 million, respectively. As of December 31, 2020, the Company had federal and state net operating loss carryforwards in the amount of $46.6 million and $32.7 million, respectively. The federal net operating loss can be carried forward indefinitely, however the utilization of the federal net operating loss for a tax year is equal to the lesser of (1) the aggregate of the net operating loss carryovers to such year, plus the net operating carrybacks to such tax year, or (2) 80% of taxable income determined without regard to the deduction. The Company’s state net operating loss carryforwards range from 2035 to indefinite.
In addition, the Company’s net operating loss may be subject to utilization limitations due to changes of control, as defined by tax law under Internal Revenue Code Sections 382. The Company completed a Section 382 study related to the acquired Blockcap tax attributes and determined there are no limitations on future utilization of the acquired attributes.
The Company had no unrecognized income tax benefits for the years ended December 31, 2021 and 2020. To date, no interest and penalties have been recognized related to the underpayment of income taxes. The Company continues to believe its positions are supportable; however, due to uncertainties in any tax audit outcome, the Company’s estimates of the ultimate settlement of uncertain tax positions may change and the actual tax benefits may differ from the estimates.
The Company files income tax returns in the U.S. federal and various state jurisdictions. The Company’s 2018 through 2020 tax years are subject to U.S. federal and state examination.

13.	NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS
Basic EPS is measured as the income or loss available to common stockholders divided by the weighted average common shares outstanding for the period. Diluted EPS presents the dilutive effect on a per-share basis
from the potential conversion of convertible securities or the exercise of options and or warrants; the dilutive impacts of potentially convertible securities are calculated using the if-converted method;
the potentially dilutive effect of options or warrants are computed using the treasury stock method. Securities that are potentially an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from diluted EPS calculation.

	Year Ended December 31,
	2021	2020
Net income (loss)	$47,312	$(12,206)
Deemed dividend from common to preferred exchange	—	(10,478)

Net income (loss) attributable to common stockholders	$47,312	$(22,684)
Weighted average shares outstanding - basic	129,527	98,492
Add: Dilutive share-based compensation awards	16,275	—

Weighted average shares outstanding - diluted	145,802	98,492
Net income (loss) per share - basic	$0.37	$(0.23)
Net income (loss) per share - diluted	$0.32	$(0.23)

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

Potentially dilutive securities not included in the calculation of diluted net loss per share because to do so would be anti-dilutive are as follows (in common stock equivalent shares):

	December 31,
	2021	2020
Stock options	4,197	2,530
Preferred stock	—	6,766
Warrants	—	4,135
Restricted stock	52,517	37,946
Share settled liability	1,214	—

Total potentially anti-dilutive shares	57,928	51,377

14.	SEGMENT REPORTING
The Company’s operating segments are aggregated into reportable segments only if they exhibit similar economic characteristics and have similar business activities.
The Company has two operating segments: “Equipment Sales and Hosting” which consists primarily of its blockchain infrastructure and third-party hosting business and equipment sales to customers, and “Mining” consisting of digital asset mining for its own account. The blockchain hosting business generates revenue through the sale of consumption-based contracts for its hosting services which are recurring in nature. Equipment sales revenue is derived from its ability to leverage its partnership with leading equipment manufacturers to secure equipment in advance, which is then sold to its customers when they are unable to obtain them otherwise. The digital asset mining operation segment generates revenue from operating owned computer equipment as part of a pool of users that process transactions conducted on one or more blockchain networks. In exchange for these services, the Company receives digital currency assets.

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

The primary financial measures used by the CODM to evaluate performance and allocate resources are revenue and gross profit. The CODM does not evaluate performance or allocate resources based on segment asset or liability information; accordingly, the Company has not presented a measure of assets by segment. The segments’ accounting policies are the same as those described in the summary of significant accounting policies. The Company excludes certain operating expenses and other expense from the allocations to operating segments. The following table presents revenue and gross profit by reportable segment for the periods presented (in thousands):

	Year Ended December 31,
	2021	2020
Equipment Sales and Hosting Segment
Revenue:
Hosting revenue	$79,323	$41,598
Equipment sales	248,235	12,595

Total revenue	327,558	54,193
Cost of revenue:
Cost of hosting services	77,678	36,934
Cost of equipment sales	177,785	11,017

Total Cost of revenue	$255,463	$47,951

Gross profit	$72,095	$6,242
Mining Segment
Digital asset mining income	$216,925	$6,127

Total revenue	216,925	6,127
Cost of revenue	50,158	2,977

Gross profit	$166,767	$3,150
Consolidated total revenue	$544,483	$60,320
Consolidated cost of revenue	$305,621	$50,928
Consolidated gross profit	$238,862	$9,392
For both the years ended December 31, 2021 and 2020, cost of revenue included depreciation expense of $7.4 million for the Equipment Sales and Hosting segment. For the years ended December 31, 2021 and 2020, cost of revenue included depreciation expense of $24.3 million and $1.1 million, respectively for the Mining segment.
Concentrations of Revenue and Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. Credit risk with respect to accounts receivable is concentrated with a small number of customers. The Company places its cash and cash equivalents with major financial institutions, which management assesses to be of high credit quality, in order to limit the exposure to credit risk. As of December 31, 2021 and 2020, all of the Company’s fixed assets were located in the United States. For the years ended December 31, 2021 and 2020, all of the Company’s revenue was generated in the United States.

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020, the concentration of customers comprising 10% or more of the Company’s total revenue, Equipment Sales and Hosting segment revenue and accounts receivable was as follows:

	Year Ended December 31,		Year Ended December 31,		Year Ended December 31,

	2021	2020	2021	2020	2021	2020

	Percent of total revenue:		Percent of Equipment Sales and Hosting segment:		Percent of accounts receivable, net:
Customer
A	15%	N/A	26%	N/A	N/A	N/A
B	14%	N/A	23%	N/A	N/A	N/A
C 1	N/A	24%	N/A	27%	N/A	N/A
D	N/A	13%	N/A	14%	N/A	N/A
E	N/A	N/A	N/A	N/A	N/A	26%

1	Customer terminated its hosting contracts with the Company effective April 2020.
A reconciliation of the reportable segment gross profit to income (loss) before income taxes included in the Company’s consolidated statements of operations and comprehensive income (loss) for the years ended December 31, 2021 and 2020 is as follows (in thousands):

	Year Ended December 31,
	2021	2020
Reportable segment gross profit	$238,862	$9,392
(Loss) gain on legal settlement	(2,636)	5,814
Gain from sales of digital currency assets	4,814	69
Impairment of digital currency assets	(37,206)	(4)
Operating expense:
Research and development	7,674	5,271
Sales and marketing	4,062	1,771
General and administrative	60,604	14,556

Total operating expense	72,340	21,598

Operating income (loss)	131,494	(6,327)
Non-operating expense, net:
Loss on debt extinguishment and other	8,016	1,333
Interest expense, net	44,354	4,436
Other non-operating expenses, net	16,049	110

Total non-operating expense, net	68,419	5,879
Income (loss) before income taxes	$63,075	$(12,206)

15.	RELATED-PARTY TRANSACTIONS
In the ordinary course of business, the Company enters into various transactions with related parties.
During the year ended December 31, 2019, the Company entered into agreements to provide hosting services to various entities that are managed and invested in by individuals that are directors and executives of the Company. For the years ended December 31, 2021 and 2020, the Company recognized hosting revenue from

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

the contracts with these entities of $17.0 million and $7.0 million, respectively. In addition, for the years ended December 31, 2021 and 2020, there were equipment sales revenue recognized of $109.9 million and $1.4 million to these same various entities. As of both December 31, 2021 and 2020, the Company had accounts receivable of $0.3 million, respectively, from these entities.
During the year ended December 31, 2021, the Company entered various promissory notes with Blockcap, a related party entity that was managed by individuals that are directors and executives of the Company. The Company had existing contracts for equipment sales and hosting services with Blockcap prior to the Company acquiring Blockcap on July 30, 2021 as described above. The promissory notes deferred $32.7 million of amounts originally due in June through July 2021 from Blockcap contracts until August 2021. The promissory notes were effectively settled by the Company’s acquisition of Blockcap.
During the year ended December 31, 2021, Company paid $0.1 million for management and professional fees from an affiliated company that had been accrued by Blockcap prior to being acquired on July 30, 2021.
The Company reimburses its president and chief executive officer for use of a personal aircraft for flights taken on Company business. For the years ended December 31, 2021 and 2020, the Company incurred reimbursements of $1.3 million and $0.1 million, respectively. A nominal amount was payable at December 31, 2021. No amount was payable at December 31, 2020.

16.	SUBSEQUENT EVENTS
Merger with XPDI
As previously announced, Power & Digital Infrastructure Acquisition Corp., a Delaware corporation (“XPDI”), entered into a certain Agreement and Plan of Reorganization and Merger, dated as of July 20, 2021, as amended on October 1, 2021, and as further amended on December 29, 2021, by and among Core Scientific Holding Co., a Delaware corporation (“Core Scientific”), XPDI Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of XPDI (“Merger Sub”), and XPDI (the “Merger Agreement”). XPDI’s stockholders approved the transactions contemplated by the Merger Agreement (collectively, the “Business Combination”) at a special meeting of stockholders held on January 19, 2022 (the “Special Meeting”).
Pursuant to the terms of (a) the Merger Agreement and (b) that certain Agreement and Plan of Merger, dated as of October 1, 2021, as amended on January 14, 2022, by and among XPDI, Core Scientific, XPDI Merger Sub 3, LLC, a Delaware limited liability company and wholly owned subsidiary of XPDI (“Merger Sub 3”), and Blockcap, Inc., a Nevada corporation and wholly owned subsidiary of Core Scientific (“Blockcap”), the Business Combination was effected by (i) the merger of Merger Sub with and into Core Scientific (the “First Merger”), which occurred on January 19, 2022 (the “Closing Date”), with Core Scientific surviving the First Merger as a wholly owned subsidiary of XPDI, (ii) the merger of Core Scientific with and into XPDI (the “Second Merger”), which occurred on January 20, 2022, with XPDI surviving the Second Merger, and (iii) following the closing of the Second Merger on January 20, 2022, the merger of Blockcap with and into Merger Sub 3 (the “Third Merger”), with Merger Sub 3 surviving the Third Merger as a wholly owned subsidiary of XPDI under the name “Core Scientific Acquired Mining LLC.” Immediately prior to the effective time of the First Merger (such effective time of the First Merger, the “Effective Time”), XPDI filed a Second Amended and Restated Certificate of Incorporation (the “Post-Combination Charter”) with the Secretary of State of the State of Delaware pursuant to which XPDI changed its name from “Power & Digital Infrastructure Acquisition Corp.” to “Core Scientific, Inc.” (hereinafter referred to as the “Company” or “New Core”) and redesignated its Class A common stock, par value $0.0001 per share (“XPDI Class A Common Stock”), and Class B common stock, par value $0.0001 per share (“XPDI Class B Common Stock”), as common stock, par value $0.0001, of the Company (“New Core Common Stock”). The Exchange Ratio (as defined in the Merger Agreement) was 1.6001528688 of a share of New Core Common Stock per fully-diluted share of Core Scientific Common Stock.

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

In connection with the Special Meeting and the Business Combination, holders of 12.3 million of the 34.5 million then-outstanding shares of Class A common stock of XPDI exercised their right to redeem their shares for cash at a redemption price of approximately $10.00 per share, for an aggregate redemption amount of $123.5 million.
The Transaction provides gross proceeds of approximately $221.6 million from the XPDI trust account, resulting in approximately $200.7 million in net cash proceeds to Core Scientific, after the payment of transaction expenses. As a result of the Transaction, former Core Scientific stockholders own 90.7%, former XPDI public stockholders own 6.7% and XPDI’s sponsor owns 2.6% of the issued and outstanding shares of common stock, respectively, of the Company, excluding the impact of unvested restricted stock units and options. The proceeds from the Transaction will be used to fund mining equipment purchases and infrastructure build-out
as the Company expands its leadership position. See Note 16 for more information about the closing of the merger with XPDI.
The Transaction is accounted for as a reverse recapitalization with the Company being the accounting acquirer. As of December 31, 2021, the Company recorded $10.7 million of deferred transaction costs, which consist of legal, accounting, and other professional services directly related to the Merger. These costs are included in other noncurrent assets on the consolidated balance sheet. The cash outflows related to these costs are presented as financing activities on the Company’s consolidated statement of cash flows. These transaction costs will be allocated to all instruments assumed or issued in the merger on a relative fair value basis as of the date of the merger. Transaction costs allocated to equity-classified instruments will be recognized as an adjustment to additional paid-in
capital within total stockholders’ equity while transaction costs allocated to liability-classified instruments that are subsequently measured at fair value through earnings will be expensed in the first quarter of 2022.
Immediately prior to the Effective Time, each share of Series A convertible preferred stock, par value $0.00001, of Core Scientific automatically converted into one share of Core Scientific common stock, par value $0.00001 per share (“Core Scientific Common Stock”), and each share of Series B convertible preferred stock, par value $0.00001, of Core Scientific automatically converted into one share of Core Scientific Common Stock.
In addition, immediately prior to the Effective Time, each share of XPDI Class B Common Stock automatically converted into one share of New Core Common Stock.
All share-based compensation awards were converted into comparable equity awards that are settled or exercisable for shares of New Core Common Stock. As a result, each stock option and warrant was converted into an option or warrant to purchase shares New Core Common Stock based on an exchange ratio of 1.6001528688. Each award of the Company’s RSUs was converted into RSUs of New Core based on an exchange ratio of 1.6001528688.
Each convertible note is convertible into New Core Common Stock in accordance with the terms of such convertible promissory note; provided, however, that with respect to outstanding convertible promissory notes for which Core Scientific received a duly executed exercise of conversion in accordance with such convertible promissory note, exercising the right of such holder to convert such convertible promissory note subject to and conditioned upon the occurrence of the Effective Time, the outstanding principal amount and accrued interest as of the Effective Time with respect to such convertible promissory note was converted into shares of New Core Common Stock, equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Core Scientific Common Stock issuable upon the conversion of such convertible promissory note in accordance with such convertible promissory note immediately prior to the Effective Time and (ii) the Exchange Ratio.

Core Scientific Holding Co.
Notes to Consolidated Financial Statements

2021 Equity Incentive Plan
At the Special Meeting, the stockholders of XPDI approved the Core Scientific, Inc. 2021 Equity Incentive Plan (the “2021 Plan”). Following the consummation of the Business Combination, New Core expects that its board of directors will make grants of awards under the Incentive Plan to eligible participants. The maximum number of shares of Core common stock that may be issued under the 2021 Plan is 45.0 million shares.
Employee and Director RSU grants
In January 2022, following the consummation of the Business Combination, the Company granted 7.4 million RSUs to various employees and directors of the Company. In addition, in March 2022, the Company approved 1.4 million RSUs to be granted to various employees of the Company.
Financing transactions
In January 2022, the Company borrowed an additional $20.0 million under its lending agreement with Blockfi. The loan bears interest at 13.1% with a term of 24 months from issuance.
In January 2022, the Company entered into an arrangement to finance the acquisition of computer and networking equipment with a lease term of 3 years and fixed payments over the non-cancelable
lease term of $0.9 million.
The Company borrowed an additional $4.9 million in January and February of 2022 under its lending arrangement with Bremer Bank for the purchase of blocking mining equipment and improvements to data center and infrastructure. The loans bear interest at 5.5% annually and are due at the earlier of the date of sale of the underlying mining equipment or 60 months from issuance.
In February 2022, the Company borrowed an additional $10.0 million from Trinity to finance the Company’s acquisition of blockchain computing equipment.
In March 2022, the Company borrowed $20.0 million from Anchorage Lending CA, LLC to finance the Company’s acquisition of blockchain computing equipment.
Convertible note valuation and change in presentation
As discussed in Note 2, the fair value of the Company’s convertible notes as of December 31, 2021 included the effect of a negotiation discount, which is a calibration adjustment that reflects the illiquidity of the instruments and the Company’s negotiating position. Since the transaction was an orderly transaction, the Company deemed that the fair value equaled the transaction price at initial recognition. However, the closing of the merger of XPDI (which represents the occurrence of a qualified financing event) in January 2022 resulted in the elimination of the negotiation discount along with other changes in fair value which is expected to result in a significant increase in the fair value of the convertible notes, with a corresponding increase to Other
Non-operating
Expenses, net, in excess of $300 million for the three months ended March 31, 2022. The final valuation adjustment to the convertible note in the three months ended March 31, 2022 could differ materially from this preliminary estimate based changes in the share price and other factors.
Share issuance for liability assumed in Blockcap acquisition
In March 2022, the Company issued 1.6 million shares of the Company’s common stock related to a liability that had been assumed as part of the Blockcap acquisition.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

Amount
SEC registration fee	$171,822.06
Accountants’ fees and expenses	100,000.00
Legal fees and expenses	200,000.00
Printing fees	90,000.00
Miscellaneous	50,000.00
Total expenses	$611,822.06
Discounts, concessions, commissions and similar selling expenses attributable to the sale of shares of common stock covered by this prospectus will be borne by the selling securityholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the securities with the SEC, as estimated in the table above.
Item 14. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended.
Our amended and restated certificate of incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.
In addition, we have entered into indemnification agreements with our directors and executive officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Item 15. Recent Sales of Unregistered Securities
.
The following list sets forth information regarding all unregistered securities sold by XPDI and Legacy Core since XPDI’s incorporation on December 29, 2020:
(1) In December 2020, XPDI Sponsor LLC, a Delaware limited liability company (the “Sponsor”), purchased 7,187,500 shares of Class B common stock of XPDI (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.003 per share. In January 2021, the Sponsor transferred 30,000 Founder Shares to each of Paul Dabbar, Paul J. Gaynor, Colleen Sullivan, and Scott Widham, XPDI’s independent directors. XPDI effected a stock split of its Class B common stock on February 9, 2021, resulting in the Sponsor and the independent directors holding 8,625,000 Founder Shares. Immediately prior to the consummation of the Business Combination, the Sponsor sold 1,552,500 Founder Shares to the anchor investors for an aggregate purchase price of $4,500, or approximately $0.003 per share. Upon the closing of the Business Combination, each share of XPDI Class B common stock automatically converted into a share of common stock of the post-combination company in accordance with the company’s amended and restated certificate of incorporation, and all shares of Class B common stock were renamed common stock.
(2) In February 2021, the Sponsor and the anchor investors purchased an aggregate of 8,625,000 Private Placement Warrants at a price of $1.50 per warrant for an aggregate purchase price of $12,937,500. Each whole Private Placement Warrant entitles the holder thereof to purchase one share of common stock of the post-combination company at a price of $11.50 per share, subject to certain adjustments.
(3) In April 2021, Legacy Core issued $215.0 million of secured convertible notes entered into pursuant to a note purchase agreement dated as of April 19, 2021, as amended on April 22, 2021, to new and existing lenders. In August and September 2021, Legacy Core issued an additional $203.3 million of unsecured convertible notes pursuant to a note purchase agreement dated as of August 20, 2021, as amended on September 23, 2021. Such unsecured convertible notes subsequently became secured on a pari passu basis with the original $215.0 million of secured convertible notes as of the closing of the Business Combination in January 2022.
(4) In June 2021, Legacy Core issued a secured demand promissory note in an aggregate principal amount of $16.2 million to Blockcap for outstanding amounts owed pursuant to certain equipment invoices.
(5) In July 2021, in connection with the Legacy Core/Blockcap merger, Legacy Core issued an aggregate amount of 81,032,304 shares of Legacy Core common stock to Blockcap stockholders in accordance with the exchange ratio set forth in the Legacy Core/Blockcap merger agreement.
None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe each of these transactions was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D promulgated thereunder) as transactions by an issuer not involving any public offering or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer under benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits.
The exhibits listed below are filed as part of this registration statement.

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date

2.1†	Agreement and Plan of Merger and Reorganization, dated as of July 20, 2021, by and among Power & Digital Infrastructure Acquisition Corp., XPDI Merger Sub Inc., XPDI Merger Sub 2, LLC, and Core Scientific Holding Co.	S-4	333-258720	2.1	August 11, 2021

2.2†	First Amendment to Agreement and Plan of Merger and Reorganization, dated as of October 1, 2021, by and among Power & Digital Infrastructure Acquisition Corp., XPDI Merger Sub Inc., XPDI Merger Sub 2, LLC, and Core Scientific Holding Co.	S-4/A	333-258720	2.2	October 4, 2021

2.3†	Second Amendment to Agreement and Plan of Merger and Reorganization, dated as of December 29, 2021, by and among Power & Digital Infrastructure Acquisition Corp., XPDI Merger Sub Inc., and Core Scientific Holding Co.	S-4/A	333-258720	2.3	December 30, 2021

3.1	Second Amended and Restated Certificate of Incorporation of Core Scientific, Inc.	8-K	001-40046	3.1	January 24, 2022

3.2	Second Amended and Restated Bylaws of Core Scientific, Inc.	8-K	001-40046	3.2	January 24, 2022

4.1	Specimen Common Stock Certificate.	10-K	001-40046	4.4	March 30, 2022

4.2	Specimen Warrant Certificate.	S-1	333-252355	4.3	January 22, 2021

4.3	Warrant Agreement, dated as of February 9, 2021, by and between Power & Digital Infrastructure Acquisition Corp. and Continental Stock Transfer & Trust Company.	8-K	001-40046	4.1	February 12, 2021

4.4	Assignment, Assumption and Amendment Agreement, dated as of January 18, 2022, by and among Power & Digital Infrastructure Acquisition Corp., Core Scientific Holding Co., Continental Stock Transfer & Trust Company, Computershare Inc. and Computershare Trust Company, N.A.	8-K	001-40046	4.2	January 24, 2022

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date

4.5†**	Secured Convertible Note Purchase Agreement, dated as of April 19, 2021, by and among Core Scientific Holding Co., the Guarantors thereto, the Purchasers thereto and U.S. Bank National Association as note agent and collateral agent.	S-1	333-262596	4.5	February 9, 2022

4.6**	First Amendment to Secured Convertible Note Purchase Agreement, dated as of April 22, 2021, by and among Core Scientific Holding Co., the Guarantors thereto, the Purchasers thereto and U.S. Bank National Association as note agent and collateral agent.	S-1	333-262596	4.6	February 9, 2022

4.7**	Form of Secured Convertible Promissory Note (included in Exhibit 4.5).	S-1	333-262596	4.7	February 9, 2022

4.8†	Convertible Note Purchase Agreement, dated as of August 20, 2021, by and among Core Scientific Holding Co., the Guarantors thereto, the Purchasers thereto and U.S. Bank National Association as note agent and collateral agent.	S-4/A	333-258720	4.7	November 19, 2021

4.9	First Amendment to Convertible Note Purchase Agreement, dated as of September 23, 2021, by and among Core Scientific Holding Co., the Guarantors thereto, the Purchasers thereto and U.S. Bank National Association as note agent and collateral agent.	S-4/A	333-258720	4.8	November 19, 2021

4.10	Form of Convertible Promissory Note (included in Exhibit 4.8).	S-4/A	333-258720	4.9	November 19, 2021

5.1*	Opinion of Cooley LLP.

10.1	Amended and Restated Registration Rights Agreement, dated as of January 19, 2022, by and among Power & Digital Infrastructure Acquisition Corp., XPDI Sponsor LLC, Core Scientific Holding Co., and other parties thereto.	8-K	001-40046	10.2	January 24, 2022

10.2	Form of Lock-Up Agreement of Core Scientific, Inc.	S-4/A	333-258720	10.23	December 30, 2021

10.3	Sponsor Agreement, dated as of July 20, 2021, among Power & Digital Infrastructure Acquisition Corp., XPDI Sponsor LLC and the other parties thereto.	S-4	333-258720	10.1	August 11, 2021

10.4	Form of Company Support Agreement.	S-4	333-258720	10.2	August 11, 2021

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date

10.5#	Amended and Restated Employment Agreement, by and between Core Scientific Holding Co. and Michael J. Levitt, dated October 10, 2021.	S-4/A	333-258720	10.28	November 19, 2021

10.6#	Employment Agreement by and between Darin Feinstein and Core Scientific Holding Co., dated October 10, 2021.	S-4/A	333-258720	10.29	November 19, 2021

10.7#	Letter Agreement, by and between Core Scientific, Inc. and Michael Trzupek, dated September 14, 2020.	S-4	333-258720	10.15	August 11, 2021

10.8#	Letter Agreement, by and between Core Scientific, Inc. and Todd DuChene, dated December 15, 2018.	S-4	333-258720	10.16	August 11, 2021

10.9#	Form of Indemnification Agreement of Core Scientific, Inc.	S-4/A	333-258720	10.30	November 19, 2021

10.10#	Core Scientific, Inc. 2021 Equity Incentive Plan.	8-K	001-40046	10.8	January 24, 2022

10.11#	Form of Restricted Stock Unit Award Agreement underlying the Core Scientific, Inc. 2021 Equity Incentive Plan.	S-4/A	333-258720	10.9	October 4, 2021

10.12#	Form of Stock Option Agreement underlying the Core Scientific, Inc. 2021 Equity Incentive Plan.	S-4/A	333-258720	10.27	October 4, 2021

10.13#	Core Scientific, Inc. 2021 Employee Stock Purchase Plan.	8-K	001-40046	10.11	January 24, 2022

10.14#	Non-Employee Director Compensation Policy of Core Scientific, Inc.	S-4/A	333-258720	10.14	November 19, 2021

10.15+	Industrial Power Contract by and between Murphy Electric Power Board and BCV 77, LLC, dated December 15, 2017, as assigned and assumed on February 19, 2018.	S-4	333-258720	10.3	August 11, 2021

10.16†	Interruptible Power Product Agreement by and between Murphy Electric Power Board and Core Scientific Holding Co., dated August 30, 2018.	S-4	333-258720	10.4	August 11, 2021

10.17+	Investment Credit Agreement by and among Core Scientific Holding Co., Murphy Electric Power Board and the Tennessee Valley Authority, dated October 10, 2018.	S-4	333-258720	10.5	August 11, 2021

10.18+	Master Services Agreement by and between Core Scientific Holding Co. and Duke Energy Carolinas, LLC, dated June 25, 2018.	S-4	333-258720	10.6	August 11, 2021

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date

10.19†+	Electric Service Agreement by and between Core Scientific Holding Co. and Duke Energy Carolinas, LLC, dated June 10, 2019.	S-4	333-258720	10.7	August 11, 2021

10.20†+	Amended and Restated Electric Service Agreement by and between American Property Acquisitions VII, LLC and The Board of Water, Light and Sinking Fund Commissioners of the City of Dalton, Georgia, dated October 11, 2018 (Industrial South Premises).	S-4	333-258720	10.8	August 11, 2021

10.21†+	Amended and Restated Electric Service Agreement by and between American Property Acquisitions VII, LLC and The Board of Water, Light and Sinking Fund Commissioners of the City of Dalton, Georgia, dated October 11, 2018 (Boring Drive Property).	S-4	333-258720	10.9	August 11, 2021

10.22†+	Firm Power Contract by and between Core Scientific Holding Co. and the Tennessee Valley Authority, dated March 12, 2019, as amended on April 30, 2020 and February 25, 2021.	S-4	333-258720	10.10	August 11, 2021

10.23	Interruptible Power Product Agreement by and between Core Scientific Holding Co. and the Tennessee Valley Authority, dated April 28, 2020.	S-4	333-258720	10.11	August 11, 2021

10.24	Form of Sales and Purchase Agreement by and between Core Scientific and Bitmain Technologies Limited and affiliates.	S-4	333-258720	10.12	August 11, 2021

16.1	Letter from Marcum LLP.	8-K	001-40046	16.1	January 24, 2022

21.1	List of Subsidiaries.	8-K	001-40046	21.1	January 24, 2022

23.1*	Consent of Marcum LLP, independent registered public accounting firm.

23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.3*	Consent of Cooley LLP (included in Exhibit 5.1).

24.1**	Power of Attorney.

101.INS	Inline XBRL Instance Document.

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

107*	Filing Fee Table

*	Filed herewith.
**	Previously filed.
#	Indicates a management contract or compensatory plan, contract or arrangement.
†
Certain of the exhibits and schedules to these exhibits have been omitted in accordance with Regulation
S-K
Item 601(a)(5). The registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

+	Portions of this Exhibit (indicated with [***]) have been omitted because they are not material and are the type that the Registrant treats as private or confidential.
Item 17. Undertakings
.

(a)	The undersigned registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Austin, State of Texas, on this 21 st
day of April, 2022.

CORE SCIENTIFIC, INC.

By:	/s/ Michael Levitt
Michael Levitt
Chief Executive Officer and Co-Chair of the Board of Directors
POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Levitt	Chief Executive Officer and	April 21, 2022
Michael Levitt	Co-Chair of the Board ( Principal Executive Officer )

/s/ Denise Sterling	Chief Financial Officer	April 21, 2022
Denise Sterling	( Principal Financial Officer )

/s/ Brian Neville	Chief Accounting Officer	April 21, 2022
Brian Neville	( Principal Accounting Officer )

*	Chief Vision Officer and Co-Chair of the	April 21, 2022
Darin Feinstein	Board

*	Director	April 21, 2022
Jarvis Hollingsworth

*	Director	April 21, 2022
Matt Minnis

*	Director	April 21, 2022
Stacie Olivares

*	Director	April 21, 2022
Kneeland Youngblood

*By:	/s/ Todd DuChene
Attorney-in-fact